As filed with the Securities and Exchange Commission on July 24, 2003.
                                                     Registration No. 333-106522
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               FIRSTBANK NW CORP.
     ----------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           Washington                           6035                            84-1389562
-------------------------------    ------------------------------    -------------------------------
(State or Other Jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or Organization       Classification Code Number)          Identification Number)

                                 920 Main Street
                              Lewiston, Idaho 83501
                                 (208) 746-9610
     ----------------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

     ----------------------------------------------------------------------
                                Clyde E. Conklin
                      President and Chief Executive Officer
                               FirstBank NW Corp.
                                 920 Main Street
                              Lewiston, Idaho 83501

                                   Copies to:
    John F. Breyer Jr., Esq.                        John P. Soukenik, Esq.
     Breyer & Associates PC                   Elias, Matz, Tiernan & Herrick LLP
8180 Greensboro Drive, Suite 785              734 15th Street, N.W., 12th Floor
     McLean, Virginia 22102                          Washington, DC 20005
         (703) 883-1100                                 (202) 347-0300
--------------------------------------------------------------------------------
                     (Name, Address, Including Zip Code, and
          Telephone Number, Including Area Code, of Agent For Service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

         If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

                       ----------------------------------

                         CALCULATION OF REGISTRATION FEE

=============================== ================== ============================ ======================= =======================
                                                                                   Proposed Maximum
    Title Of Each Class of         Amount To Be          Proposed Maximum         Aggregate Offering           Amount of
  Securities To Be Registered     Registered (1)    Offering Price Per Unit(2)         Price(2)           Registration Fee(2)(3)
------------------------------- ------------------ ---------------------------- ----------------------- -----------------------
         Common Stock,              2,291,481                 $24.91                $45,730,077.00             $3,700.00
        $0.01 par value
=============================== ================== ============================ ======================= =======================

(1) Represents the estimated maximum number of shares of common stock issuable by FirstBank NW Corp. upon the consummation of the merger with Oregon Trail Financial Corp. and computed based on the estimated maximum number of shares of Oregon Trail to be received by the registrant from the shareholders of Oregon Trail, including shares underlying all options to purchase Oregon Trail common stock, whether or not exercised before the consummation of the merger. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2) Computed pursuant to Rules 457(f) and 457(c) under the Securities Act based on the average of the high and low share prices of Oregon Trail common stock on the Nasdaq National Market on June 20, 2003 based on the maximum number of shares of Oregon Trail common stock that may be exchanged in the merger including stock options. Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by FirstBank NW Corp. in connection with the transaction has been deducted from the value of the securities to be received by Oregon Trail Financial Corp. in the transaction.
(3)  Previously paid.

                       ----------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section8(a), may determine.

[FIRSTSBANK LOGO]                                            [OREGON TRAIL LOGO]


                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The boards of directors of FirstBank NW Corp. and Oregon Trail Financial Corp. have agreed to a merger of our companies. In the merger, each share of Oregon Trail common stock will be converted into either $22.00 in cash or 1.028 shares of FirstBank common stock, as provided in the merger agreement.

         On July 21, 2003, the last reported sale price of FirstBank common stock was $29.24. FirstBank common stock is listed on The Nasdaq National Market under the symbol "FBNW."

         Shareholders of Oregon Trail will be able to elect to receive cash or FirstBank common stock for their shares of Oregon Trail common stock. Regardless of their choice, however, elections will be limited by the requirement that 46% of the shares of Oregon Trail common stock be exchanged for FirstBank common stock. In addition, the per share amount of stock to be received by each Oregon Trail shareholder in the merger is based on the number of shares of Oregon Trail common stock that was issued as of February 23, 2003. If holders of Oregon Trail stock options exercise their right, prior to the closing of the merger, to purchase Oregon Trail common stock, the number of issued shares of Oregon Trail common stock will increase and the amount of FirstBank common stock to be received by each Oregon Trail shareholder will decline. Therefore, the amount of FirstBank common stock that an Oregon Trail shareholder will receive will depend on the elections of other Oregon Trail shareholders and holders of stock options. The federal income tax consequences of the merger to an Oregon Trail shareholder will depend on whether the shareholder receives cash or stock in exchange for their shares of Oregon Trail common stock.

         We cannot complete the merger unless we obtain the necessary government approvals and the approval of the merger by the shareholders of both Oregon Trail and FirstBank. Shareholders of both companies will vote on the merger at their upcoming annual meetings of shareholders and will also take action at those meetings on the election of directors and ratification of auditors. Oregon Trail will hold its annual meeting of its shareholders on September 3, 2003 at 10:00 a.m., local time at the Sunridge Inn and Conference Center, One Sunridge Lane, Baker City, Oregon. FirstBank will hold its annual meeting of shareholders on September 4, 2003 at 2:00 p.m., local time, at the Quality Inn, 700 Port Drive, Clarkston, Washington. Whether or not you plan to attend the meetings, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

         This document contains a more complete description of the annual meetings of shareholders, the terms of the merger and the procedures for electing to receive stock or cash. This document also contains information regarding the business of FirstBank and Oregon Trail. In particular, see "Risk Factors" beginning on page 15. Please review this entire document carefully.

         Your boards of directors believe that the merger is in your best interest, and recommend that you vote in favor of the merger.



/s/ CLYDE E. CONKLIN                       /s/ BERNIEL L. MAUGHAN
Clyde E. Conklin                           Berniel L. Maughan
President and Chief Executive Officer      President and Chief Executive Officer
FirstBank NW Corp.                         Oregon Trail Financial Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the FirstBank common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of FirstBank common stock we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

                 Proxy Statement-Prospectus dated July 28, 2003

         This document incorporates important business and financial information about FirstBank and Oregon Trail from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See "Where You Can Find More Information" on page 104.

         You also may request copies of these documents. We will provide you with copies of these documents, without charge, upon written or oral request to the appropriate company at the following addresses:

         FirstBank NW Corp.                        Oregon Trail Financial Corp.
         920 Main Street                           2055 First Street
         Lewiston, Idaho  83501                    Baker City, Oregon 97814
         Attention: Larry K. Moxley                Attention: Zane F. Lockwood
              Corporate Secretary                       Corporate Secretary
         Telephone:  (208) 746-9610                Telephone: (541) 523-6327

         In order to receive timely delivery of the documents in advance of the annual meetings of shareholders, you should make your request no later than August 27, 2003.

                               [Map Appears Here]

                               FIRSTBANK NW CORP.
                                 920 MAIN STREET
                              LEWISTON, IDAHO 83501
                                 (208) 746-9610

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To Be Held On September 4, 2003
--------------------------------------------------------------------------------


To FirstBank Shareholders:

         We will hold an annual meeting of shareholders of FirstBank NW Corp. at the Quality Inn, 700 Port Drive, Clarkston, Washington on September 4, 2003, at 2:00 p.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve the merger contemplated by the Merger Agreement, dated as of February 24, 2003, by and between FirstBank NW Corp. and Oregon Trail Financial Corp., including the issuance of FirstBank common stock in the merger;

         2.       To elect three directors of FirstBank;

         3. To approve the appointment of Moss-Adams, LLP as FirstBank's independent auditors for the fiscal year ending March 31, 2004; and

         4. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

         Action may be taken on the proposals above at the annual meeting on the date specified above or any date or dates to which the annual meeting may be adjourned or postponed. Only shareholders of record at the close of business on July 21, 2003 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ LARRY K. MOXLEY
                                              LARRY K. MOXLEY
                                              SECRETARY

Lewiston, Idaho
July 28, 2003

         The FirstBank board of directors unanimously recommends that you vote "FOR" the proposals listed above. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

--------------------------------------------------------------------------------
Important: The prompt return of proxies will save FirstBank the expense of further requests for proxies to ensure a quorum at the annual meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed return envelope. You may revoke your proxy in the manner described in the proxy statement-prospectus at any time before it is exercised.
--------------------------------------------------------------------------------

                          OREGON TRAIL FINANCIAL CORP.
                                2055 FIRST STREET
                            BAKER CITY, OREGON 97814
                                 (541) 523-6327


--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held On September 3, 2003
--------------------------------------------------------------------------------



To Oregon Trail Shareholders:

         We will hold an annual meeting of shareholders of Oregon Trail Financial Corp. at the Sunridge Inn and Conference Center, One Sunridge Lane, Baker City, Oregon on September 3, 2003, at 10:00 a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve the Merger Agreement, dated as of February 24, 2003, by and between FirstBank NW Corp. and Oregon Trail Financial Corp., pursuant to which Oregon Trail will merge with and into FirstBank, all on and subject to the terms and conditions contained therein;

         2.       To elect two directors of Oregon Trail;

         3. To approve the appointment of Deloitte & Touche LLP as Oregon Trail's independent auditors for the fiscal year ending March 31, 2004; and

         4. To transact any other business as may properly come before the annual meeting or any adjournment or postponement.

         Action may be taken on the proposals above at the annual meeting on the date specified above or any date or dates to which the annual meeting may be adjourned or postponed. Only Oregon Trail shareholders of record at the close of business on July 21, 2003 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ ZANE F. LOCKWOOD
                                              ZANE F. LOCKWOOD
                                              CORPORATE SECRETARY

Baker City, Oregon
July 28, 2003

         The Oregon Trail board of directors unanimously recommends that you vote "FOR" the proposals listed above including the proposal to approve the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

--------------------------------------------------------------------------------
Important: The prompt return of proxies will save Oregon Trail the expense of further requests for proxies to ensure a quorum at the annual meeting. Please complete, sign and date the enclosed proxy and promptly mail it in the enclosed return envelope. You may revoke your proxy in the manner described in the proxy statement- prospectus at any time before it is exercised.
--------------------------------------------------------------------------------

           Please do not send in any stock certificates at this time.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Questions and Answers about the Merger and the Meetings......................1

Summary......................................................................5

Risk Factors................................................................15

Comparative Per Share Data..................................................17

Selected Historical Financial Information...................................18
     Selected Historical Financial Information for FirstBank................19
     Selected Historical Financial Information for Oregon Trail.............20

Summary Selected Pro Forma Combined Data....................................21

Market Price And Dividend Information.......................................23

Annual Meeting of FirstBank Shareholders....................................24
     Place, Date and Time...................................................24
     Matters to be Considered...............................................24
     Who Can Vote at the Meeting; Record Date...............................24
     Quorum and Vote Required...............................................25
     Shares Held by FirstBank Officers and Directors and by Oregon Trail....25
     Voting by Proxy........................................................25
     Revocability of Proxies................................................26
     ESOP and 401(k) Profit Sharing Plan Participants.......................26
     Solicitation of Proxies................................................26
     Recommendation of the FirstBank Board of Directors.....................26

Ownership of FirstBank Common Stock.........................................27

Annual Meeting of Oregon Trail Shareholders.................................28
     Place, Date and Time...................................................28
     Matters to be Considered...............................................28
     Who Can Vote at the Meeting; Record Date...............................28
     Quorum and Vote Required...............................................28
     Shares Held by Oregon Trail Officers and Directors and by FirstBank....29
     Voting by Proxy........................................................29
     Revocability of Proxies................................................30
     ESOP Participants......................................................30
     Solicitation of Proxies................................................30
     Recommendation of the Oregon Trail Board of Directors..................30

Ownership of Oregon Trail Common Stock......................................31

The Merger..................................................................32
     The Parties to the Merger..............................................32
     Overview of the Merger.................................................33
     Conversion of Oregon Trail Common Stock................................34
     Background of and Reasons for the Merger...............................34
     Opinion of FirstBank's Financial Advisor...............................45

                                       (i)

     Opinion of Oregon Trail's Financial Advisor............................53
     Material Federal Income Tax Consequences...............................57
     Accounting Treatment of the Merger.....................................60
     Cash or Stock Election.................................................60
     Election Procedures; Surrender of Stock Certificates...................61
     Conditions to Completing the Merger....................................62
     Conduct of Business Before the Merger..................................63
     Covenants of Oregon Trail and FirstBank in the Merger Agreement........66
     Representations and Warranties Made by FirstBank and Oregon
       Trail in the Merger Agreement........................................68
     Termination and Amendment of the Merger Agreement......................68
     Directors and Officers of FirstBank Following the Merger...............69
     Interests of Our Directors and Officers in the Merger that
       Differ From Your Interests...........................................69
     Regulatory Approvals Needed to Complete the Merger.....................71
     Resale of FirstBank Common Stock.......................................71
     When Will the Merger be Completed......................................72
     Expenses...............................................................72
     Dissenters' Rights.....................................................72

Pro Forma Financial Information.............................................72

A Warning About Forward-Looking Statements..................................77

Description of FirstBank Common Stock.......................................78
     General................................................................78
     Common Stock...........................................................78
     Preferred Stock........................................................78

Comparison of Rights of Shareholders........................................78
     Authorized Stock.......................................................79
     Voting Rights..........................................................79
     Required Vote for Authorization of  Certain Actions....................79
     Dividends..............................................................80
     Shareholders' Meetings.................................................80
     Action by Shareholders Without a Meeting...............................80
     Board of Directors.....................................................81
     Amendment of the Bylaws................................................81
     Amendment of the Articles of Incorporation ............................81

Selected Provisions in the Articles of Incorporation
and Bylaws of FirstBank.....................................................82
     Business Combinations with Related Persons.............................82
     Limitation on Voting Rights............................................82
     Board of Directors.....................................................83
     Special meetings of Shareholders.......................................83
     Advance Notice Provisions for  Shareholder Nominations and Proposals...83
     Preferred Stock .......................................................83
     Amendment of Articles of Incorporation.................................84

Election of Directors of FirstBank (FirstBank Proposal 2)...................84
     General................................................................84
     Information with Respect to Nominees and Continuing Directors..........84
     Meetings and Committees of the Board of Directors......................85
     Directors' Compensation................................................86
     Executive Compensation.................................................87
     Employment and Severance Agreements....................................88
     Executive Non-Qualified Retirement Plan................................89

                                      (ii)

     Deferred Compensation Plan.............................................90
     Audit Committee Matters................................................90
     Compliance with Section 16(a) of the Exchange Act......................91
     Transactions with Management...........................................91

Election of Directors of Oregon Trail (Oregon Trail Proposal 2).............92
     General................................................................92
     Information with Respect to Nominees and Continuing Directors..........92
     Meetings and Committees of the Board of Directors......................93
     Directors' Compensation................................................94
     Executive Compensation.................................................95
     Employment Agreements..................................................96
     Audit Committee Matters................................................97
     Compensation Committee Matters.........................................98
     Performance Graph.....................................................100
     Compliance with Section 16(a) of the Exchange Act.....................101
     Transactions with Management..........................................101

Change in FirstBank's Independent Auditors.................................101

Approval of Appointment of FirstBank's Independent Auditors (FirstBank
Proposal 3)................................................................102

Approval of Appointment of Oregon Trail's Independent Auditors (Oregon
Trail Proposal 3)..........................................................102

Legal Matters..............................................................103

Experts ...................................................................103

Future Proposals of Shareholders...........................................103

Where You Can Find More Information........................................104

APPENDIX A       Merger Agreement, dated as of February 24, 2003, by and
                 between FirstBank NW Corp. and Oregon Trail Financial Corp.

APPENDIX B       Opinion of Keefe, Bruyette & Woods, Inc.

APPENDIX C       Opinion of Sandler O'Neill & Partners, L.P.

APPENDIX D       Oregon Trail Financial Corp. 2003 Annual Report to Shareholders

APPENDIX E       FirstBank NW Corp. 2003 Annual Report to Shareholders

                                      (iii)

             QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

Q.       What will Oregon Trail shareholders receive in the merger?

A. Oregon Trail shareholders will be offered the opportunity to elect to receive either FirstBank common stock or cash in exchange for their Oregon Trail shares. The value of the merger consideration for each Oregon Trail share will equal 1.028 shares of FirstBank common stock or $22.00 in cash. The exchange ratio in the merger could decrease as described below. The cash portion of the merger consideration will not change from $22.00 per share.

Q. Will the exchange ratio of 1.028 shares of FirstBank common stock for a share of Oregon Trail common stock adjust under any circumstances?

A. Perhaps. The per share amount of stock to be received by each Oregon Trail shareholder in the merger is based on the number of shares of Oregon Trail common stock that was issued as of February 23, 2003. If holders of Oregon Trail stock options exercise their right, prior to the closing of the merger, to purchase Oregon Trail common stock, the number of issued shares of Oregon Trail common stock will increase and the amount of FirstBank common stock to be received by each Oregon Trail shareholder will decline. Therefore, the amount of FirstBank common stock that an Oregon Trail shareholder will receive will depend on the elections of other Oregon Trail shareholders and holders of stock options.

Q. When do Oregon Trail shareholders make their election to receive cash or stock?

A. Before the expected closing date of the merger, we will send an election form to you that you may use to indicate your preference to receive either cash or FirstBank common stock.

         The deadline for returning the election form will be after the annual shareholder meetings and at least 20 business days after the mailing of the election form. If you do not return an election form, you will have no control over the form of consideration you will receive.

Q. Are shareholders guaranteed of receiving the merger consideration elected?

A. No. Regardless of the choice of cash or stock consideration elected, you may actually receive a combination of cash and stock because the total amount of Oregon Trail common stock to be converted into FirstBank common stock is fixed at 46% of the total outstanding Oregon Trail shares as of the record date. See "The Merger -Cash or Stock Election" beginning on page 60.

Q.       Have the parties' financial advisors reviewed the merger consideration?

A. Yes. Sandler O'Neill & Partners, L.P. reviewed the merger consideration and has issued an opinion to FirstBank's board of directors as to the fairness of the merger consideration to FirstBank from a financial point of view. Keefe, Bruyette & Woods, Inc. reviewed the merger consideration and has issued an opinion to Oregon Trail's board of directors as to the fairness of the merger consideration to Oregon Trail shareholders from a financial point of view. Copies of the fairness opinions are attached as Appendices B and C to this document.

Q.       What are the tax consequences of the merger?

A. We have structured the merger so that our shareholders and the Oregon Trail shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for gain attributable to cash received by Oregon Trail shareholders in exchange for their Oregon Trail common stock or in lieu of fractional shares of FirstBank. See pages 57 through 60 for a full discussion of the tax consequences of the merger.

Q.       Why are FirstBank and Oregon Trail proposing to merge?

A. We share a strong belief that community banking should emphasize responsiveness to local markets and the delivery of personalized services to customers. We believe that merging our two financial institutions will not change that commitment, but, rather result in a stronger organization, permitting the combined organization to provide additional services and products to its customers and make larger loans to its borrowers.

         We believe the merger will enhance shareholder value by allowing the combined organization to increase revenues and earnings while capitalizing on a more efficient cost structure.

         We also believe the merger will afford all shareholders the benefit of increased liquidity in trading their shares and will provide an increased market value to Oregon Trail shareholders for their existing shares.

Q.       When do you expect the merger to be completed?

A. We are working to complete the merger as quickly as possible and we anticipate the merger will be completed in the fourth calendar quarter of 2003. Because the merger is subject to shareholder and regulatory approval and other factors beyond our control, we cannot predict with accuracy the exact timing for completing the merger.

Q.       Who will manage the combined company?

A. Following the merger, the FirstBank and FirstBank Northwest boards of directors will consist of eight and 10 directors, respectively, one of whom will be selected from among the current Oregon Trail directors. All of the current FirstBank and FirstBank Northwest directors will continue to serve following the merger. Clyde E. Conklin, President and Chief Executive Officer of FirstBank, will continue in that position with the combined company and will continue to serve as President and Chief Executive Officer of FirstBank Northwest. Larry K. Moxley, Executive Vice President and Chief Financial Officer of FirstBank and First Bank Northwest will continue to serve in those roles after the merger. Certain other senior officers of Oregon Trail are expected to remain with the combined company.

Questions and Answers About the Annual Meetings

Q.       What vote is required to approve the merger agreement?

A. The merger agreement will be approved if the holders of a majority of the shares of Oregon Trail and FirstBank outstanding on the record date vote in favor of the merger agreement. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger agreement.

Q.       Are there dissenters appraisal rights?

A. No. Under Oregon law, shareholders do not have the right to exercise appraisal rights. If the merger is approved, Oregon Trail shareholders who voted against the merger agreement will be treated the same as other Oregon Trail shareholders.

Q. Have Oregon Trail's and FirstBank's board of directors approved the merger?

A. Yes. The board of directors of each of the companies had unanimously adopted the merger agreement and recommended that their respective shareholders approve the agreement.

Q.       What do I need to do now?

A. First carefully read this document in its entirety. Then, vote your shares by one of the following methods:

         o Mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

         o Call the toll-free number on the proxy card, enter the control number on your proxy card, and follow the directions provided;

         o Go to the website listed on the proxy card, enter the control number of your proxy card, and follow the instructions provided; or

         o Attend the annual meeting and submit a properly executed proxy or ballot. If a broker holds your shares in "street name," you will need to get a proxy from your broker to vote in person at the meeting.

Q. Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A. Yes. If you have not voted through your broker, you can change your vote at any time before your shares are voted at the annual meeting. You can do this by:

         o calling the toll free number on the proxy card and following the instructions provided;

         o going to the website listed on the proxy card and following the instructions provided;

         o        submitting a properly executed proxy on a later date;

         o notifying Oregon Trail's or FirstBank's corporate Secretary, as the case may be, in writing of the revocation of your proxy; or

         o voting in person at the annual meeting; however, simply attending the meeting will not, of itself, revoke a proxy.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. No. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares only if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker cannot vote your shares. This will have the same effect as a vote against the merger.

Q. If I am an Oregon Trail shareholder, should I send in my stock certificates at this time?

A. No please do not send in your stock certificates with your proxy card. You will receive an election form, which will permit you to elect to receive cash or FirstBank common stock for your Oregon Trail shares. At that time you will also be asked to submit your Oregon Trail stock certificates. Do not send in your certificates until you receive instructions to do so. If you do not know where your stock certificates are located, you may want to find then now so you do not experience delays in making your election or receiving your merger consideration. If you have lost or misplaced your Oregon Trail stock certificates, contact Oregon Trail's stock transfer agent, Registrar and Transfer Company, at (908) 497- 2300. If your Oregon Trail shares are held by your broker in street name, the broker will submit your shares at your direction. FirstBank shareholders will continue to hold their current shares unaffected by the merger.

Q.       Where do I get more information?

A. If you have questions about the merger or submitting your proxy, or if you need additional copies of this document or proxy card or any documents incorporated by reference, you should contact one of the following:


Clyde E. Conklin, President                   Berniel L. Maughan, President
  and Chief Executive Officer                   and Chief Executive Officer
FirstBank NW Corp.                            Oregon Trail Financial Corp.
920 Main Street                               2055 First Street
Lewiston, Idaho 83501                         Baker City, Oregon 97814
(208) 746-9610 (voice)                        (541) 523-6327 (voice)
(208) 750-7119 (fax)                          (541) 523-6029 (fax)
cconklin@fbnw.com (e-mail)                    bmaughan@pioneerbankfsb (e-mail)

                                     SUMMARY

         This summary, which does not contain all of the information that is important to you, highlights selected information from this proxy statement-prospectus and documents incorporated herein by reference. You should carefully read this entire document and the other documents which accompany this document to fully understand the merger. See "Where You Can Find More Information."

                                  The Companies

FirstBank NW Corp.                     FirstBank NW Corp. is a Washington
920 Main Street                        corporation and a savings and loan
Lewiston, Idaho 83501                  holding company headquartered in
(208) 746-9610                         Lewiston, Idaho. At March 31, 2003,
                                       FirstBank had assets of $332.4 million,
                                       net loans of $251.8 million, deposits of $214.3 million and shareholders' equity of $30.1 million. FirstBank was formed in 1997 for the purpose of becoming the holding company for FirstBank Northwest.

                                       FirstBank Northwest is a
                                       Washington-chartered stock savings bank
                                       serving Idaho and Eastern Washington
                                       through a network of eight full service
                                       offices, three real estate loan
                                       production offices and three commercial
                                       and agricultural loan production loan
                                       centers. FirstBank Northwest is regulated by the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation, and its deposits are insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund.

                                       For financial statements and a discussion of FirstBank's recent results of operations, see FirstBank's 2003 annual report to shareholders which accompanies this proxy statement-prospectus in Appendix E.

Oregon Trail Financial Corp.           Oregon Trail is an Oregon corporation and
2055 First Street                      a savings and loan holding company
Baker City, Oregon 97814               headquartered in Baker City, Oregon. At
(541) 523-6327                         March 31, 2003, Oregon Trail had assets
                                       of $377.5 million, net loans of $228.3
                                       million, deposits of $249.1 million and
                                       shareholders' equity of $60.1 million.
                                       Oregon Trail was formed in 1997 for the
                                       purpose of becoming the holding company
                                       for Pioneer Bank.

                                       Pioneer Bank is a federally chartered
                                       stock savings bank with nine full-service offices located in seven eastern Oregon counties. Pioneer Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, and its deposits are insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund.

                                       For financial statements and a discussion of Oregon Trail's recent results of operations, see Oregon Trail's 2003 annual report to shareholders which accompanies this proxy statement-prospectus in Appendix D.

                           Oregon Trail Annual Meeting


Place, Date and Time (page 28)         The annual meeting of shareholders of
                                       Oregon Trail will be held at the Sunridge
                                       Inn and Conference Center, One Sunridge
                                       Lane, Baker City, Oregon on September 3,
                                       2003 at 10:00 a.m., local time.

Purpose of the Meeting                 At the annual meeting, Oregon Trail
(page 28)                              shareholders will be asked to:

                                       o     approve the merger agreement with
                                             FirstBank,

                                       o     elect two directors,

                                       o     ratify the appointment of Deloitte
                                             & Touche LLP, and

                                       o     to transact any other business that
                                             may properly come before the
                                             meeting.

Who Can Vote at the Meeting            You can vote at the annual meeting of
(page 28)                              Oregon Trail shareholders if you owned
                                       Oregon Trail common stock at the close of business on July 21, 2003. You will be able to cast one vote for each share of Oregon Trail common stock you owned at that time. As of July 21, 2003, there were 3,108,153 shares of Oregon Trail common stock outstanding.

What Vote is Required for              In order to approve the merger agreement,
Approval of the Merger                 the holders of at least a majority of the
Agreement (page 29)                    the holders of at least a majority of the
                                       outstanding shares of Oregon Trail common stock entitled to vote must vote in its favor. Oregon Trail shareholders can vote your shares by attending the annual meeting and voting in person or by completing and mailing the enclosed proxy card. As of July 21, 2003, directors and executive officers of Oregon Trail owned approximately 7.5% of the outstanding common stock of Oregon Trail.

                            FirstBank Annual Meeting


Place, Date and Time (page 24)         The annual meeting of shareholders of
                                       FirstBank will be held at the Quality
                                       Inn, 700 Port Drive, Clarkston,
                                       Washington on September 4, 2003 at 2:00
                                       p.m., local time.

Purpose of the Meeting                 At the annual meeting, FirstBank
(page 24)                              shareholders will be asked to:

                                       o     approve the merger with Oregon
                                             Trail including the issuance of
                                             FirstBank common stock in the
                                             merger,

                                       o     elect three directors,

                                       o     ratify the appointment of
                                             Moss-Adams LLP, and

                                       o     to transact any other business that
                                             may properly come before the
                                             meeting.

Who Can Vote at the Meeting            You can vote at the annual meeting of
(page 24)                              FirstBank shareholders if you owned
                                       FirstBank common stock at the close of
                                       business on July 21, 2003. You will be
                                       able to cast one vote for each share of
                                       FirstBank common stock you owned at that time. As of July 21, 2003, there were 1,297,374 shares of FirstBank common stock outstanding.

What Vote is Required for              In order to approve the issuance of
Approval of the Merger                 FirstBank common stock, the holders of at
Agreement (page 25)                    least a majority of the outstanding
                                       shares of FirstBank common stock entitled to vote must vote in its favor. You can vote your shares by attending the annual meeting and voting in person or by completing and mailing the enclosed proxy card. As of July 21, 2003, directors and executive officers of FirstBank owned approximately 19.7% of the outstanding common stock of FirstBank.

                       The Merger and the Merger Agreement

         We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement carefully. It is the legal document that governs the merger.


Overview of the Transaction            We propose a business combination in
(page 33)                              which Oregon Trail will merge with
                                       FirstBank with FirstBank as the surviving corporation in the merger. Immediately after the merger of Oregon Trail into FirstBank, Pioneer Bank will merge into FirstBank Northwest.

You May Elect to Receive Cash          Upon the closing of the merger of Oregon
or Shares of FirstBank                 Trail into FirstBank, shares of Oregon
(page 60)                              Trail common stock will automatically be
                                       converted into the right to receive
                                       either 1.028 shares of FirstBank common
                                       stock or $22.00 in cash.

                                       On July 21, 2003, FirstBank common stock closed at $29.24 per share on The Nasdaq National Market.

                                       The amount of cash or stock that you
                                       receive may differ from the amounts that you elect because of the allocation and proration procedures in the merger agreement. The merger agreement provides that 46% of the Oregon Trail common stock will be converted into FirstBank common stock and 54% of the Oregon Trail common stock will be converted into cash. In addition, the per share amount of stock to be received by each Oregon Trail shareholder in the merger is based on the number of shares of Oregon Trail common stock that was issued as of February 23, 2003. If holders of Oregon Trail stock options exercise their right, prior to the closing of the merger, to purchase Oregon Trail common stock, the number of issued shares of Oregon Trail common stock will increase and the amount of FirstBank common stock to be received by each Oregon Trail shareholder will decline. Therefore, the amount of FirstBank common stock that an Oregon Trail shareholder will receive will depend on the elections of other Oregon Trail shareholders and holders of stock options. Because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the tax information beginning on page 57.

How to Elect to Receive Cash           The exchange agent or, if your Oregon
or Stock and Exchange Your             Trail common stock is held in "street
Oregon Trail Stock Certificates        name," your broker, bank or nominee, will
(page 61)                              send you a form for making the election
                                       after the date this proxy
                                       statement-prospectus is being mailed. The election form allows you to elect to receive cash or FirstBank common stock or to make no election.

                                       Registrar and Transfer Company will act
                                       as exchange agent in the merger and in
                                       that role will process the exchange of
                                       Oregon Trail stock certificates for
                                       either cash or FirstBank common stock.
                                       Shortly after the closing of the merger, the exchange agent will allocate cash and FirstBank common stock among Oregon Trail shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your Oregon Trail stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your Oregon Trail stock certificates with your proxy card.

                                       If you have a preference for receiving
                                       either FirstBank stock or cash for your
                                       Oregon Trail stock, you should complete
                                       and return the election form. If you do
                                       not make an election you will be
                                       allocated FirstBank common stock or cash depending on the elections made by other Oregon Trail shareholders. Please remember, however, that even if you do make an election, you might not receive the amount of cash or stock that you elect due to the requirement that exactly 46% of the shares of Oregon Trail common stock be exchanged for FirstBank common stock and the requirements of the Internal Revenue Code for the receipt of shares to be tax free.

                                       We make no recommendation as to whether
                                       you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

Market Prices and Share                The following table shows the closing
Information (page 23)                  price per share of FirstBank common stock
                                       and the equivalent per share price for
                                       Oregon Trail common stock assuming a
                                       shareholder receives only FirstBank
                                       common stock in exchange for his or her
                                       Oregon Trail common stock and giving
                                       effect to the merger on (1) February 24, 2003, which is the last day on which FirstBank common stock traded preceding the public announcement of the proposed merger; and (2) July 21, 2003, which is the last practicable trading day before the printing of this document. The equivalent per share price of Oregon
                                       Trail common stock was computed by
                                       multiplying the price of FirstBank common stock by an exchange ratio of 1.028 shares of FirstBank common stock for each share of Oregon Trail common stock.

                                                                   Equivalent
                                                 FirstBank      Price Per Share
                                                   Common       of Oregon Trail
                                                   Stock          Common Stock
                                              --------------    ---------------

                        February 24, 2003         $ 22.45            $23.08
                        July 21, 2003               29.24             30.06

Tax Consequences of the                Your federal income tax treatment will
Merger (page 57)                       depend primarily on whether you exchange
                                       your Oregon Trail common stock for
                                       FirstBank common stock or for cash. If
                                       you exchange your Oregon Trail shares for FirstBank common stock, you should not recognize any gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your Oregon Trail shares for cash, you should recognize a capital gain or loss on the exchange. The actual federal income tax consequences to you of electing to receive cash or FirstBank common stock will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

                                       This tax treatment may not apply to all
                                       Oregon Trail shareholders. Determining
                                       the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

                                       We will not be obligated to complete the merger unless we each receive a tax opinion, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free to FirstBank and Oregon Trail for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service and thus the tax consequences could be different than set forth in the opinion.

Recommendation of the Boards           FirstBank's and Oregon Trail's boards of
of Directors                           directors believe that the merger is fair
                                       and in the shareholders' best interests, and unanimously recommends that you vote
                                       "FOR" the proposal to approve the merger agreement.

                                       For a discussion of the circumstances
                                       surrounding the merger and the factors
                                       considered by FirstBank's and Oregon
                                       Trail's boards of directors in approving the merger agreement see pages 34 through 45.

Oregon Trail's Financial Advisor       Keefe, Bruyette & Woods, Inc. has
Believes the Merger Consideration      delivered to Oregon Trail's board of
Is Fair to Shareholders of Oregon      directors its opinion that, as of the
Trail (page 53)                        date of the opinion, the merger
                                       consideration is fair to the holders of
                                       Oregon Trail common stock from a
                                       financial point of view. A copy of this
                                       opinion is provided as Appendix B to this document. You should read this opinion and the description of it in this proxy statement-prospectus completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Keefe, Bruyette & Woods in providing this opinion. Oregon Trail has agreed to pay Keefe, Bruyette & Woods an amount equal to 1% of the deal value at closing, plus $15,000. Had the transaction closed on June 9, 2003, the amount that would have been paid to Keefe, Bruyette & Woods would have been
                                       $809,000.

FirstBank's Financial Advisor          Sandler O'Neill & Partners, L.P. has
Believes the Merger Consideration      delivered to FirstBank's board of
Is Fair to FirstBank (page 45)         directors its opinion that, as of the
                                       date of the opinion, the merger
                                       consideration is fair to FirstBank from a financial point of view. A copy of this opinion is provided as Appendix C to this document. You should read this opinion and the description of it in this proxy statement-prospectus completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Sandler O'Neill in providing this opinion. FirstBank has agreed to pay Sandler O'Neill a transaction fee equal to 0.75% of the purchase price, or approximately $650,000
                                       (based upon the closing price of
                                       FirstBank common stock on July 21, 2003), plus $150,000 for its opinion, which will be credited against the transaction fee upon the closing of the merger. FirstBank has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $15,000.

Interests of Oregon Trail's            Some of Oregon Trail's directors and
Directors and Officers in the          officers have interests in the merger
Merger That Differ From Your           that are different from, or are in
Interests (page 69)                    addition to, their interests as
                                       shareholders in Oregon Trail. The members of Oregon Trail's board of directors knew about these additional interests, and considered them, when they approved the merger. These additional interests include:

                                       o     payments and waiver agreements
                                             among FirstBank and Oregon Trail
                                             and each of Berniel L. Maughan,
                                             President and Chief Executive
                                             Officer of Oregon Trail, Zane F.
                                             Lockwood, Executive Vice President
                                             and Corporate Secretary of Oregon
                                             Trail, and Jonathan P. McCreary,
                                             Senior Vice President and Chief
                                             Financial Officer of Oregon Trail,
                                             which provide among things, for the
                                             termination of Mr. Maughan's, Mr.
                                             Lockwood's and Mr. McCreary's
                                             rights to receive benefits under
                                             their employment agreements upon
                                             consummation of the merger in
                                             exchange for a cash payment at that
                                             time in the amounts of $616,354,
                                             $382,567 and $379,986,
                                             respectively;

                                       o     payments under the Pioneer Bank
                                             Directors Emeritus Plan of
                                             approximately $710,586. For
                                             additional discussion of benefits
                                             to be received by directors under
                                             this plan, see "Election of
                                             Director of Oregon Trail -
                                             Director's Compensation - Directors
                                             Emeritus Plan

                                       o     provisions in the merger agreement
                                             relating to the indemnification of
                                             directors and officers of Oregon
                                             Trail and insurance for directors
                                             and officers of

                                             Oregon Trail for events occurring
                                             before the merger; and

                                       o     the election of one director of
                                             Oregon Trail to the FirstBank and
                                             FirstBank Northwest boards of
                                             directors.

Regulatory Approval Needed to          We cannot complete the merger unless it
Complete the Merger (page 71)          is first approved by the Office of Thrift
                                       Supervision, the Federal Deposit
                                       Insurance Corporation and the Washington
                                       Department of Financial Institutions. The
                                       U.S. Department of Justice is able to
                                       provide input into the approval process
                                       of federal banking agencies and will have no less than 15 days and up to 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. FirstBank and
                                       Oregon Trail have filed all required
                                       application and notices with the
                                       applicable regulatory agencies. As of the date of this document, we have not received the approval of these regulatory agencies. While we do not know of any reason why we would not be able to obtain these approvals in a timely manner, we cannot be certain when or if we will receive them.

Purchase Accounting Treatment          FirstBank will account for the merger
(page 60)                              using the purchase method of accounting.
                                       Under this method of accounting,
                                       FirstBank will record the fair market
                                       value of Oregon Trail's assets and
                                       liabilities on its financial statements.
                                       The difference between the purchase price paid by FirstBank and the fair market value of Oregon Trail's tangible and identifiable intangible assets net of its liabilities will be recorded on
                                       FirstBank's books as "goodwill."


Conditions to Completing the           The completion of the merger depends on a
Merger (page 62)                       number of conditions being met. These
                                       conditions include:

                                       o     approval of the merger agreement by
                                             Oregon Trail's and FirstBank's
                                             shareholders;

                                       o     approval of the merger by
                                             regulatory authorities;

                                       o     receipt of a tax opinion that the
                                             merger qualifies as a tax-free
                                             reorganization; and

                                       o     the continued accuracy of certain
                                             representations and warranties made
                                             on the date of the merger
                                             agreement.

                                       We cannot be certain when or if the
                                       conditions to the merger will be
                                       satisfied or waived, or that the merger
                                       will be completed.

Terminating the Merger Agreement       FirstBank and Oregon Trail can agree at
(page 68)                              any time not to complete the merger, even
                                       if Oregon Trail's shareholders have
                                       approved it. Also, either of us can
                                       decide, without the consent of the other, to terminate the merger agreement if:

                                       o     the shareholders of Oregon Trail do
                                             not approve the merger;

                                       o     the shareholders of FirstBank do
                                             not approve the merger;

                                       o     a required regulatory approval is
                                             denied or a governmental authority
                                             blocks the merger;

                                       o     we do not complete the merger by
                                             October 31, 2003; or

                                       o     the other party makes a
                                             misrepresentation, breaches a
                                             warranty or fails to satisfy or
                                             fulfill a covenant that would have
                                             a material adverse effect on the
                                             party seeking to terminate the
                                             merger agreement. FirstBank may
                                             also terminate the merger agreement
                                             if the Oregon Trail board of
                                             directors withdraws or revises its
                                             recommendation to its shareholders
                                             to approve the merger agreement.

Termination Fee (page 68)              Oregon Trail must pay FirstBank a
                                       termination fee of $3.5 million if
                                       FirstBank terminates the merger agreement as a result of the failure of Oregon
                                       Trail's board of directors to recommend
                                       approval of the merger or the withdrawal, qualification or revision of its recommendation to approve the merger.

                                       o     if FirstBank terminates the merger
                                             agreement as a result of a willful
                                             breach of the merger agreement by
                                             Oregon Trail, and an acquisition
                                             proposal from a third party has
                                             been publicly announced, disclosed
                                             or communicated or made known to
                                             Oregon Trail at any time after the
                                             date of the merger agreement and
                                             prior to the date of termination;
                                             or

                                       o     if either party terminates the
                                             merger agreement as a result of the
                                             failure of Oregon Trail's
                                             shareholders to approve the merger,
                                             and an acquisition proposal from a
                                             third party has been publicly
                                             announced, disclosed or
                                             communicated or made known to
                                             Oregon Trail at any time after the
                                             date of the merger agreement and
                                             prior to the date of the Oregon
                                             Trail shareholders' meeting.

We May Amend the Terms of the          We can agree to amend the merger
Merger and Waive Some Conditions       agreement, and each of us can waive our
(page 68)                              right to require the other party to
                                       adhere to the terms and conditions of the merger agreement, where the law allows.
                                       However, if the Oregon Trail shareholders approve the merger agreement, they must approve any amendment or waiver that reduces or changes the consideration to be received by the Oregon Trail shareholders in the merger. Any increase in the consideration to be received by the Oregon Trail shareholders in the merger must be approved by the shareholders of FirstBank.

                                  RISK FACTORS

         In addition to the other information included in this proxy statement-prospectus (including the matters addressed in "A Warning About Forward-Looking Statements"), you should carefully consider the matters described below in determining whether to approve the merger agreement.

You may receive a form of consideration different from what you elect

         The consideration to be received by Oregon Trail shareholders in the merger is subject to the requirement that 46% of the shares of Oregon Trail common stock be exchanged for FirstBank common stock and 54% be exchanged for cash so that the transaction satisfies the overall proportional cash limitations imposed by the Internal Revenue Code in order for the merger to be tax-free. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in FirstBank common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. Therefore, you may not receive exactly the form of consideration that you elect.

         Because the market price of FirstBank common stock may fluctuate, you cannot be sure of the market value of the FirstBank common stock that you may receive in the merger.

         Upon the closing of the merger, each of your shares of Oregon Trail common stock will automatically be converted into the right to receive 1.028 shares of FirstBank common stock or $22.00 in cash. The amount of cash or stock that you receive may differ from the amounts that you elect due to the allocation and proration procedures in the merger agreement. The merger agreement provides that 46% of the Oregon Trail common stock will be converted into FirstBank common stock and 54% of the Oregon Trail common stock will be converted into cash. In addition, the per share amount of stock to be received by each Oregon Trail shareholder in the merger is based on the number of shares of Oregon Trail common stock that was issued as of February 23, 2003. If holders of Oregon Trail stock options exercise their right, prior to the closing of the merger, to purchase Oregon Trail common stock, the number of issued shares of Oregon Trail common stock will increase and the amount of FirstBank common stock to be received by each Oregon Trail shareholder will decline. Therefore, the amount of FirstBank common stock that an Oregon Trail shareholder will receive will depend on the elections of other Oregon Trail shareholders and holders of stock options.

         In addition, changes in the price of FirstBank common stock from the date of the merger agreement and from the date of this proxy statement-prospectus may affect the market value of FirstBank common stock that you will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FirstBank's businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond FirstBank's control. In addition, there will be a time period between the completion of the merger and the time when Oregon Trail shareholders receiving stock consideration actually receive certificates evidencing FirstBank common stock. Until stock certificates are received, Oregon Trail shareholders will not be able to sell their FirstBank shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of FirstBank common stock during this period.

The price of FirstBank common stock might decrease after the merger

         Following the merger, many holders of Oregon Trail common stock will become shareholders of FirstBank. FirstBank common stock could decline in value after the merger. For example, during the twelve-month period ending on July 21, 2003 (the most recent practicable date prior to the printing of this proxy statement- prospectus), the closing price of FirstBank common stock varied from a low of $17.80 to a high of $29.62 and ended that period at $29.24. The market value of FirstBank common stock fluctuates based upon general market economic conditions, FirstBank's business and prospects, and other factors.

Directors and officers of Oregon Trail have potential conflicts of interest in the merger

         You should be aware that some directors and officers of Oregon Trail have interests in the merger that are different from, or in addition to, the interests of Oregon Trail shareholders generally. For example, certain executive officers and directors will receive severance payments or payments pursuant to various benefit plans in connection with the merger. These agreements may create potential conflicts of interest. These agreements and certain other additional interests of Oregon Trail's directors and officers may cause some of these persons to view the proposed transaction differently than you view it.

The opinions of Oregon Trail's and FirstBank's financial advisors will not reflect changes in circumstances prior to the merger

         Keefe, Bruyette & Woods and Sandler O'Neill delivered to the Oregon Trail and FirstBank boards of directors, respectively, their opinions as to the fairness from a financial point of view to the shareholders of each company, as of the dates of the opinions, of the aggregate merger consideration to be received by them under the merger agreement. These opinions did not reflect changes that may occur or may have occurred after the dates of the opinions, to the operations and prospects of FirstBank or Oregon Trail, general market and economic conditions and other factors. As a result of the foregoing, shareholders of Oregon Trail and FirstBank should be aware that the opinions of Keefe, Bruyette & Woods and Sandler O'Neill do not address the fairness of the aggregate merger consideration at any time other than as of the dates of the opinions.

FirstBank may experience difficulties in managing its growth and in effectively integrating Oregon Trail

         There can be no assurances that FirstBank will be able to adequately and profitably manage its growth, and effectively integrate the operations of Oregon Trail. Acquiring Oregon Trail will involve risks including:

         o the transaction represents a significant increase in FirstBank's size and complexity of its operations;

         o        potential exposure to liabilities of Oregon Trail;

         o difficulty and expense of integrating the operations and personnel of Oregon Trail;

         o        potential disruption to the business of FirstBank;

         o        heavy demands on the management resources of FirstBank; and

         o impairment of relationships with, and the possible loss of, key employees and customers of Oregon Trail.

Expected consolidation savings may not materialize

         FirstBank anticipates that, as a result of the merger, various cost savings will accrue to the combined organization by eliminating duplicate positions and outside services including accounting, legal, regulatory compliance, marketing and data processing. There is a risk that FirstBank will not be able to realize the cost savings in the amount or with the time anticipated.

The tax consequences of the merger for Oregon Trail shareholders will be dependent on the merger consideration received

         The tax consequences of the merger to Oregon Trail shareholders will depend on the merger consideration received by them. Oregon Trail shareholders will not recognize any gain or loss on the conversion of shares of Oregon Trail common stock solely into shares of FirstBank common stock. However, shareholders who receive cash in exchange for shares of Oregon Trail common stock or instead of any fractional shares of FirstBank common stock may owe taxes on any gain realized in the exchange. For a detailed discussion of the tax consequences of the merger to Oregon Trail shareholders, see "The Merger -- Material Federal Income Tax Consequences."

If the merger is not completed, FirstBank and Oregon Trail will each have incurred substantial expenses without realizing the expected benefits

         FirstBank and Oregon Trail have incurred substantial expenses in connection with the transaction described in this proxy statement-prospectus. The completion of the merger depends on the satisfaction of several condition and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met or the receipt of all regulatory approvals. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of FirstBank and/or Oregon Trail because they would not realize the expected benefits of the merger.

Unanticipated costs relating to the merger could reduce FirstBank's future earnings per share

         FirstBank believes that it has reasonably estimated the likely costs of integrating the operations of Oregon Trail into FirstBank, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of FirstBank after the merger. If unexpected costs are incurred, the merger could have a significant dilutive effect on FirstBank's earnings per share. In other words, if the merger is completed and unexpected costs are incurred, FirstBank believes that its earnings per share could be less than if the merger had not been completed.

                           COMPARATIVE PER SHARE DATA

         The following table shows information about our income per common share, dividends per share and book value per share, and similar information as if the merger had occurred on the date indicated (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods. See "Pro Forma Financial Information."

         The information listed as "per equivalent Oregon Trail share" was obtained by multiplying the pro forma amounts by an exchange ratio of 1.028. We present this information to reflect the fact that some Oregon Trail shareholders will receive shares of FirstBank common stock for each share of Oregon Trail common stock exchanged in the merger. Because the exchange ratio will be based on the number of shares of FirstBank common stock outstanding at the closing of the merger, the actual exchange ratio may be less than 1.028. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

         The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See "Pro Forma Financial Information."

                                                                    Oregon                            Per Equivalent
                                                FirstBank            Trail           Pro Forma         Oregon Trail
                                               Historical         Historical          Combined          Shares (1)
                                            ------------------ ------------------ ----------------- --------------------
Book value per share:
  At March 31, 2003                               $ 23.51             $20.34            $23.94(2)            $24.61

Cash dividends declared per share(3):
  Year ended March 31, 2003                          0.54               0.42              0.54                 0.56

Diluted net income per share:
  Year ended March                                   2.07               1.67              2.47                 2.53
     31, 2003

--------------
(1) The per equivalent Oregon Trail share amounts are computed by multiplying the pro forma combined amounts by a factor of 1.028 to reflect the exchange ratio in the merger.
(2) The pro forma combined book value per share of FirstBank common stock is based upon the pro forma combined common shareholders' equity for FirstBank and Oregon Trail divided by total pro forma common shares of the combined entities.
(3) Pro forma dividends per share represent FirstBank's historical dividends per share.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following tables show summarized historical financial data for FirstBank and Oregon Trail. You should read this summary financial information in connection with FirstBank's and Oregon Trail's historical financial information.

         The audited consolidated financial statements of Oregon Trail are included in Appendix D. The audited consolidated financial statements of FirstBank are included in Appendix E.

             SELECTED HISTORICAL FINANCIAL INFORMATION FOR FIRSTBANK

                                                                       At or For the
                                                                    Year Ended March 31,
                                               ----------------------------------------------------------------
                                                 2003          2002          2001          2000          1999
                                               --------      --------      --------      --------      --------
                                                           (In thousands, except per share data)
Financial Condition Data:
Total assets                                   $332,398      $307,840      $281,062      $247,898      $206,745
Securities available-for-sale                    24,462        21,817        30,272        30,076        16,671
Securities held-to-maturity                       1,969         2,140         2,335         2,484         3,439
Loans receivable, net                           251,805       238,136       219,151       187,664       165,617
Deposits                                        214,340       196,123       157,797       144,907       133,278
Total borrowings                                 81,816        79,722        90,917        74,578        42,027
Total shareholders' equity                       30,064        27,813        27,976        25,866        27,774

Operating Data:
Interest income                                  20,575        20,248        20,757        16,979        14,961
Interest expense                                  8,710         9,992        11,617         8,437         7,223
Net interest income                              11,865        10,256         9,140         8,542         7,738
Provision for loan losses                         1,033         1,064           303           287           296
Net interest income after
   provision for loan losses                     10,832         9,192         8,837         8,255         7,442
Non-interest income                               4,386         4,015         2,594         2,426         3,106
Non-interest expense                             11,393         9,766         8,683         8,158         7,593

Income before income tax expense                  3,825         3,441         2,748         2,523         2,955

Income tax expense                                1,053         1,064           866           818           923

Net income                                     $  2,772      $  2,376      $  1,882      $  1,705      $  2,032

Per Share Data:
  Basic earnings per share                     $   2.15      $   1.76      $   1.34      $   1.11      $   1.16
  Diluted earnings per share                       2.07          1.70          1.30          1.06          1.13
Dividends per share                                0.54          0.44          0.38          0.36          0.34

Performance Ratios(1):
Return on average assets (2)                       0.87%         0.81%         0.71%         0.75%         1.04%
Return on average equity (3)                       9.49%         8.47%         7.07%         6.36%         6.94%
Net interest margin (4)                            4.16%         3.96%         3.83%         4.15%         4.36%
Operating (noninterest) expense to average
     total assets                                  3.67%         3.39%         3.27%         3.60%         3.86%

Asset Quality Ratios
Non-performing loans as a percent of loans
    receivable, net(5)                             0.50%         0.25%         0.66%         0.31%         0.38%
Non-performing loans as a percent of
    total assets (5)                               0.55%         0.36%         0.53%         0.33%         0.54%
Allowance for loan losses as a percent
    of gross loans receivable                      1.25%         1.04%         0.78%         0.83%         0.76%

-----------------
(1)      Ratios have been annualized where applicable.
(2)      Net income divided by average assets.
(3)      Net income divided by average equity.
(4) Net interest income as a percentage of average interest-earning assets (tax equivalent basis).
(5) Non-performing loans consist of nonaccrual loans and loans greater than 90 days delinquent and still accruing.

           SELECTED HISTORICAL FINANCIAL INFORMATION FOR OREGON TRAIL

                                                                    At or For the
                                                                 Year Ended March 31,
                                           ----------------------------------------------------------------
                                             2003          2002          2001          2000          1999
                                           --------      --------      --------      --------      --------
                                                        (In thousands, except per share data)
Financial Condition Data:
Total assets                               $377,485      $398,366      $388,881      $370,612      $313,473
Securities available-for-sale               107,935        92,419        96,924       122,051        98,336
Securities held-to-maturity                      --            --            --            --         9,338
Loans receivable, net                       228,227       265,863       250,897       220,591       185,747
Deposits                                    249,126       256,078       253,777       237,735       199,589
Total borrowings                             64,500        87,100        73,125        76,750        50,250
Total shareholders' equity                   60,107        52,823        57,806        53,104        60,083

Operating Data:
Interest income                              24,832        27,861        28,279        24,548        20,582
Interest expense                              9,174        12,739        15,392        11,776         8,064
Net interest income                          15,658        15,122        12,887        12,772        12,518
Provision for loan losses                       321           481           794           178           483
Net interest income after
   provision for loan losses                 15,337        14,641        12,093        12,594        12,035
Noninterest income                            3,451         3,479         2,155         1,602         1,098
Noninterest expense                          11,263        11,283        11,904        10,115         8,182

Income before income taxes                    7,525         6,837         2,344         4,081         4,951

Income tax provision                          2,371         1,922           650         1,472         1,797

Net income                                 $  5,154      $  4,915      $  1,694      $  2,609      $  3,154


Per Share Data:
Basic earnings per share                   $   1.78      $   1.58      $   0.51      $   0.74      $   0.78
Diluted earnings per share                     1.67          1.52          0.50          0.70          0.76
Dividends per share                            0.42          0.39          0.32          0.30          0.22

Performance Ratios:
Return on average assets (1)                   1.32%         1.24%         0.44%         0.76%         1.14%
Return on average equity (2)                   9.07          8.77          3.09          4.60          4.90
Net interest margin (3)                        4.33          4.11          3.51          3.61          4.70
Operating (noninterest) expense to
  average total assets                         2.89          2.86          2.85          2.95          2.96

Asset Quality Ratios:
Non-performing loans as a percent of
  loans receivable, net (4)                    0.22          0.12          0.02          0.07          0.07
Non-performing assets as a percent of
   total assets (5)                            0.22          0.10          0.03          0.04          0.01
Allowance for loan losses as a percent         0.96          0.85          0.82          0.63          0.66
  of gross loans  receivable

---------------
(1)      Net income divided by average total assets.
(2)      Net income divided by average total equity.
(3)      Net interest income as a percentage of average interest-earning assets.
(4) Non-performing loans consist of loans accounted for on a nonaccrual basis, loans greater than 90 days delinquent and restructured loans.
(5) Non-performing assets consist of non-performing loans and real estate acquired in settlement of loans, but exclude restructured loans.

                    SUMMARY SELECTED PRO FORMA COMBINED DATA

         The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

         We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during these periods.

         You should read this summary pro forma information in conjunction with the information under "Pro Forma Financial Information" and with the historical information in this document on which it is based.

                                                         At March 31, 2003
                                                    ----------------------------
                                                      FirstBank     Oregon Trail
                                                         NW           Financial      Pro Forma        Pro forma
                                                        Corp            Corp.       Adjustments        combined
                                                    -------------   ------------   --------------   -------------
                                                                                (In thousands)
Total assets                                           $332,398        $377,485        $ 28,588        $738,471
Securities available-for-sale                            24,462         107,935              --         132,397
Securities held-to-maturity                               1,969              --              --           1,969
Loans receivable, net                                   251,805         228,227           5,600         485,632
Goodwill                                                     --              --          15,695          15,695
Intangible assets                                            --              --           5,921           5,921
Deposits                                                214,340         249,126           2,300         465,766
Total borrowings                                         81,816          64,500          47,509         193,816
Total shareholders' equity                               30,064          60,107         (21,674)         68,497
Equity/assets                                              9.04%          15.92%             --            9.28%
Tangible equity/assets                                     9.04%          15.92%             --            6.35%
Equity/assets after repayment of bridge loan (1)             --              --              --            9.83%
Tangible equity/assets after repayment of                    --              --              --            6.73%
    bridge loan (1)

-----------------
(1) FirstBank intends to utilize a $41.9 million bridge loan to provide for the $36.5 million in cash to purchase shares of Oregon Trail common stock at $22.00 per share and to pay other related merger expenses. The bridge loan is expected to be outstanding less than one month, at which time it will be repaid from the proceeds generated from the sale of available-for-sale investment securities.

                                                        At or for the Year Ended
                                                             March 31, 2003
                                                    ---------------------------------
                                                        FirstBank       Oregon Trail        Pro Forma
                                                           NW             Financial        Adjustments       Pro forma
                                                          Corp              Corp.        debit (credit)       combined
                                                    ----------------  ---------------   ----------------  ---------------
                                                                                (In thousands)
Pro forma combined income statement data:
Interest income                                      $     20,575      $      24,832     $       1,793     $      43,614
Interest expense                                            8,710              9,174            (2,094)           15,790

Net interest income                                        11,865             15,658              (301)           27,824
Provisions for loan losses                                  1,033                321                --             1,354



Net interest income after provision
  for loan losses                                          10,832             15,337              (150)           26,470

Non-interest income                                         4,386              3,451                --             7,837

Non-interest expense                                       11,393             11,263               624            23,280

Income before income taxes                                  3,825              7,525              (323)           11,027

Income tax provision                                        1,053              2,371              (200)            3,301

Net income                                                  2,772              5,154              (200)            7,726

Pro forma per share data:
Basic net income                                     $       2.15      $        1.78     $       (0.14)    $        2.79
Diluted net income                                           2.07               1.67             (0.12)             2.56


                                                             At March 31, 2003
                                                    ---------------------------------
Weighted average common shares
  outstanding - basic                                   1,287,967          2,902,501         1,480,064         2,768,031
Weighted average common shares
  outstanding - diluted                                 1,341,111          3,081,534         1,679,510         3,020,621
Shares issued                                           1,380,992          2,954,938         1,480,064         2,861,056

                      MARKET PRICE AND DIVIDEND INFORMATION

FirstBank

         FirstBank common stock is listed on The Nasdaq National Market under the symbol "FBNW". The table below sets forth, for the calendar quarters indicated, the high and low sales prices of FirstBank common stock as reported on The Nasdaq National Market and the dividends per share declared on the FirstBank common stock in each such quarter.

                                         Sale Price
                                ----------------------------        Dividends
   Year                             High             Low             Declared
------------                    ------------    ------------      -------------

Fiscal 2003
             First quarter        $19.07            $17.85             $0.12
             Second quarter        19.45             17.80              0.12
             Third quarter         20.98             18.95              0.15
             Fourth quarter        23.94             20.45              0.15

Fiscal 2002
             First quarter         16.000            13.030             0.10
             Second quarter        17.900            15.410             0.10
             Third quarter         17.950            16.250             0.12
             Fourth quarter        18.409            16.500             0.12

         You should obtain current market quotations for FirstBank common stock as the market price of FirstBank common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

         As of July 21, 2003, there were approximately 255 holders of record of FirstBank common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

         Following the merger, the declaration of dividends will be at the discretion of FirstBank's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of FirstBank, applicable state law and government regulations and other factors deemed relevant by FirstBank's board of directors. Federal law limits the ability of FirstBank Northwest to pay dividends to FirstBank. The merger agreement prohibits Oregon Trail from paying cash dividends on Oregon Trail common stock pending consummation of the merger. See "The Merger -- Conduct of Business Before the Merger."

Oregon Trail

         Oregon Trail's common stock is traded over-the-counter on the Nasdaq National Market under the symbol "OTFC". Shareholders of record at July 21, 2003 totaled 685. This total does not reflect the number of persons or entities who hold stock in nominee or "street" name through various brokerage firms. The following table shows the reported high and low sale prices of Oregon Trail's common stock and declared dividends for each quarter within the two most recent fiscal years.

                                         Sale Price
                                ----------------------------        Dividends
   Year                             High             Low             Declared
------------                    ------------    ------------      -------------

Fiscal 2003
             First quarter        $19.70            $18.45             $0.10
             Second quarter        21.59             17.95              0.10
             Third quarter         21.60             20.20              0.11
             Fourth quarter        23.10             20.11              0.11

Fiscal 2002
             First quarter         14.99             13.94              0.09
             Second quarter        16.10             14.52              0.10
             Third quarter         18.63             15.48              0.10
             Fourth quarter        18.62             17.51              0.10

         You should obtain current market quotations for Oregon Trail common stock as the market price of Oregon Trail common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

                    ANNUAL MEETING OF FIRSTBANK SHAREHOLDERS

Place, Date and Time

         The annual meeting of FirstBank will be held at the Quality Inn, 700 Port Drive, Clarkston, Washington on September 4, 2003, at 2:00 p.m., local time.

Matters to be Considered

         The FirstBank annual meeting is being held for the following purposes:

         o to consider and approve the merger contemplated by the merger agreement, including the issuance of FirstBank common stock in the merger;

         o        to elect three directors; and

         o to approve the appointment of Moss-Adams, LLP as FirstBank's independent accountants.

         The FirstBank shareholders also will consider any other matters that may properly come before the annual meeting. At the time of the mailing of this proxy statement-prospectus, the FirstBank board of directors was not aware of any other matters to be presented for consideration at the annual meeting other than those listed above.

Who Can Vote at the Meeting; Record Date

         You are entitled to vote your FirstBank common stock at the annual meeting if the records of FirstBank showed that you held your shares as of the close of business on July 21, 2003. As of the close of business on that date, a total of 1,297,374 shares of FirstBank common stock were outstanding. Each share of common stock has one vote.

         If you are a beneficial owner of FirstBank common stock held in "street name" by a broker, bank or other nominee and you want to vote your shares of FirstBank common stock in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

         Quorum. A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of FirstBank common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting.

         Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

         Vote Required. The proposal to approve the merger contemplated by the merger agreement and the issuance of shares of FirstBank common stock in the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of FirstBank common stock entitled to vote at the meeting, or 648,688 shares of the 1,297,374 shares of FirstBank outstanding and entitled to vote as of the close of business on July 21, 2003. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

         The election of the three nominees as directors of FirstBank requires the affirmative vote of a plurality of the votes cast at the annual meeting. FirstBank's articles of incorporation do not allow shareholders to cumulate their votes for the election of directors. You may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominee receiving the greatest number of votes will be elected.

         The approval of the appointment of Moss-Adams, LLP as FirstBank's independent auditors for the fiscal year ending March 31, 2004 requires the affirmative vote of a majority of the outstanding shares of FirstBank's common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shares Held by FirstBank Officers and Directors and by Oregon Trail

         As of July 21, 2003, directors and executive officers of FirstBank owned 254,843 shares of FirstBank common stock. This equals approximately 19.7% of the outstanding shares of FirstBank common stock. As of the same date, neither Oregon Trail nor, to the knowledge of Oregon Trail, any of its directors and executive officers, beneficially owned any shares of FirstBank common stock.

Voting by Proxy

         The board of directors of FirstBank is sending you this document for the purpose of requesting that you allow your shares of FirstBank common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of FirstBank common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by FirstBank's board of directors. FirstBank's board of directors unanimously recommends a vote:

         o FOR approval of the merger contemplated by the merger agreement, including the issuance of FirstBank's common stock in the merger;

         o        FOR the election of the nominees for director; and

         o FOR the approval of Moss-Adams, LLP as FirstBank's independent auditors for the fiscal year ending March 31, 2004.

         At this time, FirstBank does not know of any other matters, other than set forth above, to be presented for action at the annual meeting. If any matters other than set forth above, not described in this document are properly presented at the annual meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies for the adoption of the merger agreement. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement.

         If your FirstBank common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Please see the instruction form that accompanies this document.

Revocability of Proxies

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must:

         o either advise the Secretary of FirstBank in writing before your common stock has been voted at the annual meeting,

         o        deliver proxy instructions to FirstBank with a later date; or

         o        attend the meeting and vote your shares in person.

Attendance at the annual meeting will not in itself constitute revocation of your proxy.

ESOP and 401(k) Profit Sharing Plan Participants

         If you are a participant in FirstBank Northwest's employee stock ownership plan or if you hold shares through FirstBank Northwest's 401(k) Profit Sharing Plan, the proxy card represents a voting instruction to the trustees as to the number of shares in your plan account. Each participant in the employee stock ownership plan and 401(k) Profit Sharing Plan may direct the trustees as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the employee stock ownership plan and allocated shares for which no voting instructions are received will be voted by the trustees as directed by the plan administrator.

Solicitation of Proxies

         FirstBank will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of FirstBank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. FirstBank, together with Oregon Trail, is paying Regan & Associates, Inc. a fee of up to $7,500, including expenses, to help with the solicitation for its and Oregon Trail's annual meeting. FirstBank also will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of the FirstBank Board of Directors

         The FirstBank board of directors has unanimously approved the merger agreement and recommends that FirstBank shareholders vote "FOR" approval of the merger contemplated by the merger agreement and the issuance of shares of FirstBank common stock in the merger and the other matters to be voted on at the annual meeting.

                       OWNERSHIP OF FIRSTBANK COMMON STOCK

         The following table sets forth certain information as of the record date regarding the share ownership of: (1) those persons or entities known by management to beneficially own more than five percent of the common stock, (2) each officer of FirstBank and its subsidiary bank who made in excess of $100,000 (salary and bonus) during the 2003 fiscal year ("named executive officers"); and
(3) all directors and executive officers of FirstBank and of its subsidiary bank as a group.


                                         Number of Shares      Percent of Shares
Name                                 Beneficially Owned(1)(2)     Outstanding
-----------------------------------  ------------------------  -----------------

Beneficial Owners of More Than 5%

Westport Asset Management, Inc.
253 Riverside Avenue
Westport, Connecticut 06880                  100,000(3)               7.11%

FirstBank Northwest                          155,423(4)               11.04
Employee Stock Ownership Plan Trust
920 Main Street
Lewiston, Idaho 83501

Directors

Robert S. Coleman, Sr                         31,100                   2.21
Steve R. Cox                                  35,100                   2.49
W. Dean Jurgens                               25,100                   1.78
William J. Larson                             15,420                   1.10
James N. Marker                               13,251                     *

Named Executive Officers

Clyde E. Conklin (5)                          70,293                   4.99
Larry K. Moxley (5)                           77,498                   5.51
Terence A. Otte                               28,564                   2.03
Donn L. Durgan                                22,706                   1.61
Richard R. Acuff                              17,211                   1.22

All Executive Officers and
 Directors as a Group (10 persons)           336,243                  23.89%

---------------
*        Less than one percent of shares outstanding.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

                     (footnotes continue on following page)

(2) The amounts shown include the following amounts of common stock which the indicated individuals have the right to acquire within 60 days of July 21, 2003 through the exercise of stock options granted pursuant to FirstBank's 1998 Stock Option Plan: Mr. Coleman, 1,400; Mr. Cox, 5,600; Mr. Jurgens, 5,200; Mr. Larson, 5,600; Mr. Marker, 5,600; Mr. Conklin, 19,200; Mr. Moxley, 19,200; Mr. Otte, 8,800; Mr. Durgan, 8,800; Mr.
         Acuff, 2,000 and all executive officers and directors as a group, 81,400.
(3) Information concerning the shares owned by Westport Asset Management, Inc. was obtained from an amendment to a Schedule 13G dated February 14, 2003. According to this filing, Westport Asset Management, Inc. has shared voting power with respect to 30,000 shares and shared dispositive power with respect to 100,000 shares.
(4) Under the terms of the ESOP, the trustees will vote unallocated shares and allocated shares for which no voting instructions are received in their sole discretion. As of March 31, 2003, 69,104 shares have been allocated to participants' accounts. The trustees of the ESOP are Clyde
         E. Conklin and Larry K. Moxley.
(5) Messrs. Conklin and Moxley are also directors of FirstBank and FirstBank Northwest.


                   ANNUAL MEETING OF OREGON TRAIL SHAREHOLDERS

Place, Date and Time

         The annual meeting of Oregon Trail will be held at the Sunridge Inn and Conference Center, Baker City, Oregon on September 3, 2003, at 10:00 a.m., local time.

Matters to be Considered

         The Oregon Trail annual meeting is being held for the following purposes:

         o        to consider and approve the merger agreement;

         o        to elect two directors; and

         o to ratify the appointment of Deloitte & Touche LLP as Oregon Trail's independent accountants.

         The Oregon Trail shareholders also will consider any other matters that may be properly come before the annual meeting. At the time of the mailing of this proxy statement-prospectus, the Oregon Trail board of directors was not aware of any other matters that may be presented for consideration at the annual meeting other than those listed above.

Who Can Vote at the Meeting; Record Date

         You are entitled to vote your Oregon Trail common stock at the annual meeting if the records of Oregon Trail showed that you held your shares as of the close of business on July 21, 2003. As of the close of business on that date, a total of 3,108,153 shares of Oregon Trail common stock were outstanding. Each share of common stock has one vote.

         If you are a beneficial owner of Oregon Trail common stock held in "street name" by a broker, bank or other nominee and you want to vote your shares of Oregon Trail common stock in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

         Quorum. A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Oregon Trail common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting.

         Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

         Vote Required. The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Oregon Trail common stock entitled to vote at the meeting, or 1,554,077 shares of the 3,108,153 shares of Oregon Trail outstanding and entitled to vote as of the close of business on July 21, 2003. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

         The election of the two nominees as directors of Oregon Trail requires the affirmative vote of a plurality of the votes cast at the annual meeting. Oregon Trail's articles of incorporation do not allow shareholders to cumulate their votes for the election of directors. You may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominee receiving the greatest number of votes will be elected.

         The approval of the appointment of Deloitte & Touche LLP as FirstBank's independent auditors for the fiscal year ending March 31, 2004 requires the affirmative vote of a majority of the outstanding shares of Oregon Trail's common stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shares Held by Oregon Trail Officers and Directors and by FirstBank

         As of July 21, 2003, directors and executive officers of Oregon Trail owned 234,337 shares of Oregon Trail common stock. This equals approximately 7.5% of the outstanding shares of Oregon Trail common stock. As of the same date, neither FirstBank nor, to the knowledge of FirstBank, any of its directors and executive officers beneficially owned any shares of Oregon Trail common stock, except for 5,186 shares owned by Clyde E. Conklin, President and Chief Executive Officer of FirstBank. All of the Oregon Trail directors entered into voting agreements with FirstBank under which they have agreed to vote an aggregate of 213,781 shares of Oregon Trail common stock owned by them in favor of the proposal to approve the merger agreement.

Voting by Proxy

         The board of directors of Oregon Trail is sending you this document for the purpose of requesting that you allow your shares of Oregon Trail common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Oregon Trail common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Oregon Trail's board of directors. Oregon Trail's board of directors unanimously recommends a vote:

         o        FOR approval of the merger agreement.

         o        FOR the election of the nominees for director; and

         o FOR the approval of Deloitte & Touche LLP as Oregon Trail's independent auditors for the fiscal year ending March 31, 2004.

         At this time, Oregon Trail does not know of any other matters, other than set forth above, to be presented for action at the annual meeting. If any matters not described in this document are properly presented at the annual meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies for the adoption of the merger agreement. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement.

         If your Oregon Trail common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Please see the instruction form that accompanies this document.

Revocability of Proxies

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must:

         o either advise the Secretary of Oregon Trail in writing before your common stock has been voted at the annual meeting,

         o        deliver proxy instructions to Oregon Trail with a later date;
                  or

         o        attend the meeting and vote your shares in person.

Attendance at the annual meeting will not in itself constitute revocation of your proxy.

ESOP Participants

         If you are a participant in the Oregon Trail Financial Corp. employee stock ownership plan, the proxy card represents a voting instruction to the trustees of the employee stock ownership plan as to the number of shares in your plan account. Each participant in the plan may instruct the trustees as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. The instructions are confidential and will not be disclosed to Oregon Trail. Unallocated shares of common stock held by the employee stock ownership plan and allocated shares for which no voting instructions are received will be voted by the trustees as directed by the plan administrators.

Solicitation of Proxies

         Oregon Trail will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Oregon Trail may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Oregon Trail, together with FirstBank, is paying Regan & Associates, Inc. a fee of up to $7,500, including expenses, to help with the solicitation for its and FirstBank's annual meeting. Oregon Trail also will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of the Oregon Trail Board of Directors

         The Oregon Trail board of directors has unanimously approved the merger agreement and recommends that Oregon Trail shareholders vote "FOR" approval of the merger agreement and the other matters to be voted on at the annual meeting.

                     OWNERSHIP OF OREGON TRAIL COMMON STOCK

         The following table sets forth certain information as of the record date regarding the share ownership of: (1) those persons or entities known by management to beneficially own more than five percent of the common stock, (2) each officer of Oregon Trail and its subsidiary bank who made in excess of $100,000 (salary and bonus) during the 2003 fiscal year ("named executive officers"); and (3) all directors and executive officers of Oregon Trail and of its subsidiary bank as a group.

                                         Number of Shares      Percent of Shares
Name                                 Beneficially Owned(1)(2)     Outstanding
-----------------------------------  ------------------------  -----------------

Beneficial Owners of More Than 5%

Oregon Trail Financial Corp. (3)             349,251                  10.19%
Employee Stock Ownership Plan Trust

David M. W. Harvey                           212,600                   6.20
Hot Creek Capital, L.L.C.
P.O. Box 3178
Gardnerville, Nevada 89410

Westport Asset Management, Inc. (4)          181,000                   5.28
253 Riverside Avenue
Westport, Connecticut 06880

Directors(5)

John Gentry                                   73,818                   2.15
Albert H. Durgan                              63,335                   1.85
Edward H. Elms                                82,887                   2.42
Stephen R. Whittemore                         79,274                   2.31
Charles H. Rouse                              78,818                   2.30
Kevin D. Padrick                               5,000                     *
John A. Lienkaemper (6)                       74,043                   2.16


Named Executive Officers

Berniel L. Maughan                            30,000                     *
Zane F. Lockwood                              53,932                   1.57
Jonathan P. McCreary                          11,115                     *
All Executive Officers and
Directors as a Group (ten persons)           552,222                  16.10%


---------------
*        Less than one percent of shares outstanding.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

                     (footnotes continue on following page)

(2) The table includes exercisable stock options under Oregon Trail's 1998 Stock Option Plan ("Option Plan") in the amounts of 39,702 each for Messrs. Gentry, Lienkaemper, Durgan, Elms, Whittemore and Rouse, and 5,000 for Mr. Padrick. The table also includes exercisable stock options under the Option Plan in the amounts of 30,000, 37,558 and 7,115 for Messrs. Maughan, Lockwood and McCreary, respectively.

(3) Under the terms of the employee stock ownership plan, the trustees will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustees have received voting instructions from participants. As of the record date, 159,915 shares have been allocated to participants' accounts. The trustees of the employee stock ownership plan are William
         H. Winegar, Michelle Kaseburg, Anne Raffetto and Jonathan McCreary.

(4) Based on a SEC Schedule 13G, dated February 14, 2003, that discloses shared voting and dispositive power as to 181,000 shares.

(5) Includes unvested shares in Oregon Trail's Management Recognition and Development Plan. Participants in the Management Recognition and Development Plan exercise all rights incidental to ownership, including voting rights.

(6) Mr. Lienkaemper is a director of Pioneer Bank and is not a director of Oregon Trail.

                                   THE MERGER
                     (FirstBank and Oregon Trail Proposal I)

         The following discussion of the merger is qualified by reference to the merger agreement, which we have attached to this document as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

The Parties to the Merger

         FirstBank. FirstBank, a Washington corporation, was organized in Delaware in March of 1997 for the purpose of becoming the holding company for FirstBank Northwest (formerly known as First Federal Bank of Idaho, a Federal Savings Bank) upon FirstBank Northwest's conversion from a federally chartered mutual to a federally chartered stock savings bank. FirstBank completed its conversion and initial public offering on July 1, 1997.

         FirstBank Northwest, founded in 1920, is a Washington-chartered state savings bank located in Lewiston, Idaho. FirstBank Northwest, which was formed as an Idaho mutual savings and loan association, converted to a federal mutual savings and loan association in 1935 and adopted the federal mutual savings bank charter in 1990. In July 1997, FirstBank Northwest relocated its main office to Clarkston, Washington and on January 30, 1998 converted to a Washington-chartered savings bank. FirstBank Northwest is regulated by the State of Washington, its primary regulator, and the Federal Deposit Insurance Corporation, the insurer of its deposits under the Savings Association Insurance Fund. FirstBank's deposits have been federally insured since 1933 and it has been a member of the Federal Home Loan Bank System since 1933.

         FirstBank Northwest is a community-oriented financial institution that engages primarily in the business of attracting deposits from the general public and using those funds to originate residential mortgage loans, commercial, and agricultural real estate loans within its market area. FirstBank also is active in originating construction, consumer and other non-real estate loans. FirstBank has adopted a mortgage banking strategy pursuant to which it generally sells a majority of the fixed-rate residential mortgage loans.

         Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters related to FirstBank are included in this proxy statement-prospectus under the heading "Election of Directors of FirstBank" on pages 84 to 91.

         For financial statements of FirstBank and a discussion of FirstBank's recent results of operations, see FirstBank's 2003 annual report to shareholders which accompanies this document as Appendix E.

         Oregon Trail Financial Corp. Oregon Trail, an Oregon corporation, was organized on June 9, 1997 for the purpose of becoming the holding company for Pioneer Bank upon Pioneer Bank's conversion from a federal mutual to a federal stock savings bank. The mutual to stock conversion was completed on October 3, 1997.

          Pioneer Bank was organized in 1901. Pioneer Bank is regulated by the Office of Thrift Supervision, its primary regulator, and the Federal Deposit Insurance Corporation, the insurer of its deposits under the Savings Association Insurance Fund. Pioneer Bank's deposits have been federally-insured since 1934 and it has been a member of the Federal Home Loan Bank System since 1934.

         Pioneer Bank is a community oriented financial institution whose principal business is attracting retail deposits from the general public and using these funds to originate one- to- four family residential mortgage loans and consumer loans within its primary market area. Pioneer Bank also actively originates home equity and second mortgage loans. Beginning in 1996, Pioneer Bank began supplementing its traditional lending activities with commercial business loans, agricultural loans, and the purchase of dealer-originated automobile contracts. In addition to its lending activities, Pioneer Bank invests excess liquidity in short to long term U.S. Government and government agency securities and mortgage-backed and related securities issued by U.S. Government agencies.

         Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters related to Oregon Trail are included in this proxy statement-prospectus under the heading "Election of Directors of Oregon Trail" on pages 92 to 101.

         For information on Oregon Trail's business and financial statements and a discussion of Oregon Trail's recent results of operations, see Appendix D.

Overview of the Merger

         The merger agreement provides for a business combination in which Oregon Trail will merge with and into FirstBank. FirstBank will be the surviving corporation in the merger.

         As a result of the merger, except as noted below, each outstanding share of Oregon Trail common stock will be converted into the right to receive, at the election of the holder, either shares of FirstBank common stock or $22.00 in cash. See "-- Conversion of Oregon Trail Common Stock" below. FirstBank will not issue fractions of shares of FirstBank common stock, but instead will pay each holder of Oregon Trail common stock who would otherwise be entitled to a fraction of a share of FirstBank common stock an amount in cash determined by multiplying that fraction by the average closing price of FirstBank common stock over a measurement period prior to the completion of the merger. If there is a change in the number or classification of shares of FirstBank outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Shares of Oregon Trail common stock held directly or indirectly by FirstBank will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either Oregon Trail or FirstBank in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Washington law.

         In connection with the execution of the merger agreement, FirstBank also entered into a standstill agreement with a shareholder of Oregon Trail, Joseph Stilwell and his affiliated entities, which owned 9.2% of Oregon Trail's outstanding shares of common stock when the transaction was negotiated. Oregon Trail had previously entered into a standstill agreement with Mr. Stilwell and his affiliated entities on March 13, 2002 to settle outstanding claims and litigation between them. FirstBank's agreement with Mr. Stilwell and his affiliated entities provides that the Stilwell Group will not propose or seek to effect a merger or sale of FirstBank, solicit proxies in opposition to recommendations or proposals of FirstBank's management, or seek to exercise any control or influence over the management of FirstBank and will dispose of any FirstBank shares of common stock received in the merger as expeditiously as possible but in no event later than six months after the closing of the merger. On March 4, 2003 Mr. Stilwell filed an amended Schedule 13D with the Securities and Exchange Commission reporting that he and his affiliated entities had sold their Oregon Trail common stock.

Conversion of Oregon Trail Common Stock

         When the merger becomes effective, each share of Oregon Trail common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election, either (a) $22.00 in cash without interest or (b) 1.028 shares of FirstBank common stock and cash instead of fractional shares. An Oregon Trail shareholder's receipt of either cash or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. See "-- Cash or Stock Election."

         The per share amount of FirstBank common stock to be received by each Oregon Trail shareholder in the merger is based on the number of shares of Oregon Trail common stock that was issued as of February 23, 2003. If holders of Oregon Trail stock options exercise their right, prior to the closing of the merger, to purchase Oregon Trail common stock, the number of issued shares of Oregon Trail common stock will increase and the amount of FirstBank common stock to be received by each Oregon Trail shareholder will decline. Therefore, the amount of FirstBank common stock that an Oregon Trail shareholder will receive will depend on the elections of other Oregon Trail shareholders and holders of stock options.

Background of and Reasons for the Merger

         FirstBank. Since FirstBank's initial public offering, it has been a strategic objective to utilize capital to support growth. FirstBank's goal has been to grow through banking operations with the objective of converting the balance sheet to reflect that of a commercial bank. Growth from operations, focused on commercial banking, was considered reasonably attainable and manageable as a highly capitalized publicly traded thrift institution. Growth through merger and acquisition was also a longer term strategy. FirstBank sought to identify possible acquisition candidates that would compliment its operations and business strategies, and to make appropriate contacts in pursuit of this goal.

         Over the past several years, numerous candidates were identified and pursued, however, none of these discussions resulted in the execution of a definitive merger agreement. During this period, Oregon Trail, and its subsidiary, Pioneer Bank, was always considered to be a potential candidate because it is located in a market area that is geographically contiguous to FirstBank's existing market areas with no overlapping branches. Oregon Trail was also considered to be a potential candidate because of its stable deposit markets, sizable asset base, strong asset quality, and its community banking philosophy, which is shared by FirstBank. In addition, Pioneer Bank and FirstBank Northwest have common backgrounds as converted thrift institutions, and the board of directors and management of FirstBank believed that a combination of the two companies would enhance FirstBank's competitiveness, and would have a minimal impact on the staff of Oregon Trail.

         Contacts were made at various times with Oregon Trail's previous chief executive officers by FirstBank's chief executive officer. Initial contact with Oregon Trail's present chief executive officer, Berniel L. Maughan, was made by FirstBank's chief executive officer, Clyde E. Conklin, in March 2001. Contact by telephone was maintained on a regular basis. Specific contact was made in November 2002 by Oregon Trail to FirstBank regarding the initiation of a focused discussion on a possible merger/acquisition of the two institutions. An initial meeting was held on November 5, 2002 in Enterprise, Oregon, between Mr. Maughan and Mr. Jonathan P. McCreary, chief financial officer, of Oregon Trail, and Mr. Conklin and Mr. Larry K. Moxley, chief financial officer, of FirstBank. Various other meetings and telephone discussions followed.

         On November 12, 2002, the FirstBank board of directors met in a special session to consider the proposed transaction with Oregon Trail and the expected impact on FirstBank and its shareholders as well as other factors. The following issues were among those identified and discussed by the board of directors:

         o The impact of the transaction on FirstBank's earnings and other related financial issues.

         o The existence of a dissident Oregon Trail shareholder and the perceived impact to FirstBank's operating plan and shareholders.

         o The relative size of Oregon Trail compared to FirstBank and the related capital of the resulting institution and the regulatory capital requirements.

         o Shareholder ownership that would result from the structure of the transaction.

         o        Regulatory issues.

         o Corporate structure and enhanced staffing necessary to effectively manage the larger institution.

         o        Management's and the board's commitment to the combination.

After a lengthy discussion, it was agreed that further consideration and evaluation of this transaction would be in the best interests of FirstBank and its shareholders. Mr. Conklin was instructed by FirstBank's board of directors to convey FirstBank's interest in a possible transaction to Oregon Trail's chief executive officer.

         FirstBank contacted Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") during the week of November 12, 2002 to discuss the possibility of a potential transaction with Oregon Trail and requested that Sandler O'Neill begin preparation of preliminary financial analysis of the proposed combination.

         On November 14, 2002, Mr. Conklin called Mr. Maughan and conveyed FirstBank's interest and position which included the opportunity to build a larger community bank, the desire to operate independently, that the deal must be priced and structured to allow accretion to earnings immediately, that the transaction would be approximately 50% cash and 50% stock, that the dissident shareholder issues were critical, and that if the Oregon Trail's shareholders were seeking an all cash transaction, then FirstBank might not be an appropriate partner. Mr. Maughan was receptive to FirstBank's offer of interest and its position. Subsequently, the two companies agreed that there were potential financial and strategic benefits as a result of a strategic affiliation and agreed to continue discussions. On November 25, 2002, FirstBank and Oregon Trail executed a joint confidentiality agreement.

         During the month of November 2002, FirstBank retained the firm of Darling Consulting Group for asset/liability management consulting and analyses. Darling Consulting Group provided an analysis of FirstBank's pro forma asset/liability position following the consummation of the proposed transaction that showed that the transaction would not have an adverse affect on FirstBank's asset/liability position.

         Sandler O'Neill signed an engagement letter to act as FirstBank's financial advisor with respect to a potential combination with Oregon Trail on December 5, 2002. Following its engagement, Sandler O'Neill began exchanging financial information and discussing preliminary transaction issues with Oregon Trail's financial advisor, Keefe, Bruyette & Woods.

         On December 12, 2002, Sandler O'Neill met with Mr. Conklin and Mr. Moxley of FirstBank to review financial projections of both companies and the pro forma implications of a potential combination. As a result of this meeting, Mr. Conklin and Mr. Moxley decided to present to the FirstBank board of directors the financial analysis of a transaction at $22.00 per share comprised of 50% cash and 50% stock.

         On December 17, 2002, a special meeting of the FirstBank board of directors was convened with Sandler O'Neill representatives to review proposed pricing and structure. After lengthy discussion, the board of directors unanimously agreed that Sandler O'Neill would contact Oregon Trail's financial advisor, Keefe, Bruyette & Woods, and convey the targeted pricing of $22.00 per share for Oregon Trail common stock at approximately 50% cash and 50% stock, subject to the condition that the dissident shareholder must either dispose of his shares of Oregon Trail common stock or execute a standstill agreement.

         On December 18, 2002, Oregon Trail returned a favorable reply to the initial terms of the offer made by FirstBank.

         On December 30, 2002, FirstBank delivered a preliminary term sheet to Oregon Trail. During the next two weeks, FirstBank and its advisors negotiated the terms of the transaction with Oregon Trail and its advisors.

         On January 4, 2003, a special meeting of FirstBank's board of directors was convened to review the terms and conditions of the proposed transaction in order to assure that the directors remained in favor of the proposed

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transaction under the specified terms prior to the initiation of due diligence.
All of the directors unanimously agreed that they were in favor of continuing to proceed.

         On January 10, through January 12, 2003, FirstBank conducted extensive on-site due diligence of Oregon Trail.

         On January 30, 2003, a special meeting of the FirstBank board of directors was convened to review a draft of the proposed Merger Agreement. Special legal counsel, Mr. John F. Breyer, Jr. of Breyer & Associates PC, joined the meeting by telephone conference call.

         Between January 30, 2003 and February 20, 2003 there were further discussions between FirstBank and Oregon Trail and their respective advisors of the terms of the proposed transaction and corresponding revisions to the merger materials.

         On February 21, 2003, a special meeting of the FirstBank board of directors was convened. Special legal counsel, Breyer & Associates PC, and financial advisors, Sandler O'Neill, were present at the meeting. Sandler O'Neill delivered its oral opinion that the merger consideration was fair to FirstBank from a financial point of view. Business included the review of the fairness opinion, Merger Agreement, and resolutions necessary to initiate action and time frames.

         On February 23, 2003, a special meeting of the FirstBank board was convened to further discuss the details of the Merger Agreement.

         On February 24, 2003, a special meeting of the FirstBank board was convened to discuss and take action of the Merger Agreement. At the meeting, the FirstBank board determined that the merger was in the best interests of FirstBank and its shareholders. In reaching this determination, the board considered a number of factors, including that the proposed transaction would:

         o Create a strong franchise with assets of approximately $700 million and a market capitalization of $75 million based on recent market prices.

         o Enhance the capacity to expand commercial and retail banking, and loan production centers into larger markets such as Coeur d'Alene and Boise, Idaho, Spokane, Washington, and the TriCities of Central Washington (Kennewick, Richland and Pasco, Washington).

         o Result in a larger bank in terms of assets, market capital, outstanding shares, larger daily share trading and broader geographical presence, which should enhance the ability to attract other banks interested in merging or being acquired.

         o Create an opportunity for significant operational benefits, cost savings and revenue enhancements through the integration of FirstBank and Oregon Trail. Incorporating the benefits of the anticipated cost savings from the transaction, it was believed that pro forma earnings would be higher than stand-alone earnings.

         o Result in pro forma improvement to FirstBank's return on equity and return on assets.

         o Expand FirstBank Northwest's market area and geographically connect the existing markets of FirstBank Northwest and Pioneer Bank. Pioneer Bank's market area is very similar to the north central Idaho markets, where FirstBank Northwest conducts its business. The economies of both markets are natural resourced based and more rural in nature.

         o Provide a broader and more stable deposit base to facilitate funding for growth strategies.

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
         o Be easier to assess than other possible transactions because FirstBank's Executive Management team is familiar with the Pioneer Bank's market area and its history and operations.

         o Allow FirstBank and Oregon Trail to combine their complimentary product lines and services to improve and extend the combined bank's ability to compete effectively. Additionally, this should enhance non-interest income and enhanced expense savings through efficiencies.

         o Allow First Bank to obtain possible operating synergies and cost reductions, net of consolidation costs, including:

                  o A reduction in personnel expenses, particularly as a result of the reduction of Pioneer Bank's Executive Management team.

                  o A reduction in professional services such as legal, audit, tax, and consulting.

                  o A reduction in compensation expenses through termination and payout of Oregon Trail's stock benefit plans.

                  o Spreading securities and shareholder reporting expenses over a larger base.

                  o        Certain cross-selling opportunities.

         At its February 24, 2003 meeting, FirstBank's board of directors unanimously determined that the terms of the merger, the merger agreement, the issuance of FirstBank stock in connection with the merger, the Executive Management team going forward, and the enhanced shareholder value are advisable and fair to and in the best interest of FirstBank, its shareholders and FirstBank Northwest. In reaching its decision to approve the merger agreement and unanimously recommend that FirstBank shareholders approve the merger agreement, the board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with senior bank management as well as its legal, accounting and financial advisors. The factors considered included:

         o The written opinion of Sandler O'Neill delivered to the First Bank board of directors that the merger consideration was fair to FirstBank from a financial point of view.

         o Information concerning the businesses earnings, operations, and financial condition, prospects, capital levels, and asset quality of FirstBank and Oregon Trail individually and as a combined company.

         o The anticipated accretive effect of the combination on FirstBank's future earnings.

         o The anticipated positive effect of the combination on existing shareholders, employees, officers and customers.

         o The demographic, economic and financial characteristics of the markets is which Oregon Trail operates, including existing competition, history of the market areas with respect to financial institutions, and demand for financial services, on historical and prospective bases.

         o        The results of FirstBank's due diligence review of Oregon
                  Trail.

         o        The terms of the merger agreement.

         o The compatibility of the cultures of FirstBank and its management team with Oregon Trail and its management team and employees.

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
         o The likelihood of receiving required regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

         o The expected qualification of the Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

         o A variety of factors affecting and relating to the overall strategic focus of FirstBank.

         This discussion of the information and factors considered by FirstBank's board is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the definitive agreement, the board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the definitive agreement were the product of arm's length negotiations between representatives of FirstBank and Oregon Trail.

         FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF FIRSTBANK HAS UNANIMOUSLY APPROVED AND ADOPTED THE DEFINITIVE AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF FIRSTBANK AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF FIRSTBANK VOTE FOR THE APPROVAL OF THE MERGER AND THE ISSUANCE OF FIRSTBANK COMMON STOCK IN THE MERGER.

         Oregon Trail. Oregon Trail, an Oregon corporation, is the holding company that owns 100% of the issued and outstanding common stock of Pioneer Bank. Oregon Trail was formed in October 1997 after completing a mutual to stock conversion (the "Conversion"). Oregon Trail is a thrift holding company regulated primarily by the Office of Thrift Supervision. The primary activity of Oregon Trail is overseeing the business of Pioneer Bank. Pioneer Bank is a federal capital stock savings bank and is headquartered in Baker City, Oregon. In addition to the executive and administrative offices in Baker City, Pioneer Bank operates nine banking offices throughout seven counties in Eastern Oregon. Pioneer Bank was chartered in 1901.

         In November 2000, Joseph Stilwell and his affiliated entities (the "Stilwell Group") filed a Schedule 13D announcing its ownership of 7.5% of Oregon Trail's outstanding stock. In its 13D, the Stilwell Group stated its intention to assert shareholder rights and that Oregon Trail could increase shareholder value by, among other things, (a) repurchasing its shares; (b) issuing special dividends; (c) liquidating various assets; and/or (d) selling Oregon Trail. The Stilwell Group also indicated in its filing that Oregon Trail could better evaluate its options to increase shareholder value by retaining an investment banking firm to advise it and further indicated that it was strongly opposed to Oregon Trail expanding in new market areas until Oregon Trail addressed its poor return on equity. Finally, the Stilwell Group also stated that members of the group may seek election or appointment to Oregon Trail's board of directors. In an amended 13D filing on December 13, 2000, the Stilwell Group indicated that it had increased its ownership to 8.5% of Oregon Trail's outstanding stock.

         On January 9, 2001, the Stilwell Group filed an amended Schedule 13D indicating that on December 26, 2000 it had delivered a letter to Oregon Trail demanding that Oregon Trail, pursuant to Oregon law, produce certain corporate records. The filing further indicated that the Stilwell Group had commenced a lawsuit in Baker County, Oregon to compel the inspection of records. On January 8, 2001, Circuit Judge Gregory L. Baxter issued an order allowing an alternative writ of mandamus, scheduling the show cause hearing for January 12, 2001. In an 8-K filing on January 19, 2001 Oregon Trail indicated that the records were made available to the Stilwell Group on January 16, 2001 in accordance with Oregon law, and by agreement between the parties.

         On February 1, 2001 an amended Schedule 13D was filed indicating that the Stilwell group had met with Oregon Trail on January 25, 2001 and had discussed Oregon Trail's business plans and goals for return on equity. In the course of this meeting, the Stilwell Group proposed to Oregon Trail that it invite two nominees of the Stilwell Group to sit on Oregon Trail's Board of Directors through the 2002 annual meeting of shareholders. The Stilwell Group also indicated in its filing that if Oregon Trail rejected its proposal, the Group intended to nominate an alternate slate of directors for the 2001 annual meeting of shareholders, and the Group had retained Beacon Hills

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
Partners, Inc., as its proxy solicitor. On February 14, 2001 Oregon Trail announced that its Board of Directors had rejected the Stilwell Group's request that he be allowed to name two persons to the Board of Directors.

         On February 16, 2001 an amended Schedule 13D was filed and the Stilwell Group indicated its intention to file a lawsuit against Charles Henry Rouse, a director of Oregon Trail. The lawsuit sought a judgment to remove Mr. Rouse from the Oregon Trail Board of Directors and alleged that Mr. Rouse violated Oregon Trail's residency requirement when he moved his primary residence away from the Oregon Trail's market area. The lawsuit also sought the maximum fine against Mr. Rouse under the Oregon Code for violation of the applicable statute. The Stilwell Group also reserved the right to proceed against other directors for breaches of their fiduciary duties with respect to this and other events.

         On May 8, 2001, an amended Schedule 13D was filed and the Stilwell Group indicated that they had sent a letter to Oregon Trail demanding that Oregon Trail remove Edward H. Elms from the Board on the grounds that he gave false deposition testimony in the Rouse lawsuit. The Stilwell Group's letter stated that if Oregon Trail did not demand the resignation of Mr. Elms or commence an action to remove him by May 18, 2001, the Stilwell Group would commence a derivative action to remove Mr. Elms. On May 21, 2001 an amended
Schedule 13D was filed and the Stilwell Group indicated that they had filed a derivative action in the U.S. District Court for the District of Oregon seeking to remove Mr. Elms. Additionally, the Stilwell Group sought to recover its reasonable attorney fees from Mr. Elms on the grounds that the action is a derivative one that will benefit Oregon Trail. In addition, the Stilwell Group announced its intention to demand that Oregon Trail seek reimbursement from Mr. Rouse and all other officers and directors found to have engaged in improper conduct for the costs of their legal defense.

         On May 22, 2001, Oregon Trail engaged Keefe, Bruyette & Woods to provide planning and financial advisory services regarding the strategic direction of Oregon Trail and its shareholder enhancement efforts. The scope of Keefe, Bruyette & Woods's engagement ranged from (i) reviewing and evaluating capital management alternatives; (ii) providing analysis and commentary regarding equity market developments; (iii) assisting with business plan review and including advice on strategy execution; and (iv) advising on shareholder communication matters. Keefe, Bruyette & Woods continued to advise Oregon Trail on an ongoing basis consistent with the scope of its engagement and generally presented a quarterly review to Oregon Trail on its progress in relation to its strategic plan and also provided a quarterly comparison to peer institutions and a general market overview, which included an update on the capital markets and merger and acquisition trends.

         On May 29, 2001, Oregon Trail and Mr. Elms filed their answer, defenses, affirmative defenses, counterclaims and third-party complaint against the Stilwell Group. Oregon Trail and Mr. Elms denied the material allegations of the May 21, 2001 complaint filed by the Stilwell Group. Additionally, four counterclaims and third- party claims were asserted against the Stilwell Group. Two of the counterclaims and third-party claims allege that the May 8, 2001
Schedule 13D and demand letter attached thereto contained defamatory statements against Mr. Elms and Oregon Trail. Oregon Trail and Mr. Elms maintained that Mr. Elms did not commit perjury and that the May 8, 2001 Schedule 13D and demand letter attached thereto was false and misleading. The other two counterclaims and third-party claims charge the Stilwell Group with filing an incomplete, inaccurate and misleading Schedule 13D because the Stilwell Group's May 8, 2001
Schedule 13D attached the demand letter which Oregon Trail and Mr. Elms claimed was defamatory.

         On June 30, 2001, Judge Gregory L. Baxter, Circuit Court Judge for Baker County, Oregon granted Oregon Trail's motion to dismiss the Alternative Writ of Mandamus he had previously issued in a case filed by the Stilwell Group in January, 2001. In addition, the judge also ruled that Oregon Trail was entitled to its attorneys' fees. On July 5, 2001, an amended Schedule 13D was filed and the Stilwell Group indicated that it had filed a new motion seeking the Cede & Co. and non objecting shareholder lists of Oregon Trail.

         On July 27 2001, the Stilwell Group filed an amended Schedule 13D indicating that Circuit Judge Gregory L. Baxter in the Baker County shareholder list litigation issued an order requiring Oregon Trail to turn over to Stilwell Associates, by no later than July 30, the Oregon Trail's non objecting shareholders list, including a breakout of the holdings of Cede & Co. On July 30, in the derivative lawsuit filed against director Edward Elms, Stilwell Associates filed a motion to dismiss the third-party claims and counterclaims for defamation and section

13(d) violations alleging that the statements concerning Mr. Elms are true, absolutely privileged and do not constitute section 13(d) violations.

         On August 17, the Stilwell Group served its notice of intent to nominate either or both Kevin Padrick, Esq., or Neil Bryant, Esq., to Oregon Trail's board at the 2001 annual shareholders meeting.

         On September 12, 2001 Oregon Trail announced that State Circuit Court Judge Janice R. Wilson had granted the Motion for Summary Judgment filed by Charles H. Rouse, an Oregon Trail Director sued by the Stilwell Group. The Stilwell Group had alleged that Mr. Rouse was holding office illegally because he violated Oregon Trail's residency requirement for directors. The Judge granted the motion after hearing oral argument from lawyers for both parties, and specifically found that there was "no evidence" to support the case.

         On September 12, 2001 Oregon Trail filed a lawsuit against members of the Stilwell Group in the U.S. District Court for the District of Oregon alleging that its members violated the federal securities laws by making allegedly false statements in its proxy materials. The Stilwell Group indicated its intention to defend the action and assert counterclaims against Oregon Trail for statements made in Oregon Trail's proxy statement which the Stilwell Group believed violated the federal securities laws.

         On September 14, 2001 the Stilwell Group filed its answer and counterclaims against Oregon Trail alleging, among other things, undue delay, unclean hands, mootness and that statements made in Oregon Trail's proxy materials allegedly violate the federal securities laws. On September 17, 2001 Oregon Trail filed a motion for a preliminary injunction against the Stilwell Group in connection with the litigation. The Stilwell Group opposed the motion and sought a preliminary injunction against Oregon Trail. The hearing on the motion was held on September 25, 2001, and on September 26, 2001, the Court rendered an opinion denying both motions.

         On September 20, 2001 Oregon Trail announced that U.S. District Court Magistrate John Jelderks dismissed the Stilwell Group's suit against Edward Elms and Oregon Trail. The lawsuit alleged that Mr. Elms should be removed from the Oregon Trail Board of Directors. The Court's ruling was based in part on Judge Jelderks' finding that the harm alleged by Stilwell was "speculative". With the dismissal of the original suit, Oregon Trail agreed to dismiss its counterclaims alleging false and misleading statements in the Stilwell Group's Schedule 13D filings.

         On September 21, 2001, Oregon Trail announced that its Board of Directors voted to postpone the annual shareholders meeting originally scheduled for September 28, 2001. The new meeting date was set for October 12, 2001. A notice of the rescheduled meeting date was mailed to all shareholders of record as of August 16, 2001, which remained the record date for shareholders entitled to notice of and to vote at the annual meeting.

         On October 12, 2001 Oregon Trail announced the results of its Annual Meeting of Shareholders. At the annual meeting, John Gentry and Kevin D. Padrick were elected to Oregon Trail's Board of Directors for three year terms to expire in 2004. On October 18, 2001, Oregon Trail agreed to remove Mr. Padrick as a named defendant in the September 12, 2001 proxy litigation.

         During November 2001 and January 2002, the board of directors of Oregon Trail requested that Keefe, Bruyette & Woods meet with them to review current operations of Oregon Trail, with a focus on the strategic opportunities to enhance shareholder value over the next several years, the related risks and rewards of these options, and the current merger and acquisition market. After a thorough review, the Oregon Trail board and management identified certain factors which could potentially limit the ability of Oregon Trail to continue to further enhance shareholder value. These factors included, among others, (i) the low growth profile of Oregon Trail's predominantly rural and agricultural markets; (ii) the increased competition for deposits and specifically the increasing strategic challenges of attracting low cost core checking, savings and money market deposits; (iii) the expenditures required to position Oregon Trail in higher growth markets through a de novo branching strategy and time required to recover the expenditures; (iv) the challenge of attracting and retaining talented management and employees given Oregon Trail's recent public proxy contest; (v) the strategic challenge of leveraging Oregon Trail's excess capital combined with the low growth profile of its operating footprint; (vi) the execution risk that accompanies a strategy of remaining an independent community banking institution in an increasingly competitive banking environment; (vii) the future valuation assigned to a small capitalization, traditional thrift franchise by the capital markets; (viii) the low average trading volume and liquidity of Oregon Trail's common stock; (ix) the record level of current earnings and the prospects for net interest margin contraction in future years given the high levels of mortgage refinancing and significantly lower levels of reinvestment rates in the current interest rate environment; and (x) anticipated expenditures required to implement new technology to remain competitive.

         After considering these challenges, as well as the ability of Oregon Trail to continue increasing shareholder value, the board decided to explore opportunities for a strategic alliance with a potential strategic partner that shared Oregon Trail's philosophy of locally based community banking, operated in higher growth markets and would have the capacity to leverage Oregon Trail's excess capital, had a significantly higher market capitalization or had the capacity to structure a transaction with a significant portion being a cash component to provide liquidity to Oregon Trail shareholders, and had a solid reputation in executing a community banking strategy. On February 12, 2002, Keefe, Bruyette & Woods was engaged by Oregon Trail to explore strategic alternatives to enhance shareholder value, including a possible strategic alliance with a larger partner.

         On March 12, 2002, Oregon Trail announced it had entered a Standstill Agreement (the "Agreement") with the Stilwell Group. The parties agreed to dismiss with prejudice all pending lawsuits between them and to exchange mutual releases. The dismissals concluded both the lawsuits filed by the Stilwell Group for the purpose of removing two directors from the board of directors of Oregon Trail and the pending lawsuit filed by the Oregon Trail against the Stilwell Group in the United States District Court for the District of Oregon alleging violations of securities laws. Under the Agreement, Oregon Trail agreed to adopt an annual target to achieve return on equity greater than the median for all publicly traded thrift institutions with assets between $250 and $500 million for the fiscal year beginning April 1, 2001. So long as the Oregon Trail was successful in meeting this target, the Stilwell Group would not vote for any nominee for election to Oregon Trail's board of directors other than those supported by the Oregon Trail's Board of Directors and would vote all shares in favor of nominees for director nominated by the board of directors and in favor of any proposal submitted by the Oregon Trail's management. In addition, Oregon Trail agreed to endeavor to reduce its capital ratio to 11% within one year of the date of the Agreement, subject to the board's fiduciary duties and Oregon Trail's applicable regulatory and securities requirements. The Agreement also provided that the Stilwell Group would not propose or seek to effect a merger or sale of Oregon Trail, solicit proxies in opposition to recommendations or proposals of Oregon Trail's management, or seek to exercise any control or influence over the management of Oregon Trail. If Oregon Trail failed to achieve its annual return on equity target, it had agreed to utilize its investment banking firm to help Oregon Trail evaluate alternatives to maximize shareholder value.

         During March 2002, Keefe, Bruyette & Woods, working with Oregon Trail, prepared a confidential information memorandum (the "Memorandum") containing financial and operating information about Oregon Trail. Upon completion of the Memorandum, Keefe, Bruyette & Woods was authorized by the board in March 2002 to begin the process of identifying potential strategic partners, and if possible, begin the negotiation of a strategic alliance.

         Keefe, Bruyette & Woods subsequently identified and contacted fourteen potential strategic partners that could enhance the shareholder value of Oregon Trail. Seven of the aforementioned potential strategic partners executed confidentiality agreements and the Memorandum was sent out accordingly. By late April, two parties had submitted written preliminary non-binding indications of interest. On April 25, 2002, after receipt of the preliminary non-binding indications of interest, Keefe, Bruyette & Woods reviewed with the board the pricing and terms of each proposal. After discussion with the board and its legal counsel, it was determined that both of the submitted non- binding indications of interest were attractive enough to merit further consideration by Oregon Trail. Keefe, Bruyette & Woods was instructed to explore the possibility of more favorable terms, including price, from both parties and seek clarification of certain items not addressed by the parties in their preliminary non-binding indications of interest. During May 8 through May 10, 2002, Oregon Trail management met with both potential strategic partners to discuss certain due diligence information. Both parties were given access to additional non-public information and management of Oregon Trail during this time period. Both potential strategic partners were asked to submit a second non-binding indication of interest by May 31, 2002 as well as a written term sheet on transaction and social issues by June 4, 2002. As a result of this process two revised non-binding indications of interest and term sheets were received by the deadline.

         On June 5, 2002 the Oregon Trail board met with Keefe, Bruyette & Woods and Oregon Trail's legal counsel to review the revised non-binding indications of interest. The pricing and terms of each non-binding indication of interest were reviewed by the Oregon Trail board.

         Proposal 1 was an 81%/19% stock and cash mixture from a Washington based thrift holding company ("Company A"). The stock component of the consideration mixture was a fixed exchange ratio and the ultimate value of this proposal was dependent upon the price of Company A's stock at transaction closing and thereafter. The cash component of the consideration was for $24.16 per share. Using a price based on the closing price of the prospective buyer's common stock on May 31, 2002, Keefe, Bruyette & Woods valued this proposal at $24.16 per share.

         The second proposal was for a mixture of stock and cash from a Washington based bank holding company ("Company B"). The cash portion of the consideration mixture would represent between 40% and 49% of the consideration and the stock portion of the consideration mixture would represent between 51% and 60% of the consideration. The stock component was based on a floating exchange ratio so that together the cash and stock offered would have a fixed transaction value until the closing of the transaction, subject to the buyer's stock price remaining above a certain price level (the "floor"). If the buyer's stock price were to drop below the floor, Oregon Trail shareholders would receive a fixed exchange ratio. Keefe, Bruyette & Woods valued this proposal at $25.57 per share.

         The Oregon Trail board determined that the Company B proposal was the most attractive proposal and provided the best potential to maximize long term shareholder value for several reasons, including:

         o        The higher implied price of the Company B offer.

         o The attractive relative valuation of Company B's stock on a price to earnings and price to tangible book basis when compared to Company A. As of the May 31, 2002 date when final indications of interest were submitted, Company B's common stock had the lower price to earnings ratio of the two potential strategic partners based upon published 2002 mean GAAP earnings per share estimates at the time and a significantly lower price to tangible book ratio.

         o The higher portion of cash consideration in Company B's offer was viewed to present a higher degree of liquidity for Oregon Trail shareholders.

         o The existing operating and branch footprint of Company B was closer to Oregon Trail's branch footprint (relative to Company
                  A) and the integration of Oregon Trail was believed to present a lower degree of integration risk that could potentially have a materially adverse impact on its stock price.

         o The fixed price component, subject to a floor, combined with the higher cash component of consideration, was viewed by Oregon Trail to offer higher price stability to shareholders.

         Based upon these factors, the Oregon Trail board authorized Oregon Trail management and Keefe, Bruyette & Woods to negotiate additional social and transaction issues and conduct additional due diligence review with Company B.

         During the week of June 17, 2002 Oregon Trail management met with Company B for off site due diligence review. Company B performed an extensive review of Oregon Trail's credit files and interviewed Oregon Trail management at length. After completion of due diligence, Company B advised Oregon Trail that it was satisfied with its due diligence review and would like to proceed further with a strategic partnership.

         During late June, 2002 Keefe, Bruyette & Woods and Oregon Trail legal counsel continued negotiating additional transaction structure and social issues with Company B and its legal counsel. In early July, 2002, the majority of transaction and social issues had been resolved and Keefe, Bruyette & Woods advised Company B that Oregon Trail would like to commence the negotiation of a definitive agreement.

         On July 8 and July 9, 2002, Oregon Trail performed on site due diligence review on Company B with a focus on credit quality review of Company B's loan files. During this time, the management of Company B disclosed to Oregon Trail and the capital markets that it would be taking a substantial loan loss provision for the June 30, 2002 quarter and that earnings for the quarter would be materially below the Company's historical quarterly net income level.

         On July 12, 2002, legal counsel for Company B delivered a preliminary definitive agreement to Oregon Trail. During this time, Oregon Trail and Keefe, Bruyette & Woods monitored the capital markets' negative reaction to Company B's earnings announcement. At this point Company B's stock price was trading below the floor level of its May 31, 2002 non-binding indication of interest and Oregon Trail shareholders would now be receiving a fixed exchange ratio. In light of the weakness of Company B's stock price, Keefe, Bruyette & Woods began negotiating additional potential transaction structures, including the possibility of an all cash offer. On July 25, 2002, the chief executive officer of Company B met with the Oregon Trail board of directors to discuss Company B's overall strategic plan as well as the recently disclosed developments.

         On July 29, 2002, Company B advised Oregon Trail that it would no longer be in a position at this time to continue discussions concerning a strategic partnership with Oregon Trail, but would instead be focusing on internal issues.

         During this time, Oregon Trail considered the possibility of resuming discussions with Company A. During prior discussions with Keefe, Bruyette & Woods in May 2002 and, at the time aware that they were in a competitive bidding situation with Company B, Company A communicated to Keefe, Bruyette & Woods that they were submitting their strongest possible offer for Oregon Trail when they submitted a non-binding offer of a fixed exchange ratio in an 81%/19% stock and cash mixture on May 31, 2002. Oregon Trail further considered that between May 31, 2002, when Company A originally submitted their non-binding indication of interest, and July 29,2002, Company A's stock price had decreased in value by approximately 20% and was viewed by Oregon Trail to have a reduced capacity to pay an attractive premium to Oregon Trail shareholders. During late July and early August 2002, Company A contacted Keefe, Bruyette & Woods regarding the possibility of resuming strategic discussions with Oregon Trail. Keefe, Bruyette & Woods communicated to Company A that the terms expressed in its May 31, 2002 non-binding indication of interest were not considered attractive enough to consider a strategic partnership given the current trading level of Company A's currency. Company A was advised to contact Keefe, Bruyette & Woods if there was legitimate interest in a partnership with Oregon Trail at a reasonable premium for Oregon Trail shareholders. Additional discussions regarding a partnership with Company A did not materialize.

         On August 7, 2002, Keefe, Bruyette & Woods received an unsolicited query regarding Oregon Trail from a privately held bank holding company ("Company C") based in the southwest region of the United States. Company C executed a Confidentiality Agreement and Keefe, Bruyette & Woods sent out a confidential investor memorandum.

         Throughout late August and early September 2002, Keefe, Bruyette & Woods maintained an ongoing dialogue with Company B about the possibility of resuming discussions of a strategic partnership. On September, 13, 2002 representatives of Keefe, Bruyette & Woods met with management of Oregon Trail and Company B to discuss the possibility of a strategic partnership. Keefe, Bruyette & Woods continued to have discussions with Company B throughout September regarding potential transaction structure and pricing. On October 7, 2002, Company B advised Keefe, Bruyette & Woods that it was still focusing on internal issues was not in position to pursue a strategic partnership with Oregon Trail.

         In early October, Keefe, Bruyette & Woods continued discussions with Company C about a potential strategic partnership with Oregon Trail. On October 25, 2002, Company C conducted on-site due diligence with

Oregon Trail and interviews with Oregon Trail management. On October 29, 2002, Company C advised Keefe, Bruyette & Woods that the Oregon Trail franchise was too far away from its existing footprint and it would not be pursuing a strategic partnership with Oregon Trail Financial Corp.

         In early November 2002, Keefe, Bruyette & Woods and Oregon Trail reinitiated discussions with two potential strategic partners that had originally received the confidential investor memorandum in April of 2002 and had previously declined submitting a non-binding indication of interest. After preliminary discussions about a potential partnership, both parties declined pursuing a transaction with Oregon Trail.

         In early November 2002, Oregon Trail management began informal discussions with the management of FirstBank about the possibility of a strategic partnership. The two companies agreed that there were potential financial and strategic benefits as a result of a strategic affiliation and agreed to continue discussions. Oregon Trail and FirstBank executed a joint confidentiality agreement and on November 25, 2002, Keefe, Bruyette & Woods sent FirstBank a confidential investor memorandum. Throughout late November and early December 2002, both companies shared financial information and discussed potential strategies for operating the combined organization. During the weeks of December 2 and December 9, 2002, Keefe, Bruyette & Woods began having preliminary discussions with FirstBank's financial advisor on a variety of transaction and social issues, including price. FirstBank's financial advisor verbally indicated a preliminary price of $22.00 per share in a combination of cash and stock. On December 17, 2002, Keefe, Bruyette & Woods met with the Oregon Trail board to discuss the preliminary transaction terms. The Oregon Trail board agreed to continue discussions with FirstBank and authorized Keefe, Bruyette & Woods to seek more clarification on potential transaction and social terms.

         On December 30, 2002 FirstBank delivered a preliminary term sheet to Oregon Trail. Throughout early January 2003, Oregon Trail's counsel and Keefe, Bruyette & Woods negotiated numerous financial and social terms with FirstBank's financial advisor and legal counsel. On January 10, 2003, Oregon Trail and FirstBank agreed to the majority of preliminary transaction and social terms and FirstBank commenced on site due diligence on Oregon Trail. FirstBank conducted on site due diligence with Oregon Trail on January 10 through 12, 2003 and interviewed Oregon Trail management about financial and operational matters.

         On January 15 and 16, 2003, Oregon Trail performed due diligence on FirstBank and conducted interviews with FirstBank management. On January 17, 2003, Keefe, Bruyette & Woods and legal counsel met with the Oregon Trail board. During the board meeting, Oregon Trail management, Keefe, Bruyette & Woods and legal counsel reported the due diligence findings. The Oregon Trail board was also provided an update on financial and social terms of the potential transaction. After deliberating the matter at length, the Oregon Trail board instructed Keefe, Bruyette & Woods and legal counsel to negotiate a definitive agreement with FirstBank.

         On January 29, 2003 FirstBank delivered the initial draft of the definitive agreement to Oregon Trail's legal counsel. Throughout late January and early February, legal counsel for Oregon Trail and FirstBank negotiated revisions to the definitive agreement. Concurrent with the negotiations of a definitive agreement, legal counsel for Oregon Trail negotiated a non-disclosure agreement with the Stilwell Group. On January 31, 2003, Oregon Trail and the Stilwell Group executed a non-disclosure agreement. Upon execution of the non-disclosure agreement, legal counsel for FirstBank commenced negotiation of a Standstill Agreement between FirstBank and the Stilwell Group.

         On February 21, 2003, the Oregon Trail board met with Keefe, Bruyette & Woods and Oregon Trail's legal counsel. Prior to this meeting, the revised definitive agreement and the fairness presentation were distributed to Oregon Trail's board for its review. At this board meeting, Oregon Trail's legal counsel reviewed the terms of the definitive agreement and other relevant documents and the contemplated transaction. Keefe, Bruyette & Woods delivered its preliminary opinion that the merger consideration was fair, from a financial point of view, to the holders of Oregon Trail common stock. After a thorough discussion of the transaction, the Oregon Trail board voted unanimously to approve the definitive agreement and authorized execution of the definitive agreement and related documents. The definitive agreement was subsequently executed on February 24, 2003.

         The Oregon Trail board believes that the terms of the definitive agreement are fair and in the best interests of Oregon Trail and its shareholders. In the course of reaching its determination to approve the agreement, the board considered all factors it deemed material. These included:

         o The factors for affiliating with a strategic partner discussed with Keefe, Bruyette & Woods at its November 2001 and January 2002 meetings.

         o The financial condition, results of operations, capital levels, asset quality and prospects for Oregon Trail and FirstBank.

         o The shared community banking philosophy of both organizations and the familiarity of Oregon Trail's markets by FirstBank.

         o The board's consideration of the written opinion of Keefe, Bruyette & Woods that the consideration to be received by Oregon Trail's shareholders pursuant to the agreement was fair to them from a financial point of view.

         o The enhanced ability to offer more competitive services and maintain a stronger competitive presence in its market area as a result of the partnership.

         o The impact of the strategic partnership on the depositors, employees, customers and communities served by Oregon Trail.

         o The types of business that FirstBank conducts in the region and the expanded service FirstBank can provide Oregon Trail's customers and its surrounding communities.

         o The likelihood of receiving the required regulatory approvals in a timely manner.

         The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the definitive agreement, the board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the definitive agreement were the product of arm's length negotiations between representatives of Oregon Trail and FirstBank.

         FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF OREGON TRAIL HAS UNANIMOUSLY APPROVED AND ADOPTED THE DEFINITIVE AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF OREGON TRAIL AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF OREGON TRAIL VOTE FOR THE APPROVAL AND ADOPTION OF THE DEFINITIVE AGREEMENT.

Opinion of FirstBank's Financial Advisor

         Since FirstBank's mutual to stock conversion, FirstBank's board of directors and senior management have consulted periodically with Sandler O'Neill regarding the savings institutions environment generally. By letter dated December 5, 2002, FirstBank retained Sandler O'Neill to act as its financial advisor in connection with a possible merger transaction with Oregon Trail. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill acted as financial advisor to FirstBank in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the February 21, 2003 meeting at which FirstBank's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion that, as of such date, the merger consideration was fair to FirstBank from a financial point of view.

Sandler O'Neill confirmed its opinion in writing as of February 24, 2003, the date the merger agreement was executed. Sandler O'Neill has also delivered to the board a written opinion dated July 24, 2003, which is substantially identical to its February 24th opinion. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O'Neill's updated opinion is attached as Appendix C to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

         Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion is directed to the FirstBank board and is directed only to the fairness of the merger consideration to FirstBank from a financial point of view. It does not address the underlying business decision of FirstBank to engage in the merger or any other aspect of the merger and is not a recommendation to any FirstBank shareholder as to how such shareholder should vote at the special meeting with respect to the merger.

         In connection with rendering its February 24, 2003 opinion, Sandler O'Neill reviewed and considered, among other things:

         1.       the merger agreement and certain related documents;

         2. certain publicly available financial statements and other historical financial information of FirstBank that they deemed relevant;

         3. certain publicly available financial statements and other historical financial information of Oregon Trail that they deemed relevant;

         4. financial projections for FirstBank for the fiscal years ending March 31, 2003 and 2004 reviewed with management of FirstBank;

         5. financial projections for Oregon Trail for the fiscal year ending March 31, 2003 furnished by Oregon Trail and reviewed with managements of FirstBank and Oregon Trail, respectively;

         6. the pro forma financial impact of the Merger on FirstBank, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of FirstBank and Oregon Trail;

         7. the publicly reported historical price and trading activity for FirstBank's and Oregon Trail's common stock, including a comparison of certain financial and stock market information for FirstBank and Oregon Trail with similar publicly available information for certain other companies the securities of which are publicly traded;

         8. the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

         9. the current market environment generally and the banking environment in particular; and

         10. such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

         Sandler O'Neill also discussed with certain members of senior management of FirstBank the business, financial condition, results of operations and prospects of FirstBank and Oregon Trail and held similar discussions with certain members of senior management of Oregon Trail regarding the business, financial condition, results of operations and prospects of Oregon Trail.

         In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of FirstBank and Oregon Trail that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of FirstBank or Oregon Trail or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of FirstBank or Oregon Trail, nor did it review any individual credit files relating to FirstBank or Oregon Trail. With FirstBank's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both FirstBank and Oregon Trail were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of FirstBank or Oregon Trail. Sandler O'Neill is not an accounting firm and they relied, with FirstBank's consent, on the reports of the independent accountants of FirstBank and Oregon Trail for the accuracy and completeness of the audited financial statements furnished to them.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with FirstBank's consent, that there has been no material change in FirstBank's and Oregon Trail's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that FirstBank and Oregon Trail will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

         In rendering its February 24, 2003 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to FirstBank or Oregon Trail and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FirstBank or Oregon Trail and the companies to which they are being compared.

         The earnings projections for FirstBank and Oregon Trail used and relied upon by Sandler O'Neill in its analyses were based upon internal projections furnished by or reviewed with the respective managements of FirstBank and Oregon Trail. With respect to such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, FirstBank's and Oregon Trail's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of FirstBank and Oregon Trail, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for FirstBank and Oregon Trail were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

         In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FirstBank, Oregon Trail and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FirstBank board at the February 21st meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of the common stock of FirstBank or Oregon Trail or the prices at which FirstBank's or Oregon Trail's common stock may be sold at any time.

         Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of FirstBank's common stock on February 19, 2003 of $22.34 and assuming all of Oregon Trail's outstanding shares are converted in the merger into an aggregate of 1,480,064 shares of FirstBank common stock and $36.5 million in cash, Sandler O'Neill calculated an implied transaction value of $22.45 per share. Based upon Oregon Trail's December 31, 2002 financial information, Sandler O'Neill calculated the following ratios:

--------------------------------------------------------------------------------
                               Transaction Ratios
--------------------------------------------------------------------------------

Transaction price/LTM EPS                                                13.13x
Transaction price/Tangible book value per share                         112.11%
Tangible book premium/Core deposits (1)                                  10.43%

--------------------------------------------------------------------------------
(1)      Assumes Oregon Trail's total core deposits are $144.3 million.

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $73.8 million, based upon 3.1 million shares of Oregon Trail common stock outstanding and including the intrinsic value of options to purchase 403,660 shares of Oregon Trail common stock with a weighted average exercise price of $12.47 per share. Sandler O'Neill noted that the transaction value represented a 10.47% premium over the February 19, 2003 closing price of Oregon Trail's common stock of $20.32.

         Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of the common stock of FirstBank and Oregon Trail and the relationship between the movements in the prices of those stocks to movements in certain stock indices, including the Standard & Poor's 500 Index, the Standard & Poor's Bank Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended February 19, 2003, the common stock of FirstBank and Oregon Trail underperformed the regional composite group while outperforming each of the other indices to which they were compared.

--------------------------------------------------------------------------------
            FirstBank's and Oregon Trail's One-Year Stock Performance
================================================================================

                      Beginning Index Value        Ending Index Value
                         February 19 2002           February 19, 2003
                      ---------------------        ------------------

FirstBank                     100.00%                     126.65%
Oregon Trail                  100.00                      111.71
Regional Group                100.00                      138.88
Nasdaq Bank Index             100.00                      102.23
S&P Bank Index                100.00                       98.48
S&P 500 Index                 100.00                       78.01

--------------------------------------------------------------------------------

         During the three-year period ended February 19, 2003, the common stock of FirstBank and Oregon Trail outperformed each of the indices to which they were compared.

--------------------------------------------------------------------------------
           FirstBank's and Oregon Trail's Three-Year Stock Performance
================================================================================

                      Beginning Index Value        Ending Index Value
                         February 18 2000           February 19, 2003
                      ---------------------        ------------------
FirstBank                     100.00%                     225.22%
Oregon Trail                  100.00                      228.96
Regional Group                100.00                      211.24
Nasdaq Bank Index             100.00                      149.82
S&P Bank Index                100.00                      125.70
S&P 500 Index                 100.00                       62.78

--------------------------------------------------------------------------------

         Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for FirstBank, Oregon Trail and two groups of selected financial institutions. The first group, or Regional Group, consisted of FirstBank, Oregon Trail and the following eleven publicly traded savings institutions:

         United PanAm Financial Corp.            Commercial Capital Bancorp
         Horizon Financial Corp.                 First Mutual Bancshares Inc.
         EverTrust Financial Group Inc.          Monterey Bay Bancorp Inc.
         Heritage Financial Corp.                Timberland Bancorp Inc.
         Riverview Bancorp Inc.                  Pacific Premier Bancorp
         Broadway Financial Corp.

         Sandler O'Neill also compared FirstBank and Oregon Trail to a group of publicly traded savings institutions that had a return on average equity (based upon earnings for the twelve-months' ended December 31, 2002) greater than 14.5% and a price-to-tangible book value greater than 164% (the "High Performing Group"). The High Performing Group was comprised of the following institutions:

         NASB Financial, Inc.                    Coastal Financial Corp.
         First Mutual Bancshares Inc.            Pamrapo Bancorp Inc.
         NorthWest Indiana Bancorp (1)           Hingham Institution for Savings
         North Central Bancshares Inc.

-------------
(1) Most recent data for NorthWest Indiana Bancorp was as of or for the twelve months ending September 30, 2002.

         The analysis compared publicly available financial information for FirstBank and Oregon Trail for each of the years ended March 31, 1997 through 2001 and as of and for the twelve months ended December 31, 2002 and the median data for each of the Regional Group and High Performing Group as of and for each of the years ended December 31, 1997 through 2001 and as of and for the twelve months ended December 31, 2002. The table below sets forth the comparative data as of and for the twelve months ended December 31, 2002, with pricing data as of February 19, 2003.

---------------------------------------------------------------------------------------------------
                                   Comparable Group Analysis
---------------------------------------------------------------------------------------------------
                                                                         Regional     High Perform.
                                           FirstBank    Oregon Trail       Group          Group
                                          -----------   ------------    -----------   -------------
Total assets (in millions)                $   326        $   380        $   610        $   589
Tangible equity/total assets                    9.03%         15.45%          9.43%          8.47%
Intangible assets/total equity                  0.00%          0.12%          0.00%          0.00%
Net loans/total assets                         79.82%         63.30%         71.73%         79.35%
Gross loans/total deposits                    125.56%         96.64%         98.56%        117.39%
Total borrowings/total assets                  25.03%         17.30%         14.22%         24.74%
Non-performing assets/total assets              0.67%          0.12%          0.30%          0.28%
Loan loss reserve/gross loans                   1.21%          0.95%          1.27%          0.91%
Net interest margin                             3.89%          4.32%          4.36%          4.00%
Non-interest income/average assets              1.31%          0.85%          0.77%          0.55%
Non-interest expense/average assets             3.50%          2.81%          3.24%          2.38%
Efficiency ratio                               70.37%         57.67%         58.42%         51.45%
Return on average assets                        0.82%          1.32%          1.33%          1.26%
Return on average equity                        8.93%          9.48%         11.50%         16.20%
Price/tangible book value per share           104.86%        104.73%        132.46%        169.95%
Price/LTM earnings per share                   11.64x         11.88x         12.97x         10.91x
Dividend payout ratio                          26.56%         23.98%         21.67%         25.53%
Dividend yield                                  2.28%          2.02%          1.58%          2.65%

---------------------------------------------------------------------------------------------------

         Analysis of Selected Merger Transactions. Sandler O'Neill reviewed merger transactions announced from January 1, 2002 through February 19, 2003 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 26 transactions announced nationwide and three transactions in the Western States region. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, deal value to book value per share, deal value to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to Oregon Trail's financial information as of and for the twelve months ended December 31, 2002. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Oregon Trail's common stock of $26.99 to $38.88 based upon the median multiples for nationwide transactions and $20.60 to $26.66 based upon the median multiples for transactions in the Western states. The implied transaction value of the merger as calculated by Sandler O'Neill was $22.45 per share.

---------------------------------------------------------------------------------------------------
                          Nationwide & Western States Transaction Multiples
---------------------------------------------------------------------------------------------------
                                                 Nationwide                  Western States
                                            Median        Implied         Median        Implied
                                           Multiple        Value         Multiple        Value
                                        --------------  ------------  -------------  --------------
Deal Value/LTM EPS                        $    19.34x    $    33.02          12.07x    $    20.60
Deal Value/Book value                         170.94%    $    34.27         132.98%    $    26.66
Deal Value/Tangible book value                194.19%    $    38.88         132.98%    $    26.63
Tangible book premium/Core deposits(1)         14.16%    $    26.99           3.97%    $    21.98
Premium to market (2)                          37.53%    $    27.95          29.87%    $    26.39

---------------------------------------------------------------------------------------------------

(1)      Assumes Oregon Trail's core deposits total $144.3 million.
(2)      Based on Oregon Trail's February 19, 2003 closing price of $20.32.

         Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Oregon Trail through March 31, 2008 under various circumstances, assuming Oregon Trail's projected dividend stream and that Oregon Trail performed in accordance with the earnings projections for the fiscal year ended March 31, 2003 reviewed with management. To approximate the terminal value of Oregon Trail common stock at March 31, 2008, Sandler O'Neill applied price/earnings multiples ranging from 8x to 24x and multiples of tangible book value ranging from 75% to 175%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Oregon Trail common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Oregon Trail common stock of $10.03 to $35.44 when applying the price/earnings multiples and $12.05 to $33.55 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $22.45 per share.


------------------------------------------------------------------------------
                          Earnings Per Share Multiples
------------------------------------------------------------------------------

Discount Rate           8x         12x         16x         20x         24x
------------------ ----------- ----------- ----------- ----------- -----------

    8.0%           $   13.07   $   18.66   $   24.25   $   29.85   $   35.44
   10.0%               11.94       17.02       22.10       27.18       32.25
   12.0%               10.93       15.55       20.17       24.79       29.41
   14.0%               10.03       14.24       18.45       22.65       26.86

------------------------------------------------------------------------------

------------------------------------------------------------------------------
                    Tangible Book Value Per Share Multiples
------------------------------------------------------------------------------
Discount Rate          75%         100%        125%        150%        175%
------------------ ----------- ----------- ----------- ----------- -----------

    8.0%           $   15.74    $  20.19   $   24.65   $   29.10   $   33.55
   10.0%               14.37       18.42       22.46       26.50       30.54
   12.0%               13.15       16.83       20.50       24.18       27.86
   14.0%               12.05       15.40       18.75       22.10       25.45

------------------------------------------------------------------------------

         Sandler O'Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of FirstBank through March 31, 2008 under various circumstances, assuming FirstBank's projected dividend stream and that FirstBank performed in accordance with earnings projections reviewed with management. To approximate the terminal value of FirstBank common stock at March 31, 2008, Sandler O'Neill applied price/earnings multiples ranging from 6x to 22x and multiples of tangible book value ranging from 50% to 250%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FirstBank common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of FirstBank common stock of $13.38 to $54.71 when applying the price/earnings multiples and $11.26 to $56.51 when applying multiples of tangible book value.


------------------------------------------------------------------------------
                          Earnings Per Share Multiples
------------------------------------------------------------------------------
Discount Rate           6x         10x         14x         18x         22x
------------------ ----------- ----------- ----------- ----------- -----------
    8.0%           $   17.36   $   26.70   $   36.03   $   45.37   $   54.71
   10.0%               15.88       24.36       32.84       41.32       49.80
   12.0%               14.56       22.28       29.99       37.70       45.42
   14.0%               13.38       20.40       27.43       34.46       41.49

------------------------------------------------------------------------------

------------------------------------------------------------------------------
                    Tangible Book Value Per Share Multiples
------------------------------------------------------------------------------
Discount Rate           50%        100%        150%        200%        250%
------------------ ----------- ----------- ----------- ----------- -----------

    8.0%           $   14.55   $   25.04   $   35.53   $   46.02   $   56.51
   10.0%               13.33       22.85       32.38       41.91       51.43
   12.0%               12.24       20.90       29.57       38.24       46.90
   14.0%               11.26       19.15       27.05       34.95       42.85

------------------------------------------------------------------------------

         In connection with its analyses, Sandler O'Neill considered and discussed with the FirstBank Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in September 2003, (2) 1,659,091 of the Oregon Trail shares are exchanged for cash at a value of $22.00 per share, (3) the remaining Oregon Trail shares are exchanged for 1,480,064 shares of FirstBank common stock, (4) earnings per share projections for FirstBank and Oregon Trail consistent with management projections, and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of FirstBank and Oregon Trail. The analysis indicated that for the first full fiscal year following completion of the merger, the merger would be accretive to FirstBank's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.


------------------------------------------------------------------------------
                           Pro Forma Merger Analysis
------------------------------------------------------------------------------

                                               Stand-alone         Pro Forma

Projected twelve months ending 3/31/05 EPS        $2.55              $2.88

Projected Tangible Book Value                    $24.95             $19.30
(at March 31, 2004)

------------------------------------------------------------------------------

         FirstBank has agreed to pay Sandler O'Neill a transaction fee in connection with the merger equal to 0.75% of the aggregate purchase price, or approximately $650,000 (based upon the closing price of FirstBank common stock on July 21, 2003), $50,000 of which was paid upon execution of the merger agreement with the balance contingent and payable upon closing of the merger. FirstBank has also paid Sandler O'Neill $150,000 for rendering its opinion, which will be credited against the transaction fee due upon closing of the merger. FirstBank has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $15,000 and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to FirstBank and Oregon Trail and their respective affiliates and may actively trade the equity securities of FirstBank and Oregon Trail and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Oregon Trail's Financial Advisor

         On February 12, 2002, Keefe, Bruyette & Woods was retained by Oregon Trail to evaluate Oregon Trail's strategic alternatives as part of a shareholder enhancement program and to evaluate any specific proposals that might be received regarding an acquisition of Oregon Trail. Keefe, Bruyette & Woods, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Oregon Trail Board selected Keefe, Bruyette & Woods on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior consultative working relationship with Oregon Trail.

         Pursuant to its engagement, Keefe, Bruyette & Woods was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of Oregon Trail. Keefe, Bruyette & Woods delivered its opinion to the Oregon Trail Board that, as of February 24, 2003 the merger consideration is fair, from a financial point of view, to the shareholders of Oregon Trail. No limitations were imposed by the Oregon Trail Board upon Keefe, Bruyette & Woods with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods has consented to the inclusion herein of the summary of its opinion to the Oregon Trail Board and to the reference to the entire opinion attached hereto as Appendix B.

         The full text of the opinion of Keefe, Bruyette & Woods, which is attached as Appendix B to this Proxy Statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods set forth in this Proxy Statement is qualified in its entirety by reference to the opinion.

         In rendering its opinion, Keefe, Bruyette & Woods (i) reviewed the merger agreement, (ii) reviewed Oregon Trail's and FirstBank's annual reports, proxy statements and form 10-K's for the prior three fiscal years of 2002, 2001 and 2000 and 10-Q's for the quarters ended June 30, 2002 September 30, 2002 and December 31, 2002 and certain other internal financial analysis considered relevant, (iii) discussed with senior management and the board of directors of Oregon Trail the current position and prospective outlook for Oregon Trail, (iv) discussed with senior management of FirstBank their operations, financial performance and future plans and prospects, (v) considered historical quotations, levels of activity and prices of recorded transactions in Oregon Trail's and FirstBank's common stock, (vi) reviewed financial and stock market data of other thrifts in a comparable asset range to Oregon Trail, (vii) reviewed financial and stock market data of other thrifts in a comparable asset range to FirstBank, (viii) reviewed certain recent business combinations with thrifts as the acquired company, which Keefe, Bruyette & Woods deemed comparable in whole or in part, (ix) performed other analyses which Keefe, Bruyette & Woods considered appropriate.

         Summary of Marketing Efforts. In rendering its opinion, Keefe, Bruyette & Woods considered the results of the strategic marketing efforts of Oregon Trail by Keefe, Bruyette & Woods and the process undertaken by Oregon Trail to find a strategic partner. During the marketing of the institution, the following steps were taken by Keefe, Bruyette & Woods to find a strategic partner for Oregon Trail:

         o 16 financial institutions were contacted regarding a potential strategic partnership with Oregon Trail

         o 9 financial institutions executed confidentiality agreements and received a confidential investor memorandum

         o 3 financial institutions submitted a non-binding indication of interest for Oregon Trail

         The following are the reasons why the potential strategic partners identified by Keefe, Bruyette & Woods did not affect a strategic partnership with Oregon Trail:

         o 4 institutions declined the strategic opportunity without citing specific reasons

         o 4 institutions declined the strategic opportunity because of the Oregon Trail market area

         o 3 institutions declined the opportunity because they were in the process of pursuing other strategic opportunities

         o 2 institutions submitted non-binding indications of interest that did not ultimately translate to the execution of a definitive agreement for reasons described in the "Background and Reasons for the Merger" section of the Proxy Statement

         o 1 institution declined the strategic opportunity because Oregon Trail did not meet its size criteria

         o 1 institution declined the strategic opportunity because it did not want to enter a competitive bidding process for Oregon Trail

         The marketing effort of Oregon Trail demonstrated that an extensive fiduciary process in finding a potential strategic partner was undertaken and that the marketing process had, in the opinion of Keefe, Bruyette & Woods, served as an appropriate market test to determine the change of control valuation for Oregon Trail. While no assurance can be given that all potential strategic partners were identified and contacted during the marketing process, the results of the extensive marketing effort indicated that, as of the date of the opinion, the consideration received by Oregon Trail in the merger was fair from a financial point of view.

         Analysis of Recent Comparable Acquisition Transactions. Also in rendering its opinion, Keefe, Bruyette & Woods analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to book value, tangible book value, last twelve months earnings, and premium to core deposits. The analysis included a comparison of the median and average of the above ratios for representative pending and completed acquisitions since January 1, 2000, where the seller was a thrift institution. To compare the Oregon Trail transaction to selling thrift institutions with a similar asset size and transaction value, Keefe, Bruyette & Woods focused on representative pending and completed thrift transactions since January 1, 2000 where the selling institution had an asset size between $150 million and $1 billion and the transaction value was below $125 million. In its analysis of comparable transactions, Keefe, Bruyette & Woods also focused on representative selling thrift institutions that had capital or profitability profile similar to Oregon Trial, or were thrift institutions located in the Western Region of the United States. As a result of these transaction criteria, the following selling thrift institutions were used in analyzing comparable transactions:

         Selling Institution:
         --------------------

         Fidelity Bancorp, Inc.
         Acadiana Bancshares, Inc.
         Empire Federal Bancorp, Inc.
         Potters Financial Corp.
         Bank West Financial Corp.
         Industrial Bancorp Inc.
         First Deposit Bancshares, Inc.
         FSL Holdings Inc.
         WesterFed Financial Corp.
         Cameron Financial Corp.
         Texarkana First Financial Corp.
         First Savings Bancorp Inc.
         Harbor Federal Bancorp Inc.
         Milton Federal Financial Corp.
         Westwood Homestead Financial Corp.

         The comparative transaction analysis resulted in a range of values for Oregon Trail based upon comparable thrift merger and acquisition transactions. Keefe, Bruyette & Woods derived the average and median pricing metrics of the aforementioned comparable group and summarized the results of comparative thrift merger and acquisition trans-actions and compared the range of values to the consideration received by Oregon Trail shareholders. The comparable thrift merger and acquisition statistics are as follows:

                                                                 Price to         Price to last        Core
                                             Price to            Tangible           12 months         Deposit
                                           Book Ratio (%)      Book Ratio (%)      earnings (x)     Premium (%)
                                          ------------------ ------------------ ---------------- -----------------
Low Value                                          98.3                98.3             11.0x                0.39
Average Value                                     129.5               131.2             15.9x                6.63
Median Value                                      122.8               128.2             15.4x                6.30
High Value                                        170.6               170.6             21.1x               14.40

                                                                 Price to         Price to last        Core
                                             Price to            Tangible           12 months         Deposit
                                           Book Ratio (%)      Book Ratio (%)      earnings (x)     Premium (%)
                                          ------------------ ------------------ ---------------- -----------------
Implied Value of FirstBank offer*                 124.2                124.2             14.0x               8.2

---------------
* Based on February 24, 2003 closing price for FirstBank.

         Keefe, Bruyette & Woods viewed the aforementioned comparable group as the most appropriate in deriving a comparable transaction value based on Oregon Trail's size, capital base and earnings. Keefe, Bruyette & Woods viewed the fact that, with the query based on the above criteria producing fifteen transactions with reported pricing metrics in the comparable group, as being statistically significant for the purposes of comparison. Keefe, Bruyette & Woods viewed the four resulting metrics (price to book value, price to tangible book value, price to last twelve months earnings and core deposit premium) from the three comparable groups on an average and median basis, as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

         Given that the value of the consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is within the range of comparable thrift transactions in all cases and is at or above median values both on a price to book value and core deposit premium basis, Keefe, Bruyette & Woods believes that this analysis supports the fairness, from a financial point of view, to Oregon Trail and its shareholders of the consideration to be paid in the merger.

         Pro Forma Analysis. Keefe, Bruyette & Woods also performed an analysis of the combined company to determine the pro forma impact to the combined balance sheet, income statement, estimated GAAP and cash (which exclude the impact of the amortization of intangible assets) earnings per share, estimated tangible book value per share, return on average equity, and tangible equity to assets. In performing its analysis, Keefe, Bruyette & Woods relied on the following assumptions:

         Assumptions by Keefe, Bruyette & Woods for Oregon Trail.
         --------------------------------------------------------

                  1. December 31, 2002 balance sheet and income statement data

                  2. To arrive at an estimate of annual net income, Keefe, Bruyette & Woods annualized the year to date earnings for Oregon Trail for the nine month period ended December 31, 2002

         Assumptions by Keefe, Bruyette & Woods for FirstBank.
         -----------------------------------------------------

                  1. December 31, 2002 balance sheet and income statement data for FirstBank

                  2. To arrive at an estimate of annual net income, Keefe, Bruyette & Woods annualized the year to date earnings for FirstBank for the nine month period ended December 31, 2002

         Transaction Assumptions by Keefe, Bruyette & Woods:
         ---------------------------------------------------

                  1. Oregon Trail shareholders would receive $22.00 per share for 1,695,091 issued and outstanding shares of Oregon Trail Common Stock. 1,480,064 FirstBank shares are exchanged for the remaining number of Oregon Trail issued and outstanding shares of common stock, less the 1,695,091 shares receiving $22.00 per share in cash

                  2. Oregon Trail stock option holders would be exchanged for FirstBank stock options

                  3. Estimated pre-tax transaction expenses and one-time merger charges of $5.6 million.

                  4. To pay the cash portion of the consideration, FirstBank would liquidate existing investment securities earning a pre-tax yield of 5.75%.

                  5. Total intangible assets (goodwill and core deposit intangibles) created in the transaction are estimated to be approximately $19.7million.

                  6. Estimated reduction in Oregon Trail non-interest expenses of 18% based on conversations with FirstBank management.

                  7. Keefe, Bruyette & Woods did not factor in any potential revenue enhancements.

         Under the aforementioned assumptions, Keefe, Bruyette & Woods estimated that the combined company would have significantly higher assets, loans, and deposits, while at the same time remaining well capitalized for regulatory capital purposes. In addition, Keefe, Bruyette & Woods estimated that after the elimination of duplicative back office functions and full realization of anticipated cost savings, the combined company would have higher levels of net income and Oregon Trail shareholders that elected 100% stock consideration would realize higher levels of diluted earnings per share. As a result of its pro forma analysis, Keefe, Bruyette & Woods concluded that the strategic affiliation with FirstBank would create a larger, more competitive financial institution with a broader geographic footprint that would create the size and scale to remain competitive in a rapidly changing financial services competitive landscape. The stronger financial institution as a result of the strategic affiliation, combined with the estimated diluted earnings per share accretion to the Oregon Trail shareholders that elected 100% stock consideration further supported the fairness of the merger consideration to the Oregon Trail shareholders from a financial point of view.

         Based on the above analyses, Keefe, Bruyette & Woods concluded that the consideration was fair, from a financial point of view, to shareholders. This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods and should not be construed independent of the other information considered by Keefe, Bruyette & Woods in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

         In rendering its opinion, Keefe, Bruyette & Woods assumed and relied upon the accuracy and completeness of the financial information provided to it by Oregon Trail and FirstBank. In its review, with the consent of the Oregon Trail Board, Keefe, Bruyette & Woods did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Oregon Trail or FirstBank.

         The fairness opinion of Keefe, Bruyette & Woods is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any shareholder of Oregon Trail as to how such shareholder should vote with respect to the merger proposal.

         Furthermore, Keefe, Bruyette & Woods expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

         Keefe, Bruyette & Woods is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

         In preparing its analysis, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods and Oregon Trail. The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         Keefe, Bruyette & Woods will receive a fee equal to 1.0% of the deal value at closing, plus $15,000, for services rendered in connection with advising and issuing a fairness opinion regarding the merger. Had the transaction closed on June 9, 2003, the amount that would have been paid to Keefe, Bruyette & Woods would have been $809,000. As of the date of the proxy statement-prospectus, Keefe, Bruyette & Woods has received $165,000 of its fee, the remainder of which is due upon approval by shareholders of the merger.

Material Federal Income Tax Consequences

         The following discussion summarizes the material United States federal income tax consequences of the merger to United States persons who hold shares of Oregon Trail common stock as capital assets within the meaning of the Internal Revenue Code, and participate in the merger. It does not purport to be a complete analysis or description of all potential federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not discuss the tax consequences that might be relevant to Oregon Trail shareholders subject to special treatment under United States federal income tax law such as:

         o        dealers or brokers in securities;

         o        tax-exempt entities;

         o        financial institutions;

         o        insurance companies;

         o        foreign persons;

         o persons that hold Oregon Trail common stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and

         o holders who acquired shares of Oregon Trail common stock through the exercise or cancellation of employee stock options or as compensation through other means.

         Further, this discussion does not address any non-income tax considerations or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code and regulations promulgated thereunder, applicable administrative rulings and judicial precedent currently in effect, and on certain factual assumptions. There can be no assurance that there will not be changes in the legal authorities on which this discussion is based (which changes could be retroactive), or that there will not be a change in the facts or the validity of the factual assumptions underlying this discussion, that could alter or modify the statements and conclusions below and could affect the tax consequences of the merger.

         Neither FirstBank nor Oregon Trail plans to obtain any rulings from the Internal Revenue Service concerning tax issues with respect to the merger. However, consummation of the merger is conditioned upon, among other things, each of Oregon Trail and FirstBank receiving an opinion of Silver, Freedman & Taff, L.L.P., acting as special tax counsel to FirstBank. Neither party currently intends to waive receipt of an opinion from special tax counsel as a condition to consummation of the merger. However, if either party should make a determination to waive this condition and will not receive an opinion from special tax counsel on the date of the completion of the merger, each party will circulate a revised proxy statement and resolicit proxies to approve the merger. The opinion of special tax counsel will be dated as of the date of the merger is completed and will be based on the U.S. federal income tax laws in effect as of that date. The opinion of special tax counsel will state, on the basis of the facts, certain representations to be made by the parties and assumptions set forth in the opinion, that:

         o the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

         o FirstBank and Oregon Trail will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

         An opinion of tax counsel represents counsel's legal judgment, but has no binding effect or official status of any kind. The Internal Revenue Service may assert contrary positions. Moreover, contrary positions may be adopted by a court, if the positions are litigated.

         In order for Oregon Trail and FirstBank to receive the opinion of special tax counsel, the cash portion of the merger consideration on the date of the merger agreement must not exceed 55% of the total value of the merger consideration on such date based upon the closing trading price of FirstBank common stock immediately prior to announcement of the transaction, and that the cash portion of the merger consideration on the date of completion of the merger must not exceed 60% of the total value of the merger consideration based upon the closing trading price of FirstBank common stock on the day the merger is completed (or if such day is not a trading day, then based upon the closing trading price on the most recent rading day prior thereto). Special tax counsel will require Oregon Trail and FirstBank to provide representations to it on the date of completion of the merger to the effect that the facts described in the preceding sentence are true and correct, and special tax counsel will rely on such representations, as well as other customary representation from Oregon Trail and FirstBank, in rendering its opinion.

         Assuming the opinion of special tax counsel is rendered to Oregon Trail and FirstBank, the material U.S. federal income tax consequences of the merger to the Oregon Trail shareholders are expected to be as follows:

         o Oregon Trail Shareholders Receiving Only FirstBank Common Stock. If you receive only FirstBank common stock in the merger, you will not recognize gain or loss on the conversion of your shares of Oregon Trail common stock into shares of FirstBank common stock, except to the extent that you receive cash in lieu of fractional shares. If you receive cash in lieu of a fractional share of FirstBank common stock, you will recognize gain or loss equal to the difference between the cash you receive and the part of basis of the Oregon Trail common stock allocated to the fractional share interest. Any such gain or loss will generally be a capital gain or loss.

                  Your tax basis in the FirstBank common stock you receive will be the same as the tax basis of the shares of Oregon Trail common stock you surrender in the merger, less any proportionate part of your basis allocable to any fractional share interest in FirstBank common stock for which you receive cash. Your holding period for the FirstBank common stock you receive will include the holding period of the Oregon Trail common stock you surrender in the merger.

         o Oregon Trail Shareholders Receiving Both FirstBank Common Stock and Cash. You may receive both FirstBank common stock and cash in exchange for your Oregon Trail common stock. If you fall into this category:

         o You will recognize gain, if any, in an amount equal to the lesser of

                  - the excess of the consideration you receive, including both the fair market value of the FirstBank common stock and cash, over the basis of the Oregon Trail common stock you surrender in the merger, or

                  -   the amount of cash you receive.

         o        You will not recognize any loss.

         o Your basis in the FirstBank common stock you receive will be equal to the basis of the Oregon Trail common stock you surrender in the merger, decreased by the amount of cash you receive, and increased by the amount of gain, if any, you recognize, including any amount of gain treated as a dividend as described below.

         o Your holding period for the FirstBank common stock you receive will include the holding period of the Oregon Trail common stock you surrender in the merger.

         If you own both Oregon Trail common stock and FirstBank common stock or own blocks of Oregon Trail common stock with different tax bases, you are urged to consult your own tax advisors with respect to the application of the foregoing rules to your particular situation.

         If you recognize any gain by virtue of the rules described above, you will need to know whether the character of that gain is capital or ordinary. Any gain you recognize will be treated as capital gain unless the receipt of cash has the effect of the distribution of a dividend to you under Section 302 of the Internal Revenue Code, as described below. Capital gain may be subject to preferential tax rates in the case of individuals. Your capital gain will constitute long-term capital gain if you held the Oregon Trail common stock for more than one year prior to the completion of the merger.

         Any gain that you recognize should avoid being treated as a dividend under Section 302 of the Internal Revenue Code provided:

         o the percentage of the outstanding FirstBank stock you owned both actually and under the constructive ownership rules of
                  Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less than 80% of the percentage of the outstanding FirstBank stock that would have been owned actually and constructively by you after the merger if FirstBank had issued solely common stock in the corporate merger and none of the merger consideration had been paid in cash, or

         o your relative stock interest in FirstBank is minimal, you exercise no control over the affairs of FirstBank and the percentage of the outstanding FirstBank stock you owned both actually and under the constructive ownership rules of Section 318 of the Internal Revenue Code, measured after giving effect to the merger, is less (by even a small margin) than the percentage of the outstanding FirstBank stock that would have been owned actually and constructively by you after the merger if FirstBank had issued solely common stock in the merger and none of the merger consideration had been paid in cash.

         The constructive ownership rules of Section 318 of the Internal Revenue Code, mentioned above, treat you as owning (i) stock owned by certain family members, (ii) stock owned by certain entities in which you have an interest, and (iii) stock that could be acquired by you by the exercise of an option or conversion right. Similarly, an entity may be deemed to own stock that is actually owned by persons who have an interest in the entity, such as shareholders, partners or beneficiaries.

         If your receipt of cash has the effect of the distribution of a dividend under the foregoing rules, recognized gain will be treated as a dividend taxable at ordinary income rates only to the extent of your ratable share of undistributed earnings and profits immediately prior to the merger.

         o Oregon Trail Shareholders Receiving Only Cash. If you receive solely cash in exchange for your Oregon Trail common stock, you will be treated as receiving a distribution in redemption of your stock. If you fall into this category, the cash you receive will generally be treated as a distribution in full payment in exchange for your Oregon Trail common stock, and you will recognize gain or loss equal to the difference between the amount of cash you receive and the basis in the Oregon Trail common stock you surrender. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such stock was held for more than one year prior to the date of the merger. However, if you are not treated as completely terminating your interest because of the application of the constructive ownership rules of Section 318 of Internal Revenue Code (described above), under certain circumstances the full amount of cash you receive may be treated as a dividend taxable at ordinary income rates to the extent of undistributed earnings and profits immediately prior to the merger, under Section 302 of the Internal Revenue Code (see discussion above).

         Reporting Requirements and Backup Withholding. Each Oregon Trail shareholder receiving FirstBank common stock as a result of the merger will be required to retain records and file with the shareholder's federal income tax return a statement containing facts relating to the merger.

         Backup withholding at a 27% rate may apply with respect to payments received in the merger unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide his or her correct taxpayer identification number may have to pay penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's United States federal income tax liability provided that any required information is furnished to the Internal Revenue Service.

         Because the foregoing discussion does not address foreign, state, or local taxation and does not deal with all aspects of United States federal taxation, and the tax consequences will not be the same for all Oregon Trail shareholders, you should consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, state, local and other tax laws and the possible effect of any proposed changes in the United States federal income tax laws.

Accounting Treatment of the Merger

         FirstBank will account for the merger as a purchase, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Oregon Trail will be recorded on FirstBank's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by FirstBank exceeds the fair value of the net tangible and identifiable intangible assets acquired by FirstBank through the merger will be recorded as goodwill. Financial statements of FirstBank issued after the effective date of the merger will reflect these values and will not be restated retroactively to reflect the historical position or results of operations of Oregon Trail.

Cash or Stock Election

         Under the terms of the merger agreement, Oregon Trail shareholders may elect to convert their shares into either cash or FirstBank common stock. All elections of Oregon Trail shareholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of Oregon Trail common stock to be converted into FirstBank common stock in the merger must be 46% of the total number of shares of Oregon Trail common stock issued and outstanding on the date of the merger. We are not making any recommendation as to whether Oregon Trail shareholders should elect to receive cash or FirstBank common stock in the merger. Each holder of Oregon Trail common stock must make his or her own decision with respect to such election.

         It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Oregon Trail shareholders in the aggregate elect to receive more or less of the FirstBank common stock than FirstBank has agreed to issue. These procedures are summarized below.

         o If Stock Is Oversubscribed: If Oregon Trail shareholders elect to receive more FirstBank common stock than FirstBank has agreed to issue in the merger, then all Oregon Trail shareholders who have elected to receive cash or who have made no election will receive cash for their Oregon Trail shares and all shareholders who elected to receive FirstBank common stock will receive a pro rata portion of the available FirstBank shares plus cash for those shares not converted into FirstBank common stock.

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         o        If Stock Is Undersubscribed: If Oregon Trail shareholders
                  elect to receive fewer shares of FirstBank common stock than FirstBank has agreed to issue in the merger, then all Oregon Trail shareholders who have elected to receive FirstBank common stock will receive FirstBank common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

                  o If the number of shares held by Oregon Trail shareholders who have made no election is sufficient to make up the shortfall in the number of FirstBank shares that FirstBank is required to issue, then all Oregon Trail shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and FirstBank common stock in whatever proportion is necessary to make up the shortfall.

                  o If the number of shares held by Oregon Trail shareholders who have made no election is insufficient to make up the shortfall, then all Oregon Trail shareholders who made no election will receive FirstBank common stock and those Oregon Trail shareholders who elected to receive cash will receive cash and FirstBank common stock in whatever proportion is necessary to make up the shortfall.

         No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive FirstBank common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

         An election form is being mailed separately from this proxy statement-prospectus to holders of shares of Oregon Trail common stock at a date after this proxy statement-prospectus is being mailed. Each election form entitles the holder of the Oregon Trail common stock to elect to receive either cash or FirstBank common stock or make no election with respect to the merger consideration you wish to receive.

         To make an effective election, you must submit a properly completed election form, along with your Oregon Trail stock certificates representing all shares of Oregon Trail common stock covered by the election form (or an appropriate guarantee of delivery) to Registrar and Transfer Company on or before the date set forth in the election form. Registrar and Transfer Company will act as the exchange agent in the merger and in that role will process the exchange of Oregon Trail stock certificates for cash or FirstBank common stock. Shortly after the merger, the exchange agent will allocate cash and stock among Oregon Trail shareholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Oregon Trail stock certificates after the merger is completed. In any event, do not forward your Oregon Trail stock certificates with your proxy card.

         You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either FirstBank common stock or cash for your Oregon Trail common stock, you should complete and return the election form. If you do not make an election, you will be allocated FirstBank common stock or cash depending on the elections made by other shareholders.

         We make no recommendation as to whether you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

         If certificates for Oregon Trail common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, Oregon Trail shares may be properly exchanged, and an election will be effective, if:

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         o        such exchanges are made by or through a member firm of a
                  registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

         o the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

         o the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Oregon Trail shares, or confirmation of the delivery of all such certificates into the exchange agent's account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

         Oregon Trail shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Oregon Trail common stock designated as non-election shares. Oregon Trail stock certificates represented by elections that have been revoked will be promptly returned without charge to the Oregon Trail shareholder revoking the election upon written request.

         After the completion of the merger, the exchange agent will mail to Oregon Trail shareholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Oregon Trail common stock certificates for the merger consideration. Until you surrender your Oregon Trail stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any FirstBank common stock into which your Oregon Trail shares have been converted. When you surrender your Oregon Trail stock certificates, FirstBank will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Oregon Trail common stock. Oregon Trail stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

         If your Oregon Trail stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our transfer agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

Conditions to Completing the Merger

         FirstBank's and Oregon Trail's obligations to consummate the merger are conditioned on the following:

         o approval of the merger agreement by Oregon Trail's shareholders;

         o approval of the merger contemplated by the merger agreement and the issuance of FirstBank common stock in the merger by FirstBank's shareholders;

         o receipt of all required regulatory approvals without any conditions that would materially and adversely impact the benefits of the merger to FirstBank and the expiration of all statutory waiting periods;

         o no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

         o the registration statement, of which this proxy statement-prospectus is a part of, being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened

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                  proceeding by the Securities and Exchange Commission to
                  suspend the effectiveness of the registration statement and the receipt of all required state "blue sky" approvals;

         o receipt by each of us of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on FirstBank after completion of the merger;

         o the shares of FirstBank to be issued in the merger have been qualified for listing on Nasdaq;

         o receipt by each of us of an opinion from Silver, Freedman & Taff, L.L.P. to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         o receipt by each of us of legal opinions from counsel to the other party;

         o the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date and there not having been any material adverse change in the business or financial position of the other party, and

         o receipt of a certificate signed by the other party's chief executive officer and chief financial officer to that effect.

         The obligation of Oregon Trail to complete the merger is also conditioned on FirstBank having deposited the cash portion of the merger consideration with the exchange agent.

         The obligation of FirstBank to complete the merger is also conditioned upon:

         o Oregon Trail not entering into an agreement to pursue a transaction with another entity other than FirstBank; and

         o Oregon Trail not having any additional benefits payable to insiders other than as disclosed to FirstBank at the time of the signing of the merger agreement.

         We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

         Oregon Trail has agreed that, until completion of the merger and unless permitted by FirstBank, neither it nor its subsidiaries will:

         General Business

         o conduct its business only in the regular, ordinary and usual course consistent with past practice;

         o preserve intact its business organization, customer base, employees and assets to maintain its rights and franchises;

         o not take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

         o not enter into any new lines of business or any transactions other than in the ordinary course of business; and

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         o        keep important contracts and adequate insurance in place.

         Indebtedness

         o not incur any additional indebtedness except in the ordinary course of business consistent with past practices.

         Capital Stock

         o not issue any additional shares of capital stock, except pursuant to the exercise of stock options;

         o        not repurchase or redeem any of its capital stock;

         o not affect any splits, stock or cash dividends or make any other distribution on its capital stock.

         Dispositions

         o not dispose of any of its assets or earning power, or sell any asset, other than in the ordinary course of business for reasonable consideration;

         Investments

         o not enter into or renew any investment securities or deposits other than in the ordinary course of business consistent with past practices;

         o not buy a substantial part of the assets or earning power of another entity;

         o not make any investment in new service contracts, purchase or sale agreements or lease agreements that are material;

         o not acquire control over any corporation, firm, organization, or other entity;

         o not enter into, renew or purchase any investments in equity contracts or engage in hedging activity.

         Contracts

         o except as contemplated by the merger agreement, not enter into, renew, amend or terminate any material contract or agreement, or make any change in or renew any of its material leases or contracts.

         Loans

         o except in the ordinary course of business, consistent with past practices, not renegotiate, renew, increase, extend or purchase any loans, lease, advances, credit enhancements or other extension of credit or any commitment concerning the foregoing;

         o not make any loan or extension of credit in individual loan amounts of over $500,000 individually or $1.0 million in the aggregate;

         o not make or amend any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or officer of Pioneer Bank or loans to holders of more than 5% of Oregon Trail stock, except for loans or extensions of credit that do not exceed more the 2% of Pioneer Bank capital.

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         Employees

         o not grant any increase in the compensation or benefits of any of its employees or officers, except for certain routine annual salary increases;

         o not enter into any severance agreements with its officers or employees;

         o not make any change in retirement benefits unless required by law;

         o not hire any new employee with an annual compensation of over $35,000;

         o not amend any existing employment agreement, indemnification agreement or enter into any new employment agreement;

         o not adopt or terminate any employee benefit plan except as required by the merger agreement or by law.

         Settling Claims

         o not settle any claim against it for more than $25,000 or impose or agree to material restrictions on its operations.

         Governing Documents

         o        not amend its articles of incorporation or bylaws.

         Sale of Assets

         o other than in the ordinary course of business consistent with past practice, not sell or dispose of any of its properties, leases or assets or release any indebtedness except in connection with contracts in force on the date of the merger agreement.

         Capital Expenditures

         o not make any capital expenditures, except for expenditures necessary to maintain existing assets in good repair in amounts less than $30,000.

         Branches

         o not sell, relocate or open or close any branch or other office or file an application pertaining to such action.

         Accounting

         o not change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory requirements.

         Merger Agreement

         o not agree to any action or take any action or omit to take any action which would result in any of its representations and warranties under the merger agreement being or becoming untrue.

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         Taxes

         o not settle or compromise any material tax liability or matters related thereto except in the ordinary course of business consistent with past practice.

         Other Agreements

         o agree not to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

         FirstBank has agreed that, until the completion of the merger, it will not:

         o take any action that would materially adversely affect the ability of FirstBank to obtain any necessary approvals of the regulatory authorities to complete the merger to adversely affect is ability to perform its covenants and agreements under the merger agreement.

Covenants of Oregon Trail and FirstBank in the Merger Agreement

         Agreement Not to Solicit Other Proposals. Oregon Trail has agreed not to initiate, solicit, encourage, facilitate, obtain or endorse any acquisition proposal with a third party. An acquisition proposal means any offer, agreement, or understanding in which a person or entity, other than FirstBank, would:

         o initiate a merger, consolidation, share exchange, consolidation or business combination, or other similar transaction involving Oregon Trail;

         o acquire the right to vote ten percent or more of the outstanding Oregon Trail common stock; and

         o acquire a significant portion of the assets or earning power of Pioneer Bank.

         Despite the agreement of Oregon Trail not to solicit other acquisition proposals, the board of directors of Oregon Trail may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Oregon Trail board of directors, after consultation with and receipt of advice from outside legal counsel, deems such action to be required in order for the board of directors to comply with its fiduciary duties to Oregon Trail shareholders under applicable law.

         If Oregon Trail receives a proposal or information request from a third party or enters into negotiations with a third party, Oregon Trail must notify FirstBank and provide FirstBank with information about the third party and its proposal.

         Employee Matters. Subject to determination of FirstBank's staffing needs, each person who is an employee of Pioneer Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of FirstBank Northwest. FirstBank will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to FirstBank employees. Former employees of Pioneer Bank will be eligible to participate in FirstBank's benefit plans with full credit for prior service with Oregon Trail for purposes of eligibility and vesting (but not for accrual of benefits) purposes.

         Indemnification of Oregon Trail Officers and Directors. FirstBank has agreed that it will indemnify and hold harmless each present and former director and officer of Oregon Trail from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Oregon law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. FirstBank has also agreed to maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than Oregon Trail's

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current policy, for the benefit of Oregon Trail's directors and officers who are currently covered by insurance for three years following consummation of the merger, subject to a cap on the amount of the cost of the insurance.

         Certain Other Covenants. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

         o After all requisite approvals necessary to consummate the merger are obtained, Oregon Trail and Pioneer Bank will modify and change its accruals and reserves so as to be consistent with those of FirstBank and FirstBank Northwest.

         o Oregon Trail will give FirstBank, and FirstBank will give Oregon Trail, access during normal business hours to each's property, books, records and personnel and furnish all information either party may reasonably request. FirstBank and Oregon Trail agree that they will keep confidential all such information and documents unless the information was already known, becomes publicly available, is disclosed with prior written consent from the other party or becomes readily ascertainable from published information.

         o Oregon Trail will promptly provide FirstBank with a copy of each report filed with its banking regulators.

         o FirstBank and Oregon Trail will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

         o Oregon Trail will use its reasonable best efforts to obtain all third party consents necessary to consummate the merger.

         o Oregon Trail will take any necessary action to exempt this transaction from any anti-takeover provisions contained in Oregon Trail's articles of incorporation or bylaws or federal or state law.

         o FirstBank and Oregon Trail will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement.

         o Oregon Trail and FirstBank will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

         o FirstBank will file a registration statement, of which this proxy statement-prospectus is a part of, with the Securities and Exchange Commission registering the shares of FirstBank common stock to be issued in the merger to Oregon Trail shareholders.

         o Oregon Trail will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement. The Oregon Trail board of directors will recommend at the shareholder meeting that the shareholders vote to approve the merger and will use its reasonable best efforts to solicit shareholder approval, unless it determines that such actions would not comply with its fiduciary obligations to Oregon Trail shareholders.

         o Prior to completion of the merger, FirstBank will notify The Nasdaq Stock Market of the additional shares of FirstBank common stock that FirstBank will issue in exchange for shares of Oregon Trail common stock.

         o Oregon Trail will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to FirstBank a letter to the effect that such person will comply with Rule 145.

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         o        Oregon Trail will notify FirstBank of any event necessary to amend or supplement the representations and warranties so that the representations and warranties and schedules remain true and correct.

Representations and Warranties Made by FirstBank and Oregon Trail in the Merger Agreement

         FirstBank and Oregon Trail have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See "-- Conditions to Completing the Merger."

Termination and Amendment of the Merger Agreement

         The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by Oregon Trail shareholders, as follows:

         o        with the mutual written consent of FirstBank and Oregon Trail;

         o by FirstBank if Oregon Trail fails to conduct its business pursuant to the covenants made in the merger agreement;

         o by either party if the merger is not consummated by October 31, 2003, unless the delay is caused by a governmental regulatory agency's review of a required application and Oregon Trail agrees to an extension required by FirstBank;

         o by either party upon denial of any required regulatory approval;

         o by FirstBank if its conditions to consummate the merger are not satisfied as of the closing date or by Oregon Trail if its conditions to consummate the Merger are not satisfied as of the closing date;

         o by either party if there has been a material adverse change in the business or financial position of the other party;

         o by either party if the other party has committed a material breach of any obligation of the other party that has not been cured within 30 days after the giving of written notice of such breach;

         o by FirstBank if Oregon Trail enters any agreement with a view toward being acquired or effecting a business combination with any other person; or

         o by FirstBank if Oregon Trail or Pioneer Bank enters into any supervisory agreement, cease and desist order, memorandum of understanding or similar arrangement with any bank regulatory agency or has any claim or action concerning federal or state securities law against it or its officers and directors for their services as officers and directors.

         Termination Fee. The merger agreement requires Oregon Trail to pay FirstBank a termination fee of $3.5 million under certain circumstances. The fee may be demanded by FirstBank in the event any of the following occurs:

         o Oregon Trail, without the written consent of FirstBank, enters into or recommends to Oregon Trail shareholders an agreement with a third party providing for certain acquisition transactions including a merger or similar transaction involving Oregon Trail, the purchase, acquisition or lease of substantially all of the assets of Oregon Trail or the acquisition of 25% or more of Oregon Trail stock; or

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         o        a valid proposal to engage in an acquisition transaction, as described above, is made to Oregon Trail or Pioneer Bank, and after the proposal is made:

                  o Oregon Trail or Pioneer Bank breaches the merger agreement and the breach entitles FirstBank to terminate the merger agreement,

                  o Oregon Trail shareholders fail to approve the merger agreement at the annual meeting of Oregon Trail shareholders,

                  o the annual meeting is canceled without the fault of FirstBank, or the Oregon Trail board of directors withdraws or modifies in a manner adverse to FirstBank its recommendation to shareholders to approve the merger agreement.

         o the board of directors of Oregon Trail shall fail to favorably recommend, or have withdrawn their favorable recommendation of the merger.

         Oregon Trail's obligation to make this payment terminates on the earliest of

         o        the consummation of the merger;

         o the date on which the merger agreement is validly terminated in accordance with its terms, other than a termination by FirstBank as a result of certain breaches of the merger agreement by Oregon Trail, provided that the termination occurs before a payment event; or

         o the date that is 12 months after the termination or expiration of the merger agreement by FirstBank unless one of the payment events listed above has already occurred.

         The termination fee is intended to increase the likelihood that the merger will be consummated according to the terms set forth in the merger agreement and may be expected to discourage competing offers to acquire Oregon Trail from other parties because the termination fee could increase the cost of such acquisition. To the best of Oregon Trail's knowledge, no event that would permit FirstBank to demand payment of the termination fee has occurred as of the date of this proxy statement-prospectus.

         Amendment of the Merger Agreement. Before the completion of the merger, FirstBank and Oregon Trail may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Oregon Trail shareholders, FirstBank and Oregon Trail can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Oregon Trail's shareholders under the terms of the merger.

Directors and Officers of FirstBank Following the Merger

         After completion of the merger, the officers and directors of FirstBank will be those persons serving as the officers and directors of FirstBank immediately prior to the merger and John Gentry, a current director of Oregon Trail, who was designated by FirstBank after consultation with Oregon Trail.

Interests of Our Directors and Officers in the Merger that Differ From Your Interests

         Some members of Oregon Trail's management and board of directors may have interests in the merger that are in addition to or different from the interests of Oregon Trail shareholders. Oregon Trail's board of directors was aware of these interests and considered them in approving the merger agreement.

         Employment Agreements. There will be payments and waiver agreements among FirstBank and Oregon Trail and each of Mr. Maughan, Mr. Lockwood and Mr. McCreary, which provide among things, for the termination of Mr. Maughan's, Mr. Lockwood's and Mr. McCreary's rights to receive benefits under their employment agreements upon

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consummation of the merger in exchange for a cash payment at the time in the amounts of $616,354, $382,567 and $379,986, respectively.

         Employee Severance Compensation Plan. Pioneer Bank maintains the Pioneer Bank Employee Severance Compensation Plan to provide benefits to eligible employees in the event of a change in control of Oregon Trail or Pioneer Bank. Under the plan, in the event of a change in control of Oregon Trail or Pioneer Bank, eligible employees, other than officers of Pioneer Bank, who are terminated or who terminate employment (but only upon the occurrence of events specified in the plan) within 12 months of the effective date of a change in control will be entitled to a payment based on their years of service with Pioneer Bank. A minimum payment is equal to three months of compensation and a maximum payment is equal to six months of compensation. However, the maximum payment for any eligible employee would be equal to six months of their then current compensation. In addition, senior vice presidents of Pioneer Bank, vice presidents of Pioneer Bank and assistant vice presidents/managers of Pioneer Bank would be eligible to receive a severance payment equal to 18, 12 and nine months, respectively, of their current compensation. As of the date of this proxy statement-prospectus, only one employee, other than an executive officer, has been notified that he will be terminated at or near the closing of the merger. His change in control payment will be approximately $74,000 under the plan.

         Directors Retirement Plan. Pioneer Bank maintains the Pioneer Bank Director's Plan which provides that, in the event of a change in control of Oregon Trail, each director of Pioneer Bank within 30 days of such date, would receive a payment equal to the present value of seven times the annual fees payable to the director at the effective time of the change in control. The present value calculation is based on the applicable federal rate as published by the Internal Revenue Service. The aggregate amount payable under the Director's Plan to all current directors and directors emeriti would be approximately $710,586.

         Vesting of Oregon Trail Restricted Stock. Directors, officers and employees of Oregon Trail received grants of restricted stock under Oregon Trail's 1998 Management Recognition and Development Plan, with vesting of the shares to occur over a period of five years. Under the terms of the plan, all unvested restricted shares of Oregon Trail common stock will become vested upon a change in control of Oregon Trail. The merger will constitute a change in control of Oregon Trail. As of March 31, 2003, a total of 6,422 shares of unvested restricted stock, which will be converted into the right to receive the same merger consideration as all other shares of Oregon Trail common stock were held by two executive officers of Oregon Trail. In addition, 58,362 shares of unvested restricted stock were held by the directors of Oregon Trail as of March 31, 2003.

         Oregon Trail Stock Options. Under the terms of the Oregon Trail stock-based incentive plan, all outstanding options to purchase Oregon Trail common stock under Oregon Trail's stock option plan will become vested upon completion of the merger. As of March 31, 2003, the directors and executive officers of Oregon Trail held options to purchase a total of 355,207 shares of Oregon Trail common stock with a weighted average exercise price of $12.56.

         Appointment of Oregon Trail Director to the FirstBank and FirstBank Northwest Board of Directors. Upon completion of the merger, FirstBank will appoint John Gentry to the boards of directors of FirstBank and FirstBank Northwest. Mr. Gentry will be paid the same fees payable to FirstBank's and FirstBank Northwest's directors.

         Termination of the Oregon Trail Employee Stock Ownership Plan. Oregon Trail will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan and will allocate the surplus cash and FirstBank common stock to the accounts of the plan participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

         Protection of Oregon Trail Directors and Officers Against Claims. FirstBank has agreed to indemnify and hold harmless each present and former director and officer of Oregon Trail from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Washington law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. FirstBank has also agreed to advance any related costs to each of these persons as they are incurred. FirstBank has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of Oregon Trail's directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Regulatory Approvals Needed to Complete the Merger

         The merger of Oregon Trail with FirstBank is subject to the prior approval of the Office of Thrift Supervision under the Savings and Loan Holding Company Act. FirstBank filed an application with the OTS on June 2, 2003.

         Completion of the merger of Pioneer Bank with FirstBank Northwest is subject to prior approval of the Office of Thrift Supervision. In reviewing applications for transactions of this type, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. FirstBank filed an application with the OTS on June 2, 2003.

         Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of FirstBank Northwest and Pioneer Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. FirstBank Northwest and Pioneer Bank each received a "Satisfactory" rating during their last federal Community Reinvestment Act examinations.

         In addition, a period of 15 to 30 days must expire following approval by the OTS before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of Washington will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

         The merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to Completing the Merger" and "-- Termination and Amendment of the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under "-- Conditions to Completing the Merger."

         The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Oregon Trail common stock to FirstBank common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Resale of FirstBank Common Stock

         The shares of FirstBank common stock to be issued to shareholders of Oregon Trail in the merger have been registered under the Securities Act of 1933. Shares of FirstBank common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Oregon Trail, as that term is defined in the rules under the Securities Act. FirstBank common stock received by those shareholders of Oregon Trail who are deemed to be "affiliates" of Oregon Trail at the time the merger is submitted for vote of the shareholders of Oregon Trail may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Oregon Trail is an individual or entity that controls, is controlled by or is under common control with Oregon Trail, and may include the executive officers and directors of Oregon Trail, as well as certain principal shareholders of Oregon Trail. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

         Oregon Trail has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of Oregon Trail for purposes of Rule 145 under the Securities Act to deliver to FirstBank a written agreement intended to ensure compliance with the Securities Act.

When Will the Merger be Completed

         The closing of the merger will take place on a date designated by FirstBank that is no later than 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless we agree to a later date. See "-- Conditions to Completing the Merger." On the closing date, FirstBank will file articles of merger with the Washington Secretary of State merging Oregon Trail into FirstBank. The merger will become effective at the time stated in the articles of merger.

         FirstBank and Oregon Trail expect to complete the merger in the fourth calendar quarter of 2003. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "-- Regulatory Approvals Needed to Complete the Merger." Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before December 31, 2003, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See "--Termination and Amendment of the Merger Agreement."

Expenses

         Each of FirstBank and Oregon Trail will pay its own costs and expenses incurred in connection with the merger.

Dissenters' Rights

         Under Oregon law, shareholders do not have the right to exercise appraisal rights. If the merger is approved, Oregon Trail shareholders who voted against the merger agreement will be treated the same as other Oregon Trail shareholders.

                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2003 and the unaudited pro forma condensed combined consolidated statements of income for year ended March 31, 2003 give effect to the pending merger, accounted for as a purchase.

         The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of FirstBank and Oregon Trail under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma condensed combined consolidated statements of income give effect to the merger as if the merger had been consummated on April 1 of the earliest period presented. The unaudited pro forma condensed combined consolidated financial statements do not give effect to the anticipated cost savings in connection with the merger.

         You should read the unaudited pro forma condensed combined consolidated financial statements in conjunction with the consolidated historical financial statements of FirstBank and Oregon Trail, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. In addition, FirstBank will incur costs in acquiring Oregon Trail. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and costs and, accordingly, does not attempt to predict or suggest future results.

         Pro forma per share amounts for the combined company are based on a
1.028 exchange ratio.

              FIRSTBANK NW CORP. AND OREGON TRAIL FINANCIAL CORP.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 2003

                                                        Historical
                                                 ----------------------------
                                                                 Oregon Trail      Pro Forma
                                                  FirstBank        Financial      Adjustments       Pro forma
                                                   NW Corp.          Corp.       debit (credit)    combined (1)
                                                 -----------     ------------    --------------    ------------
                                                                         (In thousands)
ASSETS
Noninterest-bearing cash deposits                 $   9,379        $   1,860        $      32        $  11,871
Interest-bearing cash deposits                       15,362            7,254               --           22,616
Securities available-for-sale                        24,462          107,935               --          132,397
Securities held-to-maturity                           1,969               --               --            1,969
Equity securities, at cost                            5,731            6,727               --           12,458
Loans held for sale                                   5,214               --               --            5,214
Loans receivable, net of allowance for loan
    losses                                          251,805          228,227            5,600          485,632
Accrued interest receivable                           1,882            1,906               --            3,788
Premises and equipment, net                           7,210            8,719              752           16,681
Goodwill                                                 --               --           15,695           15,695
Intangible assets                                        --               --            5,921            5,921

Other assets                                          9,384           14,857              588           24,829
                                                  ---------        ---------        ---------        ---------
Total assets                                      $ 332,398        $ 377,485        $  28,588        $ 738,471
                                                  =========        =========        =========        =========

LIABILITIES
Deposits                                          $ 214,340        $ 249,126        $   2,300        $ 465,766
Advances from borrowers for taxes and
    insurance                                         1,192               38               --            1,230
Advances from Federal Home Loan Bank                 81,816           64,500            5,600          151,916
Bridge loan                                              --               --           41,900           41,900
Deferred income taxes                                   453            1,231               --            1,722

Accrued expense and other liabilities                 4,533            2,445              462            7,440
                                                  ---------        ---------        ---------        ---------
Total Liabilities                                   302,334          317,378           50,262          669,974

SHAREHOLDERS' EQUITY
Preferred stock                                          --               --               --               --
Common stock                                             14               29              (10)              33
Additional paid-in capital                            9,842           23,815           14,599           48,256
Unearned ESOP shares                                   (884)            (805)             805             (884)
Deferred compensation                                  (157)            (881)             881             (157)
Retained earnings, substantially restricted          20,214           36,098          (36,098)          20,214

Accumulated other comprehensive income                1,035            1,851           (1,851)           1,035
                                                  ---------        ---------        ---------        ---------
Total shareholders' equity                           30,064           60,107          (21,674)          68,497

Total Liabilities and Shareholders' Equity        $ 332,398        $ 377,485        $  28,588        $ 738,471
                                                  =========        =========        =========        =========

(1) Following repayment of $41.9 million bridge loan within one month following the close of the merger, funded through the sale of securities, pro forma assets would be reduced to approximately $696.6 million.

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

              FIRSTBANK NW CORP. AND OREGON TRAIL FINANCIAL CORP.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED MARCH 31, 2003

                                                             Historical
                                                    ------------------------------
                                                                      Oregon Trail        Pro Forma
                                                     FirstBank          Financial        Adjustments          Pro forma
                                                      NW Corp.            Corp.         debit (credit)         combined
                                                    -----------       ------------      --------------       -----------
                                                                   (In thousands, except per share data)
Interest Income:
  Loans receivable                                  $    18,233        $    18,964        $    (1,793)       $    35,404
  Mortgage-backed securities                                729              4,414                 --              5,143
  Investment securities                                     629              1,042                 --              1,734
  Other                                                     921                412                 --              1,333
                                                    -----------        -----------        -----------        -----------
     Total interest income                               20,575             24,832             (1,793)            43,614
                                                    -----------        -----------        -----------        -----------

Interest expense:
Deposits                                                  4,643              5,302             (1,040)             8,905
Advances from Federal Home Loan Bank
  and other borrowings                                    4,067              3,872             (1,054)             6,885
                                                    -----------        -----------        -----------        -----------

     Total interest expense                               8,710              9,174             (2,094)            15,790
                                                    -----------        -----------        -----------        -----------

     Net interest income                                 11,865             15,658               (301)            27,824

Provisions for loans losses                              (1,033)              (321)                --             (1,354)
                                                    -----------        -----------        -----------        -----------

     Net interest income after provisions for
       loan losses                                       10,832             15,337               (301)            26,470
                                                    -----------        -----------        -----------        -----------

Noninterest income:
  Gain on sale of loans                                   2,128                352                 --              2,480
  Service fees and charges                                2,097              2,340                 --              4,437
  Commissions and other                                     161                759                 --                920
                                                    -----------        -----------        -----------        -----------
                                                          4,386              3,451                 --              7,837

Noninterest expenses:
  Compensation and related benefits                       7,057              6,722                 --             13,779
  Occupancy                                               1,260                733                 --              1,993
  Other                                                   3,076              3,808                624              7,508
                                                    -----------        -----------        -----------        -----------
                                                         11,393             11,263                624             23,280
                                                    -----------        -----------        -----------        -----------

     Income before income tax expense                     3,825              7,525               (323)            11,027

Income tax expense                                        1,053              2,371               (123)             3,301
                                                    -----------        -----------        -----------        -----------

NET INCOME                                          $     2,772        $     5,154        $      (200)       $     7,726
                                                    ===========        ===========        ===========        ===========

Basic earnings per share                            $      2.15        $      1.78        $     (0.14)       $      2.79
                                                    ===========        ===========        ===========        ===========

Diluted earnings per share                          $      2.07        $      1.67        $     (0.12)       $      2.56
                                                    ===========        ===========        ===========        ===========

Weighted average common shares
  outstanding - basic                                 1,287,967          2,902,501          1,480,064          2,768,031
                                                    ===========        ===========        ===========        ===========

Weighted average common shares
  outstanding - diluted                               1,341,111          3,081,535          1,679,510          3,020,621
                                                    ===========        ===========        ===========        ===========

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

         The unaudited pro forma combined balance sheet as of March 31, 2003, and the unaudited pro forma combined statement of income for the year ended March 31, 2003, combine the historical financial statements of FirstBank and Oregon Trail after giving effect to the merger using the purchase method of accounting. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at April 1, 2003. Pro forma adjustments to the statement of income are computed as if the transaction occurred at March 31, 2003. In addition, the following financial statements do not reflect any anticipated cost savings, which may be realized by FirstBank after completion of the merger.

         The unaudited pro forma information is not intended to represent what FirstBank and Oregon Trail's combined results of operations actually would have been if the merger had occurred on March 31, 2003. The information has been prepared assuming that the merger will be accounted for under the purchase method of accounting such that the assets acquired and liabilities assumed will be recorded at their estimated fair values, with the excess of the purchase price over the net fair values recorded as intangible assets. These pro forma financial statements should be read in conjunction with the consolidated financial statements of FirstBank and Oregon Trail incorporated by reference in this registration statement and the consolidated financial statements of Oregon Trail included herein. The unaudited pro forma combined balance sheet and statement of income are not necessarily indicative of the combined financial position at consummation of the merger or the results of operations following consummation of the merger.

Note 1.  Basis of Presentation

         On February 24, 2003, FirstBank, the savings and loan holding company for FirstBank Northwest, and Oregon Trail, the savings and loan holding company for Pioneer Bank, entered into a merger agreement whereby each of the issued and outstanding common shares of Oregon Trail will be exchanged for shares of FirstBank or $22.00 in cash per share. Elections to receive stock, cash or a combination of stock and cash by the shareholders of Oregon Trail will be limited by a requirement that 46% of the total number of outstanding shares of Oregon Trail common stock be exchanged for FirstBank common stock. It is anticipated that the merger will be consummated in the fourth quarter of calendar year 2003.

         Under accounting principles generally accepted in the United States of America, the merger will be accounted for using the purchase method of accounting and, as such, the assets and liabilities acquired will be recorded at fair value. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Tangible Assets, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized. Goodwill must be tested for impairment in future periods following the business combination. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. Also, in accordance with this statement, intangible assets other than goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall be amortized based on the estimated useful life of the intangible asset unless that life is determined to be indefinite.

Note 2.  Accounting Policies and Financial Statement Classifications

         The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary. The nature and extent of these adjustments have not been determined but are not expected to be significant.

Note 3.  Merger- and Restructuring-Related Charges

         Merger and restructuring related charges such as additional office supplies, expenses related to conversion of data processing systems, capital expenditures for data processing equipment and signage have not been included in the unaudited pro forma combined balance sheet and statement of income as the proposed charges are nonrecurring.

Note 4.  Pro Forma Earnings Per Share

         The pro forma combined earnings per share information for the year ended March 31, 2003, has been computed based on the pro forma combined weighted average common shares outstanding for the period as if the merger had occurred at the beginning of the earliest period presented. The basic and fully diluted weighted average common shares outstanding for FirstBank were adjusted to include the converted Oregon Trail weighted average common shares outstanding. In accordance with the merger agreement, 46% of the outstanding common shares of Oregon Trail will be converted into common shares of FirstBank at an exchange ratio of 1.028.


Basic Shares                                    1,287,967
Average basic shares
Common stock issued to Oregon Trail
    shareholders (a)                            1,480,064
                                                ---------
Average shares - basic                          2,768,031
                                                =========

Diluted Shares
Average diluted shares                          1,341,111
Common Stock issued to Oregon Trail
    shareholders (a)                            1,480,064
Dilutive effect of stock option rollover          199,446
                                                ---------
Average shares - diluted                        3,020,621
                                                =========

(a) For pro forma calculations, shares valued at $22.00 per share are assumed to be outstanding during the entire period

Note 5.  Pro forma Adjustments

         The merger transaction with Oregon Trail has been reflected in the pro forma combined condensed balance sheet as of March 31, 2003, as follows (in thousands):


Consideration paid:
Cash
   Paid to sellers                                                     $ 36,500
   Estimated direct merger costs                                          5,368
                                                                       --------
                                                                         41,868
Common stock issued (1,480,064 shares value at $22.00 per share)         34,101
Fair value of unexercised stock options of Oregon Trail converted
   to FirstBank stock options                                             4,332
                                                                       --------
Total cost of merger                                                     80,301
Less: Oregon Trail equity at March 31, 2003                             (60,107)
                                                                       --------
Excess cost                                                            $ 20,194
                                                                       ========

Allocation of excess cost:
   Fair value adjustment - loans receivable, net                       $  5,600
   Fair value adjustment - premise and equipment                            752
   Core deposit premium intangible asset                                  5,841
   Non-compete agreement intangible asset                                    80
   Deferred tax assets                                                      588
   Fair value adjustment - time deposits                                 (2,300)
   Fair value adjustment - FHLB advances                                 (5,600)
   Other liabilities                                                       (462)
                                                                       --------
      Subtotal                                                            4,499
   Goodwill                                                              15,695
                                                                       --------
                                                                       $ 20,194
                                                                       ========

         The computations reflected above are preliminary. The actual amounts at which the transaction will be recorded are dependent on the equity of Oregon Trail at the date of closing and an allocation of the purchase price to the fair values of the net assets acquired at the date of closing.

         FirstBank intends to utilize a $41.9 million bridge loan to provide for the $36.5 million in cash to purchase shares of Oregon Trail common stock at $22.00 per share and pay other merger related expense. The bridge loan is estimated to be outstanding for less than one month, at which time it will be repaid from the proceeds generated from the sale of available for sale investment securities. The pro forma combined condensed statement of income for the year ended March 31, 2003, reflects the interest expense anticipated with this transaction, estimating a 4.25% interest rate.

         The following is a summary of the estimated amortization of intangible assets acquired in the merger as reflected in the pro forma combined condensed statement of income for the year ended March 31, 2003 (in thousands):


Loan premium, amortized on effective interest method                   $  1,793
Core deposit intangible, amortized based on a 10 year life                  584
Non-compete covenant, amortized based on a 2 year life                       40
Deposit premium, amortized on effective interest method                  (1,040)
FHLB advance premium amortized on effective interest method              (1,204)
                                                                       --------
                                                                       $    173
                                                                       ========

         The pro forma adjustment to income tax expense is based on an assumed marginal tax rate of 38%. The tax expense or benefit is reflected in the pro forma statement of income during the period that the related purchase accounting adjustments are assumed to be accreted or amortized, respectively, as well as the interest expense associated with the bridge loan.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FirstBank and Oregon Trail, as well as certain information relating to the merger. These statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

         These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

         o expected cost savings from the merger may not be fully realized or realized within the expected time frame;

         o        revenues following the merger may be lower than expected;

         o competitive pressures among financial services companies may increase significantly;

         o costs or difficulties related to the integration of the business of FirstBank and Oregon Trail may be greater than expected;

         o changes in the interest rate environment may reduce interest margins;

         o general economic conditions, either nationally or in Washington, may be less favorable than expected;

         o legislative or regulatory changes may adversely affect the business in which FirstBank or Oregon Trail is engaged; and

         o        changes may occur in the securities markets.

         FirstBank does not intend to update or otherwise revise any forward-looking statements to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, FirstBank does not intend to update or revise the forward-looking statements to reflect changes in general economic or industry conditions.

         See "Where You Can Find More Information."

                      DESCRIPTION OF FIRSTBANK COMMON STOCK

General

         FirstBank is authorized to issue 5,000,000 shares of common stock having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $.01 per share. Each share of FirstBank's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

         Dividends. FirstBank can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by FirstBank is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of FirstBank are entitled to receive and share equally in any dividends as may be declared by the board of directors of FirstBank out of funds legally available for the payment of dividends. If FirstBank issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock of FirstBank possess exclusive voting rights in FirstBank. They elect FirstBank's board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. FirstBank's articles of incorporation, however, provide that a holder of FirstBank common stock who owns, together with certain affiliates or persons acting in concert, in excess of 10% of the then-outstanding shares of common stock cannot vote any shares in excess of 10% unless permitted by the board of directors of FirstBank. If FirstBank issues preferred stock, holders of preferred stock may also possess voting rights. Certain matters require the vote of 80% of the outstanding shares entitled to vote thereon.

         Preemptive Rights. Holders of the common stock of FirstBank are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

         FirstBank may issue preferred stock with such designations, powers, preferences and rights as FirstBank's board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         The rights of shareholders of FirstBank are currently governed by FirstBank's articles of incorporation and bylaws, and applicable provisions of the Washington Business Corporation Act. The rights of shareholders of Oregon Trail are currently governed by Oregon Trail's articles of incorporation and bylaws, and applicable provisions of the Oregon Business Corporation Act. If we complete the merger, Oregon Trail shareholders who elect to receive stock and who do not exercise dissenters' rights will receive FirstBank common stock and will become FirstBank shareholders and their rights will likewise be governed by FirstBank's articles of incorporation and bylaws, and applicable provisions of the Washington Business Corporation Act.

         The following is a summary of material differences between the rights of shareholders of FirstBank and Oregon Trail, based on the respective articles of incorporation and bylaws, and Washington and Oregon law. This summary is not a complete discussion of the FirstBank and Oregon Trail articles and bylaws, and it is qualified in its entirety by reference to those documents. Copies of FirstBank's and Oregon Trail's articles and bylaws are on file with the Securities and Exchange Commission.


                                Authorized Stock
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

The FirstBank articles of                  The Oregon Trail articles of
incorporation authorize 5,500,000          incorporation authorize 8,250,000
shares of capital stock, consisting        shares of capital stock, consisting
of 5,000,000 shares of common stock,       of 8,000,000 shares of common stock,
$.01 par value per share, and 500,000      $.01 par value per share, and 250,000
shares of preferred stock, $.01 par        shares of serial preferred stock,
value per share.                           $.01 par value per share.

As of March 31, 2003, there were           As of March 31, 2003, there were
1,314,304 shares of FirstBank common       3,102,794 shares of Oregon Trail
stock issued and outstanding, and no       common stock issued and outstanding,
shares of preferred stock issued or        and no shares of preferred stock
outstanding.                               issued or outstanding.


                                 Voting Rights
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

The holders of the common stock            Same
exclusively possess all voting power,
subject to the authority of the board
of directors to offer voting rights
to the holders of preferred stock.

Each share of common stock is              Each share of common stock is
entitled to one vote. Beneficial           entitled to one vote.
owners of 10% or more of the
outstanding stock are subject to
voting limitations.

Holders of common stock may not            Same
cumulate their votes for the election
of directors.


               Required Vote for Authorization of Certain Actions
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

At least 80% of the outstanding            Certain "business combinations"
shares of voting stock must approve        involving a "related person" must be
certain "business combinations"            approved at an annual or special
involving a "related person." In           meeting by at least 66% of the
addition, a business combination with      outstanding shares of voting stock
a related person must be approved by       other than shares beneficially owned
at least a majority of the                 by the related person.
outstanding shares of voting stock
other than shares beneficially owned
by the related person. See "Selected
Provisions in the Articles of
Incorporation and Bylaws of FirstBank
- Business Combinations with Related
Persons." However, if a two-thirds
majority of directors not affiliated
with the related person approves the
business combination, a majority vote
of the outstanding shares is
sufficient to approve a business
combination.

                                   Dividends
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

Holders of common stock are entitled,      Same
when declared by the FirstBank board,
to receive dividends, subject to the
rights of holders of preferred stock.


                             Shareholders' Meetings
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

FirstBank must deliver notice of the       Oregon Trail must deliver notice of
meeting and, in the case of a special      the meeting and a description of its
meeting, a description of its              purpose not less than ten nor more
purpose, not less than ten nor more        than 60 days before the meeting to
than 60 days before the meeting to         each shareholder entitled to vote.
each shareholder entitled to vote.

The chairman of the board or the           Same
president will chair the meeting.

Special meetings may be called only        Same
by the board of directors or by a
committee of the board of directors.

For purposes of determining                Same
shareholders entitled to vote at a
meeting, the board of directors may
fix a record date that is not less
than ten nor more than 70 days before
the meeting.

The board of directors or any              Same
shareholder of any class of capital
stock entitled to vote for the
election of directors may nominate
directors for election or propose new
business.

To nominate a director or propose new      To nominate a director or propose new
business, a shareholder must give          business, a shareholder must give
written notice to the Secretary of         written notice to the Secretary of
FirstBank not less than 30 nor more        Oregon Trail not less than 30 nor
than 60 days prior to the meeting.         more than 60 days prior to the
However, if FirstBank gives less than      meeting. However, if Oregon Trail
31 days' notice of the meeting to the      gives less than 31 days' notice of
shareholders, written notice of the        the meeting to the shareholders,
shareholder nomination or proposal         written notice of the shareholder
must be delivered to the Secretary         nomination or proposal must be
within ten days of the date notice of      delivered to the Secretary within ten
the meeting was mailed to                  days of the date notice of the
shareholders. Each notice given by a       meeting was mailed to shareholders.
shareholder with respect to a              Each notice given by a shareholder
nomination to the board of directors       with respect to a nomination to the
or proposal for new business must          board of directors or proposal for
include certain information regarding      new business must include certain
the nominee or proposal and the            information regarding the nominee or
shareholder making the nomination or       proposal and the shareholder making
proposal.                                  the nomination or proposal.


                    Action by Shareholders Without a Meeting
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

Any action that requires the approval      The articles or incorporation and
of the shareholders may be taken           bylaws of Oregon Trail do not address
without a meeting by the unanimous         action by shareholders without a
written consent of all shareholders        meeting. However, Oregon law provides
entitled to vote on the action.            that action required or permitted to
                                           be taken at a shareholders' meeting
                                           may be taken without a meeting by the
                                           unanimous written consent of all
                                           shareholders entitled to vote on the
                                           action.


                               Board of Directors
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

The articles of incorporation and          The articles of incorporation and
bylaws provide that the number of          bylaws provide that the number of
directors shall be not less than five      directors shall be not less than five
nor more than 15, and that the board       nor more than 25, and that the
of directors shall fix the number of       initial number of directors shall be
directors by resolution.                   seven. Pursuant to the bylaws, the
                                           board of directors may increase the
                                           number of directors.

There are currently seven members of       There are currently six members of
the FirstBank board of directors.          the Oregon Trail board of directors.

The board of directors is divided          Same
into three classes as equal in number
as possible and approximately one-
third of the directors are elected at
each annual meeting.

Vacancies on the board of directors        Same
will be filled by two-thirds of the
remaining directors.

Directors may be removed only for          Directors may be removed only for
cause by the vote of at least 80% of       cause by the vote of at least 80% of
the outstanding shares entitled to         the outstanding shares entitled to
vote at a meeting called expressly         vote for directors.
for such purpose.


                            Amendment of the Bylaws
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

The bylaws may be amended or repealed      The bylaws may be amended or repealed
by the vote of at least a majority of      by the vote of at least two-thirds of
the board of directors or at least         the board of directors or at least
80% of the outstanding shares              80% of the outstanding shares
entitled to vote for directors.            entitled to vote for directors.


                   Amendment of the Articles of Incorporation
--------------------------------------------------------------------------------
              FirstBank                                 Oregon Trail
-------------------------------------      -------------------------------------

The articles of incorporation may be       The articles of incorporation may be
amended or repealed as provided by         amended or repealed as provided by
the Washington Business Corporation        the Oregon Business Corporation Act.
Act. However, amendments to the            However, amendments to the articles
articles of incorporation that would       of incorporation that would revise
revise the provisions relating to the      the provisions relating to meetings
removal of directors, shareholder          of shareholders and cumulative
nominations and proposals,                 voting, shareholder nominations and
shareholder approval of certain            proposals, number, vacancies and
business combinations, evaluation of       classified board, removal of
business combinations by the board of      directors, prohibitions against the
directors, limitation of directors'        acquisition of capital stock,
liability, indemnification of              shareholder approval of business
directors, officers and employees,         combinations, evaluation of business
special meetings of shareholders and       combinations by the board of
amendment of the bylaws and articles       directors, elimination of directors'
of incorporation require the vote of       liability, indemnification of
at least 80% of the outstanding            directors, officers and employees and
shares entitled to be cast by each         amendment of the bylaws and articles
separate voting group entitled to          of incorporation require the vote of
vote thereon.                              at least 80% of the outstanding
                                           shares entitled to vote for
                                           directors.

              SELECTED PROVISIONS IN THE ARTICLES OF INCORPORATION
                            AND BYLAWS OF FIRSTBANK

         FirstBank's articles of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of FirstBank by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of FirstBank more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by FirstBank's board of directors, but which FirstBank shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in FirstBank's articles of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

Business Combinations with Related Persons

         The articles of incorporation require the approval of the holders of at least 80% of FirstBank's outstanding shares of voting stock to approve certain "business combinations" involving a "related person" except in cases where the proposed transaction has been approved in advance by a two-thirds vote of those members of FirstBank's board of directors who are unaffiliated with the related person and who were directors prior to the time when the related person became a related person.

         The term "related person" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of FirstBank or an affiliate of the person or entity.

         A "business combination" includes:

         o any merger or consolidation of FirstBank with or into a related person;

         o any sale, lease, exchange, mortgage, transfer or other disposition of 25% or more of the assets of FirstBank or a subsidiary of FirstBank to a related person;

         o any merger or consolidation of a related person with or into FirstBank or a subsidiary of FirstBank;

         o any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of a related person to FirstBank or a subsidiary of FirstBank;

         o the issuance of any securities of FirstBank or a subsidiary of FirstBank to a related person;

         o the acquisition by FirstBank or a subsidiary of FirstBank of any securities of a related person;

         o any reclassification of common stock of FirstBank or any recapitalization involving the common stock of FirstBank; and

         o any agreement, contract or other arrangement providing for any of the foregoing.

Limitation on Voting Rights

         FirstBank's articles of incorporation provide that no record owner of any outstanding FirstBank common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of FirstBank common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the articles of incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but does not include shares beneficially owned by directors, officers and employees of FirstBank Northwest or FirstBank or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by FirstBank to be beneficially, owned by such person and his or her affiliates.

Board of Directors

         Classified Board. The board of directors of FirstBank is divided into three classes, each of which contains approximately one-third of the total number of directors. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of FirstBank.

         Filling of Vacancies; Removal. The articles of incorporation provide that any vacancy occurring in the FirstBank board, including a vacancy created by an increase in the number of directors, may be filled by a vote of two-thirds of the directors then in office. The articles of incorporation of FirstBank provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the total votes eligible to be case at a meeting called for such purpose. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Special Meetings of Shareholders

         The articles of incorporation provide that only the the board of directors of FirstBank or a committee thereof may call a special meeting of the shareholders of FirstBank. Shareholders are not able to call a special meeting or require the board to do so. At a special meeting, the shareholders may consider only the business specified in the notice of meeting given by FirstBank. This provision prevents shareholders from forcing shareholder consideration of a proposal between annual meetings over the opposition of the FirstBank board by calling a special meeting of the shareholders.

Advance Notice Provisions for Shareholder Nominations and Proposals

         FirstBank's articles of incorporation establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of FirstBank. A person may not be nominated for election as a director unless that person is nominated by or at the direction of FirstBank's board of directors or by a shareholder who has given appropriate notice to FirstBank before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given FirstBank appropriate notice of its intention to bring that business before the meeting. FirstBank's Secretary must receive notice of the nomination or proposal not less than 30 nor more than 60 days prior to the annual meeting. A shareholder who desires to raise new business must provide certain information to FirstBank concerning the nature of the new business, the shareholder and the shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide FirstBank with certain information concerning the nominee and the proposing shareholder.

         Advance notice of nominations or proposed business by shareholders gives FirstBank's board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Preferred Stock

         The articles of incorporation authorize FirstBank's board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences. Although FirstBank's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. FirstBank's board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of FirstBank and its shareholders.

Amendment of Articles of Incorporation

         FirstBank's articles of incorporation requires the affirmative vote of at least 80% of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the articles of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, calling special meetings, director and officer indemnification by FirstBank and amendment of FirstBank's bylaws and articles of incorporation. These supermajority voting requirements make it more difficult for the shareholders to amend these provisions of the FirstBank articles of incorporation.

                       ELECTION OF DIRECTORS OF FIRSTBANK
                             (FirstBank Proposal 2)

General

         FirstBank's board of directors consists of seven members. As required by FirstBank's articles of incorporation, the board of directors is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Three directors will be elected at FirstBank's annual meeting to serve for a three-year term, or until their successors have been elected and qualified. The nominees for election this year are W. Dean Jurgens, Clyde E. Conklin and Steve R. Cox. Messrs. Jurgens, Conklin and Cox are current members of the boards of directors of FirstBank and FirstBank Northwest.

         It is intended that the proxies solicited by the board of directors will be voted FOR the election of the above named nominees. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the board of directors may recommend, or the board of directors may adopt a resolution to amend the bylaws and reduce the size of the board. At this time the board of directors knows of no reason why any nominee might be unavailable to serve.

         The board of directors recommends a vote "FOR" the election of Messrs. Jurgens, Conklin and Cox.

Information with Respect to Nominees and Continuing Directors

         The following table sets forth certain information regarding the nominees for election at the FirstBank annual meeting, as well as information regarding those directors continuing in office after the annual meeting.


                                             Year First
                                         Elected or Appointed      Term to
Name                       Age (1)           Director (2)           Expire
--------------------- ----------------- ---------------------- ----------------

                                    NOMINEES
                                    --------

W. Dean Jurgens              71                  1969               2006(3)
Clyde E. Conklin             52                  1997               2006(3)
Steve R. Cox                 56                  1986               2006(3)

                      (table continues on following page)

                                             Year First
                                         Elected or Appointed      Term to
Name                       Age (1)           Director (2)           Expire
--------------------- ----------------- ---------------------- ----------------

                              CONTINUING DIRECTORS
                              --------------------

William J. Larson            72                  1973               2004
Larry K. Moxley              52                  1997               2004
James N. Marker              66                  1974               2005
Robert S. Coleman, Sr.       75                  1978               2005

--------------
(1)      As of March 31, 2003.
(2)      Includes prior service on the board of directors of FirstBank
         Northwest.
(3)      Assuming the individual is re-elected.

         The principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

         W. Dean Jurgens, a retired certified public accountant, is the former President and co-owner of Jurgens & Co., P.A.

         Clyde E. Conklin, who joined FirstBank Northwest in 1987, has served as the Chief Executive Officer of FirstBank Northwest since February 1996 and as President and Chief Executive Officer of FirstBank since its formation in 1997. From September 1994 to February 1996, Mr. Conklin served as Senior Vice President - Lending. From 1993 to 1999, Mr. Conklin served as Vice President - Lending. Prior to that time, Mr. Conklin served as Agricultural Lending Manager.

         Steve R. Cox is the President and a shareholder of Randall, Blake & Cox, P.A., a law firm in Lewiston, Idaho, and is a non-practicing certified public accountant.

         William J. Larson is a partner in the Quality Inn and Convention Center in Clarkston, Washington and other various real estate development projects. Prior to 1993, he was a partner in Houser & Son, Inc., a livestock and farming operation.

         Larry K. Moxley, who joined FirstBank Northwest in 1973, has served as Chief Financial Officer of FirstBank Northwest since February 1996. Mr. Moxley has served as Executive Vice President, Chief Financial Officer and Secretary of FirstBank since its formation in 1997. Mr. Moxley served as Senior Vice President - Finance from 1993 to February 1996 and as Vice President - Finance from 1984 to 1993.

         James N. Marker is President and owner of Idaho Truck Sales Co., Inc., a heavy duty truck dealership.

         Robert S. Coleman, Sr., a retired businessman, is the former President and co-owner of Coleman Oil Co., a petroleum distributor.

Meetings and Committees of the Board of Directors

         The boards of directors of FirstBank and FirstBank Northwest conduct their business through meetings of the Boards and through their committees. During the year ended March 31, 2003, the board of directors of FirstBank held 21 meetings and the board of directors of FirstBank Northwest held 18 meetings. No director of FirstBank or FirstBank Northwest attended fewer than 75% of the total meetings of the boards and committees on which such person served during this period.

         Committees of FirstBank's Board. FirstBank's board of directors has a standing Audit Committee. The Audit Committee, consisting of directors Cox, Jurgens, Larson, Marker, and Coleman, meets with the independent auditors to discuss the results of the annual audit and to identify and assign audit duties. The Audit Committee met four times during the year ended March 31, 2003.

         FirstBank's board of directors does not have a standing nominating committee; rather, the entire board of directors is responsible for this function. The full board of directors met once in this capacity during the fiscal year ended March 31, 2003.

         Committees of FirstBank Northwest's Board. FirstBank Northwest's board of directors has standing Audit and Executive Committees.

         The Audit Committee, consisting of directors Cox and Jurgens and Russell H. Zenner, a director of FirstBank Northwest, but not FirstBank, meets with the independent auditors to discuss the results of the annual audit and to identify and assign audit duties. The Audit Committee met four times during the fiscal year ended March 31, 2003.

         The Executive Committee, consisting of directors Cox, Jurgens, Coleman, Conklin and Moxley, is responsible for specific orders of business for FirstBank Northwest that requires expedient action. The Executive Committee did not meet during the fiscal year ended March 31, 2003.

         The Personnel Committee consists of the entire board of directors of FirstBank Northwest. The Personnel Committee met three times in this capacity during the fiscal year ended March 31, 2003.

Directors' Compensation

         During the year ended March 31, 2003, non-employee directors received an annual retainer of $9,600, and $500 for each regular and special meeting they attended. The chairman of the board received an additional $5,900 annually during the year. Directors of FirstBank who are also employees received an annual retainer of $7,680 and $400 for each meeting attended during the year ended March 31, 2003. FirstBank and FirstBank Northwest paid total fees to directors of $132,260 for the fiscal year ended March 31, 2003.

Executive Compensation

         Summary Compensation Table. The following information is furnished for the Chief Executive Officer and each of the other executive officers of FirstBank or FirstBank Northwest who received salary and bonus in excess of $100,000 during the year ended March 31, 2003.

                                                                              Long-term
                                                                            Compensation
                                            Annual Compensation                Awards
                                 ----------------------------------------  ---------------
                                                                             Restricted
Name and                                                   Other Annual         Stock           All Other
Position                Year     Salary($)       Bonus    Compensation(1)    Awards($)(2)   Compensation($)(3)
----------------------- ------  -----------  ------------ ---------------  ---------------  ------------------
Clyde E. Conklin        2003      $107,100      $102,000      $ 11,880            --              $ 57,226
 President, Chief       2002       102,000        64,362         9,980            --                53,548
 Executive Officer      2001       102,000        44,295         8,480            --                37,702
 and Director

Larry K. Moxley         2003      $100,800      $ 96,000      $ 11,880            --              $ 57,319
 Executive Vice         2002        96,000        60,576         9,980            --                52,592
 President, Chief       2001        96,000        33,350         8,480            --                36,492
 Financial Officer
 and Director

Terence A. Otte         2003      $ 86,600      $ 49,770            --            --              $ 21,318
 Senior Vice            2002        83,938        30,999            --            --                20,083
 President, Chief       2001        79,000        14,931            --            --                 7,993
 Operating Officer

Donn L. Durgan          2003      $ 84,450      $ 48,510            --            --              $ 27,820
 Senior Vice            2002        81,813        29,337            --            --                25,867
 President, Chief       2001        77,000        12,285            --            --                 7,366
 Lending Officer

Richard R. Acuff        2003      $ 63,000      $ 39,600            --            --              $ 14,649
 Senior Vice            2002        63,000        17,864            --            --                13,661
 President,             2001        53,661         7,298            --            --                 5,864
 Management
 Information
 Systems and Data
 Processing
 Department

------------------
(1) Consists of directors fees. Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.
(2) Messrs. Conklin, Moxley, Otte and Durgen were awarded the following number of shares of restricted stock on October 1, 1998: Mr. Conklin, 15,800 shares, Mr. Moxley, 15,800 shares, Mr. Otte, 6,000 shares and Mr. Durgan, 4,600 shares. These shares vest ratably over a five-year period, beginning on October 1, 1999. At March 31, 2003, the number of shares of restricted stock held by such individuals was: Mr. Conklin, 3,120, Mr. Moxley, 3,120, Mr. Otte, 1,200 and Mr. Durgan, 920. The value of these shares at March 31, 2003 was: Mr. Conklin, $73,713, Mr. Moxley, $28,428, Mr. Otte, $28,428 and Mr. Durgan, $21,795.

                     (footnotes continued on following page)

(3) Amounts reflect contributions of $8,664, $8,663, $6,831, $6,450 and $4,552 to the employee stock ownership plan for Messrs. Conklin, Moxley, Otte, Durgan and Acuff, respectively, and of $48,562, $48,656, $14,484, $21,370 and $10,097 to the Executive Non-Qualified Retirement Plan for Messrs. Conklin, Moxley, Otte, Durgan and Acuff, respectively.

         Option Grants. There were no stock options granted to Messrs. Conklin, Moxley, Otte, Durgan or Acuff during the fiscal year ended March 31, 2003.

         Option Exercise/Value Table. The following table sets forth information with respect to the number and value of stock options held by the Chief Executive Officer and the named executive officers at March 31, 2003. None of these individuals exercised any stock options during the fiscal year ended March 31, 2003.

                                                             Number of
                                                       Securities Underlying             Value of Unexercised
                                                       Unexercised Options               In-the-Money Options
                      Shares                           at Fiscal Year End(#)             at Fiscal Year End($)(1)
                    Acquired on       Value      -------------------------------- -----------------------------------
Name                Exercise (#)    Realized($)   Exercisable     Unexercisable     Exercisable      Unexercisable
----------------- ---------------- ------------- -------------- ----------------- --------------- -------------------
Clyde E. Conklin        --          $    --            19,200          4,600           $151,296         $36,248
Larry K. Moxley         --               --            19,200          4,600            151,296          36,248
Terence A. Otte         --               --             8,800          2,200             69,344          17,336
Donn L. Durgan          --               --             8,800          2,200             69,344          17,336
Richard R. Acuff        --               --                --             --                 --              --

-----------------
(1) Represents the difference between the fair market value of the common stock at March 31, 2003 and the exercise price of the option. The exercise price of the option is $15.81. The market price of the common stock at the close of business on March 31, 2003 was $23.69. Options are in the money only if the market value of the shares covered by the options is greater than the option exercise price.

Employment and Severance Agreements

         Employment Agreements. On July 1, 1997, FirstBank and the FirstBank Northwest, collectively referred to as the "Employers" in this discussion, entered into three-year employment agreements with Messrs. Conklin and Moxley. The base salaries under the agreements for Messrs. Conklin and Moxley are currently $107,100 and $100,800, respectively, which amounts are paid by FirstBank Northwest and may be increased at the discretion of the board of directors or an authorized committee of the board. On each anniversary of the commencement date of the agreements, the term of the agreements may be extended for an additional year. The agreements are terminable by the Employers at any time, or by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. In the event that an executive's employment is terminated without cause or upon the executive's voluntary termination following the occurrence of an event described in the preceding sentence, FirstBank Northwest would be required to honor the terms of the agreement for a period of one year, including payment of current cash compensation and continuation of employee benefits.

         The employment agreements provide for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, the executive is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreements as having occurred when, among other things, (a) a person other than FirstBank purchases shares of common stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of FirstBank representing 25% or more of the combined voting power of its then outstanding securities, (c) the membership of the board of directors changes as the result of a contested election, or (d) shareholders of FirstBank approve a merger, consolidation, sale or disposition of all or substantially all of FirstBank's assets, or a plan of partial or complete liquidation.

         The severance payment from the Employers will equal three times the executive's average annual compensation during the five-year period preceding the change in control. This amount will be paid in a lump sum within ten business days following the termination of employment. Assuming that a change in control had occurred at March 31, 2002, Mr. Conklin and Mr. Moxley would be entitled to severance payments of approximately $657,873 and $635,172, respectively. Section 280G of the Internal Revenue Code states that severance payments which equal or exceed three times the base compensation of the individual for the most recently completed five taxable years are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

         The agreements restrict the executive's right to compete against the Employers for a period of one year from the date of termination of the agreement if the executive voluntarily terminates employment, except in the event of a change in control.

         Severance Agreements. On April 1, 1998, the Employers entered into severance agreements with Terence A. Otte, Senior Vice President, Chief Operating Officer and Donn L. Durgan, Senior Vice President, Chief Lending Officer. Each agreement is for a three-year term, and may be extended by the boards of directors for one year on each April 1. Each agreement provides that if a "change in control" of FirstBank or FirstBank Northwest occurs, and within 12 months thereafter the executive's employment is involuntarily terminated without just cause, or the executive voluntarily terminates his employment for good reason, as defined in the agreement, he will be entitled to receive a severance payment equal to one and one-half times his annual compensation. Assuming that a change in control had occurred at March 31, 2002, Mr. Otte and Mr. Durgan would be entitled to severance payments of approximately $172,406 and $166,725, respectively.

         In connection with the merger, FirstBank is planning to offer severance agreements to certain executive officers of Oregon Trail that are retained after consummation of the merger.

Executive Non-Qualified Retirement Plan

         Effective December 2001, FirstBank Northwest adopted an Executive Non-Qualified Retirement Plan ("Non-Qualified Retirement Plan") that provides supplemental retirement benefits to selected executives. Participation in the Non-Qualified Retirement Plan is limited to a "select group of management and highly compensated employees," who are selected by the Plan Committee to participate. With respect to any participant, benefits are provided pursuant to a participation agreement entered into between FirstBank Northwest and the participant. Upon a participant's termination of employment on or after attaining his retirement age (set forth in the participant's participation agreement), the participant will commence receiving the monthly amount set forth in his participation agreement, payable for life. If provided for in the participant's participation agreement, the monthly amount may be increased annually to reflect a specified cost of living increase. If the participant terminates employment before his retirement age, then he will receive a partial benefit, determined based on the length of his service with FirstBank Northwest, commencing on the participant's retirement age, and payable for life. If the participant dies while actively employed with FirstBank Northwest or an affiliate, then the participant's beneficiary will receive a monthly partial benefit (determined as if the participant terminated employment immediately prior to his death) over 240 months. If the participant dies after his benefits commence and before 240 payments have been made, his beneficiary will continue to receive monthly payments until the cumulative number of payments made to or on behalf of the participant equals 240. The Committee may accelerate the payment of monthly benefits at any time. Participants are 100% vested in the benefits at all times, except upon termination for cause. No benefits will be paid on account of a participant's termination for cause.

         Under their respective agreements under the Non-Qualified Retirement Plan, Messrs. Conklin, Moxley, Otte and Durgan (the "Executives") will receive lifetime benefits of $5,396, $5,079, $4,000 and $4,000 per month, respectively, upon termination of employment after attaining age 60 for Messrs. Conklin and Moxley or age 62 for

Messrs. Otte and Durgan ("retirement age"), subject to an annual increase of 2 1/2 percent for inflation beginning on the first anniversary of the date the benefits commence. The Executives are entitled to a partial accrued benefit in the event of termination of employment prior to retirement age, other than on account of death or termination for cause. The payment of such benefits, however, will not commence until the first day of the month after the Executive turns the retirement age (if he is then living). If the Executive is not living at that time, his designated beneficiary will receive a partial accrued benefit commencing when the Executive would have attained the retirement age.

         FirstBank Northwest previously entered into salary continuation agreements with Mr. Conklin and Mr. Moxley. Benefits payable under the salary continuation agreements, however, shall be paid only in the event of the cancellation of the Executive Non-Qualified Retirement Plan. Under the agreements, if the Executive Non-Qualified Retirement Plan is canceled, then Messrs. Conklin and Moxley would receive lifetime benefits of $4,583 and $4,375 per month, respectively, upon retirement at or after attaining the retirement age. The monthly benefit would be reduced proportionately in accordance with a specified vesting schedule in the event of termination of employment prior to the retirement age. The agreements also provide for payment of a reduced benefit in the event of disability and a lump sum death benefit in the event of death while employed by FirstBank Northwest. In the event of a change in control of FirstBank Northwest, the agreements provide that the executive would be entitled to a lump sum payment based on his vested benefit when the change in control occurred.

Deferred Compensation Plan

         In 2001, FirstBank Northwest adopted the FirstBank Northwest Deferred Compensation Plan (the "Plan"). Participation in the Plan is limited to a "select group of management and highly compensated employees" and directors of FirstBank Northwest and FirstBank, who are selected by the Plan Committee to participate. The Plan permits participants to make annual elections to defer all or a portion of the cash compensation they receive from FirstBank Northwest or its related entities. The deferred amounts are credited to the participants' accounts, which do not hold assets but are maintained only for record-keeping purposes. The amounts deferred under the Plan are credited at a fixed interest rate as determined by the Plan Committee. Participant accounts are fully vested and nonforfeitable. Within 60 days after a Participant's retirement, his account will be distributed in installments over a number of months selected by the participant (not less than 60). Within 60 days after a Participant's termination of employment or death while actively employed, his account will be distributed in installments over a number of months equal to the number of months during which the participant made compensation deferrals into the Plan. During the year ended March 31, 2003, FirstBank Northwest had accrued $101,658 to reflect the anticipated liability. The Plan constitutes an unfunded and unsecured obligation of FirstBank Northwest. Directors Cox, Zenner and Young and Messrs. Conklin, Moxley currently participate in the Plan.

Audit Committee Matters

         Audit Committee Charter. The Audit Committee operates under which a written charter approved by FirstBank's board of directors. The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of FirstBank. The Audit Committee charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent accountants, the internal audit department, and management of FirstBank. A copy of the Audit Committee charter was attached to FirstBank's 2002 annual meeting proxy statement.

         Report of the Audit Committee. The Audit Committee reports as follows with respect to FirstBank's audited financial statements for the year ended March 31, 2003:

         o The Audit Committee has completed its initial review and discussion of FirstBank's 2003 audited financial statements with management;

         o The Audit Committee has discussed with the independent auditors (Moss-Adams, LLP) the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of FirstBank's financial statements;

         o The Audit Committee has received written disclosures, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, indicating all relationships, if any, between the independent auditor and its related entities and FirstBank and its related entities which, in the auditors' professional judgment, reasonably may be thought to bear on the auditors' independence, and the letter from the independent auditors confirming that, in its professional judgment, it is independent from FirstBank and its related entities, and has discussed with the auditors the auditors' independence from FirstBank; and

         o The Audit Committee has, based on its initial review and discussions with management of FirstBank's 2003 audited financial statements and discussions with the independent auditors, recommended to the board of directors that FirstBank's audited financial statements for the year ended March 31, 2003 be included in its Annual Report on Form 10-KSB.


                    Audit Committee:                   Steve R. Cox, Chairman
                                                       W. Dean Jurgens
                                                       Russell H. Zenner


         Independence and Other Matters. Each member of the Audit Committee is "independent," as defined, in the case of FirstBank, under The Nasdaq Stock Market Rules. The Audit Committee members do not have any relationship to FirstBank that may interfere with the exercise of their independence from management and FirstBank. None of the Audit Committee members are current officers or employees of FirstBank or its affiliates.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act requires FirstBank's executive officers and directors, and persons who own more than 10% of any registered class of FirstBank's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish FirstBank with copies of all
Section 16(a) forms they file.

         Based solely on its review of the copies of such forms provided to FirstBank by the above referenced persons, FirstBank believes that, during the fiscal year ended March 31, 2003, all transactions which were required to be filed were filed in a timely manner.

Transactions with Management

         Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit if made under a benefit program generally available to all employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. FirstBank Northwest is therefore prohibited from making any new loans or extensions of credit to its executive officers and directors and at different rates or terms than those offered to the general public and has adopted a policy to this effect. The aggregate amount of loans by FirstBank Northwest to its executive officers and directors was approximately $1.4 million at March 31, 2003. These loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with FirstBank Northwest's other customers, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features when made.

                      ELECTION OF DIRECTORS OF OREGON TRAIL
                            (Oregon Trail Proposal 2)

General

         Oregon Trail's board of directors consists of six members. As required by Oregon Trail's articles of incorporation, the board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The board of directors has nominated Stephen R. Whittemore and Charles H. Rouse for election as directors, each to serve for a three-year period or until their respective successors have been duly elected and qualified. Messrs. Whittemore and Rouse are both current members of the board of directors of Oregon Trail and each has consented to being named in this document and to serving as a director on the board if elected.

         It is intended that the proxies solicited by the board of directors will be voted FOR the election of the above named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the board of directors may recommend or the board of directors may adopt a resolution to amend the bylaws and reduce the size of the Board. At this time, the board of directors knows of no reason why any nominee might be unavailable to serve.

         The board of directors recommends a vote "FOR" the election of Messrs. Whittemore and Rouse.

Information with Respect to Nominees and Continuing Directors

         The following table sets forth certain information regarding the nominees for election at the meeting, as well as information regarding those directors continuing in office after the meeting.


                                         Year First Elected or      Term to
Name                         Age(1)      Appointed Director (2)      Expire
------------------------ -------------- ------------------------ --------------

                                    NOMINEES
                                    --------

Stephen R. Whittemore          53                1983                2006(3)
Charles H. Rouse               57                1991                2006(3)


                              CONTINUING DIRECTORS
                              --------------------

John Gentry                    55                1992                2004
Kevin D. Padrick               48                2001                2004
Albert H. Durgan               72                1985                2005
Edward H. Elms                 55                1986                2005

------------------
(1)      As of March 31, 2003.
(2) Includes prior service on the board of directors of Pioneer Bank. Each member of the board of directors of Oregon Trail, except Kevin D. Padrick, is also a member of the board of directors of Pioneer Bank.
(3) Each nominee has been nominated to serve for a three-year period or until their respective successors have been duly elected and qualified.

         The principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

         Stephen R. Whittemore is currently a private investor. Mr. Whittemore was the owner of BesTruss, an engineered roof systems company from 1996 to 2001. He was a partner in Wallowa Lake Tram, Inc. from 1983 to 2001, and was the owner of La Grande Lumber Company, a distributor of building materials, from 1971 to 1996. Mr. Whittemore has a Bachelor of Science degree in Economics from Oregon State University.

         Charles H. Rouse is currently a private investor and consultant. Mr. Rouse was employed by Norris Beggs & Simpson Realtors, Portland, Oregon, as Vice President, Corporate Services, from January 2001 to August 2002. Prior to that, Mr. Rouse was an authorized Sears dealer in Baker City, Oregon, and a property developer and manager since 1995. He was the owner of Rouse's Home Furnishings, Baker City, Oregon, from 1985 to 1995. He has been a Director of the Oregon Tourism Commission and the Western Building Materials Association. Mr. Rouse has a Bachelor of Science degree in Biology and a Masters of Business Administration from Oregon State University.

         John Gentry has been President and General Manager of Gentry Ford Sales, Inc., an automobile dealership located in Ontario, Oregon, since 1985. He served as Vice President of that company between 1972 and 1985. Mr. Gentry has a Bachelor of Science degree in Business/Journalism from the University of Oregon. He has been a Director and President of the Ontario, Oregon, Chamber of Commerce, a Director of the City of Ontario, Oregon, Budget Board, a Director and President of the Oregon Automobile Dealers Association, and a Director of the Western States Ford Dealer Advertising Association.

         Kevin D. Padrick, an attorney, is a consultant for businesses in need of an individual with a background in both business and law. Most recently, in September 1998, Mr. Padrick was hired as a consultant by Southern Pacific Funding Corporation and from October 1998 to 1999 Mr. Padrick served as Executive Vice President and later as President of Southern Pacific Funding Corporation. Mr. Padrick has a Bachelor of Science degree from the University of Santa Clara, a Masters of Business Administration from the University of Santa Clara Business School and a Juris Doctor from the University of Santa Clara Law School.

         Albert H. Durgan is retired from Pioneer Bank after 34 years of service. He served as President of Pioneer Bank from 1986 to 1992. Prior to being President, he held the position of Executive Vice President for seven years, Branch Manager for 18 years, and also served in other front-line and back office positions. Mr. Durgan has a Bachelor of Science degree in Real Estate and Finance from the University of Oregon.

         Edward H. Elms has been the owner of P&E Distributing Company, a beverage distributor, located in Baker City, Oregon, for 30 years. He also owns and manages commercial and residential rental properties in the Baker City area. Mr. Elms was the co-owner of Heritage Chevrolet, a car dealership located in Baker City, Oregon, from 1996 to 1999. Mr. Elms has a degree in Diesel Technology from the Oregon Institute of Technology.

Meetings and Committees of the Board of Directors

         The boards of directors of Oregon Trail and Pioneer Bank conduct their business through meetings of the boards and through their committees. During the fiscal year ended March 31, 2003, the board of directors of Oregon Trail held 12 special meetings and four regularly scheduled meetings, and the board of directors of Pioneer Bank held no special meetings and 12 regularly scheduled meetings. No director of Oregon Trail or Pioneer Bank attended fewer than 75% of the total meetings of the boards and committees on which such person served during this period.

         Committees of Oregon Trail's Board. Oregon Trail's board of directors has established Audit and Nominating Committees.

         The Audit Committee consists of directors Elms (Chairman), Gentry, Durgan and Padrick. It receives and reviews all reports prepared by Oregon Trail's external and internal auditors. The internal auditor reports monthly to the Audit Committee. The Audit Committee met five times during the fiscal year ended March 31, 2003.

         The full board of directors acts as a Nominating Committee for the annual selection of management's nominees for election as directors of Oregon Trail. The full board of directors met once in its capacity as Nominating Committee on July 21, 2003.

         Committees of Pioneer Bank's Board. Pioneer Bank's board of directors has established Personnel and Compensation, Audit and Nominating Committees, among others.

         The Personnel and Compensation Committee, consisting of directors Rouse (Chairman), Elms and John Lienkaemper, is responsible for all personnel issues, including recommending compensation levels for all employees and senior management of Oregon Trail and Pioneer Bank to their respective board of directors. The Personnel and Compensation Committee meets at least twice a year and met three times during the year ended March 31, 2003.

         The Audit Committee, consisting of directors Elms (Chairman), Gentry and Durgan, receives and reviews all reports prepared by Pioneer Bank's external auditor and the internal audit function. The Audit Committee met four times during the year ended March 31, 2003.

         The full board of directors of Pioneer Bank acts as a Nominating Committee for the annual selection of its nominees for election as directors. The full board of directors met once in its capacity as Nominating Committee during the year ended March 31, 2003.

Directors' Compensation

         Fees. Oregon Trail and Pioneer Bank each pay fees to its directors. During the year ended March 31, 2003, each director of Oregon Trail received a quarterly fee of $1,000, except that the chairman of the board received a quarterly fee of $1,250. Each director of Pioneer Bank, other than the chairman of the board, received a monthly fee of $1,075 during the year. The chairman of the board of Pioneer Bank received a monthly fee of $1,125 during the year. Each director received an additional $125 per month for service on the board of directors of Pioneer Development Corporation, a wholly-owned subsidiary of Pioneer Bank. Oregon Trail and Pioneer Bank paid total fees to directors of $165,000 for the fiscal year ended March 31, 2003.

         Directors Emeritus Plan. Pioneer Bank maintains the Pioneer Bank Director's Plan which confers director emeritus status on a director who retires at or after attaining age 70 with 10 or more years of service. Under the Director's Plan, a director emeritus receives a fee equal to the greater of $800 or 65% of the fee payable to regular board members for attendance at monthly board meetings. The fee is payable for the life of the director emeritus. As a condition of receipt of benefits under the Director's Plan, a director emeritus is expected to be available to advise and consult with management of Pioneer Bank, represent and promote the interests of Pioneer Bank in its primary market area, and refrain from business activities that are competitive with or contrary to the interests of Pioneer Bank. An additional feature of the Director's Plan provides that, in the event of a change in control of Oregon Trail or Pioneer Bank (as defined in the Director's Plan), each active director would be treated as a director emeritus on the effective date of the change of control. Within 30 days of such date, each director would receive a payment equal to the present value of seven times the annual fees payable to the director at the effective time of the change in control. The present value calculation is based on the applicable federal rate as published by the Internal Revenue Service. If a change in control had occurred at March 31, 2003, the aggregate amount payable under the Director's Plan to all current directors would be approximately $710,586.

         Other. Pursuant to Oregon Trail's Option Plan, 16,228 stock options were granted to each of Messrs. Gentry, Durgan, Elms, Whittemore, Rouse and Lienkaemper, and 5,000 stock options were granted to Mr. Padrick, on October 23, 2001, the grant date. The options were granted at an exercise price of $16.625 and vested immediately on the grant date. Pursuant to Oregon Trail's Management Recognition and Development Plan, 9,727 shares of restricted common stock were awarded to each of Messrs. Gentry, Durgan, Elms, Whittemore, Rouse and Lienkaemper on October 23, 2001. These shares vest pro rata over a three-year period with the first vesting on October 23, 2003 and subsequent vesting on October 23, 2004 and October 23, 2005 so long as the recipient continues service as a director of Oregon Trail or any of its subsidiaries.

Executive Compensation

         Summary Compensation Table. The following information is provided for the Chief Executive Officer and each of the other executive officers of Oregon Trail or Pioneer Bank who received salary and bonus in excess of $100,000 during the year ended March 31, 2003.

                                                                         Long-term Compensation
                                           Annual Compensation (1)               Awards
                                         --------------------------- -------------------------------
                                                                        Restricted       Number              All
Name and                                                                   Stock           of            Other Annual
Position                         Year      Salary ($)       Bonus      Awards ($)(2)   Options (3)     Compensation (4)
---------------------------- ----------- -------------- ------------ ---------------- -------------- --------------------
                                 2003       $185,096      $ 87,500       $     --             --            $77,812
Berniel L. Maughan               2002        165,385        75,000             --             --             76,820
President and Chief              2001        124,039        25,000             --         50,000              3,000
 Executive Officer

Zane F. Lockwood                 2003       $113,532      $     --       $     --             --            $38,929
Executive Vice President         2002        104,423            --             --             --             34,527
 and Corporate Secretary         2001        96,000             --             --             --             27,758

Jonathan P. McCreary             2003       $107,224      $ 30,600       $     --             --            $44,525
Senior Vice President and        2002         98,609        27,000         62,200         10,000             16,084
 Chief Financial Officer         2001         64,039            --             --          5,047              4,500

---------------
(1) Does not include certain benefits, the aggregate amounts of which do not exceed 10% of total annual salary and bonus.
(2) Pursuant to the Management Recognition and Development Plan, 18,779 shares of restricted common stock were awarded to Mr. Lockwood on October 8, 1998, the award date, which had a value of $209,386. For Mr. McCreary, represents the value of restricted stock awards at September 18, 2001, the award date, pursuant to the Management Recognition and Development Plan. The Management Recognition and Development Plan was approved by shareholders at the 1998 Annual Meeting of Shareholders and provides for the award of common stock in the form of restricted stock awards to directors, officers and key employees. Dividends are paid on such awards if and when declared and paid by Oregon Trail on the common stock. At March 31, 2003, the value of the unvested awards for Mr. Lockwood (which vest pro rata over a five-year period at a rate of 20%) was $86,365 (3,755 shares at $23.00 per share) and the value of Mr. McCreary's unvested awards (which vest pro rata over a three-year period at a rate of 33.33% beginning on September 18, 2002) was $61,341 (2,667 shares at $23.00 per share).
(3) Pursuant to the Option Plan, Mr. Maughan was granted 50,000 options on May 22, 2000, Mr. Lockwood was granted 46,948 options on October 8, 1998 and Mr. McCreary was granted 5,047 options on July 19, 2000 and 10,000 options on September 18, 2001. The options for Messrs. Maughan and Lockwood vest at a rate of 20% per year over a five year period. The options for Mr. McCreary awarded July 19, 2000 vest at a rate of 25% per year over a four year period and the options awarded September 18, 2001 vest at a rate of 33.33% per year over a three year period.
(4) Consists of employer 401(k) plan contributions, shares allocated but not necessarily vested under the employee stock ownership plan and life insurance premium benefit. Shares allocated under the employee stock ownership plan are valued at Oregon Trail's common stock share price on the close of business on March 31, 2003 ($23.00). Mr. Maughan received a $14,400 auto allowance for the year ended March 31, 2003.

         Option Exercise/Value Table. The following table sets forth information with respect to the number and value of stock options held by the Chief Executive Officer and the named executive officers at March 31, 2003. None of these individuals exercised any stock options during the fiscal year ended March 31, 2003.

                                                                   Number of
                                                             Securities Underlying             Value of Unexercised
                                                              Unexercised Options              In-the-Money Options
                             Shares                          at Fiscal Year End(#)            at Fiscal Year End($)(1)
                           Acquired on        Value     -------------------------------- ---------------------------------
Name                       Exercise(#)     Realized($)   Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------ ---------------- ------------- -------------- ----------------- --------------- -----------------
Berniel L. Maughan             --              $--           20,000          30,000          $277,500        $416,250
Zane F. Lockwood               --               --           37,558           9,389           445,062         111,260
Jonathan P. McCreary           --               --            5,857           9,190            55,744          96,038

---------------
(1) Value of unexercised in-the-money options equals market value of shares covered by in-the-money options on March 31, 2003 less the option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the option exercise price.

Employment Agreements

         Oregon Trail, referred to as the "Employer" in this discussion, entered into employment agreements with Messrs. Maughan, Lockwood and McCreary on May 22, 2000, April 1, 2000 and September 18, 2001, respectively. Messrs. Maughan's and Lockwood's employment agreements were subsequently amended on February 12, 2001 to provide the benefits to the executive intended when the board of directors adopted the initial employment agreements.

         Mr. Maughan's employment agreement has an initial four-year term, which may be extended annually for an additional year at the discretion of the board of directors of Oregon Trail. Mr. Lockwood's employment agreement was for an initial term of 20 months until June 1, 2001, and may be extended annually for an additional year at the discretion of the board of directors of Oregon Trail. Mr. McCreary's employment agreement is for an initial term of 20 months until August 1, 2002, and may be extended annually for an additional year at the discretion of the board of directors of Oregon Trail. The employment agreements provide that the executive's base salary is subject to annual review by the board of directors. The current base salaries for Messrs. Maughan, Lockwood and McCreary are $187,500, $115,570 and $109,148, respectively. The employment agreements are terminable by the Employer at any time, by the executive if the executive is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations.

         The employment agreements provide for liquidated damages in the event of involuntary termination. Under this provision, Mr. Maughan would receive the lesser of three years' base salary or the base salary for the remaining term of his employment agreement, plus the average bonus paid over the last two fiscal years, all payable monthly. Messrs. Lockwood and McCreary would receive the lesser of 18 month's base salary or the base salary for the remaining term of each of their respective employment agreements, payable monthly. The executives would also be entitled to health and other insurance coverage as currently provided. All of these payments would be reduced, dollar for dollar, by any earnings or insurance the executive receives over this same time period from any other employment.

         The employment agreements also provide for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employer. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, the executive is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreement as having occurred when, among other things, (a) a person other than Oregon Trail purchases shares of common stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Oregon Trail representing 25% or more of the combined voting power of Oregon Trail's then outstanding securities, (c) a majority of the membership of the board of directors changes as the result of a contested election, or (d) shareholders of Oregon Trail approve a merger, consolidation, sale or disposition of all or substantially all of Oregon Trail's assets, or a plan of partial or complete liquidation.

         In the event of the executive's termination six months preceding, at the time of, or within 24 months following a change of control, the Executives would be entitled to receive the liquidated damages described above and a lump sum cash payment equal to 2.99 times the executive's base amount of compensation, minus the acceleration and lapse value of any unvested stock options. Assuming that a change in control had occurred at March 31, 2003 and that the executives received a lump sum cash payment under the change in control provisions of the employment agreements, Messrs. Maughan, Lockwood and McCreary would have been entitled to a payment of approximately $616,354 $382,567 and $379,986, respectively. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments. The employment agreements provide that in the event any payments or benefits provided to the executives constitute excess parachute payments, the Employer will pay the executive in cash any additional amounts equal to the amount needed to ensure that the amount of such payment and the value of such benefits received by the executive, net of any taxes, equals the amount of such payments and value of such benefits as the executive would receive in the absence of any excise taxes.

         The employment agreements restrict the executive's right to compete against the Employers for a period of one year from the date of termination of the employment agreement if the executive voluntarily terminates employment, except in the event of a change in control.

Audit Committee Matters

         Audit Committee Charter. The Audit Committee operates under a written charter approved by Oregon Trail's board of directors. The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Oregon Trail. The Audit Committee charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the independent accountants, the internal audit department, and management of Oregon Trail. A copy of the Audit Committee charter was attached to Oregon Trail's 2001 annual meeting proxy statement.

         Report of the Audit Committee. In connection with the specific activities performed by the Audit Committee in its oversight role, it has issued the following report:

         (1) The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended March 31, 2003 with management of Oregon Trail.

         (2) The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90.

         (3) The Audit Committee has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee,
                  (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and Oregon Trail and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of Oregon Trail; and the Audit Committee has discussed with the auditor the auditor's independence from Oregon Trail.

         Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors that the audited financial statements should be included in Oregon Trail's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, for filing with the SEC.

                                                 The Audit Committee:

                                                 Edward H. Elms (Chairman)
                                                 John Gentry
                                                 Albert H. Durgan
                                                 Kevin D. Padrick

         Independence and Other Matters. Each member of the Audit Committee is "independent," as defined under the Nasdaq Stock Market Rules. The Audit Committee members do not have any relationship to Oregon Trail that may interfere with the exercise of their independence from management and Oregon Trail. None of the Audit Committee members are current officers or employees of Oregon Trail or its affiliates.

Compensation Committee Matters

         Notwithstanding anything to the contrary set forth in any of Oregon Trail's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this document, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

         Report of the Compensation Committee. Under rules established by the SEC, Oregon Trail is required to provide certain data and information in regard to the compensation and benefits provided to Oregon Trail's Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting those individuals.`

         The Personnel and Compensation Committee ("Committee") of Pioneer Bank's board of directors sets and administers all policies, as defined by the SEC, that govern the total compensation, including long-term compensation of Oregon Trail's Chief Executive Officer and other executive officers. None of the members of the Committee is an employee of Oregon Trail. The Committee's policy is to offer executive officers competitive compensation and benefits that will permit Oregon Trail to attract and retain highly qualified individuals and to motivate such individuals by rewarding them based on Oregon Trail's performance.

         Currently, Oregon Trail's executive compensation package consists primarily of base salary and bonus awards. Individual executive salaries are established based on the individual's subjective performance evaluation, Oregon Trail's performance, and market parity. The Committee uses compensation and bonus survey data from the Oregon Banker's Association, America's Community Bankers, and the Washington Financial Industry for its market comparison. The data compares Oregon Trail's executive officers to those similarly situated in other similarly sized financial institutions in the region. The compensation of Mr. Maughan, Oregon Trail's President and Chief Executive Officer, is determined in the same manner as other executive officers as described above. Therefore, Mr. Maughan's compensation is largely dependent upon his individual performance, Oregon Trail's overall performance, and market comparison.

         Bonuses may be awarded to executive and other officers of Oregon Trail based on their performance and that of Oregon Trail. The Committee determines the appropriate level of bonuses using the Committee's assessment of each executive officer's contributions to Oregon Trail's success. More specifically, Oregon Trail's return on average assets, return on equity, corporate management, and staffing controls all are used in this assessment.

         Oregon Trail has implemented a Stock Option Plan and management recognition and development plan as part of its overall compensation to executive officers.

         Oregon Trail provides benefits to its executive officers that are generally available to other officers and employees of Oregon Trail. This includes a 401(k) profit sharing plan, an employee stock ownership plan, and a non-qualified deferred compensation plan for key executives. A committee appointed by the board of directors administers the plans. Mr. Maughan participates in the 401(k) profit sharing plan and the employee stock ownership plan.

         The Committee has recognized that the efforts of key executives of Oregon Trail are, and will continue to be, paramount to its success. Therefore, the board of directors approved, based upon the Committee's recommendation, the adoption of an employment agreement with Mr. Maughan, which is designed to retain him and allow him a concerted focus on operations of Oregon Trail. The terms of Mr. Maughan's employment agreement is discussed under "--Executive Compensation -- Employment Agreements."

         The Committee has reviewed the total compensation of all executive officers during fiscal year 2003 and has concluded that their compensation is reasonable and consistent with Oregon Trail's compensation philosophy and industry practice.

         PERSONNEL AND COMPENSATION COMMITTEE

         /s/ Charles H. Rouse (Chairman)
         /s/ John Lienkaemper
         /s/ Edward H. Elms

         Compensation Committee Interlocks and Insider Participation. No executive officer of Oregon Trail or Pioneer Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of Oregon Trail or Pioneer Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of Oregon Trail or Pioneer Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Oregon Trail or Pioneer Bank.

Performance Graph

         The following graph compares the cumulative total shareholder return on Oregon Trail's common stock with the cumulative total return on the Nasdaq U.S. Companies Index and a peer group of the SNL Securities, Inc. $250 Million to $500 Million Asset Thrift Index. Total return assumes (i) the reinvestment of all dividends and (ii) the value of the investment in Oregon Trail's common stock and each index was $100 at the close of trading on March 31, 1998.



                               [GRAPHIC OMITTED]



                                                                       Period Ended
                                       -----------------------------------------------------------------------------
Index                                    03/31/98     03/31/99     03/31/00     03/31/01     03/31/02     03/31/03
-------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
Oregon Trail Financial Corp.               100.00        73.65        51.75        84.97       115.22       145.33
NASDAQ - Total U.S.*                       100.00       135.08       250.99       100.60       101.32        74.37
SNL $250MM to $500MM Thrift Index          100.00        85.17        89.56       119.48       169.86       220.55

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2001. Used with permission. All rights reserved. crsp.com

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act requires Oregon Trail's executive officers and directors, and persons who own more than 10% of any registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish Oregon Trail with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms it has received and written representations provided to it by the above referenced persons, Oregon Trail believes that during the fiscal year ended March 31, 2003 all filing requirements applicable to its reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

Transactions with Management

         Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made pursuant to programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Oregon Trail's subsidiary financial institution is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees, and has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of Pioneer Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. At March 31, 2003, loans to directors and executive officers totalled approximately $1.539 million.

                   CHANGE IN FIRSTBANK'S INDEPENDENT AUDITORS

         On January 18, 2002, FirstBank determined that the firm of BDO Seidman, LLP, Spokane, Washington, would no longer serve as FirstBank's independent accounting firm after its completion of the audit for the fiscal year ended March 31, 2002. The decision to dismiss BDO Seidman, LLP was made by the Audit Committee of the board of directors upon the recommendation of management.

         The report of BDO Seidman, LLP on FirstBank's financial statements for either of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

         During FirstBank's two most recent fiscal years and subsequent interim period preceding the change in auditors, FirstBank was not in disagreement with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreement in connection with its report.

         On January 18, 2002, FirstBank's board of directors, at the recommendation of its Audit Committee, engaged Moss-Adams, LLP, Spokane, Washington, as FirstBank's certifying accountants for the fiscal year ending March 31, 2003. FirstBank has not consulted with Moss-Adams, LLP during its two most recent fiscal years nor during any subsequent interim period preceding the change in auditors regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on FirstBank's financial statements.

           APPROVAL OF APPOINTMENT OF FIRSTBANK'S INDEPENDENT AUDITORS
                             (FirstBank Proposal 3)

         Moss-Adams, LLP served as FirstBank's independent auditors for the fiscal year ended March 31, 2003. A representative of Moss-Adams, LLP will be present at FirstBank's annual meeting to respond to shareholders' questions and will have the opportunity to make a statement if he or she so desires.

Audit Fees

         The aggregate fees billed to FirstBank by Moss-Adams, LLP, for professional services rendered for the audit of FirstBank's financial statements for fiscal 2003 and the reviews of the financial statements included in FirstBank's Forms 10-QSB for that year, including travel expenses, were $56,500.

Financial Information Systems Design and Implementation Fees

         Moss-Adams, LLP performed no financial information system design or implementation work for FirstBank during the fiscal year ended March 31, 2003.

All Other Fees

         Other than audit fees, the aggregate fees billed to FirstBank by Moss-Adams, LLP for the fiscal year ended March 31, 2003, none of which were financial information systems design and implementation fees, were $6,951 for tax services $14,083 in connection with the merger, $16,689 were for consulting services and $6,750 for the FirstBank Northwest 401(k) Plan audit and Form 11-K. The Audit Committee of the board of directors of FirstBank has determined that the services provided by Moss-Adams, LLP, other than audit services, are not incompatible with Moss-Adams maintaining its independence.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF MOSS-ADAMS, LLP AS INDEPENDENT AUDITORS OF FIRSTBANK FOR THE FISCAL YEAR ENDING MARCH 31, 2004.


         APPROVAL OF APPOINTMENT OF OREGON TRAIL'S INDEPENDENT AUDITORS
                            (Oregon Trail Proposal 3)

         Deloitte & Touche LLP served as Oregon Trail's independent auditors for the calendar year ended March 31, 2003. The board of directors has appointed Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2004, subject to approval by shareholders. A representative of Deloitte & Touche LLP is expected to be present at the meeting to respond to shareholders' questions and will have the opportunity to make a statement if he or she so desires.

Audit Fees

         The aggregate fees billed to Oregon Trail by Deloitte & Touche LLP for professional services rendered for the audit of Oregon Trail's financial statements for fiscal 2003 and the reviews of the financial statements included in Oregon Trail Forms 10-Q for that year, including travel expenses, were $99,000.

Financial Information Systems Design and Implementation Fees

         Deloitte & Touche LLP performed no financial information system design or implementation work for Oregon Trail during the fiscal year ended March 31, 2003.

All Other Fees

         Other than audit fees, the aggregate fees billed to Oregon Trail by Deloitte & Touche LLP for fiscal 2003 none of which were financial information systems design and implementation fees, were approximately $20,229. The Audit Committee of the board of directors determined that the services performed by Deloitte & Touche LLP other than audit services are not incompatible with Deloitte & Touche LLP maintaining its independence.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF OREGON TRAIL FOR THE FISCAL YEAR ENDING MARCH 31, 2004.

                                 LEGAL MATTERS

         The validity of the shares of FirstBank common stock to be issued in connection with the merger will be passed upon for FirstBank by Breyer & Associates PC, McLean, Virginia.

         In addition, Silver Freedman and Taff L.L.P., Washington, D.C., will deliver an opinion concerning federal income tax consequences of the merger.

                                    EXPERTS

         The financial statements of FirstBank as of March 31, 2003 and for the two fiscal years ended March 31, 2003 included in the Annual Report to Shareholders delivered together with this proxy statement-prospectus have been audited by Moss-Adams, LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of FirstBank NW Corp. as of and for the year ended March 31, 2002 included in this proxy statement/prospectus for the year ended March 31, 2003 have been incorporated by reference in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Oregon Trail as of March 31, 2003 and 2002, and for each of the three years in the period ended March 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        FUTURE PROPOSALS OF SHAREHOLDERS

FirstBank

         Proposals of shareholders intended to be presented at FirstBank's annual meeting expected to be held in July 2004 must be received by FirstBank no later than February 16, 2004 to be considered for inclusion in the proxy materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

         FirstBank's articles of incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice in writing of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days' notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. As specified in the articles of incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving such notice. The notice with respect to business proposals to be brought before the annual meeting must state the shareholder's name, address and number of shares of common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Oregon Trail

         If the merger takes place, Oregon Trail will have no more annual meetings. If the merger does not take place, any shareholder proposal to take action at next year's annual meeting must be received at Oregon Trail's main office at 2055 First Street, Baker City, Oregon, no later than March 29, 2004. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Securities Exchange Act of 1934.

         Oregon Trail's articles of incorporation generally provide that shareholders will have the opportunity to nominate directors of Oregon Trail if such nominations are made in writing and are delivered to the Secretary of Oregon Trail not less than 30 days nor more than 60 days before the annual meeting of shareholders; provided, however, if less than 31 days notice of the annual meeting is given, such notice shall be delivered to the Secretary of Oregon Trail no later than the close of the tenth day following the date on which notice of the meeting was mailed to shareholders. The notice must set forth (i) the name, age, business address and, if known, residence address of each nominee for election as a director, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of Oregon Trail which are beneficially owned by each such nominee, (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to the Exchange Act, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (v) as to the shareholder giving such notice (a) his or her name and address as they appear on Oregon Trail's books and (b) the class and number of shares of Oregon Trail which are beneficially owned by such shareholder.

                      WHERE YOU CAN FIND MORE INFORMATION

         FirstBank has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Oregon Trail shareholders of the shares of FirstBank common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about FirstBank and FirstBank common stock. The rules and regulations of the Securities and Exchange Commission allow FirstBank to omit certain information included in the registration statement from this proxy statement-prospectus.

         FirstBank files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that FirstBank files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. FirstBank's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

         The SEC allows FirstBank and Oregon Trail to "incorporate by reference" information into this proxy statement-prospectus. This means that FirstBank and Oregon Trail can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that FirstBank and Oregon Trail have previously filed with the SEC. These documents contain important information about FirstBank's and Oregon Trail's financial condition.

FirstBank SEC Filings (File No. 22435)      Period/Date
------------------------------------------- ------------------------------------

Annual Report on Form 10-K                  Year Ended March 31, 2003
Current Reports on Form 8-K                 Filed on February 25, and April 22,
                                            2003


Oregon Trail SEC Filings (File No. 22953)   Period/Date
------------------------------------------- ------------------------------------

Annual Report on Form 10-K                  Year Ended March 31, 2003
Current Reports on Form 8-K                 Filed on February 26 and May 8, 2003

         Documents incorporated by reference are available from the appropriate company without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from FirstBank at the following address:


FirstBank NW Corp.                          Oregon Trail Financial Corp.
920 Main Street                             2055 First Street
Lewiston, Idaho 83501                       Baker City, Oregon 97814
Attention: Larry K. Moxley,                 Attention: Zane F. Lockwood,
           Corporate Secretary                         Corporate Secretary
Telephone No.: (208) 746-9610               Telephone: (541) 523-6327
(Nasdaq: FBNW)                              (Nasdaq: OTFC)

         If you would like to request documents from either company, please do so by August 27, 2003 in order to receive them before the special meeting of shareholders. If you request any incorporated documents, from us, we will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

         Accompanying this document are the following documents:

         o FirstBank's 2003 Annual Report to Shareholders, including the audited consolidated balance sheets of FirstBank as of March 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and statements of cash flows for each of the two years in the period ended March 31, 2003 (see Appendix E to this proxy statement-prospectus.)

         o Oregon Trail's 2003 Annual Report to Shareholders, including the audited consolidated balance sheets of Oregon Trail as of March 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and statements of cash flows for each of the three years in the period ended March 31, 2003 (see Appendix D to this proxy statement-prospectus.)

         FirstBank has supplied all information contained in this proxy statement-prospectus relating to FirstBank, and Oregon Trail has supplied all information relating to Oregon Trail.

         You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated July 28, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of FirstBank's common stock in the merger shall create any implication to the contrary.

                                   APPENDIX A

                                Merger Agreement

                                MERGER AGREEMENT


                          dated as of February 24, 2003


                                  by and among



                               FIRSTBANK NW CORP.



                                       and



                          OREGON TRAIL FINANCIAL CORP.

                                TABLE OF CONTENTS
                                                                            Page


MERGER AGREEMENT..............................................................1

RECITALS......................................................................1

AGREEMENT.....................................................................1

                                    ARTICLE 1
                                   DEFINITIONS

         1.1      Definitions.................................................1

                                    ARTICLE 2
                         THE MERGERS AND RELATED MATTERS

         2.1      Corporate Merger............................................7
                  (a)      Surviving Corporation..............................7
                  (b)      Articles of Incorporation and Bylaws...............7
                  (c)      Effects of the Corporate Merger....................7
                  (d)      Transfer of Assets.................................7
                  (e)      Assumption of Liabilities..........................7
         2.2      The Bank Merger.............................................7
                  (a)      The Continuing Bank................................7
                  (b)      Rights, Etc........................................8
                  (c)      Liabilities........................................8
                  (d)      Articles of Incorporation; Bylaws; Directors;
                           Officers...........................................8
         2.3      Effective Time..............................................8
         2.4      Conversion of Oregon Trail Common Stock.....................8
         2.5      FirstBank Common Stock......................................9
         2.6      Fractional Shares...........................................9
         2.7      Anti-Dilution Provisions....................................9
         2.8      Options/Restricted Stock....................................9
         2.9      Standstill Agreement.......................................10
         2.10     Election and Exchange Procedures...........................10
         2.11     Closing....................................................13
         2.12     Withholding Rights.........................................13
         2.13     Reservation of Right to Revise Transaction.................13
         2.14     Additional Actions.........................................14

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF FIRSTBANK

         3.1      Organization and Corporate Authority of FirstBank .........14
         3.2      Organization and Qualification of FirstBank Northwest......14
         3.3      Authorization, Execution and Delivery; Merger Agreement
                  Not in Breach..............................................15
         3.4      No Legal Bar...............................................15
         3.5      Government Approvals.......................................15
         3.6      FirstBank Financial Statements.............................15
         3.7      Absence of Certain Changes.................................16
         3.8      Capitalization of FirstBank ...............................16

                                       (i)

         3.9      Capitalization of FirstBank Northwest......................16
         3.10     Disclosure.................................................16
         3.11     Tax Matters................................................16
         3.12     Litigation.................................................16
         3.13     Compliance with Laws.......................................17
         3.14     Absence of Regulatory Actions..............................17
         3.15     Reports....................................................17
         3.16     Statements True and Correct................................17
         3.17     Financial Ability..........................................18

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF OREGON TRAIL

         4.1      Organization and Qualification of Oregon Trail and
                  Subsidiaries...............................................18
         4.2      Organization and Qualification of Pioneer Bank.............18
         4.3      Authorization, Execution and Delivery; Merger Agreement
                  Not in Breach..............................................18
         4.4      No Legal Bar...............................................19
         4.5      Government and Other Approvals.............................19
         4.6      Compliance With Law........................................19
         4.7      Charter Documents..........................................20
         4.8      Financial Statements.......................................20
         4.9      Absence of Certain Changes.................................20
         4.10     Deposits...................................................21
         4.11     Properties.................................................21
         4.12     Oregon Trail Subsidiaries..................................22
         4.13     Condition of Fixed Assets and Equipment....................22
         4.14     Tax Matters................................................22
         4.15     Litigation.................................................23
         4.16     Hazardous Materials........................................23
         4.17     Insurance..................................................25
         4.18     Labor and Employment Matters...............................25
         4.19     Records and Documents......................................26
         4.20     Capitalization of Oregon Trail.............................26
         4.21     Capitalization of Pioneer Bank.............................26
         4.22     Sole Agreement.............................................26
         4.23     Disclosure.................................................27
         4.24     Absence of Undisclosed Liabilities.........................27
         4.25     Allowance for Loan Losses..................................27
         4.26     Compliance with Laws.......................................27
         4.27     Absence of Regulatory Actions..............................28
         4.28     Employee Benefit Plans.....................................28
         4.29     Material Contracts.........................................32
         4.30     Material Contract Defaults.................................33
         4.31     Reports....................................................33
         4.32     Statements True and Correct................................33
         4.33     Brokers and Finders........................................34
         4.34     Derivatives Contracts; Structured Notes; Etc...............34
         4.35     Loans......................................................34

                                      (ii)

                                    ARTICLE 5
                             COVENANTS OF FIRSTBANK

         5.1      Regulatory and Shareholder Approvals.......................34
         5.2      Preparation of Registration Statement......................35
         5.3      Registration Statement Effectiveness.......................35
         5.4      Conduct of Business........................................35
         5.5      Employees and Employee Benefits............................35
         5.6      Reasonable Efforts to Close................................37
         5.7      Addition to Board of Directors.............................37
         5.8      Indemnification and Insurance..............................37
         5.9      Access.....................................................39
         5.10     Nasdaq.....................................................39
         5.11     Updating of Representations................................39

                                    ARTICLE 6
                            COVENANTS OF OREGON TRAIL

         6.1      Shareholders' Meeting......................................39
         6.2      Conduct of Business -- Affirmative Covenants...............39
         6.3      Conduct of Business -- Negative Covenants..................41
         6.4      Conduct of Business -- Certain Actions.....................44
         6.5      Accruals and Reserves......................................44
         6.6      Affiliate Agreements.......................................44

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

         7.1      Conditions to the Obligations of Oregon Trail..............45
                  (a)      Performance.......................................45
                  (b)      Representations and Warranties....................45
                  (c)      Documents.........................................45
                  (d)      Opinion of FirstBank 's Counsel...................45

         7.2      Conditions to the Obligations of FirstBank.................46
                  (a)      Performance.......................................46
                  (b)      Representations and Warranties....................46
                  (c)      Documents.........................................46
                  (d)      Opinion of Oregon Trail's Counsel.................47
                  (e)      Other Business Combinations, Etc..................48
                  (f)      Accruals and Reserves ............................48
                  (g)      Receipt of Affiliate Agreements...................48
                  (h)     Voting Agreements..................................48
                  (i)     Standstill Agreement...............................48

         7.3      Conditions to Obligations of All Parties...................48
                  (a)      No Pending or Threatened Claims...................48
                  (b)      Government Approvals and Acquiescence Obtained....48
                  (c)      Effective Registration Statement..................48
                  (d)      Tax Opinion.......................................48
                  (e)      Shareholder Vote..................................49

                                      (iii)

                                    ARTICLE 8
                                   TERMINATION

         8.1      Termination................................................49
         8.2      Effect of Termination......................................50
         8.3      FirstBank  Fee.............................................50

                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1      Notices....................................................51
         9.2      Assignability and Parties in Interest......................52
         9.3      Governing Law..............................................52
         9.4      Counterparts...............................................52
9.       9.5      Publicity..................................................52
         9.6      Entire Agreement...........................................52
         9.7      Severability...............................................53
         9.8      Modifications, Amendments and Waivers......................53
         9.9      Interpretation.............................................53
         9.10     Payment of Expenses........................................53
         9.11     Equitable Remedies.........................................53
         9.12     Attorneys' Fees............................................53
         9.13     No Waiver..................................................54
         9.14     Remedies Cumulative........................................54
         9.15     Non-Survival of Representations and Warranties.............54
         9.16     Standard Breach............................................54

                                      (iv)

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT ("Merger Agreement") is made and entered into this 24th day of February 2003, by and between FIRSTBANK NW CORP., a corporation chartered and existing under the laws of the State of Washington ("FirstBank"), and OREGON TRAIL FINANCIAL CORP., a corporation chartered and existing under the laws of the State of Oregon ("Oregon Trail").


                                    RECITALS

         A. FirstBank and Oregon Trail on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which FirstBank will acquire all of the shares of Oregon Trail Common Stock (as hereinafter defined) outstanding immediately prior to the Effective Time (as hereinafter defined) at a purchase price equal to the amount set forth in
Section 2.4 hereof.

         B. To effect the acquisition, Oregon Trail shall be merged with and into FirstBank (the "Corporate Merger") pursuant to the Plan of Merger ("Corporate Plan of Merger") substantially in the form attached hereto as Exhibit A. FirstBank will be the surviving corporate entity in the Corporate Merger (the "Surviving Corporation"). The federally chartered financial institution subsidiary of Oregon Trail, Pioneer Bank, A Federal Savings Bank ("Pioneer Bank"), shall be merged with and into the Washington chartered financial institution subsidiary of FirstBank, FirstBank Northwest (the "Bank Merger") pursuant to the Plan of Merger ("Bank Plan of Merger") substantially in the form attached hereto as Exhibit B. FirstBank Northwest will be the continuing financial institution (the "Continuing Bank") following the Bank Merger.

         C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Corporate Merger and also to prescribe various conditions to the Corporate Merger.

         D. Concurrently with the execution and delivery of this Merger Agreement, and as an inducement to FirstBank 's willingness to enter into this Merger Agreement, each member of the Board of Directors of Oregon Trail and each Major Shareholder of Oregon Trail (as hereinafter defined) has entered into an agreement with FirstBank pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Merger Agreement at the Oregon Trail Shareholders' Meeting (as hereinafter defined).

         E. Prior to the execution and delivery of this Merger Agreement, and as a material inducement to FirstBank's willingness to enter into this Merger Agreement, Joseph Stilwell and his Affiliates (as hereinafter defined) have entered into the Standstill Agreement (as hereinafter defined) with FirstBank.

         F. The respective Boards of Directors of FirstBank and Oregon Trail have duly approved this Merger Agreement and have duly authorized its execution and delivery.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as hereinafter defined) agree as follows:

                                    AGREEMENT

                                    ARTICLE 1

                                   DEFINITIONS

                  1.1 Definitions. As used in this Merger Agreement, the following terms have the definitions indicated:

                  "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4 of this Merger Agreement.

                  "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control, with that party.

                  "Aggregate Cash Consideration" shall have the meaning assigned to such term in Section 2.4(a) of this Merger Agreement.

                  "Applicable Environmental Laws" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

                  "Balance Sheet Date" shall have the meaning assigned to such term in Section 4.9 of this Merger Agreement.

                  "Bank Common Stock" shall have the meaning assigned to such term in Section 4.21 of this Merger Agreement.

                  "Bank Merger" shall have the meaning assigned to such term in the Recitals of this Merger Agreement.

                  "Bank Plan of Merger" shall have the meaning assigned to such term in the Recitals of this Merger Agreement.

                  "Cash Election Shares" shall have the meaning assigned to such term in Section 2.10(a) of this Merger Agreement.

                  "Cash Election Designated ESOP Shares" shall have the meaning assigned to such term in Section 2.10(a) of this Merger Agreement.

                  "CERCLA" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

                  "CERCLIS" shall have the meaning set forth in Section 4.16(c) of this Merger Agreement.

                  "Closing" shall have the meaning assigned to such term in
Section 2.11 of this Merger Agreement.

                  "Closing Date" shall have the meaning assigned to such term in
Section 2.11 of this Merger Agreement.

                  "Continuing Bank" shall have the meaning assigned to such term in the Recitals of this Merger Agreement.

                  "Continuing Employees" shall have the meaning assigned to such term in Section 5.5(a) of this Merger Agreement.

                  "Corporate Merger" shall have the meaning assigned to such term in the Recitals of this Merger Agreement.

                  "Corporate Plan of Merger" shall have the meaning assigned to such term in the Recitals of this Merger Agreement.

                  "CRA" shall have the meaning assigned to such term in Section 4.26(c) of this Merger Agreement.

                  "Deposits" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of Pioneer Bank.

                  "Derivatives Contract" shall have the meaning assigned to such term in Section 4.34 of this Merger Agreement.

                  "Effective Date of the Corporate Merger" shall mean that date on which the Effective Time shall have occurred.

                  "Effective Time" shall have the meaning assigned in Section
2.3 of this Merger Agreement.

                  "Election Deadline" shall have the meaning assigned in Section 2.10(b) of this Merger Agreement.

                  "Election Form" shall have the meaning assigned to such term in Section 2.10(a) of this Merger Agreement.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ESOP" shall have the meaning assigned to such term in Section 5.5(c) of this Merger Agreement.

                  "Exchange Agent" shall mean the independent agent selected by FirstBank to effect the exchange of certificates representing Oregon Trail Common Stock described in Section 2.10(a) for the consideration described in
Section 2.4.

                  "Exchange Ratio" shall have the meaning assigned to such term in Section 2.4(a) of this Merger Agreement.

                  "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

                  "FirstBank" shall mean FirstBank NW Corp., a savings and loan holding company having its principal place of business in Lewiston, Idaho, that is currently incorporated under the laws of the State of Washington.

                  "FirstBank Common Stock" shall mean the common stock, par value $0.01 per share, of FirstBank.

                  "FirstBank Disclosure Schedule" means the disclosure schedule to be delivered by FirstBank to Oregon Trail pursuant to the initial paragraph of Article III of this Agreement.

                  "FirstBank Fee" shall have the meaning assigned to such term in Section 8.3 of this Merger Agreement.

                  "FirstBank Financial Statements" shall have the meaning assigned to such term in Section 3.6 of this Merger Agreement.

                  "FirstBank Option" shall mean an option to acquire shares of FirstBank Common Stock.

                  "FirstBank Shareholders" shall mean the holders of the FirstBank Common Stock.

                  "FirstBank Shareholders' Meeting" shall mean the special meeting of FirstBank Shareholders to be held pursuant to Section 5.1(b) of this Merger Agreement, including any adjournment or adjournments thereof.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied.

                  "Government Approvals" shall have the meaning assigned to such term in Section 3.5 of this Merger Agreement.

                  "Hazardous Substances" shall have the meaning set forth in
Section 4.16(a) of this Merger Agreement.
                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Loan Property" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

                  "Major Shareholder" shall mean any person, other than the ESOP, who as of the date hereof owns or controls more than nine percent (9.0%) of the issued and outstanding shares of Oregon Trail Common Stock.

                  "Material Adverse Change" or "Material Adverse Effect" shall mean, when used in connection with Oregon Trail or FirstBank, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the banking and financial services industry to the extent not effecting such Party to a materially greater extent than it affects other persons in the banking and financial services industry, (iii) any change, effect, event or occurrence relating to the announcement or performance of this Merger Agreement and the transactions contemplated hereby, (iv) with respect to Oregon Trail, any change, effect, event or occurrence resulting from any action or omission taken with the prior written consent of FirstBank, (v) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities and (vi) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally.

                  "Merger Agreement" means this Merger Agreement (including Exhibit A and Exhibit B) and all exhibits and schedules annexed to, and incorporated by specific reference as a part of, this Merger Agreement.

                  "MRDP" shall have the meaning assigned to such term in Section 2.8(b) of this Merger Agreement.

                  "NASD" means the National Association of Securities Dealers, Inc.

                  "No-Election Shares" shall have the meaning assigned to such term in Section 2.10(a) of this Merger Agreement.

                  "OBCA" shall mean the Oregon Business Corporation Act.

                  "Officer" shall have the meaning set forth in Section 4.9(k) of this Merger Agreement.

                  "Option Plan" shall have the meaning assigned to such term in
Section 2.8(a) of this Merger Agreement.

                  "Oregon Trail" shall mean Oregon Trail Financial Corp., a savings and loan holding company having its principal place of business in Baker City, Oregon.

                  "Oregon Trail Common Stock" has the meaning assigned to such term in Section 2.4(a) of this Merger Agreement.

                  "Oregon Trail Disclosure Schedule" means the disclosure schedules to be delivered by Oregon Trail to FirstBank pursuant to the initial paragraph of Article IV of this Merger Agreement.

                  "Oregon Trail Financial Statements" shall have the meaning assigned to such term in Section 4.8(a) of this Merger Agreement.

                  "Oregon Trail Option" shall mean an option granted by Oregon Trail under the Option Plan, as defined in Section 2.8(a) of this Merger Agreement, to purchase shares of Oregon Trail Common Stock.

                  "Oregon Trail Shareholders" shall mean the holders of the Oregon Trail Common Stock.

                  "Oregon Trail Shareholders' Meeting" shall mean the special meeting of Oregon Trail Shareholders to be held pursuant to Section 6.1 of this Merger Agreement, including any adjournment or adjournments thereof.

                  "OTS" shall mean the Office of Thrift Supervision.

                  "Parties" shall mean Oregon Trail and FirstBank collectively; Oregon Trail on the one hand, or FirstBank on the other hand, may sometimes be referred to as a "Party."

                  "Pension Plan" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                  "Per Share Cash Consideration" shall have the meaning assigned to such term in Section 2.4(a) of this Merger Agreement.

                  "Person" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                  "Plans of Merger" shall mean the Corporate Plan of Merger to be executed by authorized representatives of Oregon Trail and FirstBank and filed with the Secretary of State of the State of Oregon along with the Articles of Merger in accordance with Oregon law and with the Secretary of State of the State of Washington along with the Articles of Merger in accordance with Washington law and providing for the Corporate Merger of Oregon Trail with and into FirstBank as contemplated by Section 2.1 of this Merger Agreement, and the Bank Plan of Merger to be executed by authorized representatives of Pioneer Bank and FirstBank Northwest and filed with the Washington Department providing for the Bank Merger of Pioneer Bank with and into FirstBank Northwest as contemplated by Section 2.2 of this Merger Agreement.

                  "Post Termination Payments" shall have the meaning assigned to such term in Section 5.5(e) of this Merger Agreement.

                  "Property" shall have the meaning assigned to such term in
Section 4.16(a) of this Merger Agreement.

                  "Proxy Statement/Prospectus" shall mean the joint proxy statement to be used by Oregon Trail and FirstBank to solicit proxies with a view to securing the approval of the Oregon Trail Shareholders and the FirstBank Shareholders of this Merger Agreement and the Plans of Merger, which shall also serve as the prospectus for the shares of FirstBank Common Stock to be issued to the Oregon Trail Shareholders.

                  "RCRA" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

                  "Realty" means the real property of Pioneer Bank owned or leased by Pioneer Bank or any Subsidiary of Pioneer Bank.

                  "Records" means all available records, minutes of meetings of the Board of Directors, committees and Oregon Trail Shareholders and Pioneer Bank, original instruments and other documentation, pertaining to Oregon Trail and Pioneer Bank, Oregon Trail's and Pioneer Bank's assets (including plans and specifications relating to the Realty), and liabilities, the Oregon Trail Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of Oregon Trail's and Pioneer Bank's business by Oregon Trail and Pioneer Bank on and after the Effective Time as it was conducted prior to the Closing Date.

                  "Registration Statement" shall have the meaning assigned to such term in Section 5.2 of this Merger Agreement.

                  "Regulatory Authorities" shall mean, collectively, the Department of Justice, the FDIC, the SEC, the OTS, the Washington Department or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Merger Agreement.

                  "Release" shall have the meaning assigned to such term in
Section 4.16(b)(i) of this Merger Agreement.

                  "REO" shall mean Real Estate Owned.

                  "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

                  "SEC Documents" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the OTS, or with any other Regulatory Authority pursuant to the Securities Laws.

                  "Securities Laws" shall mean the Securities Act of 1933, as amended ("1933 Act"), the Securities Exchange Act of 1934, as amended ("1934 Act"), the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                  "Standstill Agreement" shall mean the agreement, substantially in the form of Exhibit E, to be entered into by Joseph Stilwell and his Affiliates with FirstBank providing for, among other things, that Joseph Stilwell nor any of his Affiliates shall directly or indirectly for a stated period of time acquire any voting securities (or securities which are convertible to voting securities) of FirstBank in excess of a specified aggregate limitation and all voting securities of FirstBank owned or controlled by them or any of them shall be voted with management of FirstBank.

                  "Stock Election Shares" shall have meaning assigned to such term in Section 2.10(a) of this Merger Agreement.

                  "Subsidiaries" shall mean all of those corporations, or other entities of which the entity in question owns or controls five percent (5%) or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which five percent (5%) or more of the outstanding equity securities is owned directly or indirectly by its parent, and may sometimes be referred to as a "Subsidiary."

                  "Substituted Option" shall have meaning assigned to such term in Section 2.8(a) of this Merger Agreement.

                  "Surviving Corporation" shall have the meaning assigned to such term in the Recitals of this Merger Agreement.

                  "Voting Agreement" shall mean the Voting Agreement substantially in the form of Exhibit C hereto to be executed by each Major Shareholder and director of Oregon Trail simultaneous with the execution and delivery of this Merger Agreement.

                  "Washington Department" shall mean the Department of Financial Institutions of the State of Washington.

                  "WBCA" shall mean the Washington Business Corporation Act.

                                    ARTICLE 2

                         THE MERGERS AND RELATED MATTERS

                  2.1 Corporate Merger. Subject to the terms and conditions of this Merger Agreement, and pursuant to the provisions of the OBCA, the WBCA, the Home Owners Loan Act, as amended ("HOLA"), and the rules and regulations promulgated thereunder, at the Effective Time (as hereinafter defined):

                           (a)      Surviving Corporation. Oregon Trail shall be
merged with and into FirstBank pursuant to the terms and conditions set forth herein and pursuant to the Corporate Plan of Merger. Upon consummation of the Corporate Merger, the separate existence of Oregon Trail shall cease and FirstBank shall continue as the Surviving Corporation.

                           (b)      Articles of Incorporation and Bylaws. The
Articles of Incorporation and Bylaws of FirstBank, in effect immediately prior to the Effective Time, shall become the Articles of Incorporation and Bylaws of the Surviving Corporation.

                           (c)      Effects of the Corporate Merger. The
separate existence of Oregon Trail shall cease, and Oregon Trail shall be merged with and into FirstBank which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both FirstBank and Oregon Trail.

                           (d)      Transfer of Assets. All rights, assets,
licenses, permits, franchises and interests of FirstBank and Oregon Trail in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in FirstBank as the Surviving Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                           (e)      Assumption of Liabilities. The Surviving
Corporation shall become and be liable for all debts, liabilities, obligations and contracts of FirstBank as well as those of Oregon Trail, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of FirstBank or Oregon Trail.

                  2.2. The Bank Merger. At the time selected by FirstBank after the Effective Time:

                           (a)      The Continuing Bank. Pioneer Bank shall be
merged into FirstBank Northwest pursuant to the terms and conditions set forth herein and pursuant to the Bank Plan of Merger. Upon consummation of the Bank Merger, the separate existence of Pioneer Bank shall cease and FirstBank Northwest shall survive as the Continuing Bank.

                           (b)      Rights, Etc. The Continuing Bank shall
thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

                           (c)      Liabilities. The Continuing Bank shall
thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the institutions so merged, in accordance with applicable law.

                           (d)      Articles of Incorporation; Bylaws;
Directors; Officers. The Articles of Incorporation and Bylaws of the Continuing Bank shall be those of FirstBank Northwest, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FirstBank Northwest in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

                  2.3 Effective Time. As soon as practicable after each of the conditions set forth in Article 7 hereof have been satisfied or waived, the Parties will file, or cause to be filed, with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington such Articles of Merger as they may deem necessary or appropriate for the Corporate Merger which Articles of Merger shall be in the form required by and executed in accordance with the applicable provisions of the OBCA and the WBCA. The Corporate Merger shall become effective at such time as may be specified in such Articles of Merger (the "Effective Time"). The Bank Merger will be consummated after the Corporate Merger at the time selected by FirstBank.

                  2.4 Conversion of Oregon Trail Common Stock. At the Effective Time:

                           (a)      Subject to the other provisions in this
Section 2.4, and the provisions of Section 2.10(d) and (e) each share of common stock of Oregon Trail, $0.01 par value per share ("Oregon Trail Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Corporate Merger and without any action on the part of the holder thereof, be converted into the right to receive from FirstBank, at the election of the holder thereof:

                                    (i)      a cash amount equal to $22.00 per
         share (the "Per Share Cash Consideration") for each of 1,659,091 issued and outstanding shares of Oregon Trail Common Stock ("Aggregate Cash Consideration"); or

                                    (ii)     a number of shares of FirstBank
         Common Stock which is equal to the quotient, rounded to the nearest one thousandth (the "Exchange Ratio") determined by dividing (x) 1,480,064 (the number of shares of FirstBank to be issued in the Corporate Merger) by (y) the number of shares of Oregon Trail Common Stock issued and outstanding (including any shares issued as a result of the exercise of Oregon Trail Options) minus 1,659,091 (the number of shares of Oregon Trail Common Stock receiving cash), subject to adjustment as provided in Section 2.7.

                           (b)      Notwithstanding any other provision of this
Merger Agreement, any shares of Oregon Trail Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by FirstBank, Oregon Trail or by any direct or indirect Subsidiary of any of them or are held in the treasury of Oregon Trail shall, by virtue of the Corporate Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

                           (c)      The holders of certificates representing
shares of Oregon Trail Common Stock shall cease to have any rights as stockholders of Oregon Trail, except such rights, if any, as they may have pursuant to the

OBCA. Except as provided above, until certificates representing shares of Oregon Trail Common Stock are surrendered for exchange, each certificate shall, after the Effective Time, represent for all purposes only the right to receive the amount of consideration into which its shares of Oregon Trail Common Stock shall have been converted by the Corporate Merger as provided above.

                           (d)      The stock transfer books of Oregon Trail
shall be closed and no transfer of shares of Oregon Trail Common Stock shall be made thereafter.

                  2.5 FirstBank Common Stock. At the Effective Time, the shares of FirstBank Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as shares of FirstBank Common Stock.

                  2.6 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of FirstBank Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, FirstBank shall pay to each Oregon Trail Shareholder who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the average of the closing sales price per share of FirstBank Common Stock, as quoted on the Nasdaq National Market, for the 20-day trading period ending on the business day which is five (5) business days prior to the Effective Date of the Corporate Merger.

                  2.7 Anti-Dilution Provisions. In the event FirstBank changes the number of shares of FirstBank Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or recapitalization with respect to the outstanding FirstBank Common Stock and the record date therefor shall be prior to the Effective Date of the Corporate Merger, the Exchange Ratio shall be proportionately adjusted.

                  2.8      Options/Restricted Stock.

                           (a)      At the Effective Time, by virtue of the
Corporate Merger, and without any action on the part of any holder of an option granted under the Oregon Trail 1998 Stock Option Plan (the "Option Plan"), each Oregon Trail Option that is then outstanding and unexercised shall become fully vested in accordance with the Option Plan and shall be assumed by FirstBank and be converted into a FirstBank Option (the "Substituted Option") on the same terms and conditions as are in effect with respect to the Oregon Trail Option immediately prior to the Effective Time, except that (i) each Substituted Option may be exercised solely for shares of FirstBank Common Stock, (ii) the number of shares of FirstBank Common Stock subject to such Substituted Option shall be equal to the number of shares of Oregon Trail Common Stock subject to the assumed Oregon Trail Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per share exercise price under each such Substituted Option shall be adjusted by dividing the per share exercise price of the assumed Oregon Trail Option immediately prior to the Effective Time by the Exchange Ratio, and rounding up to the nearest cent. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Internal Revenue Code, as to any Oregon Trail Option that is an incentive stock option. The number of shares of Oregon Trail Common Stock which are issuable upon exercise of Oregon Trail Options as of the date hereof is set forth on Oregon Trail Disclosure Schedule 2.8. At the Effective Time, the Option Plan shall be deemed terminated within five (5) business days after the Effective Time, FirstBank shall file a registration statement on Form S-3 or S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of FirstBank Common Stock subject to the Substituted Options and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without any further holding period under Rule 144 of the 1933 Act.

                           (b)      At the Effective Time, by virtue of the
Corporate Merger, each holder of an award granted under the Oregon Trail 1998 Management Recognition and Development Plan (the "MRDP") shall be entitled to receive the consideration as provided in Section 2.4 of this Merger Agreement for each share of restricted stock granted under the MRDP subject to the provisions of Section 2.12. Notwithstanding the foregoing, no consideration will be paid for the ungranted restricted stock awards under the MRDP. At the Effective Time, the MRDP shall be deemed terminated.

                  2.9 Standstill Agreement. Prior to the date hereof, Joseph Stilwell has executed the Standstill Agreement in the form attached hereto as Exhibit E.

                  2.10     Election and Exchange Procedures.

                           (a)      FirstBank shall designate an exchange agent
to act as agent (the "Exchange Agent"), who shall be reasonably acceptable to Oregon Trail, for purposes of conducting the election procedure and the exchange procedure as described in this Section 2.10. FirstBank shall use its best efforts to cause the Exchange Agent, no later than three (3) business days following the Effective Time, to mail or make available to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Oregon Trail Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Oregon Trail Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Corporate Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Oregon Trail Common Stock in exchange for the consideration set forth in Section 2.4 hereof deliverable in respect thereof pursuant to this Merger Agreement and (ii) an election form in such form as FirstBank and Oregon Trail shall mutually agree ("Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive FirstBank Common Stock with respect to all of such holder's Oregon Trail Common Stock as hereinabove provided (the "Stock Election Shares"),
(ii) to elect to receive cash with respect to all of such holder's Oregon Trail Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of Oregon Trail Common Stock (the "No-Election Shares"). Nominee record holders who hold Oregon Trail Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. Any shares of Oregon Trail Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as hereinafter defined), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any number of unallocated ESOP shares held by the ESOP trustee sufficient in number to repay the ESOP loan in full (the "Cash Election Designated ESOP Shares") shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares (as hereinafter defined).

                           (b)      The term "Election Deadline" shall mean 5:00
p.m., Eastern Time, twenty (20) to forty (40) business days following but not including the date of mailing of the Election Form or such other date as FirstBank and Oregon Trail shall mutually agree upon.

                           (c)      Any election to receive FirstBank Common
Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by a certificate or certificates representing all shares of Oregon Trail Common Stock covered thereby, subject to the provisions of subsection (h) below of this
Section 2.10. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

                           (d)      Within five (5) business days after the
Election Deadline, the Exchange Agent shall effect the allocation among Oregon Trail Shareholders of rights to receive FirstBank Common Stock or cash in the Corporate Merger in accordance with the Election Forms as follows:

                                    (i)      If the number of Cash Election
         Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

                                             (A)      all Cash Election Shares
                  shall be converted into the right to receive cash,

                                             (B)      No-Election Shares shall
                  then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

                                             (C)      If all of the No-Election
                  Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

                                             (D)      the Stock Election Shares
                  which are not Reallocated Cash Shares shall be converted into the right to receive FirstBank Common Stock.

                                    (ii)     If the number of Cash Election
         Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

                                             (A)      all Stock Election Shares
                  and all No-Election Shares shall be converted into the right to receive FirstBank Common Stock,

                                             (B)      all Cash Election
                  Designated ESOP Shares shall be converted into the right to receive cash,

                                             (C)      the Exchange Agent shall
                  convert on a pro rata basis as described below a sufficient number of remaining Cash Election Shares ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares, when aggregated with the Cash Election Designated ESOP Shares, times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive FirstBank Common Stock, and

                                             (D)      the Cash Election Shares
                  which are not Reallocated Stock Shares shall be converted into the right to receive cash.

                                    (iii)    If the number of Cash Election
         Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive FirstBank Common Stock.

                           (e)      In the event that the Exchange Agent is
required pursuant to Section 2.10(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 2.10(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares (other than with respect to the Cash Election Designated ESOP Shares) shall be allocated a pro rata portion of the total Reallocated Stock Shares.

                           (f)      At the Effective Time, FirstBank shall
deliver to the Exchange Agent the number of shares of FirstBank Common Stock issuable and the amount of cash payable in the Corporate Merger (which shall be held by the Exchange Agent in trust for the holders of Oregon Trail Common Stock and invested only in deposit accounts of an FDIC-insured institution, direct obligations of the U.S. Government or obligations issued or guaranteed by an agency thereof which carry the full faith and credit of the United States). The Exchange Agent shall use its best efforts to distribute FirstBank Common Stock and cash as provided herein, no later than ten (10) business days after the Election Deadline. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FirstBank Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                           (g)      After the completion of the foregoing
allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of Oregon Trail Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of FirstBank Common Stock and/or the amount of cash into which the aggregate number of shares of Oregon Trail Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Merger Agreement and, if such holder's shares of Oregon Trail Common Stock have been converted into FirstBank Common Stock, any other distribution theretofore paid with respect to FirstBank Common Stock issuable in the Corporate Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented Oregon Trail Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of FirstBank Common Stock or the right to receive the amount of cash into which such Oregon Trail Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Oregon Trail of certificates representing shares of Oregon Trail Common Stock and if such certificates are presented to Oregon Trail for transfer, they shall be cancelled against delivery of certificates for FirstBank Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of FirstBank Common Stock under this Section 2.10 until such person surrenders the certificate or certificates representing Oregon Trail Common Stock, at which time such dividends shall be remitted to such person, without interest.

                           (h)      FirstBank shall not be obligated to deliver
cash and/or a certificate or certificates representing shares of FirstBank Common Stock to which an Oregon Trail Shareholder would otherwise be entitled as a result of the Corporate Merger until such holder surrenders the certificate or certificates representing the shares of Oregon Trail Common Stock for exchange as provided in this Section 2.10, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by the Exchange Agent. If any certificates evidencing shares of FirstBank Common Stock are to be issued in a name other than that in which the certificate evidencing Oregon Trail Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of FirstBank Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                           (i)      Any portion of the shares of FirstBank
Common Stock and cash delivered to the Exchange Agent by FirstBank pursuant to
Section 2.10(f) that remains unclaimed by the Oregon Trail Shareholders for six
(6) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FirstBank. Any Oregon Trail Shareholders who have not theretofore complied with Section 2.10(g) shall thereafter look only to FirstBank for the consideration deliverable in respect of each share of Oregon Trail Common Stock such shareholder holds as determined pursuant to this Merger Agreement without any interest thereon. If outstanding certificates for shares of Oregon Trail Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FirstBank Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FirstBank (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Merger Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. FirstBank and the Exchange Agent shall be entitled to rely upon the stock transfer books of Oregon Trail to establish the identity of those persons entitled to receive consideration specified in this Merger Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, FirstBank and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  2.11 Closing. Subject to the provisions of Article 7 hereof, the closing of the transactions contemplated by this Merger Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of all of the conditions to Closing, and shall be on such date, time and location as is mutually agreed to by FirstBank and Oregon Trail. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Corporate Merger and the Bank Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Corporate Merger and the Bank Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute the Corporate Plan of Merger for filing with the Secretary of State of the State of Oregon and the Secretary of State of the State of Washington and promptly thereafter shall take all steps necessary or desirable to consummate the Corporate Merger in accordance with all applicable laws, rules and regulations and the Corporate Plan of Merger. The Bank Merger will be consummated after the Corporate Merger at the time selected by FirstBank and pursuant to the terms of the Bank Plan of Merger. The Parties shall thereupon take such other and further actions as may be required by law or this Merger Agreement to consummate the transactions contemplated herein. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                  2.12 Withholding Rights. FirstBank (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Merger Agreement to any Oregon Trail Shareholder such amounts as FirstBank is required under the Internal Revenue Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Merger Agreement as having been paid to an Oregon Trail Shareholder in respect of which such deduction and withholding was made by FirstBank.

                  2.13 Reservation of Right to Revise Transaction. FirstBank shall have the unilateral right to revise the method of effecting either the Corporate Merger, the Bank Merger or both in order to achieve tax benefits or for any other reason which FirstBank may deem advisable; provided, however, that FirstBank shall not have the right, without the prior written approval of the Board of Directors of Oregon Trail, and, if required, the approval of the Oregon Trail Shareholders, to make any revision to the structure of the Corporate Merger (i) which changes the amount or kind of the consideration which the Oregon Trail Shareholders are entitled to receive (determined in the manner provided in Section 2.4 of this Merger Agreement), (ii) adversely affects the tax treatment of Oregon Trail Shareholders or (iii) will materially delay or jeopardize the receipt of any necessary consents or approvals of Regulatory Authorities with respect to the Corporate Merger or the Bank Merger. FirstBank may exercise this right of revision by giving written notice thereof to Oregon Trail in the manner provided in Section 9.1 of this Merger Agreement.

                  2.14 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Oregon Trail acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Corporate Merger, or (ii) otherwise carry out the purposes of this Merger Agreement, Oregon Trail and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Oregon Trail or otherwise to take any and all such action.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF FIRSTBANK

         Except as set forth on the FirstBank Disclosure Schedule delivered by FirstBank to Oregon Trail prior to the execution of this Merger Agreement, each of FirstBank and the FirstBank Subsidiaries hereby represents and warrants to Oregon Trail as follows:

                  3.1 Organization and Corporate Authority of FirstBank. FirstBank is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. FirstBank is registered as a savings and loan holding company with the OTS and engages only in activities permitted by the HOLA and the rules and regulations promulgated by the OTS thereunder. FirstBank (i) has the requisite corporate power and authority to own, operate and lease its material properties and carry on its businesses as they are currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on FirstBank; and (iii) has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its businesses as they are currently being conducted. Each FirstBank Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and (a) has all requisite corporate power and authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on FirstBank. The Articles of Incorporation and Bylaws of FirstBank, as amended to date, are in full force and effect as of the date of this Merger Agreement.

                  3.2 Organization and Qualification of FirstBank Northwest. FirstBank Northwest is a Washington-chartered savings bank, duly organized, validly existing and in good standing under the laws of the State of Washington and engages only in activities (and holds properties only of the types) permitted by the State of Washington and the rules and regulations promulgated thereunder by the Washington Department and the FDIC for insured depository institutions. FirstBank Northwest (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on FirstBank. FirstBank Northwest's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.

                  3.3 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

                           (a)      FirstBank has all requisite corporate power
and authority to execute and deliver this Merger Agreement and the Plans of Merger and to consummate the transactions contemplated hereby and thereby. This Merger Agreement, and all other agreements and instruments contemplated to be executed in connection herewith by FirstBank have been (or upon execution will have been) duly executed and delivered by FirstBank, except for approval by FirstBank's Shareholders, have been (or upon execution will have been) authorized by all necessary action, corporate or otherwise, and no other corporate proceedings on the part of FirstBank are (or will be) necessary to authorize such execution and delivery, and, subject to receipt of any required Government Approvals, constitute (or upon execution will constitute) legal, valid and enforceable obligations of FirstBank, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                           (b)      The execution and delivery of this Merger
Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under,
(i) any material mortgage, lease, covenant, agreement, indenture or other instrument to which FirstBank or any FirstBank Subsidiary is a party or by which FirstBank or any FirstBank Subsidiary or their respective properties or any of their respective assets are bound, (ii) the Articles of Incorporation or Bylaws of FirstBank or any FirstBank Subsidiary, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which FirstBank or any FirstBank Subsidiary are bound, or (iv) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to FirstBank or any FirstBank Subsidiary or their respective properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of FirstBank or any FirstBank Subsidiary, except that the Government Approvals shall be required in order for FirstBank and any FirstBank Subsidiary to consummate the Corporate Merger.

                  3.4 No Legal Bar. Neither FirstBank nor any FirstBank Subsidiary is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction or any law which would prevent the execution of this Merger Agreement or the Plans of Merger by FirstBank or FirstBank Northwest, its delivery thereof to Oregon Trail and Pioneer Bank or (upon receipt of Governmental Approvals) the consummation of the transactions contemplated hereby, and no action or proceeding is pending or threatened against FirstBank or any FirstBank Subsidiary in which the validity of this Merger Agreement, any of the transactions contemplated hereby and thereby, or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

                  3.5 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by FirstBank or any FirstBank Subsidiary in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby by FirstBank or any FirstBank Subsidiary, except for the prior approval of the FDIC, the OTS, the Washington Department and such other agencies as may have jurisdiction (collectively, the "Government Approvals").

                  3.6 FirstBank Financial Statements. The consolidated balance sheets of FirstBank as of March 31, 2002 and 2001, and the related consolidated statements of income and changes in stockholders' equity and cash flows of FirstBank for the years ended March 31, 2002, 2001 and 2000 which were included in FirstBank's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002 as filed with the SEC and the comparative interim financial statements for any subsequent quarter ending after March 31, 2002 and prior to the date hereof included in FirstBank's Quarterly Reports on Form 10-QSB as filed with the SEC (collectively, the "FirstBank Financial Statements") (i) were prepared from the books and records of FirstBank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP; (iii) accurately present FirstBank's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby (subject, in the case of financial statements for interim periods, to normal recurring adjustments); and (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of FirstBank's consolidated financial condition and the consolidated results of FirstBank's operations and cash flows for the periods covered by the FirstBank Financial Statements.

                  3.7 Absence of Certain Changes. Since March 31, 2002 there has not been any Material Adverse Change in FirstBank.

                  3.8 Capitalization of FirstBank. The authorized capital stock of FirstBank consists of 5,000,000 shares of common stock, $0.01 par value per share ("FirstBank Common Stock") and 500,000 shares of preferred stock having a par value of $0.01 per share. As of the date of this Merger Agreement, 1,384,672 shares of FirstBank Common Stock were issued and outstanding, no shares of FirstBank Common Stock were held by FirstBank as treasury stock and no shares of the preferred stock were issued and outstanding. All of the outstanding FirstBank Common Stock is validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive rights of any FirstBank shareholder. Except (i) as provided for in this Merger Agreement and (ii) for options to acquire 147,000 shares under the existing stock benefit plans of FirstBank, there are no outstanding securities or other obligations which are convertible into FirstBank Common Stock or into any other equity or debt security of FirstBank, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon the exercise thereof, to be issued FirstBank Common Stock or other equity or debt security of FirstBank. The shares of FirstBank Common Stock to be issued in exchange for the Stock Election Shares, when issued in accordance with the terms of this Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof will not be subject to any preemptive right.

                  3.9 Capitalization of FirstBank Northwest. The authorized capital stock of FirstBank Northwest consists of 1,000 shares of common stock having a par value of $1.00 per share and 9,000 shares of preferred stock having no par value. As of the date of this Merger Agreement, 1,000 shares of FirstBank Northwest's common stock were issued and outstanding, no shares of the common stock were held by FirstBank Northwest as treasury stock and no shares of preferred stock were issued and outstanding. All of the outstanding common stock of FirstBank Northwest is held beneficially and of record by FirstBank, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever.

                  3.10 Disclosure. The information concerning, and the representations or warranties made by FirstBank and the FirstBank Subsidiaries as set forth in this Merger Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by FirstBank and the FirstBank Subsidiaries to Oregon Trail pursuant hereto, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Oregon Trail by FirstBank pursuant hereto were complete and accurate copies of such documents.

                  3.11 Tax Matters. FirstBank does not have any reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                  3.12 Litigation. Except as set forth in FirstBank Disclosure Schedule 3.12 hereto, there is no action, suit or proceeding pending, or to the best knowledge of FirstBank and the FirstBank Subsidiaries, threatened against FirstBank or any FirstBank Subsidiary before any court or arbitrator or any governmental body, agency or official, including, but not limited to, any action, suit or proceeding that (i) has been brought by or on behalf of any person employed or formerly employed by FirstBank or any FirstBank Subsidiary or
(ii) purports or seeks to enjoin or restrain the transactions contemplated by this Merger Agreement. Except as set forth on FirstBank Disclosure Schedule 3.12 there are no actions, suits, or proceedings pending or, to the best knowledge of FirstBank and the FirstBank

Subsidiaries threatened against any Officers or directors of FirstBank or any FirstBank Subsidiary by any stockholder of FirstBank or any FirstBank Subsidiary (or by any former stockholder of FirstBank or any FirstBank Subsidiary) relating to or arising out of such person's status as a stockholder.

                  3.13     Compliance with Laws. FirstBank and each FirstBank
Subsidiary:

                           (a)      Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a Material Adverse Effect on FirstBank;

                           (b)      Has received no notification or
communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that FirstBank or any FirstBank Subsidiary is or may not be in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would have a Material Adverse Effect on FirstBank, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of FirstBank or any FirstBank Subsidiary, or (iii) requiring FirstBank or any FirstBank Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding; and

                           (c)      Is in material compliance with the
applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and FirstBank Northwest currently has a CRA rating of satisfactory or better.

                  3.14 Absence of Regulatory Actions. Neither FirstBank nor any of the FirstBank Subsidiaries is a party to any cease or desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  3.15     Reports. Except as set forth in FirstBank Disclosure
Schedule 3.15, since January 1, 2000, FirstBank and all FirstBank Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC;
(ii) the Washington Department; (iii) the FDIC; (iv) the OTS; and (v) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. FirstBank and all FirstBank Subsidiaries have previously provided or made available to Oregon Trail and Pioneer Bank true and correct copies of all such reports and any amendments thereto filed by FirstBank or the FirstBank Subsidiaries after January 1, 2000.

                  3.16 Statements True and Correct. None of the information prepared by or on behalf of FirstBank or any FirstBank Subsidiary regarding FirstBank or any FirstBank Subsidiary included in the Proxy Statement/Prospectus mailed to the Oregon Trail Shareholders and FirstBank Shareholders in connection with the Oregon Trail Shareholders' Meeting and the FirstBank Shareholders' Meeting, and any other documents filed with the SEC, the FDIC or any other Regulatory Authority in connection with the transaction contemplated herein (if applicable), will be, at the respective times such documents are filed, and, with respect to the Proxy Statement/Prospectus, when first mailed to the Oregon Trail Shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Oregon Trail Shareholders' Meeting, false or misleading with respect to any material fact, or omit to state any material fact necessary to make any statements therein, in light of the circumstances under which they were made, not misleading.

                  3.17 Financial Ability. On the Effective Date, FirstBank or FirstBank Northwest will have all funds necessary to consummate the Corporate Merger and the Bank Merger and pay the aggregate cash and stock consideration to holders of Oregon Trail Common Stock pursuant to Section 2.4 hereof. Upon completion of the Bank Merger, FirstBank Northwest will be in compliance with all regulatory capital requirements applicable to it.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF OREGON TRAIL

         Except as set forth on the Oregon Trail Disclosure Schedules delivered by Oregon Trail to FirstBank prior to the execution of this Merger Agreement, each of Oregon Trail and the Oregon Trail Subsidiaries hereby represents and warrants to FirstBank as follows:

                  4.1 Organization and Qualification of Oregon Trail and Subsidiaries. Oregon Trail is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oregon. Oregon Trail is registered as a unitary savings and loan holding company with the OTS and engages only in activities permitted by the HOLA and the rules and regulations promulgated by the OTS thereunder. Oregon Trail (a) has all requisite corporate power and authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on Oregon Trail. Each Oregon Trail Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and (a) has all requisite corporate power and authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on Oregon Trail. The activities of the Oregon Trail Subsidiaries are permitted for subsidiaries of savings and loan holding companies pursuant to the HOLA.

                  4.2 Organization and Qualification of Pioneer Bank. Pioneer Bank is a federally-chartered stock savings bank, duly organized, validly existing and in good standing under the laws of the United States and engages only in activities (and hold properties only of the types) permitted by the OTS or the FDIC for insured depository institutions. Pioneer Bank (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and
(b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on Pioneer Bank. Pioneer Bank's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.

                  4.3 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

                           (a)      Oregon Trail and the Oregon Trail
Subsidiaries have all requisite corporate power and authority to execute and deliver this Merger Agreement and the Plans of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Merger Agreement and the Plans of Merger and the consummation of the proposed transaction have been (or upon execution will have been) duly authorized by the Boards of Directors of Oregon Trail and, except for the approval of the Oregon Trail Shareholders, no other corporate proceedings on the part of Oregon Trail and the Oregon Trail Subsidiaries are necessary to authorize the execution and delivery of this Merger Agreement and the Plans of Merger and the consummation of the transactions contemplated hereby and thereby. This Merger Agreement and all other agreements and instruments herein contemplated to be executed and delivered by Oregon Trail and the Oregon Trail Subsidiaries have been (or upon execution and delivery will have been) duly executed and delivered by Oregon Trail and the Oregon Trail Subsidiaries and (subject to any requisite shareholder approval and Government Approvals hereof) constitute (or upon execution and delivery will constitute) legal, valid and enforceable obligations of Oregon Trail and the Oregon Trail Subsidiaries, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                           (b)      The execution and delivery of this Merger
Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under (i) any mortgage, lease, covenant, agreement, indenture or other instrument to which Oregon Trail, or any Oregon Trail Subsidiary is a party or by which Oregon Trail or any Oregon Trail Subsidiary is bound, (ii) the Articles of Incorporation or Bylaws of Oregon Trail and any Oregon Trail Subsidiary, (iii) any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator or, (iv) (subject to the receipt of the Government Approvals) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Oregon Trail or any Oregon Trail Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Oregon Trail or any Oregon Trail Subsidiary.

                  4.4 No Legal Bar. Neither Oregon Trail nor any Oregon Trail Subsidiary is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction, or any law which would prevent the execution of this Merger Agreement or the Plans of Merger by Oregon Trail or Pioneer Bank, the delivery thereof to FirstBank, or (upon receipt of Government Approvals) the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending or threatened against Oregon Trail or any Oregon Trail Subsidiary in which the validity of this Merger Agreement, the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transactions contemplated hereby is at issue.

                  4.5 Government and Other Approvals. Except for the Government Approvals described in Section 3.5 and the approvals and consents listed on Oregon Trail Disclosure Schedule 4.5 hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Oregon Trail or any Oregon Trail Subsidiary in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated by this Merger Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to Oregon Trail or any Oregon Trail Subsidiary in order to avoid forfeiture or impairment of such rights.

                  4.6 Compliance With Law. Oregon Trail and all Oregon Trail Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for them to own or lease their respective properties and assets and for the lawful conduct of their respective businesses, as they are presently conducted, and Oregon Trail and all Oregon Trail Subsidiaries have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Oregon Trail and Oregon Trail Subsidiaries' properties or over any other part of Oregon Trail's and Oregon Trail Subsidiaries' assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, may continue to be enjoyed by FirstBank and the FirstBank Subsidiaries subsequent to the Closing of the transactions contemplated herein other than the Government Approvals and other approvals referenced in Section 4.5 above. Neither Oregon Trail nor any Oregon Trail Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                  4.7 Charter Documents. Included in Oregon Trail Disclosure Schedule 4.7 hereto are true and correct copies of the Articles of Incorporation and Bylaws of Oregon Trail and the Oregon Trail Subsidiaries. The Articles of Incorporation and Bylaws of Oregon Trail and the Oregon Trail Subsidiaries, as amended to date, are in full force and effect.

                  4.8      Financial Statements.

                           (a)      Oregon Trail previously has delivered or
made available to FirstBank the consolidated balance sheets of Oregon Trail as of March 31, 2002 and 2001, and the related consolidated statements of income and changes in stockholders' equity and cash flows of Oregon Trail for the years ended March 31, 2002, 2001 and 2000 ("Oregon Trail Financial Statements"). Such financial statements (i) were prepared from the books and records of Oregon Trail, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP; (iii) accurately present Oregon Trail's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby; and (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of Oregon Trail's consolidated financial condition and the consolidated results of Oregon Trail's operations and cash flows for the periods covered by the Oregon Trail Financial Statements.

                           (b)      Oregon Trail has delivered to FirstBank (or
will deliver, when available, with respect to periods ended after the date of this Merger Agreement) true, correct and complete copies of (i) all Thrift Financial Reports, including any amendments thereto, filed with any Regulatory Authorities by Pioneer Bank and (ii) all reports, including any amendments thereto filed with any Regulatory Authorities by Oregon Trail, each for any quarter ending after March 31, 2002. Such reports (i) were (or will be) prepared from the books and records of Oregon Trail or Pioneer Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied; (iii) accurately present (or, when prepared, will present) Oregon Trail's and/or Pioneer Bank's consolidated financial condition and the consolidated results of its operations and changes in stockholders' equity at the relevant dates thereof and for the periods covered thereby; and (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Oregon Trail's and/or Pioneer Bank's consolidated financial condition and the consolidated results of Oregon Trail's or Pioneer Bank's operations for the periods covered thereby.

                  4.9 Absence of Certain Changes. Except as disclosed in Oregon Trail Disclosure Schedule 4.9 or as provided for or contemplated in this Merger Agreement, since March 31, 2002 (the "Balance Sheet Date") there has not been:

                           (a)      any material transaction by Oregon Trail or
any Oregon Trail Subsidiary not in the ordinary course of business and in conformity with past practice; or

                           (b)      any Material Adverse Change in Oregon Trail;

                           (c)      any damage, destruction or loss, whether or
not covered by insurance, which has had or may have a Material Adverse Effect on any of the properties, business or prospects of Oregon Trail and the Oregon Trail Subsidiaries or their future use and operation by Oregon Trail and the Oregon Trail Subsidiaries;

                           (d)      any acquisition or disposition by Oregon
Trail or any Oregon Trail Subsidiary of any property or asset of Oregon Trail or any Oregon Trail Subsidiary, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Thirty Thousand Dollars ($30,000), except in the ordinary course of business and in conformity with past practice;

                           (e)      any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of Oregon Trail or any Oregon Trail Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                           (f)      any amendment, modification or termination
of any contract or agreement, relating to Oregon Trail or any Oregon Trail Subsidiary, to which Oregon Trail or any Oregon Trail Subsidiary is a party which would have a Material Adverse Effect upon Oregon Trail;

                           (g)      except as disclosed on Oregon Trail
Disclosure Schedule 4.9(g), any increase in, or commitment to increase, the compensation payable or to become payable to any Officer, director, employee or agent of Oregon Trail or any Oregon Trail Subsidiary, or any bonus payment or similar arrangement made to or with any of such Officers, directors, employees or agents;

                           (h)      any incurring of, assumption of, or taking
of, by Oregon Trail or any Oregon Trail Subsidiary, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                           (i)      any material alteration in the manner of
keeping the books, accounts or records of Oregon Trail or any Oregon Trail Subsidiary, or in the accounting policies or practices therein reflected;

                           (j)      any release or discharge of any obligation
or liability of any person or entity related to or arising out of any loan made by Oregon Trail or any Oregon Trail Subsidiary of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                           (k)      any loan by Oregon Trail or any Oregon Trail
Subsidiary to any Officer, director of Oregon Trail or any Oregon Trail Subsidiary or any Affiliate of Oregon Trail or any Oregon Trail Subsidiary or Major Shareholder; or to any member of the immediate family of such Officer, director or Major Shareholder of Oregon Trail or any Oregon Trail Subsidiary or any Affiliate of Oregon Trail or any Oregon Trail Subsidiary; or to any Person in which such Officer, director or Major Shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or Major Shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or Major Shareholder serves as a trustee or in a similar capacity. As used herein, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, chief financial officer, secretary, cashier or treasurer.

                  4.10 Deposits. Except as set forth in Oregon Trail Disclosure Schedule 4.10, none of the Pioneer Bank Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process.

                  4.11 Properties. Except as described in Oregon Trail Disclosure Schedule 4.11 hereto or adequately reserved against in the Oregon Trail Financial Statements, Oregon Trail and each Oregon Trail Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of its properties and assets, tangible or intangible, other than as reflected in the Oregon Trail Financial Statements. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of Oregon Trail and the Oregon Trail Subsidiaries, taken as a whole, held under leases or subleases by Oregon Trail or any Oregon Trail Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending).

                  4.12     Oregon Trail Subsidiaries. Oregon Trail Disclosure
Schedule 4.12 hereto lists all of the active and inactive Oregon Trail Subsidiaries as of the date of this Merger Agreement and describes generally the business activities conducted, or permitted to be conducted, by each Oregon Trail Subsidiary. No equity securities of any of the Oregon Trail Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Oregon Trail Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any Oregon Trail Subsidiary is bound to issue any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Oregon Trail Subsidiary held by Pioneer Bank or by any Oregon Trail Subsidiary are fully paid and nonassessable and are owned by Pioneer Bank or such Oregon Trail Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not. Except as set forth on Oregon Trail Disclosure
Schedule 4.12, neither Pioneer Bank nor any Oregon Trail Subsidiary holds any interest in a partnership or joint venture of any kind.

                  4.13 Condition of Fixed Assets and Equipment. Except as disclosed in Oregon Trail Disclosure Schedule 4.13 hereto, all of Oregon Trail's and the Oregon Trail Subsidiaries' buildings, structures and equipment in regular use are in good and serviceable condition, normal wear and tear excepted. None of the buildings, structures and equipment of Oregon Trail or any Oregon Trail Subsidiary violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

                  4.14 Tax Matters. Except as described in Oregon Trail Disclosure Schedule 4.14 hereto:

                           (a)      All federal, state, local, and foreign tax
returns and information returns required to be filed by or on behalf of Oregon Trail and each Oregon Trail Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Merger Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid or adequately provided for. As of the date of this Merger Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Oregon Trail or any Oregon Trail Subsidiary except as fully reserved for in the Oregon Trail Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded tax litigation have been paid.

                           (b)      Neither Oregon Trail nor any Oregon Trail
Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                           (c)      Adequate provision for any federal, state,
local, or foreign taxes due or to become due for Oregon Trail and all Oregon Trail Subsidiaries for all periods through and including March 31, 2002, has been made and is reflected on the March 31, 2002 consolidated financial statements included in the Oregon Trail Financial Statements and has been and will continue to be made with respect to periods ending after March 31, 2002 and subsequent periods.

                           (d)      Deferred taxes of Oregon Trail and each
Oregon Trail Subsidiary have been and will be provided for in accordance with GAAP.

                           (e)      To the best knowledge of Oregon Trail and
the Oregon Trail Subsidiaries, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against Oregon Trail or any Oregon Trail Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon Oregon Trail or any Oregon Trail Subsidiary by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Oregon Trail or any Oregon Trail Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Oregon Trail Financial Statements.

                  4.15 Litigation. Except as set forth in Oregon Trail Disclosure Schedule 4.15 hereto, there is no action, suit or proceeding pending, or to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, threatened against Oregon Trail or any Oregon Trail Subsidiary before any court or arbitrator or any governmental body, agency or official, including, but not limited to, any action suit or proceeding that (i) has been brought by or on behalf of any person employed or formerly employed by Oregon Trail or any Oregon Trail Subsidiary or (ii) purports or seeks to enjoin or restrain the transactions contemplated by this Merger Agreement. Except as set forth on Oregon Trail Disclosure Schedule 4.15 there are no actions, suits, or proceedings pending or, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, threatened against any Officers or directors of Oregon Trail or any Oregon Trail Subsidiary by any stockholder of Oregon Trail or any Oregon Trail Subsidiary (or by any former stockholder of Oregon Trail or any Oregon Trail Subsidiary) relating to or arising out of such person's status as a stockholder.

                  4.16     Hazardous Materials.

                           (a)      To the best knowledge of Oregon Trail and
the Oregon Trail Subsidiaries, Oregon Trail and all the Oregon Trail Subsidiaries have obtained all permits, licenses and other authorizations which are required to be obtained by them with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by Oregon Trail or any Oregon Trail Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and, to the best of knowledge of Oregon Trail and the Oregon Trail Subsidiaries, is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Oregon Trail Disclosure Schedule 4.16 hereto. For purposes hereof, the following terms shall have the following meanings:

                                    "Applicable Environmental Laws" shall mean
all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"); (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C.
Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C. Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and (m) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                                    "Hazardous Substances" shall mean any
substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of Oregon Trail or any Oregon Trail Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                                    "Loan Property" means any real property in
which Oregon Trail or any Oregon Trail Subsidiary holds a security interest.

                                    "Property" means any real property owned,
controlled, leased or held by Oregon Trail or any Oregon Trail Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                           (b)      In addition, except as set forth in Oregon
Trail Disclosure Schedule 4.16(b) hereto:

                                    (i)      No notice, notification, demand,
         request for information, citation, summons or order has been received by Oregon Trail or any Oregon Trail Subsidiary, no complaint has been filed and served on Oregon Trail or any Oregon Trail Subsidiary, no penalty has been assessed and to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, no investigation or review is pending by any governmental or other entity with respect to any alleged failure by Oregon Trail or any Oregon Trail Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of Oregon Trail or any Oregon Trail Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances at any Property or any Loan Property;

                                    (ii)     To the best knowledge of Oregon
         Trail and the Oregon Trail Subsidiaries, no Property or Loan Property has received or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to Oregon Trail's or any Oregon Trail Subsidiary's occupancy thereof, or during or prior to the occupancy thereof by any assignee or sublessee of any Oregon Trail Subsidiary, except in compliance with all Applicable Environmental Laws;

                                    (iii)    To the best knowledge of Oregon
         Trail and the Oregon Trail Subsidiaries, there are no Hazardous Substances being stored at any Property or Loan Property or located in, on or upon, any Property or Loan Property (including the subsurface thereof) or installed or affixed to structures or equipment on any Property or Loan Property; and, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                    (iv)     To the best knowledge of Oregon
         Trail and the Oregon Trail Subsidiaries, no Hazardous Substances have been Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                           (c)      Neither Oregon Trail nor any Oregon Trail
Subsidiary has knowingly transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                           (d)      No Hazardous Substances have been knowingly
generated, recycled, treated, stored, disposed of or Released by, Oregon Trail or any Oregon Trail Subsidiary in violation of Applicable Environmental Laws.

                           (e)      No oral or written notification of a Release
of Hazardous Substances has been given or filed by or on behalf of Oregon Trail or any Oregon Trail Subsidiary relating to any Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                           (f)      To the best knowledge of Oregon Trail and
the Oregon Trail Subsidiaries, there are no liens arising under or pursuant to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, threatened, or are in process which could subject any Property to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                           (g)      There have been no environmental
investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Oregon Trail, the Oregon Trail Subsidiaries or any Affiliate of Oregon Trail and the Oregon Trail Subsidiaries in relation to any Property, which have not been made available to FirstBank.

                           (h)      Neither Oregon Trail nor any of the Oregon
Trail Subsidiaries is aware of any facts which might suggest that Oregon Trail or any Oregon Trail Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject Oregon Trail or any Oregon Trail Subsidiary or any Property or Loan Property to any liability under any Applicable Environmental Laws.

                  4.17 Insurance. Oregon Trail, the Oregon Trail Subsidiaries and all of Oregon Trail's and the Oregon Trail Subsidiary's material assets, businesses, real property and other material properties are insured against fire, casualty, theft, liability, loss, interruption, title and such other events against which it is customary in the banking industry to insure, all such insurance policies being in amounts that are believed by Oregon Trail and the Oregon Trail Subsidiaries to be adequate and consistent with past practice and experience. Set forth on Oregon Trail Disclosure Schedule 4.17 is a list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure) maintained by or for the benefit of Oregon Trail or any of the Oregon Trail Subsidiaries or their respective directors, Officers, employees or agents. All such insurance policies are in full force and effect. Each of Oregon Trail and the Oregon Trail Subsidiaries has taken or will take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Merger Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Oregon Trail or any of the Oregon Trail Subsidiaries. Neither Oregon Trail nor any of the Oregon Trail Subsidiaries has had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied. The fidelity bonds in effect as to which Pioneer Bank is a named insured are believed by Oregon Trail and the Oregon Trail Subsidiaries to be sufficient.

                  4.18 Labor and Employment Matters. Except as reflected in Oregon Trail Disclosure Schedule 4.18 hereto, there is no (i) collective bargaining agreement or other labor agreement to which Oregon Trail or any Oregon Trail Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which Oregon Trail or any Oregon Trail Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of Oregon Trail or any Oregon Trail Subsidiary. Neither Oregon Trail nor any of the Oregon Trail Subsidiaries has received any notice that any party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither Oregon Trail nor any Oregon Trail Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. Oregon Trail and each Oregon Trail Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and Oregon Trail and each Oregon Trail Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of Oregon Trail and each Oregon Trail Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Oregon Trail Disclosure
Schedule 4.18, there is no: unfair labor practice complaint against Oregon Trail or any Oregon Trail Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or, to the best of knowledge of Oregon Trail and Pioneer Bank, other labor trouble affecting Oregon Trail or any Oregon Trail Subsidiary; labor grievance pending against Oregon Trail or any Oregon Trail Subsidiary; to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, pending representation question respecting the employees of Oregon Trail or any Oregon Trail Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which Oregon Trail or any Oregon Trail Subsidiary is a party, or to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, any basis for which a claim may be made under any collective bargaining agreement to which Oregon Trail or any Oregon Trail Subsidiary is a party.

                  4.19 Records and Documents. The Records of Oregon Trail and the Oregon Trail Subsidiaries are and will be sufficient to enable FirstBank and the FirstBank Subsidiaries to continue to conduct the business of Oregon Trail and the Oregon Trail Subsidiaries under similar standards as Oregon Trail and the Oregon Trail Subsidiaries has heretofore conducted such business.

                  4.20 Capitalization of Oregon Trail. The authorized capital stock of Oregon Trail consists of 8,000,000 shares of Oregon Trail Common Stock and 250,000 shares of preferred stock having a par value of $0.01 per share. As of the date of this Merger Agreement, 3,098,974 shares of the Oregon Trail Common Stock were issued and outstanding, no shares of the Oregon Trail Common Stock were held by Oregon Trail as treasury stock and no shares of the preferred stock were issued and outstanding. All of the outstanding Oregon Trail Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any Oregon Trail Shareholder. Except as described on Oregon Trail Disclosure Schedule 4.20 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into Oregon Trail Common Stock or into any other equity or debt security of Oregon Trail, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Oregon Trail Common Stock or any other equity or debt security of Oregon Trail. Accordingly, immediately prior to the Effective Time, there will be not more than 3,503,310 shares of Oregon Trail Common Stock issued and outstanding.

                  4.21 Capitalization of Pioneer Bank. The authorized capital stock of Pioneer Bank consists of 1,000 shares of common stock having a par value of $1.00 per share (the "Bank Common Stock") and 9,000 shares of preferred stock having no par value. As of the date of this Merger Agreement, 1,000 shares of Bank Common Stock were issued and outstanding, no shares of Bank Common Stock were held by Pioneer Bank as treasury stock and no shares of preferred stock were issued and outstanding. All of the outstanding Bank Common Stock is held beneficially and of record by Oregon Trail, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever. All of the outstanding Bank Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any shareholder of Pioneer Bank. There are no outstanding securities or other obligations which are convertible into Bank Common Stock or into any other equity or debt security of Pioneer Bank, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Bank Common Stock or any other equity or debt security of Pioneer Bank.

                  4.22 Sole Agreement. With the exception of this Merger Agreement, as of the date of this Merger Agreement, neither Oregon Trail nor any Oregon Trail Subsidiary has been a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of Oregon Trail or any Oregon Trail Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating Oregon Trail or Pioneer Bank to issue or sell or authorize the sale or transfer of Bank Common Stock. There are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Oregon Trail or any Oregon Trail Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any Oregon Trail Subsidiary, and there are no (nor will there be at the Effective Time any) contracts, agreements, understandings or commitments relating to the right of Oregon Trail or any of the Oregon Trail Subsidiaries to vote or to dispose of any such shares.

                  4.23 Disclosure. The information concerning, and representations and warranties made by, Oregon Trail and the Oregon Trail Subsidiaries set forth in this Merger Agreement, or in the Oregon Trail Disclosure Schedules hereto, or in any document, statement, certificate or other writing furnished or to be furnished by Oregon Trail and the Oregon Trail Subsidiaries to FirstBank pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to FirstBank by Oregon Trail and the Oregon Trail Subsidiaries pursuant hereto were or will be complete and accurate copies of such documents.

                  4.24 Absence of Undisclosed Liabilities. Except as described in Oregon Trail Disclosure Schedule 4.24 hereto, neither Oregon Trail nor any Oregon Trail Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of Oregon Trail or any Oregon Trail Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of Oregon Trail or any Oregon Trail Subsidiary (i) except as disclosed in the Oregon Trail Financial Statements delivered to FirstBank prior to the date of this Merger Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Merger Agreement. Since March 31, 2002, neither Oregon Trail nor any Oregon Trail Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of Oregon Trail or such Oregon Trail Subsidiary, except for obligations paid by Pioneer Bank under the terms of this Merger Agreement (all such obligations or payments are fully described by Pioneer Bank in Oregon Trail Disclosure Schedule 4.24 hereto) or in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to any Oregon Trail Subsidiary.

                  4.25 Allowance for Loan Losses. The allowance for loan losses shown on the Oregon Trail's Financial Statements is (with respect to periods ended on or before March 31, 2002) or will be (with respect to periods ending subsequent to March 31, 2002) adequate in the opinion of management of Oregon Trail in all respects as of the dates thereof and is in compliance with the requirements of GAAP. Except as disclosed in Schedule 4.25 hereto, as of the date thereof, Pioneer Bank does not have any loan which has been criticized or classified by bank examiners representing any Regulatory Authority as "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

                  4.26 Compliance with Laws. Oregon Trail and each Oregon Trail Subsidiary:

                           (a)      Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a Material Adverse Effect on Oregon Trail or any Oregon Trail Subsidiary, or which would or could reasonably be expected to subject Oregon Trail or any Oregon Trail Subsidiary or any of its directors or Officers to civil money penalties;

                           (b)      Has received no notification or
communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that Oregon Trail or any Oregon Trail Subsidiary is or may not be in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on Oregon Trail or any Oregon Trail Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Oregon Trail or any Oregon Trail Subsidiary, or (iii) requiring Oregon Trail or any Oregon Trail Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding; and

                           (c)      Is in material compliance with the
applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and Pioneer Bank currently has a CRA rating of satisfactory or better. To the best knowledge of Oregon Trail and Pioneer Bank, there is no fact or circumstance or set of facts or circumstances which would cause Pioneer Bank to fail to comply with such provisions or cause the CRA rating of Pioneer Bank to fall below satisfactory.

                  4.27 Absence of Regulatory Actions. Neither Oregon Trail nor any of the Oregon Trail Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                  4.28     Employee Benefit Plans.

                           (a)      Oregon Trail and the Oregon Trail
Subsidiaries have previously provided to FirstBank true and complete copies of each "employee pension benefit plan," as defined in Section 3(2) of ERISA which, to the best of knowledge of Oregon Trail and the Oregon Trail Subsidiaries, is subject to any provision of ERISA and covers any employee, whether active or retired, of Oregon Trail or any Oregon Trail Subsidiary or any other entity which is a member of a controlled group or is under common control with Oregon Trail or any Oregon Trail Subsidiary in the manner defined and further described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans," and each such Employee Pension Benefit Plan is listed in Oregon Trail Disclosure
Schedule 4.28(a) hereto. Oregon Trail and the Oregon Trail Subsidiaries have also provided to FirstBank and the FirstBank Subsidiaries true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

                           To the best knowledge of Oregon Trail and the Oregon
Trail Subsidiaries, each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code have been provided to FirstBank and the FirstBank Subsidiaries. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to FirstBank and the FirstBank Subsidiaries. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

                           Each of the Employee Pension Benefit Plans has been
operated in conformity with the written provisions of the applicable plan documents which have been delivered to FirstBank and the FirstBank Subsidiaries and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations (or other guidance of general applicability) including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in Oregon Trail Disclosure
Schedule 4.28(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Internal Revenue Code.

                           With respect to Employee Pension Benefit Plans which
are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely and correctly filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to FirstBank and the FirstBank Northwest Subsidiaries. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed with the Department of Labor in satisfaction of such requirements have been so provided to the Department of Labor, with copies further provided to FirstBank and FirstBank Northwest. Oregon Trail and the Oregon Trail Subsidiaries have provided to FirstBank and the FirstBank Subsidiaries copies of the annual actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Internal Revenue Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for three (3) plan years preceding the current date have been delivered to FirstBank and the FirstBank Subsidiaries.

                           With respect to all Employee Pension Benefit Plans
which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were or will be required to be distributed to participants and beneficiaries have been timely distributed. Copies of all such summary plan descriptions have been delivered to FirstBank and the FirstBank Subsidiaries. No Employee Pension Benefit Plan constitutes a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

                           No Employee Pension Benefit Plan subject to Part III
of Subtitle B of ERISA or Section 412 of the Internal Revenue Code, or both, has ever incurred an "accumulated funding deficiency" within the meaning of Internal Revenue Code Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made (and proper accruals have been established). Any penalties or taxes which have been incurred by Oregon Trail or any Oregon Trail Subsidiary or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid.

                           Except as disclosed in Oregon Trail Disclosure
Schedule 4.28(a) hereto, no "reportable event" (as described in Section 4043(b) of ERISA) has occurred with respect to any Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, or any "disqualified person" (as defined in Section 4975 of the Internal Revenue Code) or "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in
Section 4975 of the Internal Revenue Code or Section 406 or ERISA, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person or party in interest (other than a person for whom neither Oregon Trail nor any Oregon Trail Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code or tax or sanction under Section 502(1) of ERISA. Nor has there been a breach of fiduciary liability by a party in interest under Section 404 of ERISA.

                           No Employee Pension Benefit Plan is subject to Title
IV of ERISA. Any Employee Pension Benefit Plan which is a "defined benefit plan" (within the meaning of Section 414(i) of the Internal Revenue Code) previously maintained or sponsored by Oregon Trail or any Oregon Trail Subsidiary has been terminated and neither Oregon Trail nor any Oregon Trail Subsidiary has any liability with respect to any previously terminated defined benefit plan. Neither Oregon Trail nor any Oregon Trail Subsidiary participates (or has ever participated) in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

                           No tax has been, will be, or is reasonably
anticipated to be imposed under Internal Revenue Code Section 4978 or 4979A due to the operation of an Employee Pension Benefit Plan sponsored by Oregon Trail or any Oregon Trail Subsidiary which is an employee stock ownership plan.

                           Except as disclosed in Oregon Trail Disclosure
Schedule 4.28(a) hereto, all Employee Pension Benefit Plans were in effect for substantially all of calendar year 2002. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 2002 for each such Employee Pension Benefit Plan.

                           (b)      Oregon Trail and the Oregon Trail
Subsidiaries have furnished to FirstBank true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, is subject to any provision of ERISA and covers any employee, whether active or retired, of Oregon Trail or any Oregon Trail Subsidiary or members of a controlled group or entities under common control with Oregon Trail or the Oregon Trail Subsidiaries in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans," and each such Employee Welfare Benefit Plan is listed in Oregon Trail Disclosure Schedule 4.28(b) hereto.

                           Oregon Trail and the Oregon Trail Subsidiaries have
also provided to FirstBank true and complete copies of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Internal Revenue Code Section 125), and voluntary employee beneficiary associations (pursuant to Internal Revenue Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in conformity with the written provisions of the plan documents which have been delivered to FirstBank and the FirstBank Subsidiaries and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations (including guidance of general applicability) including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in Oregon Trail Disclosure Schedule 4.28(b) hereto. Oregon Trail and the Oregon Trail Subsidiaries have provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed to comply with the requirements of any Internal Revenue Code section which results in the imposition of a tax on benefits provided to such participants under such plan.

                           With respect to all Employee Welfare Benefit Plans
which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to FirstBank and the FirstBank Subsidiaries. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to FirstBank and the FirstBank Subsidiaries.

                           Except as disclosed in Oregon Trail Disclosure
Schedule 4.28(b) hereto, all Employee Welfare Benefit Plans which are in effect were in effect for substantially all of calendar year 2002. Except as disclosed in Oregon Trail Disclosure Schedule 4.28(b) hereto, there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 2002.

                           No Employee Welfare Benefit Plan or any trust created
thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither Oregon Trail nor any Oregon Trail Subsidiary is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. Nor has there been a breach of fiduciary liability by a party in interest under Section 404 of ERISA. The Department of Labor has not assessed any such penalty or served notice to Oregon Trail or any Oregon Trail Subsidiary that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

                           Neither Oregon Trail nor any Oregon Trail Subsidiary
has failed to make any contribution to, or pay any amount due and owing by Oregon Trail or any Oregon Trail Subsidiary under the terms of, an Employee Welfare Benefit Plan. Except as disclosed in Oregon Trail Disclosure Schedule 4.28(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, constitute a liability for Oregon Trail or any Oregon Trail Subsidiary after the application of any insurance, trust or other funds which are applicable to the payment of such claims.

                           Except as disclosed in Oregon Trail Disclosure
Schedule 4.28(b) hereto, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither Oregon Trail nor any Oregon Trail Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Internal Revenue Code or Sections 601 through 734 of ERISA for failure to comply with the continuation health care coverage and Health Insurance Portability and Accountability Act requirements of ERISA Sections 601 through 734 and Internal Revenue Code Section 4980B with respect to any current or former employee of Oregon Trail or any Oregon Trail Subsidiary, or the beneficiaries of such employee.

                           (c)      Oregon Trail and the Oregon Trail
Subsidiaries have furnished to FirstBank true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by Oregon Trail or any Oregon Trail Subsidiary which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of Oregon Trail or any Oregon Trail Subsidiary. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of Oregon Trail and the Oregon Trail Subsidiaries are listed on Oregon Trail Disclosure Schedule 4.28(c) hereto. Except as disclosed in Oregon Trail Disclosure Schedule 4.28(c) hereto, there are no other benefit arrangements of Oregon Trail or any Oregon Trail Subsidiary. Except as disclosed in Oregon Trail Disclosure Schedule 4.28(c) hereto, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after April 1, 2002. There has been no material increase in the base salary and wage levels of Oregon Trail or any Oregon Trail Subsidiary and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 2002. Except as disclosed in Oregon Trail Disclosure Schedule 4.28(c) hereto, there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of Oregon Trail or any Oregon Trail Subsidiary on or after April 1, 2002 nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after April 1, 2002.

                           With respect to all Benefit Arrangements which are
subject to the annual return requirement of Internal Revenue Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three (3) plan years immediately preceding the current date have been delivered to FirstBank and the FirstBank Subsidiaries.

                           (d)      Listed in Oregon Trail Disclosure Schedule
4.28(d) hereto are Benefit Arrangements which provide compensation or benefits to employees or directors which become effective upon a change in control of Oregon Trail or any Oregon Trail Subsidiary, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Oregon Trail Disclosure Schedule 4.28(d) also includes in reasonable detail, to the extent such benefits can be calculated as of the date of this Merger Agreement and a description of benefits that cannot be so calculated, the payments and benefits due at Closing under Oregon Trail's and any Oregon Trail Subsidiary's employment agreements, change in control agreements, directors' retirement plan and defined benefit plan. Except as disclosed in Oregon Trail Disclosure Schedule 4.28(d) hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee or director of Oregon Trail or any Oregon Trail Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an

"excess parachute payment," as such term is defined in Section 280G of the Internal Revenue Code and Regulations proposed pursuant to that section.

                           (e)      Except as described in Oregon Trail
Disclosure Schedule 4.28(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any Officer, director, employee, or other person may be terminated by Oregon Trail or any Oregon Trail Subsidiary within a period of no more than thirty (30) days following the Effective Time, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by Oregon Trail or any Oregon Trail Subsidiary to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements.

                           (f)      Except as disclosed in Oregon Trail
Disclosure Schedule 4.28(f) hereto, (1) neither Oregon Trail nor any Oregon Trail Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement, and (2) except as disclosed in Oregon Trail Disclosure Schedule 4.28(f) hereto, no suits, actions, or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best knowledge of Oregon Trail and the Oregon Trail Subsidiaries, anticipated to be filed (other than routine claims for benefits).

                  4.29     Material Contracts.

                           (a)      Except as set forth on Oregon Trail
Disclosure Schedule 4.29 (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Oregon Trail nor any Oregon Trail Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                                    (i)      any material agreement, arrangement
         or commitment (A) not made in the ordinary course of business or (B) pursuant to which Oregon Trail or any Oregon Trail Subsidiary is or may become obligated to invest in or contribute capital to any Oregon Trail Subsidiary or any other entity;

                                    (ii)     any material agreement, indenture
         or other instrument not disclosed in the Oregon Trail Financial Statements relating to the borrowing of money by Oregon Trail or any Oregon Trail Subsidiary or the guarantee by Oregon Trail or any Oregon Trail Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Oregon Trail Subsidiary, such as deposits, Fed Funds borrowings and repurchase agreements);

                                    (iii)    any contract, agreement or
         understanding with any labor union or collective bargaining organization;

                                    (iv)     any contract containing covenants
         which limit the ability of Oregon Trail or any Oregon Trail Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Oregon Trail or any Oregon Trail Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                                    (v)      any contract or agreement which is
         a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC other than those previously filed as exhibits to Oregon Trail's SEC documents;

                                    (vi)     any lease with annual rental
         payments aggregating Thirty Thousand Dollars ($30,000) or more;

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
                                    (vii)    consulting agreement (other than
         data processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than Thirty Thousand Dollars ($30,000) per annum;

                                    (viii)   any agreement with any Officer or
         other key employee of Oregon Trail or any Oregon Trail Subsidiary other than those disclosed on Oregon Trail Disclosure Schedule 4.28(d), the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Oregon Trail or any of the Oregon Trail Subsidiaries of the nature contemplated by this Merger Agreement;

                                    (ix)     except as disclosed in Oregon Trail
         Disclosure Schedules 4.28(c) or 4.28(d), any agreement with respect to any Officer of Oregon Trail or any Oregon Trail Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one (1) year and for the payment of in excess of Fifty Thousand Dollars ($50,000) per annum;

                                    (x)      any agreement with any director or
         Officer of Oregon Trail or any Oregon Trail Subsidiary providing for indemnification of such person; or

                                    (xi)     agreement or plan, including any
         stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Merger Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Merger Agreement.

                           (b)      Except as disclosed on Oregon Trail
Disclosure Schedule 4.29, no Officer or director of Oregon Trail, Pioneer Bank or any "associate" (as such term is defined in Rule 12b-2 under the 1934 Act) of any such Officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Oregon Trail or any of the Oregon Trail Subsidiaries.

                  4.30 Material Contract Defaults. Neither Oregon Trail nor any Oregon Trail Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a Material Adverse Effect on Oregon Trail, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                  4.31 Reports. Since January 1, 2000, Oregon Trail and Pioneer Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC; (ii) the OTS; (iii) the FDIC; and (iv) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Oregon Trail has previously provided or made available to FirstBank true and correct copies of all such reports and any amendments thereto filed by Oregon Trail or Pioneer Bank after January 1, 2000.

                  4.32 Statements True and Correct. None of the information prepared by, or on behalf of, Oregon Trail or any Oregon Trail Subsidiary regarding Oregon Trail or any Oregon Trail Subsidiary included in the Proxy Statement/Prospectus mailed to the Oregon Trail Shareholders in connection with the Oregon Trail Shareholders' Meeting, and any other documents filed with the SEC, the FDIC or any other Regulatory Authority in connection with the transaction contemplated herein (if applicable), will be, at the respective times such documents are filed, and, with respect to the Proxy Statement/Prospectus, when first mailed to the Oregon Trail Shareholders, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Oregon Trail Shareholders' Meeting, false or misleading with respect to any material fact, or omit to state any material fact necessary to make any statements therein, in light of the circumstances under which they were made, not misleading.

                  4.33 Brokers and Finders. Except as set forth in Oregon Trail Disclosure Schedule 4.33, neither Oregon Trail nor any Oregon Trail Subsidiary nor any of their respective Officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of Oregon Trail and Pioneer Bank, has acted directly or indirectly for Oregon Trail or any Oregon Trail Subsidiary, in connection with this Merger Agreement or the transactions contemplated hereby.

                  4.34 Derivatives Contracts; Structured Notes; Etc. Neither Oregon Trail nor any Oregon Trail Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts, structured notes and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) on Oregon Trail Disclosure Schedule 4.34.

                  4.35     Loans.

                           (a)      To the best knowledge of Oregon Trail, with
respect to each loan owned by Oregon Trail or any Oregon Trail Subsidiary in whole or in part: (i) the note and any related mortgage are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms; (ii) neither Oregon Trail nor any Oregon Trail Subsidiary nor any prior holder of a loan has modified the related documents in any material respect or satisfied, canceled or subordinated such mortgage or note except as otherwise disclosed by documents in the applicable loan file; (iii) Oregon Trail or any Oregon Trail Subsidiary is the sole holder of legal and beneficial title to each loan (or Oregon Trail's or the Oregon Trail Subsidiarys applicable participation interest), as applicable and there has not been any assignment or pledge of any loan; and (iv) the note, mortgage and any other collateral documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as disclosed by documents in the applicable loan file.

                           (b)      Oregon Trail Disclosure Schedule 4.35
contains the aggregate balances of all indirect automobile loans made by Pioneer Bank as of the date of the Merger Agreement and a list of all loans with balances over $20,000.

                                    ARTICLE 5

                             COVENANTS OF FIRSTBANK

                  5.1      Regulatory and Shareholder Approvals.

                           (a)      Within a reasonable time after execution of
this Merger Agreement, FirstBank shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government

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
Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Merger Agreement and the Plans of Merger with reasonable promptness. FirstBank shall pay all fees and expenses arising in connection with such applications for regulatory approval. Counsel to Oregon Trail shall be provided with a draft of all Regulatory Applications, other than the confidential portions of the Regulatory Applications, prior to their submission and shall have a reasonable opportunity to review and comment on such applications and with respect to all correspondence with Regulatory Authorities. FirstBank agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with FirstBank's applications for regulatory approval and FirstBank agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 5.1 shall be construed to obligate FirstBank to take any action to meet any condition required to obtain prior regulatory approval if any such condition materially differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated by this Merger Agreement, constitutes a significant impediment upon FirstBank's ability to carry on its business or acquisition programs (as may be determined in the sole discretion of FirstBank) or requires FirstBank to increase FirstBank Northwest's capital ratios to amounts in excess of the FDIC's minimum capital ratio guidelines which may be in effect from time to time.

                           (b)      FirstBank shall call a special meeting of
the FirstBank Shareholders to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and FirstBank shall use its best efforts to solicit and obtain the votes of the FirstBank Shareholders in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of FirstBank shall recommend approval of such transactions by such holders. In connection with the FirstBank Shareholders' Meeting, FirstBank and Oregon Trail shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of FirstBank and Oregon Trail, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the FirstBank Shareholders.

                  5.2 Preparation of Registration Statement. FirstBank, in cooperation with Oregon Trail, shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the shares of FirstBank Common Stock to be issued in the Corporate Merger ("Registration Statement"). Such Registration Statement shall contain a Proxy Statement/Prospectus which shall serve as the proxy statement of Oregon Trail for the Oregon Trail Shareholders' Meeting and as the prospectus of FirstBank for the shares of FirstBank Common Stock to be issued in the Corporate Merger. FirstBank shall use its best efforts to cause the Registration Statement to become effective.

                  5.3 Registration Statement Effectiveness. FirstBank will advise Oregon Trail, promptly after FirstBank receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the FirstBank Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  5.4 Conduct of Business. FirstBank will not take any action, unless otherwise required by law, rules or regulation, that would (A) materially adversely affect the ability of FirstBank to obtain any necessary approvals of the Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect its ability to perform its covenants and agreements under this Merger Agreement. FirstBank agrees that the actions prohibited by this Section 5.4 include any application for additional branch offices of FirstBank Northwest and the direct or indirect acquisition by FirstBank of any corporation, association, firm, organization or other entity, other than actions relating to branches in Hayden, Idaho and Clarkston, Washington.

                  5.5 Employees and Employee Benefits. Upon consummation of the Corporate Merger, all employees of Oregon Trail and the Oregon Trail Subsidiaries shall be deemed to be at-will employees except for those employees who are parties to a written employment agreement.

                           (a)      At the discretion of FirstBank, as of the
Effective Time, and subject to Sections 5.5(c) and (d) hereof, all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored or maintained by Oregon Trail and the Oregon Trail Subsidiaries shall be terminated. Employees of Oregon Trail and the Oregon Trail Subsidiaries who continue as employees of FirstBank and the FirstBank Subsidiaries ("Continuing Employees") shall be entitled to participate on an equitable basis in the same benefit plans, programs or policies as are generally available to FirstBank's and the FirstBank Subsidiaries' employees of similar rank and status. For purposes of eligibility and vesting (but not for the accrual of benefits, under such plans, programs or policies), employees of Oregon Trail and the Oregon Trail Subsidiaries who continue as FirstBank's or the FirstBank Subsidiaries' employees will be credited for prior years of service with Oregon Trail and the Oregon Trail Subsidiaries, and there shall be no exclusion from coverage under FirstBank's or the FirstBank Subsidiaries' health insurance plan as a result of pre-existing conditions to the extent such conditions were covered under any health insurance plan maintained by Oregon Trail and the Oregon Trail Subsidiaries prior to the Effective Time.

                           (b)      Continuing Employees shall not be subject to
any waiting periods under the group health plan of FirstBank or the FirstBank Subsidiaries to the extent that such periods are longer than the periods imposed under the applicable group health plan of Oregon Trail and the Oregon Trail Subsidiaries. To the extent that the initial period of coverage for Continuing Employees under any plan of FirstBank or the FirstBank Subsidiaries, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full twelve (12) month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding welfare plan of Oregon Trail and the Oregon Trail Subsidiaries during the balance of such twelve (12) month period of coverage. Nothing contained herein shall obligate FirstBank or the FirstBank Subsidiaries to provide or cause to be provided any duplicative benefits. Nothing herein shall alter the power of FirstBank or the FirstBank Northwest Subsidiaries to amend or terminate any of its benefit or welfare plans. Moreover, this Section 5.5(b), shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at FirstBank or the FirstBank Subsidiaries.

                           (c)      Prior to the Effective Time, the Boards of
Directors of Oregon Trail and Pioneer Bank shall take all necessary action to cause the Pioneer Bank Employee Stock Ownership Plan ("ESOP") to be terminated as of the Effective Time. Cash consideration received by the ESOP trustee in connection with the Corporate Merger with respect to Cash Election Designated ESOP Shares shall be applied by the ESOP trustee to the full repayment of the ESOP loan. The balance of the consideration received by the ESOP trustee with respect to the unallocated shares of Oregon Trail Common Stock after repayment of the ESOP loan, whether in the form of cash or shares of FirstBank Common Stock (the "surplus") shall be allocated to the participants in the ESOP. If necessary, the ESOP shall be amended as appropriate to carry out the purposes of the preceding sentence. The accounts of all participants and beneficiaries in the ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, Pioneer Bank shall file or cause to be filed all necessary documents with the Internal Revenue Service for a determination that the termination of the ESOP will not affect its qualified status as of the Effective Time. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account or tax qualified plan as a participant or beneficiary may direct. For the period prior to the Effective Time, contributions to the ESOP, payments on the ESOP loan and additional allocations to the accounts of participants in the ESOP shall be made consistent with past practices on the regularly scheduled payment dates.

                           (d)      Prior to the Effective Time, the Boards of
Directors of Oregon Trail and Pioneer Bank shall take all necessary action to cause the Pioneer Bank 401(k) Profit Sharing Plan (the "401(k) Plan") to be terminated as of the Effective Time. As soon as practicable after the date hereof, Pioneer Bank shall file or cause to be filed all necessary documents with the Internal Revenue Service for a determination that the termination of the 401(k) Plan will not affect its qualified status as of the Effective Time. As soon as practicable after receipt of the favorable determination letter for termination from the Internal Revenue Service, the account balances in the 401(k) Plan shall be distributed to participants and beneficiaries in accordance with applicable law and the 401(k) Plan documents. From the date hereof through the Closing Date, Pioneer Bank shall be permitted to make contributions to the 401(k) Plan on a periodic monthly basis, consistent with past practices. Participants in the 401(k) Plan who become employees of FirstBank will be permitted, subject to the terms of the FirstBank 401(k) Plan, to transfer such distributions to the FirstBank 401(k) Plan, and if necessary, the FirstBank 401(k) Plan shall be amended to so provide.

                           (e)      FirstBank agrees to honor the terms of the
Oregon Trail severance, employment and deferred compensation agreements set forth in Oregon Trail Disclosure Schedule 4.28(d) (collectively referred to as the "Post-Termination Payments"). FirstBank further agrees that Messrs. Berniel Maughan, Zane Lockwood and Jonathan McCreary shall be deemed to have experienced an "Involuntary Termination" upon a "Change in Control," as such terms are defined in their Employment Agreements, and as of the Effective Time will be entitled to the payments referenced in Sections 7(a) and 7(c) of such agreements, as amended (the "Payments"), and as described in Oregon Trail Disclosure Schedule 4.28(d). Based on the assumptions and as described in Oregon Trail Disclosure Schedule 4.28, no Post-Termination Payment will be nondeductible under Section 280G of the Internal Revenue Code or result in any excise tax payment liability under Section 4999 of the Internal Revenue Code.

                           (f)      FirstBank agrees to honor the terms and
payouts owed pursuant to the Pioneer Bank Employee Severance Compensation Plan as set forth in Oregon Trail Disclosure Schedule 4.28(d).

                           (g)      FirstBank agrees not to change the interest
rate which is in effect at the Effective Time with respect to loans outstanding from Pioneer Bank to directors or employees of Oregon Trail and Pioneer Bank, provided such loans continue to perform in accordance with their terms.

                  5.6 Reasonable Efforts to Close. Subject to the terms and conditions of this Merger Agreement, FirstBank agrees to use all its best efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on FirstBank. FirstBank shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Merger Agreement.

                  5.7 Addition to Board of Directors. As promptly as practicable following the Effective Time, FirstBank shall take such action as may be necessary to cause the size of FirstBank's and FirstBank Northwest's respective Board of Directors to be increased by one person and to cause the appointment of a director of Oregon Trail to the Board of Directors of FirstBank and FirstBank Northwest.

                  5.8      Indemnification and Insurance.

                           (a)      After the Effective Time, FirstBank (and any
successor) agrees to indemnify, defend and hold harmless each present and former director and Officer of Oregon Trail or any Oregon Trail Subsidiary and each Officer or employee of Oregon Trail and the Oregon Trail Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Oregon Trail's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been permitted to be indemnified as a director, Officer or employee of Oregon Trail or any other Oregon Trail Subsidiary under the Articles of Incorporation, Charter or Bylaws of Oregon Trail or any Oregon Trail Subsidiary, as the case may be, and the OBCA (as in effect on the Effective Date of the Corporate Merger). Without limiting the foregoing, FirstBank also agrees that the limitations on liability existing in favor of the Indemnified Parties as provided in the Articles of Incorporation, Bylaws or similar governing documents of Oregon Trail or any Oregon Trail Subsidiary as in effect on the date hereof with respect to acts or omissions prior to the Effective Time shall survive the Corporate Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

                           (b)      Any Indemnified Party wishing to claim
indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FirstBank thereof, but the failure to so notify shall not relieve FirstBank of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice FirstBank. In the event of any such claim, action, suit, proceeding or investigation: (i) FirstBank shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and FirstBank shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if FirstBank does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises in good faith that there are issues which raise conflicts of interest between FirstBank and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and FirstBank shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that FirstBank shall be obligated pursuant to this Section 5.8(b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) FirstBank shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

                           (c)      FirstBank shall pay all reasonable Costs,
including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this
Section 5.8 to the fullest extent permitted by law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

                           (d)      FirstBank, or Oregon Trail with the consent
of FirstBank, shall use its best efforts to cause the persons serving as Officers and directors of Oregon Trail and Pioneer Bank immediately prior to the Closing Date to be covered for a period of three (3) years after the Closing Date by an extended reporting period endorsement under the current policies of directors' and officers' liability insurance maintained by Oregon Trail with respect to acts or omissions occurring prior to the Closing Date which were committed to such Officers and directors in their capacity as such (provided that FirstBank may substitute therefor policies of at least the same coverage and amounts containing the terms and conditions which are no less advantageous to such Officers and directors); provided, however, that FirstBank shall not be obligated to make a premium payment for such insurance to the extent such premiums exceed 150% of the premiums paid by Oregon Trail for such insurance in the twelve (12) months prior to closing (the "Insurance Amount"); provided further, however, that if FirstBank is unable to obtain or maintain the continuing insurance coverage called for in this Section 5.8(d) as a resulting of the preceding proviso, FirstBank shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time by such directors and Officers in their capacities as such.

                           (e)      In the event FirstBank or any of its
successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FirstBank assume the obligations set forth in this
Section 5.8.

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
                           (f)      The provisions of this Section 5.8 are
intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

                  5.9 Access. Upon notice of at least 48 hours, FirstBank shall afford Oregon Trail and its representatives reasonable access, during normal business hours throughout the period up to the Effective Date of the Corporate Merger, to all of the properties, books and records, provided that no investigation pursuant to this Section 5.9 shall affect or be deemed to modify or waive any representation or warranty made by FirstBank in this Merger Agreement or the conditions to the obligations of FirstBank to consummate the transactions contemplated by this Merger Agreement.

                  5.10 Nasdaq. FirstBank shall use its best efforts to have the shares of FirstBank Common Stock which are to be issued in exchange for the Stock Election Shares approved for listing on the Nasdaq.

                  5.11 Updating of Representations. At all times to and including, and as of, the Closing, FirstBank shall inform Oregon Trail in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the FirstBank Disclosure Schedules attached hereto as necessary so that the representations and warranties and information provided in the FirstBank Disclosure Schedules remain true and correct in all respects; provided, however, that any such updates to the FirstBank Disclosure Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the FirstBank Disclosure Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Merger Agreement, Oregon Trail shall have agreed in writing to each amendment, supplement or update to the FirstBank Disclosure Schedules made subsequent to the date of this Merger Agreement as an amendment to this Merger Agreement.

                                    ARTICLE 6

                            COVENANTS OF OREGON TRAIL

                  6.1 Shareholders' Meeting. Oregon Trail shall call a special meeting of the Oregon Trail Shareholders to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Oregon Trail shall use its best efforts to solicit and obtain the votes of the Oregon Trail Shareholders in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Oregon Trail shall recommend approval of such transactions by such holders. In connection with the Oregon Trail Shareholders' Meeting, FirstBank and Oregon Trail shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of FirstBank and Oregon Trail, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the Oregon Trail Shareholders.

                  6.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of FirstBank shall have been obtained, and, except as otherwise contemplated herein:

                           (a)      Oregon Trail and each Oregon Trail
Subsidiary shall:

                                    (i)      Operate its business only in the
         usual, regular, and ordinary course;

                                    (ii)     Use its best efforts to preserve
         intact its business organizations and assets and to maintain its rights and franchises;

                                    (iii)    Take no action, unless otherwise
         required by law, rules or regulation, that would (A) materially adversely affect the ability of any of them or FirstBank to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Merger Agreement;

                                    (iv)     Except as they may terminate in
         accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                    (v)      Keep in full force and effect
         insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of the Oregon Trail, or any Oregon Trail Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                    (vi)     Use its reasonable best efforts to
         retain Pioneer Bank's present customer base and to facilitate the retention of such customers after the Effective Time; and

                                    (vii)    Maintain, renew, keep in full force
         and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to Oregon Trail's and the Oregon Trail Subsidiaries or FirstBank and the FirstBank Subsidiaries at and after the Effective Time, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of Pioneer Bank's customer relationships.

                           (b)      Oregon Trail agrees to use its reasonable
best efforts to assist FirstBank in obtaining the Government Approvals necessary to complete the transactions contemplated hereby, and Oregon Trail shall provide to FirstBank or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                           (c)      Oregon Trail and the Oregon Trail
Subsidiaries, at its own cost and expense, shall use its reasonable best efforts to secure all consents and releases, if any, of third parties necessary or desirable with respect to Oregon Trail for the consummation of the transactions contemplated by this Merger Agreement and shall comply with all applicable laws, regulations and rulings in connection with this Merger Agreement and the consummation of the transactions contemplated hereby;

                           (d)      At all times to and including, and as of,
the Closing, Oregon Trail shall inform FirstBank in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Oregon Trail Disclosure Schedules attached hereto as necessary so that the representations and warranties and information provided in the schedules remain true and correct in all respects; provided, however, that any such updates to the Oregon Trail Disclosure Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Oregon Trail Disclosure Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Merger Agreement, FirstBank shall have agreed in writing to each amendment, supplement or update to the Oregon Trail Disclosure Schedules made subsequent to the date of this Merger Agreement as an amendment to this Merger Agreement;

                           (e)      At all times to and including, and as of,
the Closing, Oregon Trail shall give such further assistance to FirstBank and shall execute, acknowledge and deliver all such documents and instruments as FirstBank may reasonably request and take such further action as may be reasonably necessary or appropriate effectively to consummate the transactions contemplated by this Merger Agreement;

                           (f)      Between the date of this Merger Agreement
and the Closing Date, (i) Oregon Trail shall afford FirstBank and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to Oregon Trail and the Oregon Trail Subsidiaries. Oregon Trail shall provide reasonable assistance to FirstBank in its investigation of matters relating to Oregon Trail and the Oregon Trail Subsidiaries; and (ii) subject to the provisions of applicable law and regulation, Oregon Trail shall furnish promptly to FirstBank (i) a copy of each material report, schedule and other document filed by Oregon Trail and the Oregon Trail Subsidiaries with any Regulatory Authority and (ii) all other information concerning the business, interest rate risk, properties and personnel of Oregon Trail and the Oregon Trail Subsidiaries as FirstBank may reasonably request (other than documents or other materials relating to the transaction contemplated herein), provided that no investigation pursuant to this Section
6.2 shall affect or be deemed to modify or waive any representation or warranty made by Oregon Trail in this Merger Agreement or the conditions to the obligations of Oregon Trail to consummate the transactions contemplated by this Merger Agreement;

                           (g)      Oregon Trail has taken or will take all
steps necessary to exempt the transactions contemplated by this Merger Agreement from any applicable state takeover or similar law or takeover or similar provision in the charter documents or bylaws of Oregon Trail and the Oregon Trail Subsidiaries, including without limitation any provisions of the Articles of Incorporation of Oregon Trail restricting the ownership or acquisition of Oregon Trail's capital stock or imposing any "fair price" or supermajority director or stockholder vote requirements;

                           (h)      Oregon Trail will use its best efforts to
have Joseph Stilwell execute and maintain in full force and effect the Standstill Agreement in the form of Exhibit E hereto;

                           (i)      Subject to the terms and conditions of this
Merger Agreement, Oregon Trail agrees to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on Oregon Trail and the Oregon Trail Subsidiaries.

                           (j)      Oregon Trail shall provide to FirstBank,
within ten (10) days after the date hereof, all environmental reports in its possession relating to Property owned by Oregon Trail. Oregon Trail, as soon as reasonably practical, but not later than forty-five (45) days after the date hereof, shall complete FirstBank's Environmental Transaction Screen Questionnaire ("Questionnaire") on all Property owned (including, without limitation, "real estate owned"), leased or operated by Oregon Trail as of the date hereof and within ten (10) days after the acquisition or lease of any Property acquired, leased or operated by Oregon Trail after the date hereof. If required by the Questionnaire in FirstBank's reasonable opinion, FirstBank shall have the right to obtain a report of a phase one and, if necessary, a phase two environmental site assessment on Properties reasonably requiring such additional study. The scope of work required by any environmental site assessment shall be subject to the reasonable approval of Oregon Trail, and FirstBank agrees to maintain the findings of all environmental studies confidential.

                  6.3 Conduct of Business -- Negative Covenants. From the date of this Merger Agreement until the earlier of the Effective Time or the termination of this Merger Agreement, Oregon Trail covenants and agrees it will neither do, nor agree or commit to do, nor permit any Oregon Trail Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of
FirstBank:

                           (a)      Except as expressly contemplated by this
Merger Agreement or the Plans of Merger, amend its Articles of Incorporation or Bylaws; or

                           (b)      Impose, or suffer the imposition, on any
share of capital stock held by it or by any of the Oregon Trail Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                           (c)      (i) Repurchase, redeem, or otherwise acquire
or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Merger Agreement or the Plans of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the Oregon Trail Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Oregon Trail Common Stock (except that Oregon Trail may pay the regular quarterly cash dividend in an amount consistent with past practice and not exceeding $0.11 per share); or

                           (d)      Except as expressly permitted by this Merger
Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by FirstBank, (ii) internal reorganizations or consolidations involving existing Oregon Trail Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances, (iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Merger Agreement; or

                           (e)      Except in connection with the existing stock
benefit plans of Oregon Trail as described on Oregon Trail Disclosure Schedule
4.20 or as expressly permitted by this Merger Agreement or the Plans of Merger,
(i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Oregon Trail Common Stock or any other capital stock of Oregon Trail or of any Oregon Trail Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Oregon Trail or of any Oregon Trail Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of Oregon Trail or any Oregon Trail Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                           (f)      Incur, or permit any Oregon Trail Subsidiary
to incur, any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Oregon Trail or such Oregon Trail Subsidiary consistent with past practices; or

                           (g)      Except as described in Oregon Trail
Disclosure Schedule 6.3(g); grant any increase in compensation or benefits to any of its employees or Officers except for routine annual salary increases not in excess of 5%; and except for amounts provided in Oregon Trail Disclosure
Schedule 6.3(g), pay any bonus; enter into any severance agreements with any of its Officers or employees; grant any increase in fees or other increases in compensation or other benefits to any director of Oregon Trail or of any Oregon Trail Subsidiary; or effect any change in retirement benefits for any class of its employees or Officers, unless such change is required by applicable law; or

                           (h)      Hire a new employee with an annual
compensation in excess of Thirty-Five Thousand Dollars ($35,000), amend any existing employment contract between it and any person (unless such amendment is required by law); enter into or amend any indemnification agreement with any person; or enter into any new employment contract with any person that Oregon Trail or any Oregon Trail Subsidiary (or its successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

                           (i)      Adopt any new employee benefit plan or
terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan (except for a termination resulting from FirstBank's decision not to continue any such plan); or

                           (j)      Enter into any new service contracts with an
annual expense in excess of Fifteen Thousand Dollars ($15,000), purchase or sale agreements or lease agreements that are material to Oregon Trail or any Oregon Trail Subsidiary; or

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
                           (k)      Make any capital expenditure except for
ordinary purchases, repairs, renewals or replacements in an amount less than Thirty Thousand Dollars ($30,000) per individual expenditure; or

                           (l)      Other than in the ordinary course of
business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any person, except pursuant to contracts or agreements in force at the date of this Merger Agreement; or

                           (m)      Other than as contemplated by this Merger
Agreement, enter into, renew or terminate any material contract or agreement or make any change in or renew any of its material leases or contracts; or

                           (n)      Settle any claim, action or proceeding
involving any liability of Oregon Trail or any Oregon Trail Subsidiaries for money damages in excess of Twenty-Five Thousand Dollars ($25,000) or agree in connection with any such settlement to material restrictions upon the operations of Oregon Trail or any Oregon Trail Subsidiaries; or

                           (o)      Change its method of accounting in effect at
March 31, 2002, except as required by changes in GAAP as concurred in by Oregon Trail's independent auditors or as required by regulatory accounting principles or regulatory requirements; or

                           (p)      Enter into any new activities or lines of
business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice; or

                           (q)      Make, renegotiate, renew, increase, extend
or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in the ordinary course of business consistent with past practices, and in individual loan amounts of less than Five Hundred Thousand Dollars ($500,000) or aggregate amounts of less than One Million Dollars ($1,000,000), as determined under applicable regulatory loan to one borrower requirements; or

                           (r)      Enter into, renew or purchase any
investments in Derivatives Contracts; or engage in any forward commitment, futures transaction, financial option transaction, hedging or arbitrage transaction or covered asset trading activities; or

                           (s)      Purchase any investment securities or make
any deposits other than in the ordinary course of business consistent with past practices; or

                           (t)      Enter into any material transactions other
than in the ordinary course of business; or

                           (u)      Grant or commit to grant any new extension
of credit to any Officer, director or holder of two percent (2%) or more of the outstanding Oregon Trail Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of Pioneer Bank or amend the terms of any such credit outstanding on the date hereof; or grant or commit to grant any new extension of credit to any employee at below market interest rates; or

                           (v)      Sell, purchase, enter into a material lease,
relocate, open or close any office, or file an application pertaining to such action with any government entity; or

                           (w)      Settle or compromise any material tax
liability or agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes, except in the ordinary course of business, consistent with past practice; or

                           (x)      Agree in writing or otherwise to take any of
the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article 4 of this Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                           (y)      Increase the aggregate balance of indirect
automobile loans more than 10% from the amount set forth in Oregon Trail Disclosure Schedule 4.35.

                  6.4 Conduct of Business -- Certain Actions. Oregon Trail and the Oregon Trail Subsidiaries shall not, and shall use their best efforts to ensure that their directors, Officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or, except for actions reasonably considered by the Boards of Directors of Oregon Trail and the Oregon Trail Subsidiaries based upon the advice of outside legal counsel to be required in order to fulfill its fiduciary obligations, participate in any discussions or negotiations with, or, provide any confidential or non-public information to or negotiate with, any corporation, partnership, person or other entity or group (other than to FirstBank) concerning any "Acquisition Proposal" (as defined below). Oregon Trail shall notify FirstBank immediately if any Acquisition Proposal has been or should hereafter be received by Oregon Trail or any of the Oregon Trail Subsidiaries, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of Oregon Trail's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes hereof, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than FirstBank, or of its Subsidiaries, would directly or indirectly engage in an Acquisition Transaction.

                  6.5 Accruals and Reserves. At the request of FirstBank, Oregon Trail shall establish such additional accruals and reserves as may be necessary to conform Oregon Trail's accounting and credit loss reserve practices and methods to those of FirstBank; provided, however, that Oregon Trail shall not be required to take such action prior to the receipt of all Government Approvals as contemplated by Section 7.3(b); provided further, however, that no such additional accruals and reserves will be required to be made more than two
(2) business days prior to the Closing Date. No such additional accruals or reserves made by Oregon Trail pursuant to this Section 6.5 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Merger Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Oregon Trail or its management with any such adjustments.

                  6.6 Affiliate Agreements. Oregon Trail will use its best efforts to cause each person who is an Affiliate of Oregon Trail for purposes of Rule 145 under the 1933 Act to execute and deliver to FirstBank on or before the mailing of the Proxy Statement/Prospectus for the FirstBank Shareholders' Meeting an agreement in the form attached hereto as Exhibit D restricting the disposition of the shares of FirstBank Common Stock to be received by such person in exchange for such person's shares of Oregon Trail Common Stock. Oregon Trail Disclosure Schedule 6.6 hereto lists the Affiliates of Oregon Trail as of the date hereof.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

                  7.1 Conditions to the Obligations of Oregon Trail. Unless waived in writing by Oregon Trail, the obligations of Oregon Trail to consummate the transaction contemplated by this Merger Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                           (a)      Performance. Each of the material acts and
undertakings of FirstBank and the FirstBank Subsidiaries to be performed at or prior to the Closing Date pursuant to this Merger Agreement shall have been duly performed;

                           (b)      Representations and Warranties. The
representations and warranties of FirstBank contained in Article 3 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Effective Time with the same effect as though made on and as of the Effective Time;

                           (c)      Documents. In addition to the other
deliveries of FirstBank and the FirstBank Subsidiaries described elsewhere in this Merger Agreement, Oregon Trail shall have received the following documents and instruments:

                                    (i)      a certificate signed by the
         Secretary or an assistant secretary of FirstBank dated as of the Closing Date certifying that:

                                             (A)      FirstBank's Board of
                  Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Corporate Plan of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                             (B)      each person executing this
                  Merger Agreement on behalf of FirstBank is an officer of FirstBank holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Corporate Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                             (C)      the charter documents of
                  FirstBank attached to such certificate remain in full force and effect.

                                    (ii)     a certificate signed by a duly
         authorized officer of FirstBank stating that the conditions set forth in Section 7.1(a) and Section 7.1(b) of this Merger Agreement have been fulfilled;

                           (d)      Opinion of FirstBank's Counsel. Oregon Trail
shall have been furnished with an opinion of counsel to FirstBank, dated as of the Closing Date, addressed to and in form and substance satisfactory to Oregon Trail, to the effect that:

                                    (i)      FirstBank is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Washington.

                                    (ii)     FirstBank Northwest is a savings
         bank duly organized, validly existing and in good standing under the laws of the State of Washington.

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
                                    (iii)    The execution and delivery of the
         Merger Agreement by FirstBank, and the consummation by FirstBank and the FirstBank Subsidiaries of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of FirstBank and the FirstBank Subsidiaries.

                                    (iv)     The Merger Agreement has been duly
         executed and delivered by FirstBank and is a valid and binding obligation of FirstBank enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally and (2) general principles of equity, whether applied by a court of law or equity.

                                    (v)      Except for the filing of Articles
         of Merger with the Secretary of State for the State of Oregon and Articles of Merger with the Secretary of State for the State of Washington, no consent or approval under any statutory law or regulation applicable to FirstBank, other than such consents and approvals as have been obtained, is required for FirstBank to consummate the transactions provided for in the Merger Agreement.

                                    (vi)     The Registration Statement has
         become effective under the 1933 Act, and, to the best of such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority.

                                    (vii)    The shares of FirstBank Common
         Stock to be issued in exchange for shares of Oregon Trail Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Merger Agreement will be validly issued, fully paid and non-assessable, and conform as to legal matters in all material respects to the description of such shares contained in the Registration Statement.

         Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FirstBank or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Washington; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991); and

                  7.2 Conditions to the Obligations of FirstBank. Unless waived in writing by FirstBank, the obligation of FirstBank to consummate the transactions contemplated by this Merger Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                           (a)      Performance. Each of the material acts and
undertakings of Oregon Trail and the Oregon Trail Subsidiaries to be performed at or before the Closing Date pursuant to this Merger Agreement shall have been duly performed;

                           (b)      Representations and Warranties. The
representations and warranties of Oregon Trail contained in Article 4 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                           (c)      Documents. In addition to the documents
described elsewhere in this Merger Agreement, FirstBank shall have received the following documents and instruments:

                                    (i)      a certificate signed by the
         Secretary or an assistant secretary of Oregon Trail dated as of the Closing Date certifying that:

                                             (A)      Oregon Trail's Board of
                  Directors and the Oregon Trail Shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Corporate Plan of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                             (B)      each person executing this
                  Merger Agreement on behalf of Oregon Trail is an Officer of Oregon Trail, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Corporate Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                             (C)      the charter documents of
                  Oregon Trail attached to such certificate remain in full force and effect; and

                                    (ii)     a certificate signed by the
         President, Chief Executive Officer or an Executive Vice President of Oregon Trail stating that the conditions set forth in Sections 7.2(a), 7.2(b), (e) and (f) of this Merger Agreement have been satisfied.

                           (d)      Opinion of Oregon Trail's Counsel. FirstBank
shall have been furnished with an opinion of legal counsel to Oregon Trail, dated the Closing Date, addressed to and in form and substance satisfactory to FirstBank and FirstBank Northwest, to the effect that:

                                    (i)      Oregon Trail is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Oregon.

                                    (ii)     Oregon Trail is a unitary savings
         and loan holding company, and is registered as such under the HOLA.

                                    (iii)    Pioneer Bank is a savings bank duly
         organized, validly existing and in good standing under the laws of the United States.

                                    (iv)     Each of the Oregon Trail
         Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization.

                                    (v)      Pioneer Bank is an "insured
         depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

                                    (vi)     The execution and delivery of the
         Merger Agreement by Oregon Trail, and the consummation by Oregon Trail and the Oregon Trail Subsidiaries of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Oregon Trail and the Oregon Trail Subsidiaries.

                                    (vii)    The Merger Agreement has been duly
         executed and delivered by Oregon Trail and is a valid and binding obligation of Oregon Trail enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC and (2) general principles of equity, whether applied by a court of law or equity.

                                    (viii)   The Corporate Merger has been duly
         approved by the Oregon Trail Shareholders.

         Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate Officers of Oregon Trail or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the OBCA and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991).

                           (e)      Other Business Combinations, Etc. Other than
as permitted hereunder, subsequent to the date of this Merger Agreement, neither Oregon Trail nor the Oregon Trail Subsidiaries shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Oregon Trail or any of the Oregon Trail Subsidiaries would merge; consolidate with; effect a business combination with; sell any substantial part of Oregon Trail's or any of the Oregon Trail Subsidiaries' assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of Oregon Trail or the benefits of acquiring the Oregon Trail Common Stock;

                           (f)      Accruals and Reserves. Oregon Trail shall
have established any accruals and reserves described in Section 6.5;

                           (g)      Receipt of Affiliate Agreements. FirstBank
shall have received from each Affiliate of Oregon Trail the agreements referred to in Section 6.6;

                           (h)      Voting Agreements. Simultaneous with the
execution and delivery of this Merger Agreement, each of the directors of Oregon Trail and Pioneer Bank shall have executed and delivered to FirstBank a Voting Agreement in the form attached hereto as Exhibit C; and

                           (i)      Standstill Agreement. Prior to the execution
and delivery of this Merger Agreement, Joseph Stilwell and his Affiliates shall have executed and delivered to FirstBank a Standstill Agreement in the form attached hereto as Exhibit E, the terms of which remain in full force and effect as of the Closing Date.

                  7.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                           (a)      No Pending or Threatened Claims. That no
claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Merger Agreement or the obtaining of material damages or other relief in connection therewith;

                           (b)      Government Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Government Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired;

                           (c)      Effective Registration Statement. The
Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority;

                           (d)      Tax Opinion. FirstBank and Oregon Trail
shall have received an opinion from Silver, Freedman & Taff, L.L.P. in form reasonably acceptable to both FirstBank and Oregon Trail to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Internal Revenue Code, (ii) neither FirstBank nor Oregon Trail will recognize any gain or loss as a result of the Corporate Merger, and (iii) no gain or loss will be recognized by Oregon Trail Shareholders who are United States Citizens or residents (as defined in the opinion) to the extent they receive shares of FirstBank Common Stock in exchange for their shares of Oregon Trail Common Stock, provided, however, that in the event such counsel declines to issue such an opinion, FirstBank shall have the right but not the obligation to increase the number of shares as necessary to cause the transaction to qualify for such tax treatment. In rendering their opinion, Silver, Freedman & Taff, L.L.P. may require and rely upon representations contained in certificates of officers of FirstBank, Oregon Trail and others; and

                           (e)      Shareholder Vote. The Oregon Trail
Shareholders and FirstBank Shareholders shall have approved of the transactions contemplated hereby by the applicable requisite vote.

                                    ARTICLE 8

                                   TERMINATION

                  8.1 Termination. This Merger Agreement and the Plans of Merger may be terminated at any time prior to the Closing, as follows:

                           (a)      By mutual consent in writing of the Parties;

                           (b)      By FirstBank, should Oregon Trail or any
Oregon Trail Subsidiary fail to conduct its business pursuant to the covenants made in Article 6 if such failure cannot be or has not been cured within thirty
(30) days after the giving of written notice to Oregon Trail by FirstBank of such failure;

                           (c)      By FirstBank or Oregon Trail in the event
the Closing shall not have occurred by October 31, 2003, unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner. If FirstBank and FirstBank Northwest shall have filed any and all applications to obtain the requisite Government Approvals within ninety (90) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then Oregon Trail shall, upon FirstBank's written request, agree to extend the date referenced in the first sentence of this Section 8.1(c) to December 31, 2003;

                           (d)      By either FirstBank or Oregon Trail, upon
written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Corporate Merger or the Bank Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either FirstBank or Oregon Trail may, upon written notice to the other, extend the term of this Merger Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial or condition(s), provided that such denial or condition(s) has been appealed within ten (10) business days of the receipt thereof;

                           (e)      By FirstBank in the event the conditions set
forth in Section 7.2 or Section 7.3 are not satisfied in all material respects as of the Closing Date, or by Oregon Trail if the conditions set forth in
Section 7.1 or Section 7.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

                           (f)      By FirstBank in the event that there shall
have been a Material Adverse Change in Oregon Trail;

                           (g)      By FirstBank or Oregon Trail in the event
that there shall have been a material breach of any representation and warranty or covenant or other obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                           (h)      By Oregon Trail or FirstBank if the Oregon
Trail Board of Directors determines by vote of a majority of the members of its entire Board, for the sole purpose of permitting Oregon Trail to enter into an agreement in respect of an Acquisition Transaction which provides more favorable consideration to the Oregon Trail Shareholders from a financial point of view than the consideration to be received by such shareholders in the Corporate Merger; provided however, Oregon Trail's right of termination hereon shall only apply if:

                                    (i)      it and the Oregon Trail Board have
         complied with the obligations set forth in Sections 6.1 and 6.4 of this Merger Agreement, and

                                    (ii)     only after the fifth business day
         following FirstBank's receipt of written notice from Oregon Trail advising FirstBank that Oregon Trail is prepared to enter in an Acquisition Transaction and only if during such five (5) day period, FirstBank, in its sole discretion, does not make an offer to Oregon Trail that Oregon Trail determines in good faith, after consultation with its legal and financial advisors, is at least as favorable as the proposed Acquisition Transaction.

                           (i)      By FirstBank or Oregon Trail if the Oregon
Trail or FirstBank Shareholders fail to approve this Merger Agreement at the Shareholders Meetings; or

                           (j)      By FirstBank in the event that there is any
breach in the provisions of the terms, covenants and conditions of the Standstill Agreement.

         If a Party should elect to terminate this Merger Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), or (i) of this Section 8.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 9.1 ("Notices") of this Merger Agreement.

                  8.2 Effect of Termination. In the event that this Merger Agreement should be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties under this Merger Agreement, other than the provisions of Section 8.3, shall terminate without further liability of any Party to another; provided, however, that a termination under Section 8.1 hereof shall not relieve any Party of any liability for a breach of this Merger Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

                  8.3      FirstBank Fee.

                           (a)      Oregon Trail shall pay FirstBank, and
FirstBank shall be entitled to payment of, a fee (the "Fee") upon the occurrence of a Purchase Event (as defined herein) so long as the Purchase Event occurs prior to a Fee Termination Event (as defined herein). Such payment shall be made to FirstBank in immediately available funds within five (5) business days after the occurrence of a Purchase Event. The Fee shall be equal to Three Million Five Hundred Thousand Dollars ($3,500,000). A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time, (ii) termination of this Merger Agreement in accordance with the terms hereof prior to the occurrence of a Purchase Event (other than a termination of this Merger Agreement by FirstBank pursuant to Sections 8.1(b) or (g) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of Oregon Trail or any Oregon Trail Subsidiary or pursuant to Section 8.1(h) as a result of a Purchase Event) or (iii) twelve (12) months following a termination of this Merger Agreement by FirstBank pursuant to Sections 8.1(b) or (g) hereof unless a Purchase Event shall have occurred prior thereto.

                           (b)      The term "Purchase Event" shall mean any of
the following events or transactions occurring after the date hereof:

                                    (i)      Oregon Trail or Pioneer Bank,
         without having received FirstBank is prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Merger Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than FirstBank or any Affiliate of FirstBank or the Board of Directors of Oregon Trail shall have recommended that the Oregon Trail Shareholders approve or accept any Acquisition Transaction with any person other than FirstBank or any Affiliate of FirstBank. For purposes of this Merger Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Oregon Trail or Pioneer Bank, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Oregon Trail or Pioneer Bank, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Oregon Trail or Pioneer Bank; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Oregon Trail and/or any Oregon Trail Subsidiary including Pioneer Bank; or

                                    (ii)     After a bona fide Acquisition
         Proposal is made to Oregon Trail or the Oregon Trail Shareholders to engage in an Acquisition Transaction, (A) Oregon Trail or Pioneer Bank shall have willfully breached any covenant or obligation contained in this Merger Agreement and such breach would entitle FirstBank to terminate this Merger Agreement, or (B) the Oregon Trail Shareholders shall not have approved this Merger Agreement at the Oregon Trail Shareholders' Meeting, or (C) the Oregon Trail Shareholders' Meeting shall not have been held or shall have been canceled prior to termination of this Merger Agreement; or

                                    (iii)    The Board of Directors of Oregon
         Trail shall fail to favorably recommend or have withdrawn or modified such favorable recommendation in a manner adverse to FirstBank the recommendation of the Board of Directors of Oregon Trail to the Oregon Trail Shareholders with respect to this Merger Agreement.

                           (c)      If more than one of the transactions giving
rise to a Purchase Event under this Section 8.3 is undertaken or effected, then all such transactions shall give rise to only one Purchase Event.

                           (d)      Oregon Trail shall give written notice to
FirstBank within twenty-four (24) hours of the occurrence of a Purchase Event known to Oregon Trail; however, the giving of such notice by Oregon Trail shall not be a condition to the right of FirstBank to obtain the Fee.

                                    ARTICLE 9

                               GENERAL PROVISIONS

                  9.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to Oregon Trail:               Oregon Trail Financial Corp.
                                  2055 First Street
                                  Baker City, Oregon 97814
                                  Fax:  (541) 523-6029
                                  Attn: Berniel L. Maughan, President and
                                        Chief Executive Officer

With a copy to:                   Elias, Matz, Tiernan & Herrick L.L.P.
                                  734 15th Street, N.W.
                                  12th Floor
                                  Washington, D.C. 20005
                                  Fax:  (202) 347-2172
                                  Attn: John P. Soukenik, Jr., Esq.

If to FirstBank:                  FirstBank NW Corp.
                                  920 Main Street
                                  Lewiston, Idaho 83501
                                  Fax:  (208) 750-7129
                                  Attn: Clyde E. Conklin, President and
                                        Chief Executive Officer

With a copy to:                   Breyer & Associates PC
                                  8180 Greensboro Drive
                                  Suite 785
                                  McLean, Virginia 22102
                                  Fax:  (703) 883-2511
                                  Attn: John F. Breyer, Jr., Esq.

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                  9.2 Assignability and Parties in Interest. This Merger Agreement shall not be assignable by any of the Parties hereto; provided, however, that FirstBank may assign, set over and transfer all, or any part of its rights and obligations under this Merger Agreement to any one or more of its present or future Affiliates. This Merger Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons; provided, however that the provisions of Section 5.5(e) (including Oregon Trail Disclosure Schedule 4.29) and Section 5.8 shall insure to the benefit of and be enforceable by the persons referenced therein.

                  9.3 Governing Law. This Merger Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Washington, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Merger Agreement shall be heard in a court of competent jurisdiction located in Asotin County, Washington.

                  9.4 Counterparts. This Merger Agreement may be executed simultaneously in one or more counterparts (any of which may be facsimile copies), each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                  9.5 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

                  9.6 Entire Agreement. This Merger Agreement, together with the Corporate Plan of Merger and the Bank Plan of Merger, the schedules, exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with Section 9.8 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The schedules, annexes, exhibits and certificates attached hereto or furnished pursuant to this Merger Agreement are hereby incorporated as integral parts of this Merger Agreement. Except as provided herein, by specific language and not by mere implication, this Merger Agreement is not intended to confer upon any other person not a Party to this Merger Agreement any rights or remedies hereunder.

                  9.7 Severability. If any portion or provision of this Merger Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

                  9.8 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Merger Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

                           (a)      extend the time for the performance of any
of the obligations or other acts of the other Party hereto;

                           (b)      waive any inaccuracies in the
representations and warranties made by the other Party contained in this Merger Agreement or in the schedules or exhibits hereto or any other document delivered pursuant to this Merger Agreement;

                           (c)      waive compliance with any of the covenants
or agreements of the other Party contained in this Merger Agreement; and

                           (d)      amend or add to any provision of this Merger
Agreement or the Plans of Merger; provided, however, that no provision of this Merger Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Merger Agreement.

                  9.9 Interpretation. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

                  9.10 Payment of Expenses. Except as set forth herein, FirstBank and Oregon Trail shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                  9.11 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Merger Agreement by a Party hereto, the other Party will be without an adequate remedy at law by reason of the unique nature of the transactions contemplated by this Merger Agreement. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to it, each party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Merger Agreement by the other Party. Notwithstanding the foregoing, FirstBank may, in its sole discretion, if applicable, elect to receive the payment described in Section 8.3 hereof rather than any of its equitable remedies. The Parties hereto covenant that they shall not contend in any such proceeding that the other Party are not entitled to a decree of specific performance by reason of having an adequate remedy at law. Notwithstanding the foregoing, if Oregon Trail accept an Acquisition Proposal from a third party and FirstBank receive an opinion of counsel from Oregon Trail that the failure of the Board of Directors of Oregon Trail to accept such Acquisition Proposal would constitute a breach of such directors' fiduciary duty to the Oregon Trail Shareholders, FirstBank shall not be entitled to the equitable remedy of specific performance. No attempt on the part of FirstBank to obtain such equitable relief shall be deemed to constitute an election of remedies by FirstBank which would preclude FirstBank from obtaining any remedies at law to which they would otherwise be entitled.

                  9.12 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Merger Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                  9.13 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Merger Agreement must be in writing and must be executed by the Parties to this Merger Agreement and shall be effective only to the extent specifically set forth in such writing.

                  9.14 Remedies Cumulative. All remedies provided in this Merger Agreement, by law, equity or otherwise, shall be cumulative and not alternative.

                  9.15 Non-Survival of Representations and Warranties. No representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith shall survive the Closing. This
Section 9.15 shall not apply to covenants and agreements which by their terms are intended to be performed after the Closing or the termination of this Merger Agreement. Nothing in this Section 9.15 shall limit Oregon Trail's or FirstBank's rights or remedies for misrepresentations, breaches of this Merger Agreement or any other improper action or inaction by the other Party hereto prior to its termination.

                  9.16 Standard of Breach. None of the representations or warranties contained in Article 3 or Article 4 shall be deemed untrue or incorrect, and each of Oregon Trail on the one hand and FirstBank on the other hand shall not be deemed to have breached its representations or warranties herein as a consequence of the existence of any fact, circumstance or event, which would not, either individually or taken together with all other facts, circumstances or events, have a Material Averse Effect on it.

                                    * * * * *

         IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Merger Agreement or has caused this Merger Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

                                      OREGON TRAIL FINANCIAL CORP.



                                      By:  /s/ BERNIEL L. MAUGHAN
                                           -------------------------------------
                                           Berniel L. Maughan
                                      Its: President and Chief Executive Officer

ATTEST:


/s/ ZANE F. LOCKWOOD
-------------------------------------
Zane F. Lockwood, Secretary



                                      FIRSTBANK NW CORP.



                                      By:  /s/ CLYDE E. CONKLIN
                                           -------------------------------------
                                           Clyde E. Conklin
                                      Its: President and Chief Executive Officer

ATTEST:


/s/ LARRY K. MOXLEY
-------------------------------------
Larry K. Moxley, Secretary

                                   APPENDIX B

                Fairness Opinion of Keefe, Bruyette & Woods, Inc.

February 24, 2003

Board of Directors
Oregon Trail Financial Corp.
2055 First Street
Baker City, OR 97814

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Oregon Trail Financial Corp. ("OTFC"), of the consideration to be received by OTFC in the merger (the "Merger") between OTFC and FirstBank Northwest Corp. ("FBNW"). We have not been requested to opine as to, and our opinion does not in any manner address, OTFC's underlying business decision to proceed with or effect the Merger.

Pursuant to the Merger Agreement, dated as of February 24, 2003, by and among OTFC and FBNW (the "Agreement"), at the effective time of the Merger, FBNW will acquire all of OTFC's issued and outstanding shares of common stock. OTFC shareholders will receive a cash amount equal to $22.00 per share for each of 1,659,091 issued and outstanding shares of OTFC common stock or a number of shares of FBNW Common Stock which is equal to the quotient determined by dividing 1,480,064 by the number of shares of OTFC Common Stock issued and outstanding minus 1,659,091, subject to proration (the "Consideration"). In addition, the holders of OTFC stock options will have the right to convert their options to FBNW stock options as provided in the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by FBNW including (i) the Agreement (ii) Annual Report, Proxy Statement and Form 10-K for the years ended March 31, 2002, 2001 and 2000
(iii) and other information we deemed relevant. We discussed with senior management of FBNW, the current position and prospective outlook for FBNW. We considered historical returns and the prices of recorded transactions in FBNW's common stock. We reviewed financial and stock market data of other savings institutions of similar size, particularly in the Western region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For OTFC, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended March 31, 2000, 2001 and 2002, and certain other information deemed relevant. We also discussed with senior management of OTFC, the current position and prospective outlook for OTFC.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by OTFC and FBNW and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from FBNW, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of FBNW's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of FBNW or OTFC. We have further relied on the assurances of management of FBNW and OTFC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to FBNW or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to OTFC in connection with the Merger and will receive a fee for such services. In addition, OTFC has agreed to indemnify us for certain liabilities arising out of our engagement by OTFC in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by FBNW in the Merger is fair, from a financial point of view, to the stockholders of OTFC.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of OTFC used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of OTFC in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette, & Woods, Inc.

Keefe, Bruyette, & Woods, Inc.

                                   APPENDIX C

              Fairness Opinion of Sandler O'Neill & Partners, L.P.

July 24, 2003



Board of Directors
FirstBank NW Corp.
920 Main Street
Lewiston, Idaho 83501


Ladies and Gentlemen:

      FirstBank NW Corp. ("FirstBank") and Oregon Trail Financial Corp. ("Oregon Trail") have entered into a Merger Agreement, dated as of February 24, 2003 (the "Agreement"), pursuant to which Oregon Trail will merge with and into FirstBank (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, all of the shares of Oregon Trail's common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into (x) 1,480,064 shares of common stock, par value $.01 per share, of FirstBank, plus (y) $36.5 million in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to FirstBank.

      Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain related documents; (ii) certain publicly available financial statements and other historical financial information of FirstBank that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Oregon Trail that we deemed relevant; (iv) financial projections for FirstBank for the fiscal years ending March 31, 2003 and 2004 reviewed with management of FirstBank; (v) financial projections for Oregon Trail for the fiscal year ending March 31, 2003 furnished by Oregon Trail and reviewed with managements of FirstBank and Oregon Trail, respectively; (vi) the pro forma financial impact of the Merger on FirstBank, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of FirstBank and Oregon Trail; (vii) the publicly reported historical price and trading activity for FirstBank's and Oregon Trail's common stock, including a comparison of certain financial and stock market information for FirstBank and Oregon Trail with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of

Board of Directors
FirstBank NW Corp.
July 24, 2003
Page 2

senior management of FirstBank the business, financial condition, results of operations and prospects of FirstBank and Oregon Trail and held similar discussions with certain members of senior management of Oregon Trail regarding the business, financial condition, results of operations and prospects of Oregon Trail.

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FirstBank or Oregon Trail or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of FirstBank and Oregon Trail that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FirstBank or Oregon Trail or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FirstBank or Oregon Trail nor have we reviewed any individual credit files relating to FirstBank or Oregon Trail. We have assumed, with your consent, that the respective allowances for loan losses for both FirstBank and Oregon Trail are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for FirstBank and Oregon Trail and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with FirstBank's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of FirstBank and Oregon Trail and that such performances will be achieved. We express no opinion as to such estimates or projections or the assumptions on which they are based. We have also assumed that there has been no material change in FirstBank's or Oregon Trail's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FirstBank and Oregon Trail will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or

Board of Directors
FirstBank NW Corp.
July 24, 2003
Page 3


withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of FirstBank's common stock will be when issued to Oregon Trail's shareholders pursuant to the Agreement or the prices at which FirstBank's or Oregon Trail's common stock may trade at any time.

      We have acted as FirstBank's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services to FirstBank. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FirstBank and Oregon Trail or their affiliates. We may also actively trade the securities of FirstBank and Oregon Trail or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of FirstBank in connection with its consideration of the Merger. Our opinion is directed only to the fairness of the Merger Consideration to FirstBank from a financial point of view and does not address the underlying business decision of FirstBank to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for FirstBank or the effect of any other transaction in which FirstBank might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the Joint Proxy Statement/Prospectus of FirstBank and Oregon Trail relating to the merger and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to FirstBank from a financial point of view.


                                         Very truly yours,


                                         /s/ Sandler O'Neill & Partners, L.P.

                                   APPENDIX D

         Oregon Trail Financial Corp. 2003 Annual Report to Shareholders

                                     [Cover]

                               2003 Annual Report

                                  INDEX


             Letter to Shareholders                       1

             Business of the Company                      2

             Selected Consolidated Financial
               and Other Data                             3

             Management's Discussion and Analysis
               of Financial Condition and Results
               of Operations                              5

             Independent Auditors' Report                15

             Consolidated Financial Statements           16

             Notes to Consolidated Financial Statements  24

             Corporate Information                       48

             Investor Information                        48

             Board of Directors                          48

             Stock Listing                               48

             Offices                                     49

To Our Shareholders

Oregon Trail Financial Corp. has made significant progress over the past few years by enhancing value and rewarding shareholders for their investment in the Company. In fiscal 2001 we took steps to transform Oregon Trail into a company that has continuously improved earnings while enhancing its ability to meet the financial needs of Eastern Oregon.

In 2002 the Company realized the financial benefits of our strategic redirection, resulting in record earnings per share and return on shareholders' equity. Our continued focus in 2003 has resulted in the Company reporting higher levels of net income, earnings per share, return on equity, return on assets, net interest margin, and in addition, improved efficiency ratio.

Looking ahead to fiscal 2004, the Company has engaged in merger plans to combine our strengths with that of FirstBank NW Corp. and create a larger more profitable company. As communicated in the proxy statement-prospectus under "Background and Reasons for the Merger," this partnership will enhance our ability to meet the high expectations of our shareholders while continuing to meet the growing needs of our customer base.

The capital markets have embraced our improved financial results and future plans by rewarding our shareholders with exceptional stock price performance. Oregon Trail Financial Corp. stock has steadily increased in each of the past three years; 64.2% in fiscal 2001, 35.6% in fiscal 2002; and 26.1% in fiscal 2003, for a total three year appreciation of 180.8% from March 31, 2000, through March 31, 2003.

We appreciate the broad acceptance and support for the strategic direction of Oregon Trail. Our employees continue to support and implement the changes necessary to maintain strong customer relationships, while improving financial performance and strengthening the confidence of our shareholders.

We look forward to the future as we strive to continually improve upon our ability to meet the needs of all the people whose lives we affect; employee, customer, and shareholder. Thank you for the confidence and support you provide as we continue to serve you.

Sincerely,

/s/Berniel L. Maughan                      /s/Stephen R.Whittemore
Berniel L. Maughan                         Stephen R.Whittemore
President and Chief Executive Officer      Chairman of the Board

                          BUSINESS OF THE COMPANY

     Oregon Trail Financial Corp. ("Company"), an Oregon corporation, was organized on June 9, 1997 for the purpose of becoming the holding company for Pioneer Bank, A Federal Savings Bank ("Bank") upon the Bank's conversion from a federal mutual to a federal stock savings bank ("Conversion"). The Conversion was completed on October 3, 1997. At March 31, 2003, the Company had total assets of $377.5 million, total deposits of $249.1 million and shareholders' equity of $60.1 million. All references to the Company herein include the Bank where applicable.

     The Bank was organized in 1901. The Bank is regulated by the Office of Thrift Supervision ("OTS") and its deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank also is a member of the Federal Home Loan Bank ("FHLB") System.

     The Bank is a community oriented financial institution whose principal business is attracting retail deposits from the general public and using these funds to originate one- to- four family residential mortgage loans and consumer loans within its primary market area, which encompasses those regions surrounding its offices in Baker, Grant, Harney, Malheur, Union, Wallowa, Wheeler and Umatilla Counties in Oregon and Payette and Washington Counties in Idaho. The Bank also actively originates home equity and second mortgage loans. Beginning in 1996, the Bank began supplementing its traditional lending activities with commercial business loans, agricultural loans, and the purchase of dealer-originated automobile contracts.

Oregon Trail Financial Corp. And Subsidiary
Selected Consolidated Financial and Other Data

                                               At March 31,
                               -------------------------------------------
                               2003      2002      2001      2000     1999
                               ----      ----      ----      ----     ----
                                             (In thousands)
FINANCIAL CONDITION DATA:

Total assets............... $377,485  $398,366  $388,881  $370,612  $313,473
Loans receivable, net......  228,227   265,863   250,897   220,591   185,747
Stock in FHLB..............    6,727     6,315     4,651     3,897     3,221
Investment securities
  available for sale.......   44,319    18,306    26,914    37,436    37,965
Mortgage-backed and
  related securities
  available for sale.......   63,616    74,113    70,010    84,615    60,371
Mortgage-backed and
  related securities
  held to maturity.........       --        --        --        --     9,338
Cash and cash equivalents..    9,114     7,795    10,581     9,261     6,276
Deposits...................  249,126   256,078   253,777   237,735   199,589
Advances from FHLB.........   64,500    87,100    73,125    76,750    50,250
Total shareholders' equity.   60,107    52,823    57,806    53,104    60,083

                                          Year Ended March 31,
                               -------------------------------------------
                               2003      2002      2001      2000     1999
                               ----      ----      ----      ----     ----
                                 (In thousands, except per share amounts)
OPERATING DATA:

Interest income............ $ 24,832  $ 27,861  $ 28,279  $ 24,548  $ 20,582
Interest expense...........    9,174    12,739    15,392    11,776     8,064
Net interest income........   15,658    15,122    12,887    12,772    12,518
Provision for loan losses..      321       481       794       178       483
Net interest income after
  provision for loan
  losses...................   15,337    14,641    12,093    12,594    12,035
Gains (losses) from sale of
  securities...............       --       314      (953)       --        --
Noninterest income.........    3,451     3,165     2,155     1,602     1,098
Noninterest expense........   11,263    11,283    10,951    10,115     8,182

Income before income taxes.    7,525     6,837     2,344     4,081     4,951
Provision for income taxes.    2,371     1,922       650     1,472     1,797

Net income................. $  5,154  $  4,915  $  1,694  $  2,609  $  3,154

Basic earnings per share... $   1.78  $   1.58  $   0.51  $   0.74  $   0.78

                                               At March 31,
                               -------------------------------------------
                               2003      2002      2001      2000     1999
                               ----      ----      ----      ----     ----
                                             (In thousands)
Weighted average common
  shares outstanding.......    2,903     3,104     3,331     3,547     4,065
Diluted earnings per share. $   1.67  $   1.52  $   0.50  $   0.70  $   0.76
Weighted average common
  dilutive shares..........    3,082     3,229     3,367     3,724     4,160

                                               At March 31,
                               -------------------------------------------
                               2003      2002      2001      2000     1999
                               ----      ----      ----      ----     ----
OTHER DATA:

Number of:
  Real estate loans
    outstanding............    1,792     2,188     2,182     2,298     2,346
  Deposit accounts.........   29,797    31,573    32,306    31,384    28,820
  Full-service offices.....        9         9         9         8         7


                                      At or For Year Ended March 31,
                               -------------------------------------------
                               2003      2002      2001      2000     1999
                               ----      ----      ----      ----     ----
SELECTED FINANCIAL RATIOS

Performance Ratios:
Return on average
  assets (1)...............     1.32%     1.24%     0.44%     0.76%     1.14%
Return on average
  equity (2)...............     9.07      8.77      3.09      4.60      4.90
Interest rate spread (3)...     3.85      3.58      3.18      3.10      3.85
Net interest margin (4)....     4.33      4.11      3.51      3.89      4.70
Average interest-earning
  assets to average
  interest-bearing
  liabilities..............   118.75    115.11    118.71    122.02    128.10
Noninterest expense as a
  percent of average
  total assets.............     2.89      2.86      2.85      2.95      2.96
Efficiency ratio (5).......    58.94     60.66     79.14     70.37     60.09
Dividend payout ratio (6)..    23.60     24.68     64.00     42.14     28.95

Asset Quality Ratios:
Nonaccrual and 90 days or
  more past due loans
  as a percent of total
  loans, net...............     0.22      0.12      0.02      0.07      0.07
Nonperforming assets as a
  percent of total assets..     0.22      0.10      0.03      0.04      0.01
Allowance for losses as a
  percent of gross loans
  receivable...............     0.96      0.85      0.82      0.63      0.66
Allowance for losses as
  a percent of non-
  performing loans.........   432.94    678.56   3814.55    900.65    889.86
Net charge-offs to average
  outstanding loans........     0.15      0.11      0.04        --      0.06

Capital Ratios:
Total equity-to-assets
  ratio....................    15.92     13.26     14.86     14.33     19.17
Average equity to average
  assets (7)...............    14.59     14.13     14.28     16.55     23.27

------------
(1)  Net earnings divided by average total assets.
(2)  Net earnings divided by average equity.
(3) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)  Net interest income as a percentage of average interest-earning assets.
(5) Non-interest expense divided by the sum of net interest income and other income.
(6)  Dividends declared per share divided by net income per share.
(7)  Average total equity divided by average total assets.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-looking Statements

     Management's Discussion and Analysis and other portions of the report contain certain "forward-looking statements" of Financial Condition and Results of Operations concerning the expected future operations of Oregon Trail Financial Corp. (the "Company"). Management wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" contained in this Form 10-K. "Forward-looking statements" are used to describe future plans and strategies, including expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could cause actual results to differ materially include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, competition, loan delinquency rates, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, and other economic, competitive governmental, regulatory and technological factors effecting operations, pricing, products and services. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

Critical Accounting Policies

     The Company has established various accounting policies that govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company's Consolidated Financial Statements. The preparation of these financial statements requires management to use assumptions, judgement and estimates. Management evaluates its use of these assumptions, judgments and estimates on an ongoing basis. Estimates are based on current economic and business conditions in our market area. Management believes that the judgments, estimates and assumptions used in the preparation of the Company's Consolidated Financial Statements are appropriate given the factual circumstances at the time of preparation. However, the use of judgments, estimates and assumptions could result in material differences in our results of operation and financial condition. The Company has determined that its most critical accounting policy is the determination of its provision for loan losses. See additional discussion under "Comparison of Operating Results for the Years Ended March 31, 2003 and 2002 -- Provision for Loan Losses" in this section.

General

     Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto contained in this report.

     The Company, an Oregon Corporation, became the unitary savings and loan holding company of Pioneer Bank, a Federal Savings Bank (the "Bank") upon the Bank's conversion from a federally chartered mutual to a federally chartered stock savings bank (the "Conversion") on October 3, 1997. Accordingly, the Company is primarily engaged in the business of planning, directing and coordinating the business activities of the Bank, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The Bank conducts business from its main office in Baker City, Oregon and its nine branch offices located in Eastern Oregon.

     The Bank operates as a community oriented financial institution devoted to serving the needs of its customers. The Bank's business consists generally of attracting retail deposits from the general public and using those funds to originate one-to-four family residential loans, consumer loans and commercial loans in its market area. To a lesser extent the Bank also purchases loans in or near its market area and utilizes wholesale funding from the Federal Home Loan Bank of Seattle ("FHLB").

     The Bank's results of operations depend primarily on its net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits and FHLB borrowings. The Bank's net income is also affected by, among other things, fee income, provisions for loan losses, operating expenses and income tax provisions. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of the regulatory authorities.

Comparison of Financial Condition at March 31, 2003 and March 31, 2002

     Total assets at March 31, 2003 decreased $20.9 million to $377.5 million compared to $398.4 million, or 5.2%, at March 31, 2002. The decrease in assets is principally attributable to a $37.6 million, or 14.2%, decrease in net loans receivable partially offset by a $15.5 million, or 16.8% increase in
securities.   The decrease in loans receivable was primarily caused by a $28.5 million, or 23.2%, decrease in residential real estate loans, an $8.1 million, or 29.2%, decrease in a commercial real estate loan pool purchased in fiscal year end 2002. The decrease in residential real estate loans is reflective of the Company's strategy to decrease interest rate risk by selling newly originated fixed rate real estate loans. Total liabilities at March 31, 2003 decreased $28.2 million, or 8.2%, to $317.4 million compared to $345.5 million at March 31, 2002. Borrowings decreased $22.6 million, or 25.9% to $64.5 million at March 31, 2003 compared to $87.1 million at March 31, 2002. The Company paid off borrowings during fiscal year 2003 with the proceeds from loan repayments. Deposits decreased $7.0 million, or 2.7%, to $249.1 million at March 31, 2003 compared to deposits of $256.1 million at March 31, 2002. The decrease in deposits reflects the mature market in which the Company conducts business as well as an emphasis on disciplined product pricing. Demand and savings accounts at March 31, 2003 increased by a total of $9.6 million, or 7.0%, to $146.4 million compared to $136.7 million at March 31, 2002. Certificates of deposits decreased by $16.6 million, or 13.9%, offsetting the growth in core deposits. Total shareholders' equity increased $7.3 million, or 13.8%, to $60.1 million at March 31, 2003 compared to total shareholders' equity of $52.8 million at March 31, 2002. The increase in shareholders' equity was largely attributable to annual net income of $5.2 million, a $1.5 million increase in other comprehensive income partially offset by the Company paying $1.2 million in dividends throughout fiscal 2003.

Comparison of Operating Results for the Years Ended March 31, 2003 and 2002

     General. Net income for the year ended March 31, 2003 was $5.2 million or $1.67 per diluted share compared to net income of $4.9 million or $1.52 per share for the year ended March 31, 2002, an increase of $239,000. The increase in net income was primarily due a $696,000 increase in net interest income after provision for loan losses partially offset by a $449,000 increase in the provision for income taxes. The increase in net interest income after provision for loan losses was generally due to wider interest rate spreads in the most recent year as well as a $160,000 decrease in the provision for loan losses. The increase in the provision for income taxes was generally due to higher pre-tax earnings and a higher effective tax rate.

     Interest Income. Interest income for the year ended March 31, 2003 was $24.8 million compared to $27.9 million for the year ended March 31, 2002, a decrease of $3.1 million, or 11.1%. The decrease in interest income was primarily a result of a 70 basis point decrease in the yield on average interest earning assets to 6.86% for the year ended March 31, 2003 compared to 7.56% for the year ended March 31, 2002. Average interest earning assets decreased by $6.3 million to $362.0 million from $368.3 million during the year ended March 31, 2003, contributing to a reduction in interest income. The decrease in the yield on average interest earning assets is a result of a decreasing rate environment in 2003 as well as an increase in the ratio of
average security balances relative to average interest earning assets.   The
average yield on interest earning asset groups for the year ended March 31,
2003 compared to the year ended March 31, 2002 were as follows:   loans
receivable: 7.62% versus 8.05%, mortgage-backed securities: 5.85% versus 6.65%, investment securities: 3.99% versus 6.14%, FHLB stock: 6.38% versus 6.74%, cash and overnight investments: 1.50% versus 0.16%, respectively. The average balance of interest earning asset groups for the year ended March 31, 2003 compared to the year ended March 31, 2002 were as follows: loans receivable: $248.7 million versus $282.3 million, mortgage-backed securities:
$75.5 million versus $52.0 million, investment securities: $23.0 million versus $20.9 million, FHLB stock: $6.5 million versus $5.9 million, cash and overnight investments: $8.3 million versus $7.3 million, respectively.

     Interest Expense. Interest expense for the year ended March 31, 2003 was $9.2 million compared to $12.7 million for the year ended March 31, 2002, a decrease of $3.5 million, or 27.6%. The decrease in interest expense was the result of a 97 basis point reduction in the average cost of interest bearing liabilities for the year ended March 31, 2003 to 3.01% from 3.98% during the year ended March 31, 2002. The decrease in the average cost of liabilities was augmented by a $15.1 million, or 4.7%, decrease in average interest bearing liabilities to $304.9 million for the year ended March 31, 2003 versus $320.0 million for the year ended March 31, 2002. The average costs of interest bearing liabilities for the year ended March 31, 2003 compared to the year ended March 31, 2002 were as follows: interest checking: 0.42% versus 0.86%, savings: 1.09% versus 1.81%, money market: 1.60% versus 2.48%, certificates of deposit 3.49% versus 5.04% respectively. The average balance of interest bearing liabilities for the year ended March 31, 2003 compared to the year ended March 31, 2002 were as follows: interest checking: $37.0 million versus $36.7 million, savings: $19.6 million versus $17.2 million, money market: $63.5 million versus $60.6 million, certificates of deposit $121.2 million versus $120.6 million respectively.

     Provision and Allowance for Loan Losses. The provision for loan losses are charges to earnings to bring the total allowance for loan losses to levels considered by management as adequate to provide for known and inherent risks in the loan portfolio, including management's continuing analysis of factors underlying the quality of the loan portfolio. These factors include changes in portfolio size and composition, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. See Note 1 of Notes to the Consolidated Financial Statements.

     The provision for loan losses for the year ended March 31, 2003 was $321,000 compared to $481,000 for the year ended March 31, 2002, a decrease of $160,000. The lower provision for loan losses in fiscal 2003 reflects the reduction in loans that occurred during the year versus an increase in loans
during fiscal 2002.   During the year ended March 31, 2003 loan balances
decreased by $37.7 million, or 14.1%, to $230.4 million. During the year ended March 31, 2002 loan balances increased by $15.1 million, or 6.0% to $268.1 million. Net charge offs for the year ended March 31, 2003 were $380,000 compared to $299,000 for the fiscal year ended March 31, 2002. The increase in charge offs for the year ended March 31, 2003 was generally attributable to the weakening economy and its impact of the Bank's dealer loan portfolio. At March 31, 2003 the allowance for loan losses was .96% of total loans compared to .85% at March 31, 2002. The allowance for loan losses was 432.9% of non-performing loans at March 31, 2003 compared to 678.2% at March 31, 2002, which management believes is adequate to absorb potential losses in the loan portfolio.

     The Company's methodology for calculating the necessary allowance for loan losses requires the Company to reserve specific percentages of outstanding loan balances with the percentages varying based upon the perceived risk of the different loan types and loan classification within specific loan types. For unclassified loans the Company reserves .25% of outstanding balances for single family real estate loans, .50% for commercial real estate loans, 1.00% for consumer loans, 2.00% for dealer auto loans, 7.00% for credit card balances, and 1.50% for commercial and agricultural loans. For classified loans the Company reserves from 2.00% to 100.00% of outstanding balances depending upon the loan type and classification. During the year ended March 31, 2003 loan balances decreased by $37.7 million, or 14.1% to $230.4 million from $268.1 million at March 31, 2002. Generally, the decrease in loan balances during the year caused the required allowance for loan losses to decrease by $59,000 to $2.2 million.

     Non-Interest Income. Non-interest income for the year ended March 31, 2003 was $3.5 million and was also $3.5 million for the year ended March 31, 2002. However, non-interest income for the year ended March 31, 2003 included no gain on sale of securities compared to a $314,000 gain on securities for the year ended March 31, 2002. During the year ended March 31, 2003 deposit service charges increased $88,000, or 4.9%, check card fees increased by $30,000, or 22.8%, loan fees on conventional loans sold increased $159,000, or 82.2%, and gain on sale of real estate increased $32,000, or 266.4% partially offsetting the decrease in gain on sale of securities.

     Non-Interest Expense. Non-interest expense for the year ended March 31, 2003 decreased by $20,000, or 0.2%, to $11.3 million from $11.3 million for the year ended March 31, 2002. The primary factors affecting the decrease in non-interest expense were a $652,000 decrease in legal services, a $83,000 decrease in deposit product expenses, a $52,000 decrease in telephone expense, and a $73,000 decrease in furniture and equipment depreciation which were partially offset by a $495,000 increase in compensation and benefits, a $117,000 increase in other professional services, a $64,000 increase in audit expenses, a $53,000 increase in advertising and promotions and a $45,000 increase in other employee expense. The reduction in legal expenses are a result of settled lawsuits referenced in the Company's March 31, 2002 Form 10-K and March 14, 2002 Form 8-K. The increase in compensation and benefits expense is due to normal annual increases in individual employee compensation as well as an increase in the cost of stock-based compensation due to a higher company stock price.

     Income Taxes. Income tax expense was $2.4 million for the year ended March 31, 2003 compared to $1.9 million for the prior year. The Company's effective tax rate for the years ended March 31, 2003 and 2002 were 31.5% and 28.1%, respectively. The Company's effective tax rate has increased in the year ended March 31, 2003 due to increased earnings, and a $168,000 tax benefit related to the Company's employee stock ownership plan taken in fiscal 2002 that related to a prior year.

Comparison of Financial Condition at March 31, 2002 and March 31, 2001

     Total assets at March 31, 2002 increased $9.5 million to $398.4 million compared to $388.9 million at March 31, 2001. The growth in assets was primarily attributable to a $15.0 million increase in net loans receivable
partially offset by a $4.5 million dollar decrease in securities.   The
increase in loans receivable was caused by a $26.5 million increase in commercial real estate loans, a $1.9 million increase in commercial and agricultural loans and a $1.5 million increase in consumer loans partially offset by a $14.4 million decrease in residential real estate loans. The decrease in residential real estate loans reflects the Company's strategy to decrease interest rate risk by selling newly originated fixed rate real estate loans. The net loan growth was funded by $14 .0 million increase in borrowings and $2.3 million increase in deposits offset by a $5.0 million decrease in shareholders' equity. The increase in deposits reflects the Company's emphasis on core deposit growth. Demand and savings accounts at March 31, 2002 increased by a total of $10.9 million, or 8.6%, to $136.7 million compared to $125.9 million at March 31, 2001. Certificates of deposits decreased by $8.6 million, or 6.7%, partially offsetting the growth in core deposits. The decrease in shareholders' equity was largely caused by the Company purchasing $9.7 million of its common stock, paying $1.3 million of dividends, and partially offset by earnings of $4.9 million. Generally, the Company purchases its outstanding shares through formal share repurchase programs, when purchases are thought to be accretive to earnings per share and the Company has excess capital available for such purchases.

Comparison of Operating Results for the Years Ended March 31, 2002 and 2001

     General.   Net income for the year ended March 31, 2002 was $4.9 million or $1.58 per basic share compared to net income of $1.7 million or $0.51 per share for the year ended March 31, 2001. The increase in net income was attributable to a $2.2 million increase in net interest income, a $1.3 million increase in non-interest income, and a $600,000 decrease in non-interest expense. The decrease in non-interest expense for the year ended March 31, 2002 was largely a result of one-time restructuring expenses incurred in the year ended March 31, 2001 including a $303,000 reduction-in-force charge and a $953,000 loss on sale of low yielding securities. The substantial increase in earnings per share are a result of a favorable interest rate environment as well as the successful execution of the Company's strategic plan which required the development of sustainable earnings per share growth as its primary objective. Related objectives included, but were not limited to, reduction of interest rate sensitive assets, non-interest income growth, non-interest expense control, core deposit growth and a Company-wide emphasis of customer service combined with a de-emphasis of "best price."

     Interest Income.   Interest income for the year ended March 31, 2002 was
$27.9 million compared to $28.3 million for the year ended March 31, 2001, a decrease of $400,000, or 1.4%. The decrease in interest income was a result of a 14 basis point decrease in the yield on average interest earning assets to 7.56% for the year ended March 31, 2002 compared to 7.70% for the year ended March 31, 2001. Average interest earning assets increased by $849,000 to $368.3 million during the year ended March 31, 2002, partially offsetting the reduction in yield on those assets. The decrease in the yield on average interest earning assets was a result of a decreasing rate environment in 2002 as well as increases in adjustable rate loans and a decrease in fixed rate real estate loans. The average yield on interest earning asset groups for the year ended March 31, 2002 compared to the year ended March 31, 2001 were as follows: loans receivable: 8.05% versus 8.31%, mortgage-backed securities:
6.65% versus 7.10%, investment securities: 6.14% versus 6.44%, FHLB stock:
6.74% versus 6.48%, and cash and overnight investments: 0.16% versus 1.59%, respectively. The average balance of interest earning assets for the year ended March 31, 2002 compared to the year ended March 31, 2001 were as follows: loans receivable: $282.3 million versus $242.7 million, mortgage-backed securities: $52.0 million versus $77.4 million, investment securities: $20.9 million versus $34.2 million, FHLB stock: $5.9 million versus $4.4 million, and cash and overnight investments: $7.3 million versus $8.8 million, respectively.

     Interest Expense.   Interest expense for the year ended March 31, 2002
was $12.7 million compared to $15.4 million for the year ended March 31, 2001, a decrease of $2.7 million, or 17.5%. The decrease in interest expense was due to a 74 basis point reduction in the average cost of interest bearing liabilities for the year ended March 31, 2002 to 3.98% from 4.92% during the year ended March 31, 2001. The decrease in the average cost of liabilities was partially offset by a $10.4 million, or 3.4% increase in average interest bearing liabilities to $320.0 million for the year ended March 31, 2002 versus $309.6 million for the year ended March 31, 2001. The average cost of interest bearing liabilities for the year ended March 31, 2002 compared to the year ended March 31, 2001 were as follows: interest checking: 0.86% versus 1.25%, savings: 1.81% versus 2.34%, money market: 2.48% versus 4.11%, certificates of deposit 5.04% versus 5.97%, respectively. The average balance of interest bearing liabilities for the year ended March 31, 2002 compared to the year ended March 31, 2001 were as follows: interest checking: $36.7 million versus $37.1 million, savings: $17.2 million versus $17.0 million, money market: $60.6 million versus $53.9 million, certificates of deposit $120.6 million versus $125.8 million, respectively.

     Provision and Allowance for Loan Losses.    The provision for loan losses
are charges to earnings to bring the total allowance for loan losses to levels considered by management as adequate to provide for known and inherent risks in the loan portfolio, including management's continuing analysis of factors underlying the quality of the loan portfolio. These factors include changes in portfolio size and composition, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. See Note 1 of Notes to the Consolidated Financial Statements.

     The provision for loan losses for the year ended March 31, 2002 was $481,000 compared to $794,000 for the year ended March 31, 2001, a decrease of $313,000. The lower provision for loan losses is fiscal 2002 reflects the significant one time increase to the allowance for loan losses that occurred in fiscal 2001 as a result of changing the methodology for determining the allowance for loan losses. Net charge offs for the year ended March 31, 2002 were $299,000 compared to $92,000 for the fiscal year ended March 31, 2001.
At March 2002 the allowance for loans losses was 0.85% of total loans compared to 0.84% at March 31, 2001. The allowance for loan losses was 678.6% of non-performing loans at March 31, 2002 compared to 3,814.6% at March 31, 2001.

     Non-Interest Income.   Non-interest income for the year ended March 31,
2002 increased by 58%, or $1.3 million, to $3.5 million when compared to the year ended March 31, 2001. The increase in non-interest income was principally due to a $627,000 increase in income from bank owned life insurance, a $314,000 net increase in gain on sale of securities and a $193,000 gain on sale of loans.

     Non-Interest Expense.   Non-interest expense for the year ended March 31,
2002 decreased by $621,000, or 5%, to $11.3 million from $11.9 million for the year ended March 31, 2001. The primary factors affecting the decrease in non-interest expense were $953,000 of losses on sales of securities in the year ended March 31, 2001 compared to no net losses for the year ended March 31, 2002, $1.1 million of legal expenses in fiscal 2002 versus $307,000 of legal expenses in fiscal 2001, and $6.2 million of compensation and benefits in fiscal 2002 compared to $6.6 million of compensation and benefits in fiscal 2001.

     Income Taxes. Income tax expense was $1.9 million for the year ended March 31, 2002 compared to $650,000 for the prior year. The Company's effective tax rate for the years ended March 31, 2002 and 2001 were 28.1% and 27.7%, respectively. The Company's effective tax rate has benefitted from increased levels of tax advantaged assets. In the year ended March 31, 2002, the Company realized a $168,000 tax benefit related to the Company's employee stock ownership plan from a prior year.

Average Balances, Interest and Average Yields/Costs

     The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs.  Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances for the years ended March 31, 2003, 2002 and 2001.

                                                     Year Ended March 31,
                       ----------------------------------------------------------------------------------
                                   2003                       2002                         2001
                       -------------------------   -------------------------    -------------------------
                                 Interest                   Interest                     Interest
                       Average     and     Yield/  Average     and     Yield/   Average     and     Yield/
                       Balance  Dividends   Cost   Balance  Dividends   Cost    Balance  Dividends   Cost
                       -------  ---------   ----   -------  ---------   ----    -------  ---------   ----
                                                     (Dollars in thousands)
Interest-earning
assets:
Loans receivable,
 net (1)............. $248,748   $18,964   7.62%  $282,267   $22,710   8.05%   $242,662   $20,155    8.31%
Mortgage-backed
 securities..........   75,508     4,414   5.85     51,950     3,456   6.65      77,413     5,496    7.10
Investment
 securities..........   23,020       918   3.99     20,944     1,286   6.14      34,164     2,201    6.44
FHLB stock...........    6,463       412   6.37      5,891       397   6.74       4,411       286    6.48
Federal funds sold
 and overnight
 interest-bearing
 deposits............    8,278       124   1.50      7,294        12   0.16       8,847       141    1.59
                      --------   -------          --------   -------           --------   -------
  Total interest-
   earning assets....  362,017    24,832   6.86    368,346    27,861   7.56     367,497    28,279    7.70
                      --------   -------          --------   -------           --------   -------
Non-interest-
 earning assets......   27,451                      27,955                       16,512
                      --------                    --------                     --------
  Total assets....... $389,468                    $396,301                     $384,009
                      ========                    ========                     ========

Interest-bearing
liabilities:
Passbook accounts.... $ 19,560       213   1.09   $ 17,175       311   1.81    $ 16,983       397    2.34
Money market
 accounts............   63,495     1,018   1.60     60,575     1,505   2.48      53,852     2,213    4.11
NOW accounts.........   36,968       155   0.42     36,680       315   0.86      37,122       463    1.25
Certificates of
 deposit.............  112,161     3,916   3.49    120,577     6,075   5.04     125,756     7,502    5.97
                      --------   -------          --------   -------           --------   -------
  Total interest-
   bearing deposits..  232,184     5,302   2.28    235,007     8,206   3.49     233,713    10,575    4.52
                      --------   -------          --------   -------           --------   -------
Securities sold under
 agreements to
 repurchase..........       --        --     NA         --        --     NA          --        --      NA

FHLB advances........   72,681     3,872   5.33     84,989     4,533   5.33      75,871     4,817    6.35
                      --------   -------          --------   -------           --------   -------
  Total interest-
   bearing
   liabilities.......  304,865     9,174   3.01    319,996    12,739   3.98     309,584    15,392    4.72
                      --------   -------          --------   -------           --------   -------
  Non-interest-
   bearing
   liabilities.......   27,799                      20,291                       19,607
                      --------                    --------                     --------
  Total liabilities..  332,664                     340,287                      329,191
                      --------                    --------                     --------
Shareholders' equity.   56,804                      56,014                       54,818
                      --------                    --------                     --------
  Total liabilities
   and shareholders'
   equity............ $389,468                    $396,301                     $384,009
                      ========                    ========                     ========

Net interest income..            $15,658                     $15,122                      $12,887
                                 =======                     =======                      =======

Interest rate spread.                      3.85%                       3.58%                         3.18%

                                                     Year Ended March 31,
                       ----------------------------------------------------------------------------------
                                   2003                       2002                         2001
                       -------------------------   -------------------------    -------------------------
                                 Interest                   Interest                     Interest
                       Average     and     Yield/  Average     and     Yield/   Average     and     Yield/
                       Balance  Dividends   Cost   Balance  Dividends   Cost    Balance  Dividends   Cost
                       -------  ---------   ----   -------  ---------   ----    -------  ---------   ----
                                                     (Dollars in thousands)

Net interest margin..                      4.33%                       4.11%                         3.51%
Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities.........  118.75%                      115.11%                      118.71%

------------------
(1)  Does not include interest on loans 90 days or more past due.



Rate/Volume Analysis

     The following table sets forth the effects of changing rates and volumes on net interest income of the
Bank.  Information is provided with respect to (i) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (iii) the net change attributable to the combined impact of volume and rate; and (iv) the total change (the sum of the prior columns).

                                          Year Ended March 31,                 Year Ended March 31,
                                         2003 Compared to Year                2002 Compared to Year
                                         Ended March 31, 2002                 Ended March 31, 2001
                                          Increase (Decrease)                  Increase (Decrease)
                                                Due to                               Due to
                                 -----------------------------------    ---------------------------------
                                                     Rate/                                 Rate/
                                 Rate     Volume    Volume     Total    Rate    Volume    Volume    Total
                                 ----     ------    ------     -----    ----    ------    ------    -----
                                                                (In thousands)
Interest-earning assets:
 Loans receivable (1).........$(1,214)   $(2,698)   $  166   $(3,746)  $ (631)  $ 3,291   $(105)   $ 2,555
 Mortgage-backed and related
  securities..................   (416)     1,567      (193)      958     (348)   (1,808)    116     (2,040)
 Investment securities........   (450)       127       (45)     (368)    (102)     (851)     38       (915)
 FHLB stock...................    (22)        39        (2)       15       11        96       4        111
 Federal funds sold and over-
  night interest-bearing
  deposits....................     98          2        12       112     (127)      (25)     23       (129)
                              -------     ------    ------   -------  -------    ------   -----     ------
   Total net change in
    income on interest-
    earning assets............ (2,004)      (963)      (62)   (3,029)  (1,197)      703      76       (418)
                              -------     ------    ------   -------  -------    ------   -----     ------
Interest-bearing liabilities:
 Passbook accounts............   (124)        43       (17)      (98)     (90)        4      --        (86)
 Money market accounts........   (533)        72       (26)     (487)    (878)      276    (106)      (708)
 NOW accounts.................   (161)         2        (1)     (160)    (145)       (6)      3       (148)
 Certificate accounts......... (1,869)      (424)      134    (2,159)  (1,170)     (309)     52     (1,427)
 Securities sold under
  agreements to repurchase....     --         --        --        --       --        --      --         --
 FHLB advances................     --       (656)       (5)     (661)    (774)      579     (89)      (284)
                              -------     ------    ------   -------  -------    ------   -----     ------
  Total net change in expense
   on interest-bearing
   liabilities................ (2,687)      (963)       85    (3,565)  (3,057)      544    (140)    (2,653)
                              -------     ------    ------   -------  -------    ------   -----     ------
Net change in net interest
 income.......................$   683     $   --    $ (147)  $   536  $ 1,860    $  159   $ 216     $2,235
                              =======     ======    ======   =======  =======    ======   =====     ======

--------------
(1) Does not include interest on loans 90 days or more past due.

Market Risk and Asset and Liability Management

     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises principally from interest rate risk inherent in its lending, investment, deposit and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although the Bank manages other risks, such as credit quality and liquidity risk, in the normal course of business, management considers interest rate risk to be its most significant market risk that could potentially have the largest material effect on the Bank's financial condition and results of operations. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Bank's business activities.

     The Bank's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Bank has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Bank's interest-earning assets by originating for its portfolio an increasing proportion of loans with interest rates subject to periodic adjustment to market conditions (including commercial business, agricultural and consumer loans). The Bank relies on retail deposits as its primary source of funds. Management believes retail deposits and in particular core deposits (checking and passbook savings accounts), compared to brokered deposits, reduce the effects of interest rate risk. Management's efforts at lowering the Bank's interest rate risk have proven successful. The Bank was examined by the OTS and received a "satisfactory" rating.

     The Bank's primary monitoring tool for assessing interest rate risk is asset/liability simulation modeling, which is performed for the Bank by the OTS. The modeling process is designed to capture the dynamics of balance sheet, interest rate and spread movements and to quantify variations in net interest income resulting from those movements under different rate environments. The interest rate sensitivity analysis performed by the OTS for the Bank incorporates end of period rate, balance and maturity data compiled by the Bank's management using various levels of aggregation of that data.

     The following table is provided by the OTS and sets forth the change in the Bank's net portfolio value ("NPV") at March 31, 2003, based on OTS assumptions, that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counteract that change. NPV is defined as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present values of net expected cash inflows from existing off-balance sheet contracts.

         Basis Points ("bp")               Estimated Change in
      Change in Interest Rates             Net Portfolio Value
      ------------------------    ----------------------------------------
                                          2003                  2002
                                  ------------------   -------------------
                                            (Dollars in Thousands)

               300(bp)            $(12,053)  (22.0)%   $(21,412)   (45.1)%
               200                  (6,776)  (12.0)     (14,430)   (29.6)
               100                  (2,320)   (4.0)      (7,156)   (14.3)
                 0                       0       0            0        0
               100                     337     1.0        4,202      0.8
               200                     N/A     N/A          N/A      N/A
               300                     N/A     N/A          N/A      N/A

     The above table illustrates, for example, that an instantaneous 200 basis point increase in market interest rates at March 31, 2003 would reduce the Bank's NPV by approximately $6.8 million, or 12.0% at that date. This compares to a reduction in the Bank's NPV by approximately $14.4 million, or 29.6% at March 31, 2002.

     Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations within its region were utilized in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. In the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. The model assumes a parallel change in rates, whereas actual market interest rates would not necessarily react in a parallel manner. Further, call provisions of certain securities, which shorten the actual term to maturity if exercised, are not taken into account in the model.

     The following table presents the Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair value at March 31, 2003. Market risk sensitive instruments are generally defined as on- and off-balance sheet derivatives and other financial instruments.


                                                 One Year     After
                             Average   Within    to Three   3 Years to    Beyond               Fair
                              Rate    One Year    Years      5 Years      5 Years    Total     Value
                              ----    --------    -----      -------      -------    -----     -----
                                                      (Dollars in thousands)
Interest Sensitive Assets:
Loans receivable............  7.42%   $133,981   $56,607     $26,672      $14,553   $231,813  $239,393
Mortgage-backed securities..  5.82      15,403    15,945       9,292       12,254     52,894    52,894
Tax free municipal bonds....  4.49          --        --          --        7,394      7,394     7,394
Investments and other
  interest-earning assets...  3.25      27,229        --          --       18,408     47,647    47,647
FHLB stock..................  6.75          --        --          --        6,727      6,727     6,727

Interest Sensitive Liabilities:
NOW checking................  0.25      11,591    13,793       6,759        6,494     38,637    38,637
Passbook savings............  0.83       6,052     7,201       3,529        3,389     20,171    20,171
Money market deposits.......  1.13      55,242    13,258         530           22     69,052    69,052
Time certificates...........  3.05      64,294    25,875      12,602           --    102,771   102,771

Off-balance Sheet Items:
Commitments to extend
  credit....................  7.20      14,121        --          --           --     14,121    14,121


Liquidity and Capital Resources

     The Bank's primary sources of funds are customer deposits, proceeds from principal and interest payments on loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows, mortgage prepayments and maturing securities, cash flows and anticipated maturities of mortgage-backed bonds and agency securities are greatly influenced by general interest rates, economic conditions and competition.

     The Bank must maintain an adequate level of liquidity to ensure sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Bank generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At March 31, 2003 cash and cash equivalents totaled $9.1 million or 2.4% of total assets. The Bank also maintained an uncommitted credit facility with the FHLB which provided for immediately available advances up to an aggregate amount of $113.2 million, under which $64.5 million in advances were outstanding at March 31, 2003. In addition to the FHLB credit facility, at March 31, 2003 the Bank had a $50.0 million reverse repurchase line of credit available with Merrill Lynch and a $21.0 million overnight line of credit with Key Bank.

     The Bank's primary investing activity is the origination of one-to-four family mortgage loans within its primary market area. During the years ended March 31, 2003, 2002 and 2001 the Bank originated $27.7 million, $26.4 million and $22.3 million of such loans, respectively. At March 31, 2003, the Bank had commitments to extend credit totaling $42.5 million. The Bank anticipates that it will have sufficient funds available to meet current loan commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2003 totaled $64.3 million. Historically, the Bank has been able to retain a significant amount of its deposits as they mature.

     OTS regulations require the Bank to maintain specific amounts of regulatory capital. As of March 31, 2003, the Bank complied with all regulatory capital requirements as of that date with tangible, core and total capital ratios of 12.4%, 12.4% and 20.7%, respectively. See Note 15 of Notes to Consolidated Financial Statements contained herein.

Effect of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Oregon Trail Financial Corp.
Baker City, Oregon

We have audited the accompanying consolidated balance sheets of Oregon Trail Financial Corp. and Subsidiary (the "Company) as of March 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oregon Trail Financial Corp. and Subsidiary as of March 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/Deloitte & Touche LLP

Portland, Oregon
May 2, 2003

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2003 AND 2002
(In thousands)
-----------------------------------------------------------------------------

ASSETS                                                 2003         2002

Cash and due from banks                             $  1,860      $  1,725
Interest-bearing deposits                              7,254         6,070
                                                    --------      --------

          Total cash and cash equivalents              9,114         7,795

Securities:

  Investment securities available for sale, at fair
   value (amortized cost of $43,726 and $18,552)      44,319        18,319
  Mortgage-backed and related securities available
   for sale, at fair value (amortized cost of
   $61,205 and $74,252)                               63,616        74,100
Loans:
  Loans held for sale                                  1,134             -
  Loans receivable                                   229,314       268,143
  Allowance for loan losses                           (2,221)       (2,280)
                                                    --------      --------
    Total loans, net                                 228,227       265,863

Accrued interest receivable                            1,906         2,308
Premises and equipment, net                            8,719         9,466
Stock in FHLB, at cost                                 6,727         6,315
Real estate owned and other repossessed assets           302            58
Other assets                                          14,555        14,142
                                                    --------      --------

TOTAL ASSETS                                        $377,485      $398,366
                                                    ========      ========

                                                                  (Continued)

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
MARCH 31, 2003 AND 2002
(In thousands, except share data)
-----------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY                  2003         2002

LIABILITIES:
  Deposits:
    Interest-bearing                                $120,792     $114,859
    Noninterest-bearing                               25,563       21,878
    Time certificates                                102,771      119,341
                                                    --------     --------

          Total deposits                             249,126      256,078

  Accrued expenses and other liabilities               2,483        2,052
  Advances from FHLB                                  64,500       87,100
  Net deferred tax liability                           1,231          276
  Advances from borrowers for taxes and insurance         38           37
                                                    --------     --------

          Total liabilities                          317,378      345,543
                                                    --------     --------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 1,000,000 shares
   authorized; no shares issued or outstanding             -            -
  Common stock, $.01 par value; 8,000,000 shares
   authorized; March 3l, 2003, 4,694,875 issued,
   2,954,938 outstanding; March 31, 2002, 4,694,875
   issued 2,854,548 outstanding                           29           31
  Additional paid-in capital                          23,815       22,965
  Retained earnings (substantially restricted)        36,098       32,042
  Unearned shares issued to the ESOP                    (805)      (1,341)
  Unearned shares issued to the MRDP                    (881)      (1,253)
  Accumulated other comprehensive income               1,851          379
                                                    --------     --------

          Total shareholders' equity                  60,107       52,823
                                                    --------     --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $377,485     $398,366
                                                    ========     ========

See notes to consolidate financial statements                   (Concluded)

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED MARCH 31, 2003, 2002, AND 2001
(In thousands)
-----------------------------------------------------------------------------

                                               2003       2002       2001
INTEREST INCOME:
  Interest and fees on loans receivable      $18,964    $22,710    $20,155
  Securities:
    Mortgage-backed and related securities 4,414 3,456 5,496 U.S. government and government agencies
     and other                                 1,042      1,298      2,342
  FHLB dividends                                 412        397        286
                                             -------    -------    -------

          Total interest income               24,832     27,861     28,279
                                             -------    -------    -------

INTEREST EXPENSE:
  Deposits                                     5,302      8,206     10,575
  FHLB advances                                3,872      4,533      4,817
                                             -------    -------    -------

          Total interest expense               9,174     12,739     15,392
                                             -------    -------    -------

          Net interest income                 15,658     15,122     12,887

PROVISION FOR LOAN LOSSES                        321        481        794
                                             -------    -------    -------

          Net interest income after
           provision for loan losses          15,337     14,641     12,093
                                             -------    -------    -------

NONINTEREST INCOME:
  Service charges on deposit accounts          1,881      1,793      1,728
  Loan servicing fees                            459        437        391
  Gain on sale of loans                          352        193          -
  Realized gain on sale of securities              -        314          -
  Income from Bank Owned Life Insurance          668        685         58
  Other income                                    91         57        (22)
                                             -------    -------    -------

          Total noninterest income             3,451      3,479      2,155
                                             -------    -------    -------

                                                                 (Continued)

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED MARCH 31, 2003, 2002, AND 2001
(In thousands, except share data)
-----------------------------------------------------------------------------

                                             2003        2002        2001
NONINTEREST EXPENSES:
  Employee compensation and benefits     $    6,722  $    6,227  $    6,601
  Supplies, postage, and telephone              880         895         860
  Depreciation                                  783         852         895
  Occupancy and equipment                       733         730         705
  Customer accounts                             462         515         550
  Advertising                                   375         322         314
  Professional fees                             961       1,472         606
  FDIC insurance premium                         44          48          49
  Realized loss on sale of securities             -           -         953
  Other                                         303         222         371
                                         ----------  ----------  ----------

          Total noninterest expenses         11,263      11,283      11,904
                                         ----------  ----------  ----------

          Income before income taxes          7,525       6,837       2,344

PROVISION FOR INCOME TAXES                    2,371       1,922         650
                                         ----------  ----------  ----------

NET INCOME                               $    5,154  $    4,915  $    1,694
                                         ==========  ==========  ==========

Basic earnings per share                 $     1.78  $     1.58  $     0.51

Diluted earnings per share               $     1.67  $     1.52  $     0.50

Weighted average common shares outstanding:
  Basic                                   2,902,501   3,104,121   3,331,002
  Diluted                                 3,081,535   3,229,081   3,367,210

See notes to consolidated financial statements.
                                                                  (Concluded)

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2003, 2002, AND 2001
(In thousands, except share data)
-----------------------------------------------------------------------------------------------------------

                                                        Unearned    Unearned
                                                         Shares      Shares              Accumulated
                                                        Issued to   Issued to               Other
                                                        Employee   Management    Compre-   Compre-
                  Common Stock    Additional              Stock    Recognition   hensive   hensive
                  --------------   Paid-in    Retained  Ownership  and Develop-  Income    Income
                  Shares  Amount   Capital    Earnings    Trust     ment Plan     (Loss)   (Loss)    Total

BALANCE, APRIL
 1, 2000        3,317,006  $36    $31,743    $27,759   $(2,415)     $  (740)              $(3,279)  $53,104
Net income              -    -          -      1,694         -            -     $1,694          -     1,694
Cash dividends
 paid                   -    -          -     (1,079)        -            -          -          -    (1,079)
Stock repurchased
 and retired      (76,308)  (1)      (945)         -         -            -          -          -      (946)
Earned ESOP
 shares            53,656    -         70          -       537            -          -          -       607
New MRDP shares
 granted                -    -         42          -         -          (42)         -                    -
Earned MRDP
 shares            25,811    -          -          -         -          267          -          -       267
Exercise of
 stock options      5,592    1         62                                                                63
Net unrealized loss
 on securities
 available for sale
 of $5,584 (net of
 tax expense of
 $3,319) less re-
 classification
 adjustment for net
 losses included
 in net income of
 $1,488(net of tax
 benefit of $766)     -      -          -          -         -            -      4,096      4,096     4,096
                                                                                ------
                      -      -          -          -         -            -      5,790          -         -
                ---------  ---    -------    -------   -------      -------     ======    -------   -------

BALANCE, MARCH
 31, 2001       3,325,757   36     30,972     28,374    (1,878)        (515)                  817    57,806
Net income              -    -          -      4,915         -            -     $4,915          -     4,915
Cash dividends
 paid                   -    -          -     (1,247)        -            -          -          -    (1,247)
Stock repurchased
 and retired     (574,587)  (6)    (9,672)         -         -            -          -          -    (9,678)
Earned ESOP
 shares            53,656    -        339          -       537            -          -          -       876
New MRDP shares
 granted                -    -      1,056          -         -       (1,056)         -          -         -
Earned MRDP
 shares            29,380    -          -          -         -          318          -          -       318
Exercise of
 stock options     20,342    1        270          -         -            -          -          -       271
Net unrealized
 loss on
 securities
 available for
 sale of $236
 (net of tax
 benefit of $148)
 less reclassifi-
 cation adjustment
 for net gains
 included in net
 income of $202
 (net of tax
 expense of $126)       -    -          -          -         -            -       (438)      (438)     (438)
                                                                                ------
Comprehensive
 income                 -    -          -          -         -            -     $4,477          -         -
                ---------  ---    -------    -------   -------      -------     ======    -------   -------
BALANCE, MARCH
 31, 2002       2,854,548  $31    $22,965    $32,042   $(1,341)     $(1,253)               $  379   $52,823


OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2003, 2002, AND 2001
(In thousands, except share data)
-----------------------------------------------------------------------------------------------------------

                                                        Unearned    Unearned
                                                         Shares      Shares              Accumulated
                                                        Issued to   Issued to               Other
                                                        Employee   Management    Compre-   Compre-
                  Common Stock    Additional              Stock    Recognition   hensive   hensive
                  --------------   Paid-in    Retained  Ownership  and Develop-  Income    Income
                  Shares  Amount   Capital    Earnings    Trust     ment Plan     (Loss)   (Loss)    Total

BALANCE, MARCH
 31,2002       2,854,548   $31     $22,965    $32,042   $(1,341)    $(1,253)     $    -   $  379    $52,823

Net income             -     -           -      5,154         -           -       5,154        -      5,154

Cash dividends
 paid                  -     -           -     (1,246)        -           -           -        -     (1,246)

Stock repurchased
 and retired      (6,239)   (2)        (38)         -         -           -           -        -        (40)

Earned ESOP
 shares           53,656     -         558          -       536           -           -        -      1,094

Earned MRDP
 shares           31,215     -           -          -         -         372           -        -        372

Exercise of
 stock options    21,758               330          -         -           -           -        -        330

Tax benefit of
 SOP                                              148                                                   148

Net unrealized
 gain on
 securities
 available for
 sale of $2,388
 (net of tax
 expense of $916)      -     -            -         -         -           -       1,472    1,472      1,472


Comprehensive
 income                -     -            -         -         -                  $6,626        -          -
               ---------   ---      -------   -------     -----       -----      ======  -------    -------

BALANCE, MARCH
 31, 2003      2,954,938   $29      $23,815   $36,098     $(805)      $(881)             $ 1,851    $60,107
               =========   ===      =======   =======     =====       =====              =======    =======

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2003, 2002, AND 2001
(In thousands)
-----------------------------------------------------------------------------

                                                 2003       2002       2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                  $   5,154  $   4,915  $   1,694
  Adjustments to reconcile net income to
   net cash provided by (used in)
   operating activities:
    Depreciation                                    783        852        895
    Compensation expense related to ESOP          1,094        876        607
    Compensation expense related to MRDP            372        318        267
    Amortization of deferred loan fees             (285)      (215)       (71)
    Provision for loan losses                       321        481        794
    Deferred income taxes                           579         97       (267)
    Amortization and accretion of premiums and
     discounts on investments and loans purchased   416        355        361
    FHLB dividends                                 (412)      (397)      (286)
    Gain on sale of loans                          (352)      (193)         -
   (Gain) loss on sale of premises and equipment     10         (1)         5
    Change in assets and liabilities:
      Accrued interest receivable                   402         64         80
      Other assets                                 (657)      (880)       131
      Accrued expenses and other liabilities         39     (1,646)     1,042
                                              ---------  ---------  ---------

        Net cash provided by (used in) operating
         activities                               7,464      4,626      5,252
                                              ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loan originations                            (121,171)  (122,107)  (103,783)
  Loan principal repayments                     151,138    149,358     92,291
  Loans purchased                               (14,359)   (55,992)   (19,774)
  Loans sold                                     22,002     13,086          -
  Proceeds from maturity of securities
   available for sale                             2,274          -          -
  Principal repayments of securities
   available for sale                            38,386     19,672     10,808
  Purchase of securities available for sale     (62,162)   (44,368)   (17,000)
  Proceeds from sale of securities available
   for sale                                       8,300     28,746     37,841
  Purchases of stock in FHLB                          -     (1,267)      (468)
  Purchase of Bank Owned Life Insurance               -          -    (12,500)
  Purchase of premises and equipment                (46)      (293)    (1,137)
  Proceeds from sale of premises and equipment        -        111          3
                                              ---------  ---------  ---------

        Net cash provided by(used in)
         investing activities                    24,362    (13,054)   (13,719)
                                              ---------  ---------  ---------

                                                                   (Continued)

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2003, 2002, AND 2001
(In thousands)
-----------------------------------------------------------------------------

                                                2003       2002       2001
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deposits, net of withdrawals  $  (6,952) $   2,301 $    16,042
  Change in advances from borrowers for
   taxes and insurance                              1         15        (668)
  Proceeds from FHLB advances                 308,275    803,885   1,080,422
  Repayment of FHLB advances                 (330,875)  (789,910) (1,084,047)
  Payment of cash dividends                    (1,246)    (1,247)     (1,079)
  Stock options exercised                         330        270          63
  Stock repurchased and retired                   (40)    (9,672)       (946)
                                            ---------  --------- -----------

        Net cash provided by(used in)
         financing activities                 (30,507)     5,642       9,787
                                            ---------  --------- -----------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                    1,319     (2,786)      1,320

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR    7,795     10,581       9,261
                                            ---------  --------- -----------

CASH AND CASH EQUIVALENTS, END OF YEAR      $   9,114  $   7,795 $    10,581
                                            =========  ========= ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the year for:
    Interest on deposits and other
     borrowings                             $   8,791 $   12,564 $    14,691
    Income taxes                                1,893      2,745         435
  Noncash investing activities:
    Transfer of loans to real estate owned        217          -          41
    Unrealized gain (loss) on securities
     available for sale, net of tax             1,472       (438)      4,096

See notes to consolidated financial statements.
                                                                   (Concluded)

OREGON TRAIL FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 31, 2003, 2002, AND 2001
-----------------------------------------------------------------------------

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The consolidated financial statements include the accounts of Oregon Trail Financial Corp. and its wholly-owned subsidiary, Pioneer Bank, a Federal Savings Bank (the "Bank"), collectively (the "Company"). Oregon Trail Financial Corp. became the holding company of the Bank upon conversion of the Bank from a federally-chartered mutual savings and loan association to a federally-chartered capital stock savings and loan association on October 3, 1997. All intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations - The Company is engaged in the business of accepting savings and demand deposits and providing mortgage, consumer, and commercial loans, and to a lesser extent, agricultural loans, to its customers in eastern Oregon.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions. These assumptions result in estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all cash on hand and due from banks, all interest-bearing deposits held at domestic banks, and investment securities with a maturity of three months or less at date of acquisition to be cash equivalents.

Securities - The Company accounts for securities in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Securities are classified as held to maturity where the Company has the ability and positive intent to hold them to maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts to maturity. Securities bought and held principally for the purpose of sale in the near term are classified as trading securities and are carried at fair value. There were no trading securities or held to maturity securities at March 31, 2003 and 2002. Securities not classified as trading, or as held to maturity, are classified as available for sale. Unrealized holding gains and losses on securities available for sale are excluded from earnings and are reported net of tax as a separate component of equity until realized. Unrealized losses on securities resulting from an other than temporary decline in fair value are recognized in earnings when incurred. Realized and unrealized gains and losses are determined using the specific identification method.

Federal Home Loan Bank Stock - The Company's investment in Federal Home Loan Bank of Seattle ("FHLB") stock is carried at cost, which approximates its fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding mortgages, total assets or FHLB advances. The Company's minimum investment requirement was approximately $3,502,000, and $4,355,000 at March 31, 2003 and 2002, respectively. The Company may request redemption at par value of any stock in excess of the amount the Company is required to hold. Stock redemptions are granted at the discretion of the FHLB.

Loans Receivable - Loans are stated at unpaid principal less net deferred loan origination fees. Interest income on loans is recognized based on the principal and the stated interest rates and includes the amortization of net deferred loan origination fees based on the level yield method over the contractual life of the loans adjusted on a prospective basis for prepayments and delinquencies. Net deferred loan origination fees on loans held for sale are recognized in earnings when sold. Recognition of interest income is discontinued and accrued interest is reversed when a loan is placed on nonaccrual status. A loan is generally placed on nonaccrual status when the loan becomes contractually past due more than 90 days. Delinquent interest on loans past due 90 days or more is charged off or an allowance is established by a charge to income equal to all interest previously accrued. Interest payments received on nonaccrual loans are applied to principal if collection of principal is doubtful. Loans are removed from nonaccrual status only when the loan is deemed current and collectibility of principal and interest is no longer doubtful.

Loans Held for Sale - To mitigate interest rate sensitivity, from time to time certain fixed rate loans are identified as held for sale in the secondary market. Accordingly, such loans are classified as held for sale in the consolidated balance sheets and are carried at the lower of aggregate cost or net realizable value. At March 31, 2003 loans held for sale totaled $1.1 million. At March 31, 2002 there were no loans held for sale.

Allowance for Loan Losses - Allowances for losses on specific problem loans and real estate owned are charged to earnings when it is determined that the value of these loans and properties, in the judgment of management, is impaired. In addition to specific reserves, the Company also maintains a general allowance for loan losses based on evaluating known and inherent risks in the loan portfolio, including management's continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. The reserve is an estimate based upon factors and trends identified by management at the time financial statements are prepared.

The Company accounts for impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. These statements address the disclosure requirements and allocations of the allowance for loan losses for certain impaired loans. A loan within the scope of these statements is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. Smaller balance homogeneous loans, including single family residential and consumer loans, are excluded from the scope of this statement.

When a loan has been identified as being impaired, the amount of the impairment is measured by using discounted cash flows, except when it is determined that the sole source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, impairment is measured at current fair value of the collateral, reduced by estimated selling costs. When the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and premium or discount), loan impairment is recognized by establishing or adjusting an allocation of the allowance for loan losses. The Company generally considers those loans on a nonaccrual status to be impaired. SFAS No. 114, as amended, does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

Real Estate Owned - Real estate acquired through foreclosure is stated at the lower of cost (principal balance of the former mortgage loan plus costs of obtaining title and possession) or estimated fair value at the time of foreclosure less estimated selling costs. Costs of development and improvement of property are capitalized, and holding costs and market adjustments are charged to expense as incurred.

Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is recognized on the straight-line method over the estimated useful lives of the assets as follows:

     Software                                 3 years
     Furniture and Equipment                  5 to 7 years
     Buildings and Improvements               15 to 39 years

Major renewals and betterments are capitalized and repairs are expensed. Gains or losses from disposals of premises and equipment are reflected in other noninterest expenses.

Income Taxes - The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting For Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Employee Stock Ownership Plan - The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the employee stock ownership plan in the balance sheet. As shares are committed to be released, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations. The Company is allocating the shares ratably over a seven-year period beginning with the first allocation on December 31, 1997.

Management Recognition and Development Plan - The Company sponsors a Management Recognition and Development Plan ("MRDP"). The MRDP is accounted for in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The plan authorizes the grant of common stock shares to certain officers and directors, which vest over a two to six year period in equal installments. The Company recognizes compensation expense based on the fair value of the common stock at the grant date. Granted MRDP shares that have not yet vested are considered to be contingently issuable shares and are only included in diluted earnings per share. When the MRDP shares vest, they are included in basic earnings per share.

Stock-Based Compensation - The Company accounts for stock compensation using the intrinsic value method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under the intrinsic value based method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of stock at grant date over the amount an employee must pay to acquire the stock. Stock options granted by the Company have no intrinsic value at the grant date and, under APB No. 25, there is no compensation expense to be recorded.

SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The fair value approach measures compensation costs based on factors such as the term of the option, the market price at grant date, and the option exercise price, with expense recognized over the vesting period. See Note 14 for further discussion.

Had compensation cost for these awards been determined in accordance with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the years ended March 31, 2003, 2002, and 2001 (dollars in thousands):

                                                2003      2002      2001
Net income:
  As reported                                  $5,154    $4,915    $1,694
  Pro forma                                     5,129     4,644     1,612

Earnings per common share - basic:
  As reported                                  $ 1.78    $ 1.58    $ 0.51
  Pro forma                                      1.77      1.50      0.48

Earnings per common share - diluted:
  As reported                                  $ 1.67    $ 1.52    $ 0.50
  Pro forma                                      1.66      1.44      0.48

Recently Issued Accounting Pronouncements-In July 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Management does not believe that the adoption of this Statement will have a material effect on the Company's consolidated financial statements.

In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." This Statement provides guidance on the accounting for the acquisition of a financial institution, and applies to all acquisitions except those between two or more mutual enterprises. The provisions of this statement provide that the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a business combination represents goodwill that should be accounted for under SFAS No. 142, "Goodwill and Other Intangible Assets." Financial institutions meeting conditions outlined in SFAS No. 147 will be required to restate previously issued financial statements. The Company currently has no goodwill that will be impacted by SFAS No. 147.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN No. 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 is an interpretation of FASB Statements No. 5, 57, and 107 and rescinds FIN No. 35. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has adopted the provisions of FIN No. 45.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. This statement is effective for fiscal years ending after December 15, 2002. The provisions of SFAS No. 148 do not have a material impact on the results of operations or financial condition of the Company.

2.     SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities classified as available for sale at March 31, 2003 and 2002 are summarized as follows (in thousands):

                                               Gross       Gross
                                 Amortized   Unrealized  Unrealized   Fair
                                    Cost        Gains      Losses    Value
March 31, 2003

Available for sale:
  U.S. government and government
   agency obligations            $  9,158     $  256       $   -    $  9,414
  Trust preferred securities        6,833        464        (129)      7,168
  Other Securities                 27,735         11          (9)     27,737
  Mortgage-backed and related
   securities                      50,582      2,312           -      52,894
  Collateralized mortgage
   obligations                     10,623         99           -      10,722
                                 --------     ------       -----    --------
     Total available for sale    $104,931     $3,142       $(138)   $107,935
                                 ========     ======       =====    ========

                                               Gross       Gross
                                 Amortized   Unrealized  Unrealized   Fair
                                    Cost        Gains      Losses    Value
March 31, 2002

Available for sale:
  U.S. government and government
   agency obligations             $11,161     $  234       $(423)    $10,972
  Trust preferred securities        6,881         87        (131)      6,837
  Other Securities                    510          -           -         510
  Mortgage-backed and related
   securities                      58,433      1,171        (248)     59,356
  Collateralized mortgage
   obligations                     14,819          4         (79)     14,744
                                  -------     ------       -----     -------
     Total available for sale     $91,804     $1,496       $(881)    $92,419
                                  =======     ======       =====     =======

The carrying value and fair value of available for sale debt securities at March 31, 2003 with contractual maturity dates are as follows (in thousands):

                                      Amortized Cost    Fair Value
Due in five years or less                 $  2,003       $  2,021
Due after five years through ten years       5,457          5,580
Due after ten years                         69,736         72,597
No contractural maturity                    27,735         27,737
                                          --------       --------
           Total                          $104,931       $107,935
                                          ========       ========

Expected maturities of mortgage-backed and related securities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

Investments and mortgage-backed and related securities totaling $35,774,000 and $41,357,000 were pledged against public funds and other deposits at March 31, 2003 and 2002, respectively.

3.     LOANS RECEIVABLE

Loans receivable are summarized as follows (in thousands):

                                                           March 31,
                                                    ---------------------
                                                     2003           2002
     Mortgage loans:
      One-to-four family                            $ 94,456     $122,950
      Multi-family                                     7,724       10,799
      Commercial                                      30,874       36,397
      Agricultural                                     3,952        3,505
      Construction                                       676        1,255
      Land                                                23           34
                                                    --------     --------

            Total mortgage loans                     137,705      174,940
                                                    --------     --------


     Consumer loans:
       Unsecured                                    $  6,357     $  6,066
       Home equity and second mortgage                12,313       14,039
       Auto loans                                     27,058       28,147
       Credit card                                     1,354        1,174
       Loans secured by savings deposits                 288          502
       Other secured                                   4,174        4,443
                                                    --------     --------

            Total consumer loans                      51,544       54,371
                                                    --------     --------


     Commercial loans:
       Business                                       26,270       24,152
       Agricultural                                   16,294       16,185
                                                    --------     --------

            Total commercial loans                    42,564       40,337
                                                    --------     --------

            Total loans                              231,813      269,648

     Less:
       Net deferred loan fees                          1,365        1,505
       Allowance for loan losses                       2,221        2,280
                                                    --------     --------

     Total loans receivable, net                    $228,227     $265,863
                                                    ========     ========

The weighted average interest rate on loans at March 31, 2003 and 2002 was 7.42% and 7.77%, respectively.

Allowance for loan loss activity is summarized as follows for the years ended March 31, 2003, 2002, and 2001 (in thousands):

                                        2003      2002      2001

Balance, beginning of year             $2,280    $2,098    $1,396
Provision for loan losses                 321       481       794
Charge-offs                              (427)     (341)     (111)
Recoveries                                 47        42        19
                                       ------    ------    ------

                                       $2,221    $2,280    $2,098
                                       ======    ======    ======

At March 31, 2003 and 2002, the Company's recorded investment in loans for which an impairment has been recognized under the guidance of SFAS No. 114 and SFAS No. 118 was $513,000 and $336,000, respectively. The allowance for loan losses in excess of specific reserves is available to absorb losses from all loans, although allocations have been made for certain loan categories as part of management's analysis of the allowance. The average investment in impaired loans was approximately $391,000, $381,000 and $111,000 during the years ended March 31, 2003, 2002, and 2001, respectively.

4.     TRANSACTIONS WITH AFFILIATES

Loans - Certain directors and executive officers of the Company are customers of, and have had transactions with, the Bank in the ordinary course of business. An analysis of activity with respect to loans receivable from directors and executive officers of the Company for the years ended March 31, 2003, 2002, and 2001 is summarized as follows (in thousands):

                                       2003      2002      2001

Beginning balance                    $1,599     $1,245    $1,216
  Additions                              10        734       238
  Reductions                            (70)      (380)     (209)
                                     ------     ------    ------

Ending balance                       $1,539     $1,599    $1,245
                                     ======     ======    ======

At March 31, 2003, all loans to directors and executive officers of the Company were current.

5.     ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows (in thousands):

                                               March 31,
                                           ------------------
                                             2003        2002

Loans receivable                           $1,413      $1,698
Mortgage-backed and related securities        301         394
U.S. government and government agencies       192         216
                                           ------      ------

                                           $1,906      $2,308
                                           ======      ======

6.     PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows (in thousands):

                                         March 31,
                                     -----------------
                                       2003       2002

Land                                 $1,226     $1,226
Buildings and improvements            8,758      8,751
Furniture, fixtures and equipment     4,108      4,137
Construction in process                   -          3
                                    -------    -------

                                     14,092     14,117

Less accumulated depreciation         5,373      4,651
                                    -------    -------

                                    $ 8,719    $ 9,466
                                    =======    =======


7.     DEPOSITS

Savings deposits at March 31 are summarized as follows (dollars in thousands):

                                      2003                  2002
                              -----------------    ------------------
                              Weighted             Weighted
                              Average              Average
                              Interest             Interest
                               Rate     Balance      Rate     Balance

Non-interest bearing            -  %   $ 25,563      -  %    $ 21,878
NOW checking                   0.25      38,637     0.50       35,803
Passbook savings accounts      0.83      20,171     1.41       18,371
Money market deposit           1.13      61,984     1.75       60,685
Time certificates              3.05     102,771     3.96      119,341
                               ----    --------     ----     --------

                               1.65%   $249,126     2.43%    $256,078
                               ====    ========     ====     ========

At March 31, 2003, time certificate maturities are as follows (dollars in thousands):

Within one year                    $ 64,294
One year to two years                16,007
Two years to three years              9,867
Three years to four years             6,422
Four years to five years              5,853
Thereafter                              328
                                   --------

                                   $102,771
                                   ========

The aggregate amount of time certificates with a minimum denomination of $100,000 was $27.4 million and $32.9 million at March 31, 2003 and 2002, respectively. Deposit accounts in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation ("FDIC").

Interest expense on deposits is summarized as follows for the years ended March 31, 2003, 2002, and 2001 (dollars in thousands):

                             2003        2002       2001

NOW checking                $  155      $  314    $   462
Passbook savings accounts      213         311        398
Money market deposit         1,018       1,504      2,213
Time certificates            3,916       6,077      7,502
                            ------      ------    -------

                            $5,302      $8,206    $10,575
                            ======      ======    =======
8.     BORROWINGS

The Bank has entered into borrowing arrangements with the FHLB to borrow funds under a short-term cash management advance program and long-term loan agreements. All borrowings are secured by stock of, and cash deposits in, the FHLB. Additionally, mortgage loans receivable and securities issued, insured, or guaranteed by the U.S. Government or agencies thereof are pledged as security for the loans.

At March 31, 2003, FHLB advances were scheduled to mature as follows (dollars in thousands):

                       Adjustable Rate        Fixed Rate           Total
                          Advances             Advances           Advances
                       ----------------------------------   ----------------
                       Rate*    Amount    Rate*    Amount   Rate*     Amount

Due in less than
 one year              N/A       $  -     5.98%    $32,500   5.98%    $32,500
One to two years       N/A          -     2.32      10,000   2.32      10,000
Three to four years    N/A          -     7.01       7,000   7.01       7,000
Greater than four
 years                 N/A          -     7.08      15,000   7.08      15,000
                      -----      ----     ----     -------   ----     -------

                       N/A       $  -     5.78%    $64,500   5.78%    $64,500
                      =====      ====     ====     =======   ====     =======

* Weighted average interest rate

The maximum and average outstanding balances and average interest rates on advances from the FHLB were as follows for the years ended March 31, 2003, 2002, and 2001 (dollars in thousands):

                                             2003       2002       2001
Maximum outstanding at any month end       $82,725    $109,600   $87,300
Daily average outstanding                   72,681      84,989    75,871
Weighted average interest rates:
  Annual                                      5.30%       5.33%     6.34%
  End of year                                 5.78%       4.75%     6.10%
Interest expense during the year           $ 3,872    $  4,533   $ 4,817

The Bank has a $21.0 million overnight line of credit with Key Bank and a $50.0 million reverse repurchase agreement with Merrill Lynch. At March 31, 2003, there were no outstanding balances in either account.

9.     INCOME TAXES

A reconciliation between federal income taxes computed at the statutory rate and the effective tax rate for the years ended March 31 is as follows:

                                              2003      2002      2001
                                             ------    ------    ------

Federal income taxes at statutory rate        34.0%     34.0%     34.0%
State income taxes at statutory rate, net
 of related federal tax effect                 4.2       3.5       4.4
Officers life insurance                       (3.0)     (3.4)        -
Tax exempt interest                           (1.3)     (1.4)     (6.8)
Tax credit for qualified loans                (0.9)     (1.1)     (5.3)
Other, net                                    (1.5)     (3.5)      1.6
                                              ----      ----      ----

                                              31.5%     28.1%     27.9%
                                              ====      ====      ====

Provision (benefit) for income taxes for the years ended March 31, 2003, 2002, and 2001 is summarized as follows (in thousands):

                                            2003        2002       2001
                                           ------      ------     -----
Current:
  Federal                                  $1,422      $1,473     $ 711
  State                                       370         352       206
                                           ------      ------     -----

        Total current                       1,792       1,825       917
                                           ------      ------     -----

Deferred:
  Federal                                     476          83      (221)
  State                                       103          14       (46)
                                           ------      ------     -----

        Total deferred                        579          97      (267)
                                           ------      ------     -----

        Total provision for income taxes   $2,371      $1,922     $ 650
                                           ======      ======     =====

The components of net deferred tax assets and liabilities at March 31, 2003 and 2002 are summarized as follows (in thousands):

                                                 2003         2002
Deferred tax assets:
  Deferred loan fees                           $     -      $   323
  Allowance for loan losses                        768          792
  Vacation accrual                                 158          137
  Other                                            162          122
                                               -------      -------

        Total gross deferred tax assets          1,088        1,374
                                               -------      -------

Deferred tax liabilities:
  Unrealized gains on securities available
   for sale                                       (626)        (250)
  FHLB stock dividends                          (1,490)      (1,322)
  Accumulated depreciation                         (46)         (76)
  Deferred loan fees                              (155)           -
  Other                                             (2)          (2)
                                               -------      -------

        Total gross deferred tax liabilities    (2,319)      (1,650)
                                               -------      -------

        Net deferred tax liability             $(1,231)     $  (276)
                                               =======      =======

As a result of the bad debt deductions taken in years prior to 1988, retained earnings include accumulated earnings of approximately $2,500,000, on which federal income taxes have not been provided. If, in the future, this portion of retained earnings is used for any purpose other than to absorb losses on loans or on property acquired through foreclosure, federal income taxes may be imposed at the then prevailing corporate tax rates. The Company does not contemplate that such amounts will be used for any purpose which would create a federal income tax liability; therefore, no provision has been made.

10.    SHAREHOLDERS' EQUITY

Oregon Trail Financial Corp. ("OTFC") was incorporated under Oregon law in June 1997 to acquire and hold all of the outstanding capital stock of the Bank, as part of the Bank's conversion from a federally chartered mutual savings and loan association. In connection with the conversion, which was consummated on October 3, 1997, OTFC issued and sold 4,694,875 shares of common stock including the shares allocated to the ESOP (par value of $.01 per share) at a price of $10.00 per share for net total proceeds of $45,729,000, after conversion expenses of $1,220,000.

At the time of conversion, the Company established a liquidation account in an amount equal to its retained earnings as of March 31, 1997, the date of the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible withdrawable account holders who have maintained their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible depositors who have continued to maintain accounts will be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. The Bank may not declare or pay cash dividends if the effect thereof would reduce its regulatory capital below the amount required for the liquidation account.

The Company participates in stock repurchase programs in which it actively repurchases shares of its common stock. The repurchase programs result in a reduction of shares outstanding and reduce equity. A portion of the shares repurchased were used to fund the MRDP and the ESOP. These plans were approved by shareholders in August 1998 and were implemented in October 1998.

Repurchases of the Company's stock which were approved by the Board of Directors and completed by management are summarized as follows:

Month Completed                           Shares       Price

August 1998                               422,539      $15.51
February 1999                             213,666       13.14
July 1999                                 210,299       13.03
October 1999                                6,144       11.31
November 1999                             199,785       12.03
October 2000                                3,508       11.69
December 2000                             179,000       10.71
September 2001                            332,900       15.77
October 2001                                3,233       15.74
November 2001                             151,754       17.52
December 2001                              98,500       18.24
October 2002                                6,239       20.47

Since converting to a stock company, 1,827,567 shares, or 38.9% of shares initially outstanding, have been repurchased.

11.    EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP")

As part of the conversion discussed in Note 10, an ESOP was established for all employees. The ESOP borrowed $3,756,000 from the Company and used the funds to purchase 375,590 shares of the common stock of the Company issued in the conversion. The loan will be repaid by the ESOP Trust over a seven-year period. The loan had an outstanding balance of $1.0 million and $1.6 million at March 31, 2003 and 2002, respectively, at an interest rate of 8.5%. The shares included in the ESOP are held in a suspense account and released to participants quarterly over a seven-year period. Compensation expense is recognized to the extent of the fair value of shares committed to be released. The Company recorded compensation expense related to the ESOP of $1,094,000, $876,000, and $607,000 during the years ended March 31, 2003, 2002, and 2001, respectively.

ESOP share activity is summarized as follows:

                                                        Committed to
                                         Unreleased     be Released
                                         ESOP Shares       Shares

Balance, March 31, 2000                   241,450          131,907
2001 release                              (53,656)          53,656
                                          -------
2001 Distributions                                          (7,388)
                                                           -------

Balance, March 31, 2001                   187,794          178,175
2002 release                              (53,656)          53,656
                                          -------
2002 Distributions                                          (7,384)
                                                           -------

Balance, March 31, 2002                   134,138          224,447
2003 release                              (53,654)          53,654
                                          -------
2003 Distributions                                          (6,941)
                                                           -------

Balance, March 31, 2003                    80,484          271,160
                                          =======          =======

At March 31, 2003, there were 351,644 shares remaining in the ESOP.

12.    MANAGEMENT RECOGNITION AND DEVELOPMENT PLAN ("MRDP")

In May 1998, the Board of Directors approved an MRDP for the benefit of officers and non-employee directors which authorized the grant of 187,795 common stock shares. Shareholders approved the plan in July 1998. Those eligible to receive benefits under the MRDP are determined by members of a committee appointed by the Board of Directors of the Company. MRDP awards vest ratably over a two- to five-year period beginning on the first anniversary of the effective date of the MRDP, or upon the participant's death or disability. The Company recognizes compensation expense based on the fair value of the common stock on the grant date in accordance with the vesting schedule during the years in which the shares are payable. Compensation expense for the years ended March 31, 2003, 2002, and 2001 was $372,000, $318,000, and $267,000,
respectively.  MRDP grants were as follows:

                                       Number of        Grant
        Year Awarded                    Shares          Price

           1999                         147,322        $11.15
           2000                           6,350         11.18
           2001                           7,130         11.72
           2002                           5,500         15.55
           2002                          58,362         16.63
           2003                               -             -

At March 31, 2003, awarded but unvested MRDP shares totaled 67,370.

13.  EARNINGS PER SHARE ("EPS")

EPS is computed in accordance with SFAS No. 128, Earnings Per Share. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted EPS is computed using the treasury stock method, giving effect to potential additional common shares that were outstanding during the period. Potential dilutive common shares include shares awarded but not released under the Company's MRDP Plan and stock options granted under the stock option plan. Shares held by the Company's ESOP that are committed for release are included in the basic and diluted EPS calculations. The following is a summary of the effect of dilutive securities in weighted average number of shares (denominator) for the basic and diluted EPS calculations for the years ended March 31, 2003, 2002, and 2001. There are no resulting adjustments to net income:

                                            2003       2002       2001
Weighted average common shares out-
 standing - basic                        2,902,501   3,104,121  3,331,002
Effect of dilutive securities on number
 of shares:
  MRDP shares                               23,109      23,621     25,723
  Stock options                            155,925     101,339     10,485
                                         ---------   ---------  ---------

Total dilutive securities                  179,034     124,960     36,208

Weighted average common shares out-
 standing - assuming dilution            3,081,535   3,229,081  3,367,210


14.    STOCK OPTION PLAN

In May 1998, the Board of Directors approved a stock option plan for officers, directors, and employees, which authorizes the granting of stock options. Shareholders approved the plan in July 1998. The maximum number of shares which may be issued under this plan is 469,488 with a maximum term of ten years for each option from the date of grant. All awards vest in equal installments over a three- to five-year period, with the exception of 102,368 shares granted in fiscal 2002 which vested immediately upon grant. Unvested options become immediately exercisable in the event of death or disability.

Stock option activity is summarized as follows:

                                                       Weighted
                                            Weighted    Average
                                             Average   Remaining
                                Number of   Exercise  Contractual  Exercisable
                                 Shares       Price      Life        Options

Outstanding, March 31, 2000      287,742      $11.15    8.5 years     80,119

  Granted                         66,251        9.70
  Canceled                       (26,287)      11.15
  Exercised                       (5,592)      11.15
                                 -------      ------
Outstanding, March 31, 2001      322,114      $10.85    7.9 years    120,823

  Granted                        120,626       16.46
  Canceled                          (309)      11.15
  Exercised                      (20,342)      11.18
                                 -------      ------
Outstanding, March 31, 2002      422,089      $12.44    7.7 years    280,277
                                 =======      ======

  Granted                              -           -
  Canceled                             -           -
  Exercised                      (21,758)     $11.76
                                 -------      ------
Outstanding, March 31, 2003      400,331      $12.47    6.4 years    339,852


As of March 31, 2003, outstanding stock options consist of the following:

                                Weighted    Weighted                  Weighted
                                Average     Average                   Average
    Exercise        Options     Exercise    Remaining   Exercisable   Exercise
  Price Range     Outstanding    Price        Life        Options      Price

$ 9.13 - $11.72      282,458     $10.80     5.4 years     234,152     $10.98
$11.73 - $16.63      117,873      16.48     8.6 years     105,700      16.59
                     -------     ------     ---------     -------     ------
Total                400,331     $12.47     6.4 years     339,852     $12.73
                     =======                              =======


Additional Stock Plan Information   As discussed in Note 1, the Company
continues to account for its stock-based awards using the intrinsic value method in accordance with APB No. 25 and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal year 2000. Under

SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                         2003        2002        2001
                                         ----        ----        ----
       Risk-free interest rate            N/A        4.49%       4.64%
       Expected dividend                  N/A        2.42%       2.66%
       Expected lives, in years           N/A        7.9         5.0
       Expected volatility                N/A          14%         21%

The estimated weighted average grant-date fair value of options granted was $3.15 and $1.91 per share for the years ended March 31, 2002, and 2001, respectively. No options were granted in 2003.

15.    REGULATORY MATTERS AND CAPITAL REQUIREMENTS

Regulatory Capital - The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets, of Core capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes that the Bank meets all capital adequacy requirements to which it is subject as of March 31, 2003.

As of March 31, 2003, the most recent notification from the Office of Thrift Supervision ("OTS") categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based and Tier I risk-based ratios as set forth in the table below. There are no conditions or events, since the notification, that management believes have changed the Bank's category.

The Bank's actual and required capital amounts and ratios are presented in the table below (dollars in thousands):

                                                              Categorized as
                                                            "Well Capitalized"
                                                 For              Under
                                          Capital Adequacy  Prompt Corrective
                              Actual          Purposes       Action Provision
                         --------------    --------------    ----------------
As of March 31, 2003     Amount   Ratio    Amount   Ratio     Amount   Ratio

Total Capital
 (To risk weighted
   assets)              $48,327   20.7%   $18,676    8.0%    $23,345   10.0%

Tier I Capital
 (To risk weighted
   assets)              $46,106   19.8%     N/A      N/A     $14,007    6.0%

Core Capital
 (To total assets)      $46,106   12.4%   $14,888    4.0%    $18,610    5.0%

Tangible Capital
 (To tangible assets)   $46,106   12.4%   $ 5,583    1.5%      N/A      N/A

As of March 31, 2002

Total Capital
 (To risk weighted
   assets)              $42,583   16.3%   $20,939    8.0%    $26,174   10.0%

Tier I Capital
 (To risk weighted
   assets)              $40,303   15.4%     N/A      N/A     $15,704    6.0%

Core Capital
 (To total assets)      $40,303   10.2%   $15,823    4.0%    $19,778    5.0%

Tangible Capital
 (To tangible assets)   $40,303   10.2%   $ 5,934    1.5%      N/A      N/A

The following table is a reconciliation of the Bank's capital, calculated according to generally accepted accounting principles, to regulatory tangible and risk-based capital at March 31, 2003 (in thousands):

      Equity                                   $48,082
      Unrealized securities gains               (1,745)
      Equity of non-includable subsidiaries       (161)
      Other intangible assets                      (70)
                                               -------

      Tangible capital                          46,106
      General valuation allowance                2,221
                                               -------

      Total capital                            $48,327
                                               =======

At periodic intervals, the OTS and the FDIC routinely examine the Bank as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Bank's 2003, 2002, and 2001 financial statements. In view of the uncertain regulatory environment in which the Bank operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the accompanying financial statements cannot presently be determined.

16.    EMPLOYEE BENEFIT PLAN

The Company sponsors a contributory defined contribution plan pursuant to
Section 401(k) of the IRC covering substantially all employees. Under the plan, the Company made contributions limited to 3.33% of participating employees' salaries for the years ended March 31, 2003, 2002 and 2001. Contributions and plan administration expenses totaled $124,000, $110,000, and $101,000 for the years ended March 31, 2003, 2002, and 2001, respectively.

17.    COMMITMENTS AND CONTINGENCIES

The Company is a party to certain financial instruments with off-balance sheet risk to meet the financing needs of customers. Commitments to extend credit were $42,467,027 at March 31, 2003, which include fixed rate loan commitments of $4,714,926. The range of interest rates for these loan commitments are 3.25% to 10.00%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates creditworthiness on an individual customer basis. The Bank originates residential real estate loans and, to a lesser extent, commercial, agriculture, and consumer loans. Greater than 75% of all loans in the Bank's portfolio are secured by properties located in communities of eastern Oregon and western Idaho.

The Company is party to litigation arising in the ordinary course of business. In the opinion of management, these actions will not have a material adverse effect, if any, on the Company's financial position, results of operations, or cash flows.

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

A summary of carrying value and estimated fair value of financial instruments is summarized as follows (in thousands):

                                March 31, 2003            March 31, 2002
                             ----------------------    ---------------------
                             Carrying                  Carrying
                              Value      Fair Value     Value     Fair Value
Financial assets:
  Cash and cash equivalents  $  9,114    $  9,114      $  7,795   $  7,795
  Securities                  107,935     107,935        92,419     92,419
  Loans receivable, net of
   allowance for loan losses  228,227     247,921       265,863    278,536
  FHLB stock                    6,727       6,727         6,315      6,315

Financial liabilities:
  Demand and savings
   deposits                   146,355     146,355       136,737    136,737
  Time certificates of
   deposit                    102,771     105,323       119,341    120,489
  FHLB advances                64,500      70,530        87,100     89,664

Financial assets and liabilities other than investment securities are not traded in active markets. Estimated fair values require subjective judgments and are approximate. The above estimates of fair value are not necessarily representative of amounts that could be realized in actual market transactions, nor of the underlying value of the Company. Changes in the following methodologies and assumptions could significantly affect the estimates.

Financial Assets - The estimated fair value approximates the carrying value of cash and cash equivalents. For securities, the fair value is based on quoted market prices. The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made. The fair value of FHLB stock approximates the carrying amount.

Financial Liabilities - The estimated fair value of demand and savings deposits approximates carrying amounts. The fair value of time certificates of deposit and FHLB advances is estimated by discounting the future cash flows using current rates offered on similar instruments. The value of long-term relationships with depositors is not reflected.

Off-Balance Sheet Financial Instruments - Commitments to extend credit represent all off-balance-sheet financial instruments. The fair value of these commitments is not significant. See Note 17 to the consolidated financial statements.

19.    DIRECTORS' PENSION PLAN

The Company established a director emeritus plan (the "Plan") effective February 25, 1997. The purpose of the Plan is to reward and retain directors of experience and ability in key positions of responsibility by providing such directors with a benefit upon their retirement from the Board of Directors, as compensation for their past services to the Bank and as an incentive to perform such services in the future. The Plan is funded through current operations and no assets are specifically identified to fund future benefit payments.

Following are disclosures related to the Plan (in thousands):

                                           2003     2002    2001
Change in benefit obligation:
  Benefit obligation, beginning of year    $ 301   $ 299    $ 303
  Service cost                                 8       8        8
  Interest cost                               23      23       23
  Benefits paid                              (29)    (29)     (35)
                                           -----   -----    -----
  Benefit obligation, end of year          $ 303   $ 301    $ 299
                                           =====   =====    =====

Unrecognized prior service cost            $ 215   $ 237    $ 259
                                           =====   =====    =====
Weighted average assumption -
 discount rate                              6.75%      7%       7%
                                           =====   =====    =====
Components of net periodic benefit cost:
  Service cost                             $   8   $   8    $   8
  Interest cost                               23      23       23
  Amortization of prior service cost          22      22       22
                                           -----   -----    -----
Net periodic benefit cost                  $  53   $  53    $  53
                                           =====   =====    =====

20.    PARENT COMPANY FINANCIAL INFORMATION

The Parent company financial information at March 31, 2003 and 2002 is as follows (in thousands):

                                     2003         2002

Assets:
  Cash                             $ 8,606      $ 7,407
  Investment in subsidiary          48,081       40,972
  Other assets                       3,659        4,520
                                   -------      -------

        Total                      $60,346      $52,899
                                   =======      =======

Liabilities and Shareholders' Equity:
  Other liabilities                $   239      $    76
  Shareholders' equity              60,107       52,823
                                   -------      -------

        Total                      $60,346      $52,899
                                   =======      =======

The statements of income for the years ended March 31, 2003, 2002, and 2001 are as follows (in thousands):

                                             2003       2002       2001
Income:
  Interest on debt securities               $  214     $  139     $    -
                                            ------     ------     ------
        Total income                           214        139          -

Expenses:
  Interest and other expense                   858      1,404        784
                                            ------     ------     ------
        Total expenses                         858      1,404        784
                                            ======     ======     ======

Income(loss) before income taxes and
 equity in undistributed earnings of
 the bank                                     (644)    (1,265)      (784)
Income tax benefit                             247        494        301
                                            ------     ------     ------

Net income before equity in undistributed
 earnings of the bank                         (397)      (771)      (483)

Equity in undistributed earnings of the
 bank                                        5,551      5,686      2,177
                                            ------     ------     ------
        Net income                          $5,154     $4,915     $1,694
                                            ======     ======     ======

The statements of cash flows for the years ended March 31, 2003, 2002, and 2001 are as follows (in thousands):

                                              2003      2002       2001
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                 $5,154    $4,915     $1,694
  Adjustments to reconcile net income to
   cash provided by (used in) operating
   activities:
   Equity in undistributed income of
    subsidiary                               (5,551)   (5,686)    (2,177)
   Compensation expense related to MRDP         372       318        267
   Compensation expense related to ESOP       1,094       876        607
  Change in assets and liabilities:
   Decrease in other assets                    (662)   (1,171)      (295)
   (Increase)decrease in other liabilities     (163)      (59)        46
                                             ------    ------     ------
        Net cash provided by (used in)
         operating activities                   244      (807)       142
                                             ------    ------     ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Dividend received from subsidiary               -    14,000      5,548
                                             ------    ------     ------
        Net cash provided by investing
         activities                               -    14,000      5,548
                                             ------    ------     ------

                                                 2003       2002      2001
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repurchase of common stock                      (40)    (9,672)     (946)
  Proceeds from exercise of stock options         330        270        63
  Investment in subsidiary                      2,111        (97)      409
  Payment of cash dividend                     (1,246)    (1,247)   (1,079)
                                               ------     ------    ------
        Net cash provided by(used in)
         financing activities                   1,155    (10,746)   (1,553)
                                               ------     ------    ------

  Net increase in cash                          1,199      2,447     4,137

  Cash:
    Beginning of year                           7,407      4,960       823
                                               ------     ------    ------

    End of year                                $8,606     $7,407    $4,960
                                               ======     ======    ======

21.    PENDING ACQUISITION

On February 24, 2003, the Company entered into a definitive merger agreement ("Agreement") with FirstBank NW Corp., Lewiston, Idaho ("FirstBank") pursuant to which the Company will be merged into FirstBank NW Corp. The Agreement also provides for the merger of the Bank with and into FirstBank's subsidiary financial institution, FirstBank Northwest. Under the terms of the Agreement, shareholders of the Company may elect to receive either cash or shares of FirstBank common stock in exchange for their shares of Oregon Trail common stock. The aggregate purchase price for the transaction is approximately $74.0 million. Consummation of the merger is subject to approval by FirstBank's and the Company's shareholders and the receipt of all required regulatory approvals. It is anticipated that the transaction will be completed in the fourth quarter of calendar year 2003. The Company incurred $330,000 in expense related to the proposed merger with FirstBank for the year ended March 31, 2003.

                              *   *   *   *   *   *

SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

  Year ended March 31, 2003 (in thousands, except share data):

                            June 30    September 30    December 31   March 31

Total interest income        $6,515       $6,451         $6,218       $5,648
Total interest expense        2,553        2,405          2,213        2,002
                             ------       ------         ------       ------

Net interest income           3,962        4,046          4,005        3,646
Provision for loan losses       143          105             36           38
                             ------       ------         ------       ------

Net interest income after
 provision                    3,819        3,941          3,969        3,608

Noninterest income              850          799            858          944
Noninterest expense           2,709        2,795          2,730        3,028
                             ------       ------         ------       ------

Income before income taxes    1,960        1,945          2,097        1,524
Provision for income taxes      633          670            767          301
                             ------       ------         ------       ------

Net income                   $1,327       $1,275         $1,330       $1,223
                             ======       ======         ======       ======

Basic earnings per share     $ 0.46       $ 0.44         $ 0.45       $ 0.42

Diluted earnings per share   $ 0.44       $ 0.42         $ 0.42       $ 0.39

   Year ended March 31, 2002(in thousands, except share data):

                            June 30    September 30    December 31   March 31

Total interest income        $7,248       $7,322         $6,860       $6,431
Total interest expense        3,785        3,445          2,954        2,555
                             ------       ------         ------       ------

Net interest income           3,463        3,877          3,906        3,876
Provision for loan losses       318           24             (4)         144
                             ------       ------         ------       ------

Net interest income after
 provision                    3,145        3,853          3,910        3,732

Noninterest income            1,019          723            796          942
Noninterest expense           2,732        2,718          2,973        2,861
                             ------       ------         ------       ------

Income before income taxes    1,432        1,858          1,733        1,813
Provision for income taxes      358          525            513          526
                             ------       ------         ------       ------

Net income                   $1,074       $1,333         $1,220       $1,287
                             ======       ======         ======       ======

Basic earnings per share     $ 0.32       $ 0.40         $ 0.42       $ 0.45

Diluted earnings per share   $ 0.31       $ 0.39         $ 0.40       $ 0.43


                                *  *  *  *  *  *

Corporate Information                   Board of Directors

Corporate Headquarters:                 Stephen R. Whittemore
 2055 First Street                      Chairman of the Board
 P.O. Box 786                           Private Investor
 Baker City, OR 97814
 541.523.6327                           John Gentry
                                        President and General Manager,
Subsidiaries                            Gentry Ford Sales, Inc.
 Pioneer Bank, A Federal Savings Bank
                                        Albert H. Durgan
Transfer Agent and Registrar            Retired President, Pioneer Bank
 Registrar & Transfer Company
 10 Commerce Drive                      Edward H. Elms
 Cranford, NJ 07016                     Owner, P&E Distributing Company

Special Counsel                         Charles H. Rouse
 Breyer & Associates PC                 Private Investor and Consultant
 8180 Greensboro Drive, Suite 785
 McLean, VA 22102                       Kevin D. Padrick
                                        Attorney
Annual Meeting of Stockholders
 A date for this year's annual          Stock Listing
 meeting of shareholders has not
 been established by the Board of       Oregon Trail Financial Corp. common
 Directors.                             stock is traded over-the-counter on
                                        the Nasdaq National Market under the
Executive Officers                      symbol "OTFC" since October 3, 1997.
 Berniel L. Maughan, President and CEO  Stockholders of record at March 31,
 Zane L. Lockwood, Executive Vice       2003 totaled 726. This total does not
   President                            reflect the number of persons or
 Jonathan P. McCreary, Vice President   entities who hold stock in nominee or
   and CFO                              "street" name through various
                                        brokerage firms. The following table
Investor Information                    shows the reported high and low sale
                                        prices of the Company's common stock
A copy of the Form 10-K, including      and declared dividends for each
consolidated financial statements,      quarter within the two most recent
as filed with the Securities and        fiscal years.
Exchange Commission, will be furnished                   Sale Price
without charge to stockholders as of                     ----------  Dividends
the record date for voting at the                        High   Low   Declared
annual meeting of stockholders upon                      ----   ---   --------
written request to the Secretary,
Oregon Trail Financial Corp., 2055      Fiscal 2003
First Street, PO Box 786, Baker City,   First quarter  $19.70  $18.45  $0.10
Oregon 97814.                           Second quarter  21.58   17.45   0.10
                                        Third quarter   21.60   20.20   0.11
                                        Fourth quarter  23.10   20.11   0.11

                                        Fiscal 2002
                                        First quarter   14.99   13.94   0.09
                                        Second quarter  16.10   14.52   0.10
                                        Third quarter   18.63   15.48   0.10
                                        Fourth quarter  18.62   17.51   0.10

Offices

www.pioneerbankfsb.com

Administrative Office                       Baker City Branch
2055 First Street                           1990 Washington Avenue
Baker City, Oregon                          Baker City, Oregon
541.523.6327                                541.523.5884

La Grande Branch                            Ontario Branch
1215 Adams Avenue                           225 SW Fourth Avenue
La Grande, Oregon                           Ontario, Oregon
541.963.4126                                541.889.3154

John Day Branch                             Burns Branch
150 West Main Street                        524 West Monroe Street
John Day, Oregon                            Burns, Oregon
541.575.0257                                541.573.2121

Enterprise Branch                           Island City Branch
205 West Main Street                        3106 Island Avenue
Enterprise, Oregon                          La Grande, Oregon
541.426.4529                                541.963.2200

Vale Branch                                 Pendleton Branch
150 Longfellow Street North                 1701 SW Court Avenue
Vale, Oregon                                Pendleton, Oregon
541.473.3831                                541.276.1000

                                   APPENDIX E

              FirstBank NW Corp. 2003 Annual Report to Shareholders

                               FIRSTBANK NW CORP.

                       2003 Annual Report to Stockholders

                                      Index

            Letter to Shareholders                                  1

            Business of the Company                                 3

            Selected Consolidated Financial and Other Data          4

            Management's Discussion and Analysis of
               Financial Condition and Results of Operations        6

            Independent Auditors' Report                           17

            Consolidated Financial Statements                      19

            Notes to Consolidated Financial Statements             26

            Corporate Information                                  59

            Investor Information                                   59

            Board of Directors                                     59

            Stock Listing                                          60

            Offices                                                60

FirstBank Letter to Shareholders

As many in the industry close the books on another year of lackluster earnings, we are pleased and grateful to be able to say that FirstBank has continued its performance record of growth and increased income. By staying focused on our strengths and keeping keen our vision for opportunity, we forged our way through a challenging year of economic hesitancy and declining interest rates and were able to grow both income and assets, which is consistent with our long-term plan to increase shareholder value.

As part of our long-term objective to expand our franchise in growth markets, we opened our Spokane Commercial Loan Production Office in August 2002 contributing significantly to our commercial loan portfolio. The Residential Loan Production Office (LPO) we opened in Boise, Idaho in mid-March 2002 has experienced outstanding loan growth as well and represents over $67 million of our residential loan production for the fiscal year ending March 31, 2003.

Net income for the year ended March 31, 2003 increased 17% to $2.772 million, as compared to income for the year ended March 31, 2002. Net interest income increased by 18% to $10.832 million, a noteworthy performance given the interest rate environment throughout the year. Non-interest income increased from $4.0 million for the twelve-month period ending March 31, 2002 to $4.4 million for the same period ending March 31, 2003.

Our earnings per share grew significantly this year, with diluted EPS of $2.07, a 22% increase over last year. Return on equity increased to 9.49% from 8.47% a year ago. Strategic balance sheet and income growth efforts, our highest priority, resulted in total assets at March 31, 2003 of $332.4 million. The loan portfolio has grown to $257.0 million at March 31, 2003 from $238.1 million at March 31, 2002; a 7.9% increase. Commercial loans represent 43.4%, agricultural loans 10.6%, construction loans 17.2%, consumer loans 10.2%, and residential real estate 18.6%, based on the total portfolio. We continue to make significant progress towards a balance sheet structure typical to commercial banking. Record volumes of loans were produced through our commercial and residential loan centers during fiscal year 2003. Construction lending grew by more than $37 million, boosted by the high volume generated through our new Boise LPO. Our branches have also been successful by growing deposits, an essential factor in funding loan growth. Total branch deposits (excluding brokered deposits) increased 8.0% from $177.1 million at March 31, 2002 to $191.3 million at March 31, 2003. Core checking, money market, and passbook savings accounts grew by $17.8 million.

We expect to see the economy stabilize and begin to grow during the next fiscal year. With that in mind, we must continue to focus on balancing growth, interest rate risk, margin compression, and credit risk in order to meet our profit objectives. In addition to navigating the changing economic environment, our superior sales and service skills, competitive products and outstanding employees will all be put to the test this coming year as we manage the proposed merger of Pioneer Bank into our family.

We are confident that not only will our people and products lead us through a successful merger, but that we have enhanced our strengths through the dedicated staff within the Pioneer Bank franchise. Pioneer's existing customers, as well as potential new customers in those Oregon markets, will soon see that FirstBank really is a bank that fits them JustRight. We will continue to diligently explore all opportunities to grow market share in existing markets and look to new markets that could benefit from our formula of being the bank that's big enough to offer customers all the banking services they need, yet small enough to do it face-to face. At FirstBank, we've come to know that people everywhere really do want and appreciate a bank that fits JustRight.

Sincerely,

/s/ Clyde E. Conklin
Clyde E. Conklin

                             BUSINESS OF THE COMPANY

      FirstBank NW Corp. (formerly known as FirstBank Corp.) ("Company"), a Washington corporation, was organized in Delaware in March of 1997 for the purpose of becoming the holding company for FirstBank Northwest (formerly known as First Federal Bank of Idaho, a Federal Savings Bank) ("Bank") upon the Bank's conversion from a federally chartered mutual to a federally chartered stock savings bank ("Conversion"). The Company completed the Conversion and initial public offering on July 1, 1997 through the sale of 1,983,750 shares of common stock at $10.00 per share. On January 30, 1998, the Bank converted to a Washington chartered savings bank.

      The Bank, founded in 1920, is a Washington-chartered state savings bank located in Lewiston, Idaho. The Bank, which was formed as an Idaho mutual savings and loan association, converted to a federal mutual savings and loan association in 1935 and adopted the federal mutual savings bank charter in 1990. In July 1997, the Bank relocated its main office to Clarkston, Washington and on January 30, 1998 converted to a Washington-chartered savings bank. The Bank is currently regulated by the State of Washington, its primary regulator, and the Federal Deposit Insurance Corporation ("FDIC"), the insurer of its deposits. The Bank's deposits are insured by the FDIC's Savings Association Insurance Fund ("SAIF") and have been federally insured since 1933. The Bank has been a member of the Federal Home Loan Bank ("FHLB") System since 1933.

      The Bank is a community-oriented financial institution, operating in one business segment, that engages primarily in the business of attracting deposits from the general public and using those funds to originate residential mortgage loans, commercial, and agricultural real estate loans within the Bank's market area. The Bank also is active in originating construction, and consumer and other non-real estate loans. The Bank has adopted a mortgage banking strategy pursuant to which it generally sells a majority of the residential mortgage loans it originates.

Selected Financial Data

         The following tables set forth certain information concerning the consolidated financial position and results of operations of the Company at the dates and for the fiscal years indicated.

                                                               At  March 31,
                                                      ------------------------------

FINANCIAL CONDITION DATA:                               2003       2002       2001
                                                      --------   --------   --------
                                                              (In Thousands)

Total assets                                          $332,398   $307,840   $281,062
Loans receivable, net                                  251,805    234,396    216,685
Loans held for sale                                      5,214      3,740      2,466
Cash and cash equivalents                               24,741     24,012     12,805
Investment securities available-for-sale                16,813     12,524     12,568
Mortgage-backed securities held-to-maturity              1,969      2,140      2,335
Mortgage-backed securities available-for-sale            7,649      9,293     17,704
Deposits and securities sold under agreements to
  repurchase                                           214,340    196,123    157,797
Advances from FHLB                                      81,816     79,722     90,917
Stockholders' equity                                    30,064     27,813     27,976



                                                           Year Ended March 31,
                                                      ------------------------------

                                                        2003       2002       2001
                                                      --------   --------   --------
SELECTED OPERATING DATA:                           (In Thousands, except per share data)

Interest income                                       $ 20,575   $ 20,248   $ 20,757
Interest expense                                         8,710      9,992     11,617
                                                      --------   --------   --------
Net interest income                                     11,865     10,256      9,140
Provision for loan losses                                1,033      1,064        303
                                                      --------   --------   --------
Net interest income after provision for loan losses     10,832      9,192      8,837
Non-interest income                                      4,692      4,015      2,594
Non-interest expenses                                   11,699      9,766      8,683
                                                      --------   --------   --------
Income before income tax expense                         3,825      3,441      2,748
Income tax expense                                       1,053      1,065        866
                                                      --------   --------   --------
Net income                                            $  2,772   $  2,376   $  1,882
                                                      ========   ========   ========

Per share data:
  Basic earnings per share                            $   2.15   $   1.76   $   1.34
  Diluted earnings per share                          $   2.07   $   1.70   $   1.30
                                                      ========   ========   ========

Dividends per share                                   $   0.54   $   0.44   $   0.38
                                                      ========   ========   ========

                                                                       At or For the
                                                                    Year Ended March 31,
                                                                 --------------------------

                                                                  2003      2002      2001
                                                                 ------    ------    ------
KEY FINANCIAL RATIOS:
Performance Ratios:
Return on average assets (1)                                       0.87%     0.82%     0.71%
Return on average equity (2)                                       9.49      8.47      7.07
Average equity to average assets (3)                               9.16      9.73     10.00
Total equity to total assets at end of year                        9.04      9.03      9.95
Interest rate spread (4)                                           3.73      3.44      3.21
Net interest margin (5)                                            4.16      3.96      3.83
Average interest-earning assets to average interest-bearing
  liabilities                                                    114.96    114.05    113.10
Non-interest expense as a percent of average assets                3.67      3.39      3.27
Efficiency ratio (6)                                              68.04     66.57     71.82
Dividend payout ratio                                             25.37     25.60     29.19

Equity Ratios:
Tier I capital to average assets                                   8.40      8.79      9.18
Tier I capital to risk-weighted assets                            11.84     12.28     13.52
Total capital to risk-weighted assets                             13.09     13.47     14.45

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans as a percent
  of loans receivable, net                                         0.50      0.25      0.66
Nonperforming assets as a  percent of total assets                 0.55      0.36      0.53
Allowance for loan losses as a percent of total loans
  receivable                                                       1.25      1.06      0.79
Allowance for loan losses as a percent of nonperforming
  loans                                                          272.90    433.67    121.83
Net charge-offs to average outstanding loans                       0.07      0.12      0.07
Allowance for loan losses as a percent of net charge-offs         18.76      9.90     11.80

(1)  Net income divided by average assets.
(2)  Net income divided by average equity.
(3)  Average equity divided by average assets.
(4) Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)  Net interest income as a percentage of average interest-earning assets.
(6) Represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations
----------

General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto.

         Management's discussion and analysis of financial condition and results of operations and other portions of this annual report contain certain "forward-looking statements" concerning the future operations of the Company. Management desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward-looking statements" contained in its Annual Report. The Bank has used "forward-looking statements" to describe future plans and strategies, including expectations of the Company's future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect the results include interest rate trends, the general economic climate in the Company's market area and the country as a whole, the ability of the Company to control costs and expenses, competition and pricing, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward-looking statements," and undue reliance should not be placed on such statements. The Company does not undertake to update any forward-looking statements.

         The profitability of the Company's operations depends primarily on its net interest income, its non-interest income (principally from mortgage banking activities) and its non-interest expense. Net interest income is the difference between the income the Company receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and borrowings. Net interest income is a function of the Company's interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing liabilities. Non-interest income is comprised of income from mortgage banking activities, gain on the occasional sale of assets and miscellaneous fees and income. Mortgage banking generates income from the sale of mortgage loans and from servicing fees on loans serviced for others. The contribution of mortgage banking activities to the Company's results of operations is highly dependent on the demand for loans by borrowers and investors, and therefore the amount of gain on sale of loans may vary significantly from period to period as a result of changes in market interest rates and the local and national economy. The Company's profitability is also affected by the level of non-interest expense. Non-interest expenses include compensation and benefits, occupancy and maintenance expenses, deposit insurance premiums, data servicing expenses, advertising expenses, supplies and postage, and other operating costs. Additional expenses that will be incurred in fiscal year 2004 include merger expenses related to the acquisition of Oregon Trail Financial Corporation, establishing a new branch in Hayden, Idaho during the fourth quarter, data processing conversion to Windows 2000, a new Clarkston, Washington branch and branch refurbishment in Lewiston and Lewiston Orchards, Idaho. The Company's results of operations may be adversely affected during periods of reduced loan demand to the extent that non-interest expenses associated with mortgage banking activities are not reduced commensurate with the decrease in loan originations.

         On February 24, 2003, the Company executed an Agreement and Plan of Reorganization proposing the acquisition of Oregon Trail Financial Corp., Baker City, Oregon ("Oregon Trail"), the unitary savings and loan holding company for Pioneer Bank, a Federal Savings Bank ("Pioneer"). Pursuant to the terms of the Agreement, shareholders of Oregon Trail will be entitled to receive for each share of Oregon Trail common stock either $22.00 in cash or 1.028 shares of the Company's common stock (subject to election and allocation procedures as provided for in the Agreement, which are intended to ensure that in the aggregate, 46% of the Oregon Trail shares will be exchanged for the Company's common stock). In the merger, the Company is expected to issue 1.48 million shares of common stock and approximately $36.5 million in cash, for a transaction value at announcement of approximately $74.0 million. The Agreement provides for the merger of Oregon Trail into the Company and the subsequent merger of Pioneer into the Bank. Following the completion of the acquisition, the Company will be the surviving holding company with 100% ownership of the Bank and the Bank will be the surviving thrift subsidiary. The merger is subject to regulatory approval. The Company will be incurring costs associated with this merger throughout the fiscal year ending 2004.

Critical Accounting Policies

         Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. In particular, we have identified three policies that, due to the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of our financial statements. These policies relate to the valuation of our mortgage servicing rights, the methodology for the determination of our allowance for loan losses and the valuation of real estate held for sale. These policies and the judgments, estimates and assumptions are described in greater detail in the Consolidated Financial Statements included herein. In particular, the "Summary of Accounting Policies" in Note 1 of the Notes to the Consolidated Financial Statements describes generally our accounting policies. We believe that the judgments, estimates and assumptions used in the preparation of our Consolidated Financial Statements are appropriate given the factual circumstances at the time. However, given the sensitivity of our Consolidated Financial Statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition.


Operating Strategy

         The Company's primary goal has been to improve the Company's profitability while maintaining a sound capital position. To accomplish this goal, the Company has employed an operating strategy that includes: (1) originating for its portfolio residential mortgage loans, primarily with adjustable interest rates or with fixed interest rates with terms of 15 years or less, secured by properties located in its primary market area; (2) enhancing net income and controlling interest rate risk by originating fixed-rate residential mortgage loans for sale in the secondary market, as market conditions permit, as a means of generating current income through the recognition of cash gains on loan sales and loan servicing fees; (3) increasing its average yield on interest-earning assets by originating for portfolio higher-yielding construction, commercial real estate, nonresidential commercial and agricultural real estate loans; and (4) controlling asset growth to a level sustainable by the Company's capital position. The Company has adopted a community banking strategy pursuant to which it will expand the products and services it offers within its primary market area in order to improve market share and increase the average yield of its interest-earning assets. Specifically, the Company intends to continue to expand its agricultural real estate and commercial real estate lending activities. The Company also intends to pursue the expansion of its non-mortgage lending activities by increasing its emphasis on originating agricultural operating loans and commercial business loans. These loans offer the Company the opportunity to achieve higher interest rates with shorter terms to maturity than residential mortgage loans but involve greater credit risk. The commercial banking segment of the Bank continues to strengthen its presence by adding experienced loan officers in the Moscow, Coeur d'Alene and Spokane branches. There can be no assurances that the Company will be successful in its efforts to increase its originations of these types of loans. Management anticipates that the Company will incur significant other expenses in connection with the opening of the Hayden, Idaho branch, and as various programs and services, such as its commercial real estate and business lending operations, are expanded. These expenses could reduce earnings for a period of time while income from new programs and services increases to a level sufficient to cover the additional expenses.

Comparison of Financial Condition at March 31, 2002 and March 31, 2003

         Total assets increased $24.6 million, or 8.0%, from $307.8 million at March 31, 2002 to $332.4 million at March 31, 2003. The growth in assets was due to the increase in the loan portfolio and federal funds sold. Net loans receivable increased from $234.4 million at March 31, 2002 to $251.8 million at March 31, 2003. The mix of loans has changed reflecting the Company's community banking strategy. In real estate loans, residential mortgage loans decreased from 25.9% to 18.6% of total loans, construction loans increased from 4.0% to 17.2%, agricultural loans decreased from 6.7% to 5.8% and commercial real estate loans increased from 21.7% in fiscal 2002 to 25.0% in fiscal 2003. In non-real estate loans, home equity lines decreased from 10.3% to 7.3%, agricultural operating lines decreased from 5.1% to 4.8%, commercial business loans decreased from 23.0% to 18.5% and other consumer loans decreased from 3.3% to 2.9% between these periods. Cash and cash equivalents increased from $24.0 million to $24.7 million. This increase was mostly due to a $4.9 million increase in federal funds sold. Available for sale investment securities increased $4.3 million, which includes $3.5 million of purchase of investment securities. Mortgage-backed securities decreased from $11.4 million to $9.6 million. This $1.8 million decrease was primarily due to redemptions or repayments on mortgage-backed securities. Premises and equipment increased $1.7 million primarily due to loan production office additions in Boise, Idaho and Spokane Washington, expansions in the Lewiston Orchards, and a branch construction in Clarkston, Washington.

         Total liabilities increased from $280.0 million at March 31, 2002 to $302.3 million at March 31, 2003. The growth in liabilities was due to deposit growth, which was part of management's focus in fiscal year 2003. Deposits and securities sold under agreements to repurchase increased $18.2 million from $196.1 million at March 31, 2002 to $214.3 million at March 31, 2003. This $18.2 million increase consists of increases in brokered certificates of deposits of $4.0 million, savings accounts of $1.6 million, non-interest bearing checking accounts of $2.4 million, interest bearing checking accounts of $10.6 million, and money market accounts of $3.2 million, and a decrease in certificate of deposit accounts of $3.6 million. FHLB advances increased from $79.7 million at March 31, 2002 to $81.8 million at March 31, 2003.

Comparison of Operating Results for the Years Ended March 31, 2002 and 2003

         General. Net income increased $396,000, from $2.4 million ($1.76 per share - basic, $1.70 per share - diluted) for the year ended March 31, 2002 to $2.8 million ($2.15 per share - basic, $2.07 per share - diluted) for the year ended March 31, 2003. The Company experienced an increase in net interest income and non-interest income in fiscal 2003 compared to fiscal 2002. The increase in non-interest income is mostly attributable to increase in gain on sale of loans. The majority of the non-interest expense increase is due to compensation and related benefits expense.

         Net Interest Income. Net interest income increased $1.6 million, or 15.7%, from $10.3 million for the year ended March 31, 2002 to $11.9 million for the year ended March 31, 2003. The increase is due to the combination of increased loan originations and loans receivable with reduced rates on advances from FHLB and deposits. The yield on interest-earning assets decreased from 7.67% to 7.10% in fiscal years ended March 31, 2002 and 2003. The average balance on interest-earning assets increased from $269.2 million to $296.9 million in fiscal years ended March 31, 2002 and 2003. The yield on interest-bearing liabilities decreased from 4.23% to 3.37% in fiscal years ended March 31, 2002 and 2003, resulting from decreases in rates paid to deposit holders and advances from FHLB. The average balance on interest-earning liabilities decreased from $236.1 million to $258.2 million in fiscal years ended March 31, 2002 and 2003. The Company's interest rate spread between the yield on interest-earning assets and the rate paid on interest-bearing liabilities increased from 3.44% for fiscal 2002 to 3.73% for fiscal 2003.

         Total interest income increased $327,000 from $20.2 million for the year ended March 31, 2002 to $20.6 million for the year ended March 31, 2003. Interest income on loans receivable and loans held for sale increased $313,000, or 1.7%, from $17.9 million for fiscal 2002 to $18.2 million for fiscal 2003. The average balance on loans receivable and loans held for sale increased from $224.9 million to $249.9 million in fiscal years ended March 31, 2002 and 2003. The yield on loans receivable and loans held for sale decreased from 7.97% to 7.32% in fiscal years ended March 31, 2002 and 2003. Interest income on mortgage-backed securities decreased $198,000 from fiscal 2002 to fiscal 2003 primarily as a result from redemptions on mortgage-backed securities in during the fiscal 2003. The average balance on mortgage-backed securities decreased from $14.0 million to $10.8 million in fiscal years ended March 31, 2002 and 2003. The yield on mortgage-backed securities increased from 6.6% to 6.73% in fiscal years ended March 31, 2002 and 2003.

         Interest expense decreased by $1.3 million, from $10.0 million for the year ended March 31, 2002 to $8.7 million for the year ended March 31, 2003. Interest expense on deposits decreased $1.0 million, or 18.0%, from fiscal 2002 to fiscal 2003. The average balance of deposits increased $23.3 million from $152.6 million for fiscal 2002 to $175.9 million for fiscal 2003. The average rate paid on deposits decreased from 3.71% to 2.64% for fiscal years ended March 31, 2002 and 2003. Interest expense on advances from FHLB and other borrowings decreased $0.2 million from $4.3 million in fiscal 2002 to $4.1 million in fiscal 2003. The average balance on advances from FHLB and other borrowings decreased from $83.4 million for fiscal 2002 to $82.3 million for fiscal 2003. The average yield on advances from FHLB and other borrowings in fiscal year ended March 31, 2003 was 4.94% and 5.19% in fiscal year ended March 31, 2002.

         The net interest margin increased 20 basis points from 3.96% in fiscal 2002 to 4.16% in fiscal 2003. This increase was due to an increase in the average balance on the commercial, construction, and agricultural loan portfolio, an increase in the average balance of deposits with a lower yield than fiscal year 2002, and a lower average balance on advances from FHLB and other borrowings with a lower yield than fiscal year 2002.

         Provision for Loan Losses. The provision for loan losses was $1.1 million for the year ended March 31, 2002 compared to $1.0 million for the year ended March 31, 2003. The Company's allowance for loan losses was $3.4 million or 1.25% of total loans receivable, at March 31, 2003, compared to $2.6 million, or 1.06% of total loans receivable, at March 31, 2002. The allowance for loan losses increased 33.2% from the prior year, which consists of an increase in construction, agricultural, and commercial allowance for loan losses of 38.6% and a decrease in residential, consumer, and other loans allowance for loan losses of 5.4%. Net loan charge-offs decreased from $259,000 during fiscal 2002 to $182,000 during fiscal 2003, 0.07% of average outstanding loans for the year.

         Non-interest Income. The following table summarizes the components of non-interest income for the fiscal years ended March 31, 2003 and 2002.


                                                          2003       2002
                                                        --------   --------
                                                           (In Thousands)

     Gain on sale of loans                              $  2,434   $  1,782
     Gain on sale of securities, net                          --        194
     Mortgage servicing fees                                 184        243
     Service fees and charges                              1,913      1,671
     Commissions and other                                   161        125
                                                        --------   --------
        Total non-interest income                       $  4,692   $  4,015
                                                        ========   ========

Total non-interest income increased $677,000, or 16.9%, from fiscal 2002 to fiscal 2003. Income on gain on sale of loans increased $652,000, or 36.6%, from fiscal 2003 to fiscal 2002 because of a larger volume of sold loans that were originated during the year. Service fees and charges increased $242,000 due to fees charged on checking accounts, visa check cards, automatic teller machine fees, and merchant bank cards offered at the end of fiscal year 2003.

         Non-interest Expense. Total non-interest expense increased $1.9 million, or 19.4%, from $9.8 million for the year ended March 31, 2002 to $11.7 million for the year ended March 31, 2003. Compensation and related benefits increased $1.1 million, or 19.2%, from fiscal 2002 to fiscal 2003. This increase in compensation and related benefits was a result of opening loan production offices in Boise, Idaho and Spokane, Washington during fiscal year 2003, and additional compensation and related expenses from the 12.3% increase in the average number of full-time equivalent employees from 122 in fiscal year 2002 to 137 in fiscal year 2003. Compensation and related benefits from the Boise and Spokane loan production offices increased $572,000. Insurance benefits increased $111,000. Employee related taxes increased $96,000 for the fiscal year 2003 over fiscal year 2002. Occupancy expense increased $51,000 due to opening the Boise and Spokane loan production offices in fiscal year 2003. Impairment on mortgage servicing rights increased to $306,000. Bankcard and visa card expenses increased $125,000, which is a result of increased utilization. Bankcard and visa card income increased $142,000. Data processing increased $88,000, supplies increased $35,000, checking account charges increased $30,000, and consulting expense increased $22,000. All other non-interest expenses remained relatively consistent between fiscal years 2002 and 2003.

         Income Taxes. Income taxes were $1.1 million for the year ended March 31, 2003 and 2002. The effective tax rates for the years ended March 31, 2003 and 2002 were 27.53% and 30.94%, respectively. The decrease in the effective tax rates is due to the permanent tax difference of bank owned life insurance.

Average Balances, Interest and Average Yields/Cost

         The following table sets forth certain information for the years indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average tax effected yields and costs. Such yields and costs for the years indicated are derived by dividing tax effected income or expense by the average daily balance of assets or liabilities, respectively, for the years presented.

                                                                        Years Ended March 31,
                                 ---------------------------------------------------------------------------------------------------
                                              2003                              2002                              2001
                                 -------------------------------   -------------------------------   -------------------------------
                                             Interest    Average               Interest    Average               Interest    Average
                                  Average       and      Yield/     Average       and      Yield/     Average       and      Yield/
                                  Balance    Dividends    Cost      Balance    Dividends    Cost      Balance    Dividends    Cost
                                 ---------   ---------   ------    ---------   ---------   ------    ---------   ---------   ------
                                                                       (Dollars in Thousands)
Interest-earning assets (1):
Loans receivable:
Mortgage loans receivable        $  55,975   $   4,160     7.43%   $  67,231   $   5,147     7.66%   $  70,133   $   5,555     7.92%
Commercial loans receivable        109,559       7,361     6.77       87,022       6,658     7.74       66,492       6,106     9.35
Construction loans receivable       19,750       1,717     8.69        6,659         692    10.39        5,485         581    10.59
Consumer loans receivable           31,085       2,558     8.23       34,657       2,917     8.42       34,677       3,097     8.93
Agricultural loans receivable       30,894       2,077     6.72       27,748       2,238     8.07       27,258       2,542     9.33
Unearned loan fees and
  discounts and allowance
  for loan losses                   (3,814)         --       --       (2,659)         --       --       (2,095)         --       --
                                 ---------   ---------   ------    ---------   ---------   ------    ---------   ---------   ------
Loans receivable, net              243,449      17,873     7.37      220,658      17,652     8.03      201,950      18,026     8.87
Loans held for sale                  6,483         360     5.55        4,195         268     6.39        2,496         145     5.81
Mortgage-backed securities          10,832         729     6.73       14,036         927     6.60       20,279       1,439     7.10
Investment securities               14,554         692     6.62       12,448         611     6.84       11,901         614     7.19
Other earning assets                21,540         921     5.03       17,886         789     4.89       11,479         678     5.91
                                 ---------   ---------             ---------   ---------             ---------   ---------
Total interest-earning assets      296,858      20,575     7.10      269,223      20,247     7.67      248,105      20,757     8.51
                                             ---------                         ---------                         ---------
Non-interest-earning assets         21,880                            19,110                            17,802
                                 ---------                         ---------                         ---------
Total assets                     $ 318,738                         $ 288,333                         $ 265,907
                                 =========                         =========                         =========

Interest-earning liabilities:
Passbook, NOW and money
  market accounts                $  67,522         534     0.79    $  53,960         916     1.70    $  46,945       1,186     2.53
Certificates of deposit            108,406       4,109     3.79       98,701       4,747     4.81       83,670       4,823     5.76
                                 ---------   ---------             ---------   ---------             ---------   ---------
Total deposits                     175,928       4,643     2.64      152,661       5,663     3.71      130,615       6,009     4.60
Advances from FHLB and
  other                             82,292       4,067     4.94       83,395       4,328     5.19       88,747       5,608     6.32
                                 ---------   ---------             ---------   ---------             ---------   ---------
Total interest-bearing
  liabilities                      258,220       8,710     3.37      236,056       9,991     4.23      219,362      11,617     5.30
                                             ---------                         ---------                         ---------
Total non-interest-bearing
  deposits                          26,140                            19,752                            16,541
Non-interest-bearing
  liabilities                        5,169                             4,467                             3,408
                                 ---------                         ---------                         ---------
Total liabilities                  289,529                           260,275                           239,311
Total stockholders' equity          29,209                            28,058                            26,596
                                 ---------                         ---------                         ---------

Total liabilities and
  total stockholders' equity     $ 318,738                         $ 288,333                         $ 265,907
                                 =========                         =========                         =========


Net interest income                          $  11,865                         $  10,256                         $   9,140
                                             =========                         =========                         =========

Interest rate spread                                       3.73%                             3.44%                             3.21%
                                                         ======                            ======                            ======
Net interest margin                               4.16%                             3.96%                             3.83%
                                             =========                         =========                         =========
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                  114.96%                           114.05%                           113.10%
                                             =========                         =========                         =========

(1)  Does not include interest on loans 90 days or more past due.

Rate/Volume Analysis

         The following table sets forth the effects of changing rates and volumes on the interest income and interest expense of the Company. Information is provided with respect to: (i) effects attributable to changes in rate (changes in rate multiplied by prior volume); (ii) effects attributable to changes in volume (changes in volume multiplied by prior rate); (iii) effects attributable to changes in rate/volume (changes in rate multiplied by changes in volume); and (iv) the net change (the sum of the prior columns).

                                             Year Ended March 31, 2003                       Year Ended March 31, 2002
                                              Compared to Year Ended                          Compared to Year Ended
                                                  March 31, 2002                                  March 31, 2001
                                   --------------------------------------------    --------------------------------------------
                                            Increase (Decrease) Due to                      Increase (Decrease) Due to
                                   --------------------------------------------    --------------------------------------------
                                                             Rate/                                           Rate/
                                     Rate       Volume      Volume        Net        Rate       Volume      Volume        Net
                                   --------    --------    --------    --------    --------    --------    --------    --------
                                                                          (In Thousands)
Interest-earning assets:
Loans receivable (1)               $ (1,452)   $  1,823    $   (150)   $    221    $ (1,717)   $  1,698    $   (163)   $   (182)
Loans held for sale                     (35)        146         (19)         92         (15)        101         (10)         76
Mortgage-backed securities               18        (212)         (4)       (198)       (100)       (443)         31        (512)
Investment securities                   (19)        103          (3)         81         (30)         28          (1)         (3)
Other earning assets                    (24)        161          (5)        132        (172)        379         (96)        111
                                   --------    --------    --------    --------    --------    --------    --------    --------

Total net change in income
 on interest-earning assets          (1,512)      2,021        (181)        328      (2,034)      1,763        (239)       (510)
                                   --------    --------    --------    --------    --------    --------    --------    --------

Interest-bearing liabilities:
 Passbook, NOW and money
  market accounts                      (489)        230        (123)       (382)       (108)       (178)         16        (270)
Certificates of deposit              (1,006)        467         (99)       (638)       (799)        866        (143)        (76)
FHLB advances and other                (206)        (57)          3        (260)     (1,002)       (338)         60      (1,280)
                                   --------    --------    --------    --------    --------    --------    --------    --------

Total net change in expense
 on interest-bearing liabilities     (1,701)        640        (219)     (1,280)     (1,909)        350         (67)     (1,626)
                                   --------    --------    --------    --------    --------    --------    --------    --------

Net increase (decrease) in net
 interest income                   $    189    $  1,381    $     38    $  1,608    $   (125)   $  1,413    $   (172)   $  1,116
                                   ========    ========    ========    ========    ========    ========    ========    ========

(1)  Does not include interest on loans 90 days or more past due.

Asset and Liability Management

         The Company's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating interest rates. The Company has sought to reduce exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Company's interest-earning assets by retaining for its portfolio shorter term loans and loans with interest rates subject to periodic adjustment to market conditions and by selling substantially all of its longer term, fixed-rate residential mortgage loans. The Company has historically relied on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Company promotes non-interest-bearing transaction accounts and certificates of deposit with longer maturities (up to five years) to reduce the interest sensitivity of its interest-bearing liabilities.

Market Risk

         Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The on-going monitoring and management of the risk is an important component of the Company's asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee ("ALCO"). In this capacity, ALCO develops guidelines and strategies impacting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

Interest Rate Risk

         Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change the interest income and expense streams associated with the Company's financial instruments also change thereby impacting net interest income ("NII"), the primary component of the Company's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling two-year and five-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

         The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Company's balance sheet as well as for off-balance-sheet derivative financial instruments, if any. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of March 31, 2003 and 2002 as compared to the 10.00% Board approved policy limit.

     March 31, 2003:           -100 BP             Flat            +200 BP
                              ---------            ----            -------
                                          (Dollars in Thousands)
     Year 1 NII               $ 11,376           $ 11,856          $ 12,656
     NII $ Change                 (480)                --               800
     NII % Change                -4.05%                --              6.75%


     March 31, 2002:           -100 BP             Flat            +200 BP
                              --------             ----            -------
                                          (Dollars in Thousands)
     Year 1 NII               $ 11,317           $ 11,549          $ 11,851
     NII $ Change                 (232)                --               302
     NII % Change                -2.01%                --              2.61%

         The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected future operating results. These hypothetical estimates are based upon numerous assumptions including the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cash flows, and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

         Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

Liquidity and Capital Resources

         The Company's primary recurring sources of funds are customer deposits, proceeds from principal and interest payments on loans, proceeds from sales of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         The Company must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At March 31, 2003, cash and cash equivalents totaled $24.7 million, or 7.4% of total assets. In addition, the Company maintains a credit facility with the FHLB-Seattle, which provides for immediately available advances. Advances under this credit facility totaled $81.8 million at March 31, 2003. The Bank also maintains additional credit with Wells Fargo Bank with available funds totaling $10.0 million. There were no outstanding advances under this facility at March 31, 2003.

         The primary investing activity of the Company is the origination of mortgage loans. During the years ended March 31, 2002 and 2003, the Company originated loans in the amounts of $234.5 million and $334.7 million, respectively. At March 31, 2003, the Company had loan commitments totaling $59.0 million, undisbursed lines of credit totaling $46.4 million, credit card available balances of $4.7 million and undisbursed loans in process totaling $16.7 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from March 31, 2003 totaled $46.4 million. Historically, the Company has been able to retain a significant amount of its deposits as they mature. In addition, management of the Company believes that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

         The Bank is required to maintain specific amounts of capital pursuant to the FDIC and the State of Washington requirements. As of March 31, 2003, the Bank was in compliance with all regulatory capital requirements which were effective as of such date with Tier 1 Capital to average assets, Tier 1 Capital to risk-weighted assets and total capital to risk-weighted assets of 8.4%, 11.8%, and 13.1%, respectively. For a detailed discussion of regulatory capital requirements, see "Regulation -- State Regulation and Supervision" and "-- Capital Requirements."

Impact of New Accounting Standards

         In June 2001, Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses the accounting for legal obligations associated with the retirement of tangible long-lived assets. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation shall be recognized in the period in which the obligation is incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Company's adoption of SFAS No. 143 will not have a material effect on the Company's financial position or results of operations.

         In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. The Company's adoption of SFAS No. 145 did not have a material impact on the Company's financial position or results of operations.

         In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146, addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Costs Incurred in a Restructuring)". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company's adoption of SFAS No. 146 will not have a material impact on the Company's financial position or results of operations.

         In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statement Nos. 72 and 144 and FASB Interpretation No. 9". SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets". In addition, this statement amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit card holder intangible assets. The provisions of this statement were effective on October 1, 2002. The Company's adoption of SFAS No. 147 did not have a material impact on the Company's financial position or results of operations.

         In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123". SFAS No. 148 provides alternative methods of transition for a voluntary change in the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Company's adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations. The Company has elected to continue recognizing employee stock options under APB No. 25, as permitted by this statement. In addition, the disclosures in the Company's financial statements reflect the guidance provided by SFAS No. 148.

         In November 2002, the FASB issued Interpretation No. 45 (FIN), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002, and adoption of disclosure requirements is effective for the Company in the current year. The adopting of FIN 45 did not have material impact on the Company's financial position or results of operations.

         In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective prospectively for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The Company believes that the adoption of SFAS No. 149 will not have a material impact on the Company's financial position or results of operations.

Effect of Inflation and Changing Prices

         The consolidated financial statements and related financial data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

To the Board of Directors and Stockholders
FirstBank NW Corp. and Subsidiaries
Clarkston, Washington

We have audited the accompanying consolidated statement of financial condition of FirstBank NW Corp. and Subsidiaries as of March 31, 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstBank NW Corp. and Subsidiaries as of March 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ BDO Seidman, LLP


April 18, 2002

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
FirstBank NW Corp. and Subsidiaries
Clarkston, Washington


We have audited the accompanying consolidated statement of financial condition of FirstBank NW Corp. and subsidiaries as of March 31, 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstBank NW Corp. and subsidiaries as of March 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP

Spokane, Washington
April 18, 2003

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------
--------------------------------------------------------------------------------------------


                                           ASSETS

                                                                          March 31,
                                                                 ---------------------------
                                                                     2003           2002
                                                                 ------------   ------------

Cash and cash equivalents:
  Noninterest-bearing cash deposits                              $  9,378,650   $ 10,841,708
  Interest-bearing cash deposits                                      643,154      3,318,476
  Federal funds sold                                               14,718,971      9,851,718
                                                                 ------------   ------------

    Total cash and cash equivalents                                24,740,775     24,011,902

Investment securities available for sale                           16,812,845     12,523,641
Mortgage-backed securities:
  Held to maturity                                                  1,969,138      2,140,478
  Available for sale                                                7,649,066      9,292,604
Loans held for sale                                                 5,214,077      3,740,302
Loans receivable, net of allowance for loan losses of
  $3,414,262 in 2003 and $2,562,757 in 2002                       251,804,620    234,395,856
Accrued interest receivable                                         1,882,060      1,913,222
Equity securities, at cost                                          5,730,675      5,379,875
Premises and equipment, net                                         7,210,040      5,506,770
Bank-owned and cash surrender value of life insurance policies      7,272,489      6,849,783
Mortgage servicing rights                                             825,814      1,016,953
Other assets                                                        1,286,400      1,069,058
                                                                 ------------   ------------


    TOTAL ASSETS                                                 $332,397,999   $307,840,444
                                                                 ============   ============

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------
--------------------------------------------------------------------------------------------


                            LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          March 31,
                                                                 ---------------------------
                                                                     2003           2002
                                                                 ------------   ------------

LIABILITIES
  Deposits                                                       $203,189,041   $188,857,060
  Securities sold under agreements to repurchase                   11,150,956      7,265,454
  Advances from borrowers for taxes and insurance                   1,191,545      1,395,685
  Advances from Federal Home Loan Bank                             81,816,228     79,722,443
  Deferred income taxes                                               453,539        185,000
  Accrued expense and other liabilities                             4,532,586      2,602,118
                                                                 ------------   ------------

    TOTAL LIABILITIES                                             302,333,895    280,027,760
                                                                 ------------   ------------

STOCKHOLDERS' EQUITY
  Common stock, $0.01 par value, 5,000,000 shares authorized,
    1,380,992 and 1,440,072 shares issued, 1,278,531 and
    1,314,304 shares outstanding                                       13,810         14,400
  Additional paid-in capital                                        9,842,120     10,842,691
  Unearned ESOP shares                                               (884,020)      (969,580)
  Deferred compensation                                              (156,659)      (393,020)
  Retained earnings, substantially restricted                      20,213,669     18,144,686
  Accumulated other comprehensive income                            1,035,184        173,507
                                                                 ------------   ------------

    TOTAL STOCKHOLDERS' EQUITY                                     30,064,104     27,812,684
                                                                 ------------   ------------

    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                                                     $332,397,999   $307,840,444
                                                                 ============   ============


See accompanying notes.                E-20
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
----------------------------------------------------------------------------------------

                                                                Year Ended March 31,
                                                            ----------------------------
                                                                2003            2002
                                                            ------------    ------------
Interest income:
  Loans receivable                                          $ 18,232,984    $ 17,920,163
  Mortgage-backed securities                                     729,474         927,190
  Investment securities                                          691,624         610,944
  Other interest earning assets                                  921,035         789,264
                                                            ------------    ------------
     Total interest income                                    20,575,117      20,247,561
                                                            ------------    ------------
Interest expense:
Deposits                                                       4,515,090       5,522,263
Advances from Federal Home Loan Bank and other borrowings      4,067,310       4,327,952
Securities sold under agreement store purchase                   128,099         141,421
                                                            ------------    ------------
     Total interest expense                                    8,710,499       9,991,636
                                                            ------------    ------------
     Net interest income                                      11,864,618      10,255,925
Provision for loan losses                                     (1,033,068)     (1,063,920)
                                                            ------------    ------------
     Net interest income after provision for loan losses      10,831,550       9,192,005
                                                            ------------    ------------
Noninterest income:
  Gain on sale of loans                                        2,434,387       1,781,782
  Service fees and charges                                     2,097,335       1,914,044
  Commissions and other                                          161,067         319,081
                                                            ------------    ------------
     Total noninterest income                                  4,692,789       4,014,907
                                                            ------------    ------------
Noninterest expenses:
  Compensation and related benefits                            7,056,566       5,922,109
  Occupancy                                                    1,259,685       1,209,182
  Supplies and postage                                           385,211         343,885
  Data processing                                                446,592         358,611
  Professional fees                                              232,973         219,010
  Advertising                                                    308,828         287,281
  Travel and meals                                               135,281         113,451
  Impairment of mortgage servicing rights                        306,290              --
  Debit and credit card expense                                  485,475         360,734
  Telephone                                                      191,895         175,899
  Insurance                                                      160,288         132,614
  Other                                                          729,720         643,400
                                                            ------------    ------------
     Total noninterest expense                                11,698,804       9,766,176
                                                            ------------    ------------
     Income before income tax expense                          3,825,535       3,440,736
Income tax expense                                             1,053,129       1,064,440
                                                            ------------    ------------
     NET INCOME                                             $  2,772,406    $  2,376,296
                                                            ============    ============
Basic earnings per share                                    $       2.15    $       1.76
                                                            ============    ============
Diluted earnings per share                                  $       2.07    $       1.70
                                                            ============    ============
Weighted average common shares outstanding-basic               1,287,967       1,351,705
                                                            ============    ============
Weighted average common shares outstanding-diluted             1,341,111       1,400,658
                                                            ============    ============

See accompanying notes.                 E-21
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
-----------------------------------------------
-----------------------------------------------------------------------------------


                                                           Year Ended March 31,
                                                       ----------------------------
                                                           2003            2002
                                                       ------------    ------------

Net income                                             $  2,772,406    $  2,376,296
                                                       ------------    ------------
Other comprehensive income (loss):
  Net change in unrealized gain (loss) on securities
    available for sale                                    1,172,364        (703,083)
  Less deferred income tax (benefit) provision             (460,504)        276,258
  Net change in unrealized gain on cash flow hedge          246,734              --
  Less deferred income tax benefit                          (96,917)             --
                                                       ------------    ------------

      Net other comprehensive income (loss)                 861,677        (426,825)
                                                       ------------    ------------

      COMPREHENSIVE INCOME                             $  3,634,083    $  1,949,471
                                                       ============    ============


See accompanying notes.                 E-22
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


                                                                                               Retained    Accumulated
                                                                                               Earnings       Other
                                   Common Stock        Additional     Unearned                   Sub-        Compre-      Total
                             ------------------------    Paid-In        ESOP      Deferred    stantially     hensive   Stockholders'
                                Shares       Amount      Capital       Shares   Compensation  Restricted   Income(Loss)   Equity
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

Balance, March 31, 2001        1,550,633  $    15,506  $12,666,185  $(1,053,130) $  (629,381) $16,376,831  $   600,332  $27,976,343
  Repurchase of common stock    (114,761)      (1,148)  (1,936,676)          --           --           --           --   (1,937,824)
  Amortization of deferred
    compensation                      --           --           --           --      236,361           --           --      236,361
  Dividends paid                      --           --           --           --           --     (608,441)          --     (608,441)
  Net change in unrealized
    loss on securities
    available for sale,
    net of tax                        --           --           --           --           --           --     (426,825)    (426,825)
  ESOP shares released                --           --       46,822       83,550           --           --           --      130,372
  Stock issued from the
    exercise of stock
    option                         4,200           42       66,360           --           --           --           --       66,402
  Net income                          --           --           --           --           --    2,376,296           --    2,376,296
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balance, March 31, 2002        1,440,072       14,400   10,842,691     (969,580)    (393,020)  18,144,686      173,507   27,812,684
  Repurchase of common stock     (63,280)        (632)  (1,149,053)          --           --           --           --   (1,149,685)
  Amortization of deferred
    compensation                      --           --           --           --      236,361           --           --      236,361
  Dividends paid                      --           --           --           --           --     (703,423)          --     (703,423)
  Net change in unrealized
    gain on securities
    available for sale,
    net of tax                        --           --           --           --           --           --      711,860      711,860
  Net change in unrealized
    gain on cash flow hedge,
    net of tax                        --           --           --           --           --           --      149,817      149,817
  ESOP shares released                --           --       82,122       85,560           --           --           --      167,682
  Stock issued from the
    exercise of stock option       4,200           42       66,360           --           --           --           --       66,402
  Net income                          --           --           --           --           --    2,772,406           --    2,772,406
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balance, March 31, 2003        1,380,992  $    13,810  $ 9,842,120  $  (884,020) $  (156,659) $20,213,669  $ 1,035,184  $30,064,104
                             ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========


See accompanying notes.                 E-23
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
---------------------------------------------------------------------------------------------------------

                                                                                 Year Ended March 31,
                                                                           ------------------------------
                                                                                 2003             2002
                                                                           -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                $   2,772,406    $   2,376,296
 Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation                                                                  622,033          668,720
   Amortization (accretion) of securities, net                                   (42,510)           5,013
   Provision for loan losses                                                   1,033,068        1,063,920
   Gain on sale of loans held for sale                                        (2,434,387)      (1,781,782)
   Proceeds from sale of loans held for sale                                 148,810,682       92,943,745
   Originations of loans held for sale                                      (147,850,070)     (92,435,963)
   Other gains, net                                                               (6,657)        (195,155)
   Deferred income taxes                                                        (446,561)        (310,742)
   Federal Home Loan Bank stock dividends                                       (350,800)        (348,000)
   Deferred compensation expense                                                 438,830          370,981
   ESOP compensation expense                                                     167,682          130,372
   Impairment of mortgage servicing rights                                       306,290               --
   Changes in assets and liabilities:
     Accrued interest receivable and other assets                               (320,516)          38,861
     Income taxes receivable                                                     118,083           81,549
     Accrued expenses and other liabilities                                    1,727,999          268,334
                                                                           -------------    -------------

     Net cash provided by operating activities                                 4,545,572        2,876,149
                                                                           -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of mortgage-backed
   securities available for sale                                               2,105,665        2,940,792
 Proceeds from sale of mortgage-backed securities
   available for sale                                                                 --        5,271,715
 Purchases of investment securities available for sale                        (3,530,186)      (1,382,393)
 Proceeds from sale of investment securities available for sale                       --        1,119,268
 Proceeds from maturities of mortgage-backed securities held to maturity         165,069          188,267
 Other net change in loans receivable                                        (18,513,710)     (19,337,708)
 Purchases of premises and equipment                                          (2,325,303)        (187,394)
 Net increase in bank-owned and cash surrender value of life insurance          (422,706)        (185,287)
 Purchase of bank-owned life insurance                                                --       (4,920,039)
 Proceeds from disposition of assets                                               1,800          177,681
 Proceeds from the sale of foreclosed assets                                     382,250               --
                                                                           -------------    -------------

     Net cash used by investing activities                                   (22,137,121)     (16,315,098)
                                                                           -------------    -------------


See accompanying notes.                 E-24
--------------------------------------------------------------------------------

FIRSTBANK NW CORP. AND SUBSIDIARIES
-----------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
------------------------------------------------------------------------------------------------------


                                                                             Year Ended March 31,
                                                                        ------------------------------
                                                                             2003             2002
                                                                        -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                              $  14,331,981    $  33,372,969
  Net increase securities sold under agreements to repurchase               3,885,502        4,952,422
  Net decrease in advances from borrowers for
    taxes and insurance                                                      (204,140)          (4,945)
  Advances from Federal Home Loan Bank and other borrowers                120,089,000      134,605,500
  Repayments on advances from Federal Home Loan Bank and
    other borrowings                                                     (117,995,215)    (145,800,080)
  Redemption of common stock                                               (1,149,685)      (1,937,824)
  Cash dividends paid on common stock                                        (703,423)        (608,441)
  Proceeds from the exercise of stock option                                   66,402           66,402
                                                                        -------------    -------------

    Net cash provided by financing activities                              18,320,422       24,646,003
                                                                        -------------    -------------

    NET CHANGE IN CASH AND CASH EQUIVALENTS                                   728,873       11,207,054

Cash and cash equivalents, beginning of year                               24,011,902       12,804,848
                                                                        -------------    -------------

Cash and cash equivalents, end of year                                  $  24,740,775    $  24,011,902
                                                                        =============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:

    Interest                                                            $   8,812,129    $   9,729,529
                                                                        =============    =============

    Income taxes                                                        $   1,539,050    $   1,294,530
                                                                        =============    =============

NONCASH INVESTING AND FINANCING ACTIVITIES
  Unrealized gain (loss) on securities available for sale, net of tax   $     711,860    $    (426,825)
                                                                        =============    =============

  Unrealized gain on interest rate swap, net of tax                     $     149,817    $          --
                                                                        =============    =============

  Transfer from loans receivable to real estate acquired
    through foreclosure                                                 $      71,878    $     562,456
                                                                        =============    =============

  Loans receivable charged to allowance for loan losses                 $     203,472    $     266,654
                                                                        =============    =============


See accompanying notes.                 E-25
--------------------------------------------------------------------------------

Note 1 - Summary of Accounting Policies

Organization and principles of consolidation:

FirstBank NW Corp. (the Holding Company) was a Delaware Corporation organized on March 12, 1997, to acquire all of the capital stock of FirstBank Northwest (the
Bank) as part of its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the Conversion) and to complete an initial public offering of Holding Company common stock. The Holding Company is the parent company of the Bank and of Tri Star Financial Corporation (Tri Star), which are collectively referred to as the Company and constitute these consolidated financial statements. On January 30, 1998, the Bank converted to a Washington Chartered savings bank. All significant intercompany transactions and balances are eliminated in consolidation.

Nature of business and concentration of credit risk:

The Holding Company's principal business consists of the operations of the Bank and Tri Star that operate in one business segment. The Bank's operations consist of attracting deposits from the general public through a variety of deposit products and investing these, together with funds from on-going operations, in the origination of residential mortgage and commercial loans and, to a lesser extent, construction, agricultural, consumer, and other loans. The Bank primarily originates residential loans to customers located throughout Idaho and southeast Washington.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are susceptible to significant change in the near-term, relate to the determination of the allowance for loan losses, the calculation of the deferred tax assets and liabilities, and the valuation of mortgage servicing rights.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Company's loans are generally secured by specific items of collateral including real property, business assets, and consumer assets. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash and cash equivalents:

Cash equivalents are any highly liquid debt instrument with a remaining maturity of three months or less at the date of purchase. Cash and cash equivalents are on deposit with other banks and financial institutions in amounts that periodically exceed the federal insurance limit. The Bank evaluates the credit quality of these banks and financial institutions to mitigate its credit risk. In addition, the Bank sells excess funds to financial institutions on an overnight basis.

Investments and mortgage-backed securities:

The Company accounts for securities according to the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Investments in securities are to be classified as either held to maturity, available for sale or trading.

o Held to maturity - Investments in debt securities classified as held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the effective interest method. The Company has the ability and the intention to hold these investment and mortgage backed securities to maturity and, accordingly, they are not adjusted for temporary declines in their fair value.

o Available for sale - Investments in debt and equity securities classified as available for sale are stated at fair value. Unrealized gains and losses are recognized (net of tax effect) as a separate component of stockholders' equity.

o Trading - Investments in debt and equity securities classified as trading are stated at fair value. Realized and unrealized gains and losses for trading securities are included in income.

Purchase premiums and discounts are recognized in interest income using the level yield method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans receivable:

The Company grants mortgage, commercial, consumer, and agricultural loans to customers. A substantial portion of the loan portfolio is represented by loans originated throughout Idaho and southeastern Washington.

The ability of the Company's debtors to honor their contracts is dependent upon the general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Deferred loan origination fees and discounts are amortized over the contractual life of the loan using the level-yield method. Interest income is accrued on any unpaid principal balances.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or the loan loss reserve as appropriate. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Suspended interest ultimately collected is credited to interest income in the period of recovery.

Allowance for loan losses:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Company accounts for loan impairment according to the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118. Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amended SFAS No. 114. These statements define the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments or principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Loans held for sale:

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Market values are determined by discounting future cash flows at current market rates. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Other real estate owned:

Assets acquired through loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest income or other noninterest expense, respectively.

Stock in Federal Home Loan Bank:

Federal law requires a member institution of the Federal Home Loan Bank (FHLB) System to hold common stock of its district FHLB according to predetermined formulas. No readily determinable market exists for such stock and it has no quoted market value. Accordingly, the Company reports its investment in FHLB stock at cost.

Premises and equipment:

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to forty years. Expenditures for new properties and equipment and major renewals or betterments are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Upon sale or retirement, the cost and related accumulated depreciation are removed from the respective property or equipment accounts and the resulting gains or losses are reflected in operations.

Income taxes:

The Company accounts for income taxes according to the provisions of SFAS No. 109, Accounting for Income Taxes that requires the use of the liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rate expected to apply to the taxable income of the period in which the deferred tax liability or asset is expected to be settled or realized. Tax credits are accounted for as a reduction of income taxes in the year in which the credit originates.

Mortgage servicing rights:

Servicing assets are recognized as separate assets when rights are acquired through the purchase or sale of financial assets. Capitalized servicing rights are reported separately in the statement of financial condition and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized to the extent that the capitalized amount for the stratum exceeds their fair value.

Employee Stock Ownership Plan:

The Company sponsors an Employee Stock Ownership Plan (the ESOP). The ESOP is accounted for in accordance with the American Institute of Certified Pubic Accountants Statement of Position No. 93-6, Employer's Accounting for Employee Stock Ownership Plans. Accordingly, the shares held by the ESOP are reported as unearned shares issued to the ESOP in the statements of financial condition. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Stock and cash dividends on allocated shares are recorded as a reduction of retained earnings and paid or distributed directly to participants' accounts. Stock and cash dividends on unallocated shares are recorded as a reduction of debt and accrued interest.

Stock-based compensation:

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and to furnish the pro forma disclosures required under SFAS No. 123. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

The following table illustrates the effect on net income if the Bank had applied the fair value recognition provisions of Financial Accounting Standards Board
(FASB) Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                        2003           2002
                                                    ------------   ------------

Net income as previously reported                   $  2,772,406   $  2,376,296
Pro forma adjustment for effect of fair value
  accounting for stock options                           (26,161)       (33,737)
                                                    ------------   ------------

      PRO FORMA NET INCOME                          $  2,746,245   $  2,342,559
                                                    ============   ============

Basic earnings per share:
  As reported                                       $       2.15   $       1.76
                                                    ============   ============
  Pro forma                                         $       2.13   $       1.73
                                                    ============   ============
  Diluted earnings per share:
  As reported                                       $       2.07   $       1.70
                                                    ============   ============
  Pro forma                                         $       2.05   $       1.67
                                                    ============   ============


Earnings per share:

The Company reports earnings per shares (EPS) in accordance with SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS No. 128 also requires presentation of EPS assuming dilution (diluted EPS). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. ESOP shares that are unallocated and not yet committed to be released are excluded from the weighted average shares outstanding calculation (see Note 16).

Comprehensive income:

SFAS No. 130, Reporting Comprehensive Income requires that certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and certain derivative instruments, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-balance-sheet financial instruments:

In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Derivative financial instruments designated as hedges:

As part of the Company's asset/liability management, the Company uses a swap agreement to hedge interest rate risk. The derivative used as part of the asset/liability management process is linked to specific assets and has a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. The derivative is designated as a cash flow hedge in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and No. 138. SFAS No. 133 establishes accounting and reporting standards for financial derivatives, including certain financial derivatives embedded in other contracts, and hedging activities. The standard requires the recognition of all financial derivatives as assets or liabilities in the Company's statement of financial condition at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a financial derivative is designated as a hedge and if so, the type of hedge.

In accordance with SFAS No. 133, the Company recognizes all derivatives on the statement of financial condition at fair value. Fair value is based on dealer quotes, or quoted prices from instruments with similar characteristics. The Company uses financial derivatives designated for hedging activities as cash flow hedges. For derivatives designated as cash flow hedges, changes in fair value are recognized in other comprehensive income, until the hedge items is recognized in earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company also formally assesses (both at the hedge's inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. The Company will discontinue hedge accounting prospectively when it determines that the derivative is no longer an effective hedge, the derivative expires or is sold, or management discontinues the derivative's hedge designation.

Reclassifications:

Certain amounts in the notes to the 2002 consolidated financial statements have been reclassified to conform to the presentation in the 2003 consolidated financial statements. These reclassifications did not effect previously reported net income or equity.

New accounting pronouncements:

In June 2001, Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses the accounting for legal obligations associated with the retirement of tangible long-lived assets. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation shall be recognized in the period in which the obligation is incurred. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Bank's adoption of SFAS No. 143 will not have a material impact on the Company's financial position or results of operations.

In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. The Company's adoption of SFAS No. 145 did not have a material impact on the Company's financial position or results of operations.

In June 2002, FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company's adoption of SFAS No. 146 will not have a material impact on the Company's financial position or results of operations.

In October 2002, FASB issued SFAS No. 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statement Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this statement amends FASB Statement No 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit card holder intangible assets. The provisions of this statement were effective on October 1, 2002. The Company's adoption of SFAS No. 147 did not have a material impact on the Company's financial position or results of operations.

In December 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No.
123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Company's adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations. The Company has elected to continue recognizing employee stock options under APB No. 25, as permitted by this statement. In addition, the disclosures in the Company's financial statements reflect the guidance provided by SFAS No. 148.

In November 2002, the FASB issued Interpretation No. 45 (FIN), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements. The initial recognition requirements of FIN 45 are effective for guarantees issued or modified after December 31, 2002, and adoption of disclosure requirements is effective for the Company in the current year. The adoption of FIN 45 did not have a material impact on the Company's financial position or results of operations.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective prospectively for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The Company believes that the adoption of SFAS No. 149 will not have a material impact on the Company's financial position or results of operations.

Note 2 - Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

                                                             March 31, 2003
                                       -----------------------------------------------------------
                                                         Gross           Gross
                                        Amortized      Unrealized      Unrealized
                                           Cost          Gains           Losses        Fair Value
                                       ------------   ------------    ------------    ------------

Securities Available for Sale
  Municipal bonds                      $ 16,026,025   $    834,723    $    (47,903)   $ 16,812,845
  Mortgage-backed securities              6,977,917        671,149              --       7,649,066
                                       ------------   ------------    ------------    ------------

                                       $ 23,003,942   $  1,505,872    $    (47,903)   $ 24,461,911
                                       ============   ============    ============    ============

Securities Held to Maturity
  Mortgage-backed securities           $  1,969,138   $      7,460    $    (18,473)   $  1,958,125
                                       ============   ============    ============    ============

                                                             March 31, 2002
                                       -----------------------------------------------------------
                                                          Gross          Gross
                                        Amortized      Unrealized      Unrealized
                                           Cost           Gains          Losses        Fair Value
                                       ------------   ------------    ------------    ------------

Securities Available for Sale
  Municipal bonds                      $ 12,496,149   $    192,546    $   (165,054)   $ 12,523,641
  Mortgage-backed                         9,034,491        261,162          (3,049)      9,292,604
                                       ------------   ------------    ------------    ------------

                                       $ 21,530,640   $    453,708    $   (168,103)   $ 21,816,245
                                       ============   ============    ============    ============

Securities Held to Maturity
  U.S. government and federal agency   $  1,432,279   $     50,130    $         --    $  1,482,409
  Mortgage-backed                           708,199          4,337         (20,662)        691,874
                                       ------------   ------------    ------------    ------------

                                       $  2,140,478   $     54,467    $    (20,662)   $  2,174,283
                                       ============   ============    ============    ============

For the years ended March 31, 2003 and 2002, proceeds from sales of securities available for sale amounted to approximately $-0- and $6,391,000, respectively. Gross realized gains amounted to approximately $-0- and $194,000, respectively. The tax provision applicable to these net realized gains amounted to approximately $-0- and $66,000, respectively.

The amortized cost and fair value of U.S. government, federal agency, and mortgage-backed securities by contractual maturity at March 31, 2003, are as follows:

                                            Held to Maturity           Available for Sale
                                       -------------------------   -------------------------
                                        Amortized                   Amortized
                                           Cost       Fair Value       Cost       Fair Value
                                       -----------   -----------   -----------   -----------
Amounts maturing in:
  One year or less                     $        --   $        --   $ 2,563,780   $ 2,519,912
  After one year through five years             --            --       962,640       964,108
  After five years through ten years            --            --       700,350       726,058
  After ten years                               --            --    11,799,255    12,602,767
                                       -----------   -----------   -----------   -----------

                                                --            --    16,026,025    16,812,845
Mortgage-backed securities               1,969,138     1,958,125     6,977,917     7,649,066
                                       -----------   -----------   -----------   -----------

                                       $ 1,969,138   $ 1,958,125   $23,003,942   $24,461,911
                                       ===========   ===========   ===========   ===========

Expected maturities will differ from contractual maturities because issues may have the right to call or prepay obligations with or without call or prepayment penalties.

At March 31, 2003 and 2002, securities with an amortized cost of $15,154,324 and $9,057,140, respectively, were pledged to secure the Company's performance of its obligations under repurchase agreements. Approximate market value of these securities was $15,929,462 and $9,150,571 at March 31, 2003 and 2002,
respectively. Securities with an amortized cost of 405,000 at March 31, 2003 and 2002, were pledged to secure public deposits for purposes required or permitted by law. The approximate market value of these securities was $417,971 and $396,742 at March 31, 2003 and 2002, respectively. Securities with an amortized cost of $7,533,315 and $9,615,767 at March 31, 2003 and 2002, respectively, were pledged as collateral for Federal Home Loan Bank advances. The approximate market value of these securities was $8,204,464 and $9,935,694 at March 31, 2003 and 2002, respectively.

Note 3 - Equity Securities

Equity securities carried at cost at March 31 consists of the following:

                                                        2003            2002
                                                    ------------    ------------

Federal Home Loan Bank stock                        $  5,726,200    $  5,375,400
FarmerMac stock                                            4,475           4,475
                                                    ------------    ------------

      EQUITY SECURITIES                             $  5,730,675    $  5,379,875
                                                    ============    ============

During 2002, the FHLB revised their capital structure from the issuance of one class of stock to two, B(1) and B(2) stock. B(1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale, and redemption based on the level of business activity the Company is doing with the FHLB. Class B(2) is not a required investment for institutions and is not restricted as to purchase and sale, but has the same redemption restrictions as class B(1). The Bank had $5,726,200 in B(1) stock and $-0- in B(2) stock at March 31, 2003.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank. The required investment in the common stock is based on a predetermined formula and is carried at cost on the consolidated statement of financial condition.

Note 4 - Loans Receivable

Loans receivable at March 31 consists of the following:

                                                      2003              2002
                                                  ------------      ------------

Real estate loans:
  Residential                                     $ 50,780,992      $ 62,680,034
  Commercial                                        68,125,421        52,495,723
  Agricultural                                      15,920,524        16,263,924
  Construction                                      46,836,132         9,869,760
Other loans:
  Commercial (nonreal estate)                       50,602,602        55,568,478
  Other consumer                                     7,843,541         7,924,176
  Home equity                                       19,924,033        24,831,875
  Agricultural operating                            12,999,558        12,288,953
                                                  ------------      ------------

    Total loans receivable                         273,032,803       241,922,923

Less:
  Loans in process                                  16,676,636         4,272,302
  Unearned loan fees and discounts                   1,137,285           692,008
  Allowance for loan losses                          3,414,262         2,562,757
                                                  ------------      ------------

    Loans receivable, net                         $251,804,620      $234,395,856
                                                  ============      ============

Total loans receivable consist of approximately $76,464,000 and $89,853,000 in one-to-four family residential real estate loans at March 31, 2003 and 2002, respectively.

At March 31, 2003, the contractual principal payments due on outstanding loans receivable are shown below. Actual payments may differ from expected payments because borrowers have the right to prepay loans, with or without prepayment penalties.

2004                                                                $ 90,030,023
2005                                                                  11,435,864
2006                                                                   7,911,973
2007                                                                  10,288,105
2008                                                                  11,428,077
Thereafter                                                           141,938,761
                                                                    ------------

                                                                    $273,032,803
                                                                    ============

The following summarizes the changes in the allowance for loan losses at March
31:

                                                        2003            2002
                                                    -----------     -----------

Allowance for loan losses, beginning of year        $ 2,562,757     $ 1,758,263
  Provision for loan losses                           1,033,068       1,063,920
  Charge offs, net                                     (181,563)       (259,426)
                                                    -----------     -----------

Allowance for loan losses, end of year              $ 3,414,262     $ 2,562,757
                                                    ===========     ===========

As of March 31, 2003 and 2002, loans on a nonaccrual status totaled approximately $1,251,284 and $591,000, respectively. The effect of not recognizing interest income on nonaccrual loans in accordance with the original terms totaled approximately $60,761 during 2003 and $38,000 during 2002. The following information at March 31 relates to the Bank's impaired loans which include troubled debt restructurings that meet the definition of impaired loans:

                                                               2003          2002
                                                           -----------   -----------

Impaired loans with a specific allowance                   $    51,009   $    76,237
Impaired loans with no specific allowance                    1,952,016       980,510
                                                           -----------   -----------

      TOTAL IMPAIRED LOANS                                 $ 2,003,025   $ 1,056,747
                                                           ===========   ===========

Total allowance related to impaired loans                  $   160,612   $    91,564
                                                           ===========   ===========

Average aggregate balance of impaired loans for the year   $ 1,612,762   $ 1,335,305
                                                           ===========   ===========

Interest income recognized on impaired loans for cash
  payments received                                        $   105,614   $    73,571
                                                           ===========   ===========

Outstanding commitments of the Bank to originate loans as of March 31, 2003, were as follows:

                                   Fixed Rate      Variable Rate        Total
                                   -----------      -----------      -----------

First mortgage loans               $35,621,430      $ 2,735,400      $38,356,830
Other loans                          2,848,600       17,814,975       20,663,575
                                   -----------      -----------      -----------

      OUTSTANDING LOAN
        COMMITMENTS                $38,470,030      $20,550,375      $59,020,405
                                   ===========      ===========      ===========

Interest rates on fixed rate loan commitments range from 4.75% to 8.37% and are committed through June 20, 2003. Fees received in connection with these outstanding loan commitments are deferred and will be recognized in income over the life of the related loan after funding of the loan. In addition, the Bank had commitments to fund outstanding credit lines of approximately $46,362,269 and commitments to fund credit card lines of approximately $4,744,378 at March 31, 2003. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

The Bank remains contingently liable for $149,161 of loans sold with recourse as of March 31, 2003.

Note 5 - Loan Servicing

Loans serviced for others (including contract collections) are not included in the consolidated statements of financial condition. The unpaid principal balances of these loans at March 31 are as follows:

                                                     2003               2002
                                                 ------------       ------------
Loan portfolios serviced for:
  FNMA                                           $ 11,750,776       $ 19,831,161
  FHLMC                                            97,914,259        111,983,887
  Others                                            5,859,923          6,424,985
                                                 ------------       ------------

                                                 $115,524,958       $138,240,033
                                                 ============       ============

The balance of capitalized mortgage servicing rights at March 31, 2003 and 2002, was $825,814 and $1,016,953, respectively. The fair value of mortgage servicing rights was determined using discount rates ranging from 10.00% to 10.30% and prepayment speeds ranging from 22.40% to 40.46% percent, depending upon the stratification of the specific mortgage servicing right.

The following summarizes mortgage servicing rights activity:

                                                       2003            2002
                                                   ------------    ------------

Mortgage servicing asset, beginning of year        $  1,016,953    $    866,489
  Capitalized                                           278,745         283,457
  Amortized                                            (163,594)       (132,993)
  Impairment writedown                                 (306,290)             --
                                                   ------------    ------------

Mortgage servicing asset, end of year              $    825,814    $  1,016,953
                                                   ============    ============

Note 6 - Premises and Equipment

Premises and equipment at March 31 consists of the following:

                                                      2003             2002
                                                  ------------     ------------

Land, buildings, and building improvements        $  6,034,275     $  5,665,838
Furniture, fixtures, and equipment                   5,129,533        4,853,422
Construction in progress                             1,718,972           65,784
                                                  ------------     ------------

                                                    12,882,780       10,585,044
Accumulated depreciation                            (5,672,740)      (5,078,274)
                                                  ------------     ------------

      Premises and equipment, net                 $  7,210,040     $  5,506,770
                                                  ============     ============

Depreciation expense for the years ended March 31, 2003 and 2002, amounted to $622,033 and $668,720, respectively.

Note 7 - Foreclosed Real Estate

Foreclosed real estate of $119,755 and $423,925 was included in other assets on the consolidated statement of financial condition at March 31, 2003 and 2002, respectively.

Note 8 - Deposits

Deposits and the related weighted-average interest rates at March 31 consist of the following:

                                                       2003             2002
                                                   ------------     ------------

Transaction accounts:
  NOW accounts (.15% and 0.27%)                    $ 62,480,204     $ 49,446,173
  Passbook accounts (.30% and 0.50%)                 15,534,815       13,919,906
  Money market accounts (1.30% and 1.57%)            24,237,997       21,068,571
                                                   ------------     ------------

    Total transaction accounts                      102,253,016       84,434,650
                                                   ------------     ------------

Certificates of deposit:
  0.00% to 1.99%                                     35,020,383       24,977,839
  2.00% to 2.99%                                     16,919,143       13,792,497
  3.00% to 3.99%                                     11,937,240        3,273,940
  4.00% to 4.99%                                     32,125,791       32,634,440
  5.00% to 5.99%                                     14,523,092       26,239,456
  6.00% to 6.99%                                      1,218,758       10,192,630
  7.00% to 7.99%                                        336,475          531,984
  8.00% to 8.99%                                          6,099           45,078
                                                   ------------     ------------

    Total certificates of deposit                   112,086,981      111,687,864
                                                   ------------     ------------

    TOTAL DEPOSITS                                 $214,339,997     $196,122,514
                                                   ============     ============

The scheduled maturities of certificates of deposit at March 31, 2003, are as follows:

Year ending March 31,
  2004                                                              $ 46,391,036
  2005                                                                19,783,624
  2006                                                                14,665,333
  2007                                                                18,157,743
  2008                                                                10,168,811
  Thereafter                                                           2,920,434
                                                                    ------------

    TOTAL CERTIFICATES OF DEPOSIT                                   $112,086,981
                                                                    ============

Interest expense on deposits consists of the following:

                                                        Year Ended March 31,
                                                    ----------------------------
                                                        2003            2002
                                                    ------------    ------------

NOW and money market                                $    474,748    $    706,420
Passbook savings                                          59,477         210,232
Certificates of deposit                                4,108,964       4,747,032
                                                    ------------    ------------

    INTEREST EXPENSE                                $  4,643,189    $  5,663,684
                                                    ============    ============

Certificates of deposit of $100,000 or more totaled approximately $47,235,657 and $44,160,000 at March 31, 2003 and 2002, respectively. Deposit balances in excess of $100,000 totaled approximately $68,288,772 and $54,041,000 at March 31, 2003 and 2002, respectively, are not insured by the Federal Deposit Insurance Corporation (FDIC).

Note 9 - Advances from FHLB and Other Borrowed Funds

Advances from FHLB had weighted average interest rates at March 31, 2003 and 2002, of 4.93% and 4.91%, respectively. Maturity dates of advances at March 31 were as follows:

                                                         2003           2002
                                                     ------------   ------------

Advances from FHLB due:
  Less that 1 year                                   $ 13,551,600   $ 14,090,000
  After one year through two years                     12,572,900     11,551,600
  After two years through three years                  16,111,000     12,572,900
  After three years through four years                 11,197,204     16,111,000
  After four years through five years                   5,000,000     11,947,204
  More than 5 years                                    23,383,524     13,449,739
                                                     ------------   ------------

                                                     $ 81,816,228   $ 79,722,443
                                                     ============   ============

The Bank has an unsecured operating line of credit with Wells Fargo for $10,000,000. There was no outstanding balance under the line of credit at March 31, 2003 and 2002. In addition, the Bank has an operating line of credit with Federal Home Loan Bank (FHLB) for up to 42% of total assets. The FHLB borrowings are collateralized by investment securities and residential real estate loans. Interest is charged at the market rate for federal funds purchased. There was $81,816,228 and $79,722,443 outstanding under the FHLB line of credit at March 31, 2003 and 2002, respectively.

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Securities underlying the agreements are presented in Note 2.

Information concerning securities sold under agreements to repurchase at March 31, 2003, is summarized as follows:

Average balance during the year                                     $10,740,160
                                                                    -----------

Average interest rate during the year                                      1.19%
                                                                    -----------

Maximum month-end balance during the year                           $13,535,131
                                                                    -----------

Note 10 - Income Taxes

The components of income tax expense are summarized as follows:

                                                      Year Ended March 31,
                                                 ------------------------------
                                                     2003              2002
                                                 ------------      ------------

Current tax expense                              $  1,342,011      $  1,375,182
Deferred tax benefit                                 (288,882)         (310,742)
                                                 ------------      ------------

    INCOME TAX EXPENSE                           $  1,053,129      $  1,064,440
                                                 ============      ============

Deferred tax liabilities and assets at March 31 consist of the following:

                                                        2003           2002
                                                    ------------   ------------

Deferred tax assets:
  Unearned loan fees                                $     14,636   $     21,000
  Allowance for loan losses                            1,386,384      1,235,000
  Deferred compensation                                  266,308        198,000
  Other                                                   99,451         53,000
                                                    ------------   ------------

      Total deferred tax assets                        1,766,779      1,507,000
                                                    ------------   ------------

Deferred tax liabilities:
  Federal Home Loan Bank stock dividends                (882,924)      (746,000)
  Loan loss reserves                                     (40,315)       (80,000)
  Mortgage servicing rights                             (322,645)      (397,000)
  Depreciation                                          (308,909)      (335,000)
  Unrealized gain on securities available for sale      (568,608)      (108,104)
  Unrealized gain on cash flow hedge                     (96,917)            --
  Other                                                       --        (25,896)
                                                    ------------   ------------

      Total deferred tax liabilities                  (2,220,318)    (1,692,000)
                                                    ------------   ------------

      NET DEFERRED INCOME TAX LIABILITY             $   (453,539)  $   (185,000)
                                                    ============   ============

At March 31, 2003 and 2002, an income tax receivable of $82,559 and $42,963, respectively, was included in other assets on the consolidated statement of financial condition.

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                  2003                        2002
                                        ------------------------    ------------------------
                                          Amount        Percent       Amount        Percent
                                        ----------    ----------    ----------    ----------

Income tax expense at statutory rates   $1,300,682          34.0    $1,169,850          34.0
Effect of permanent differences           (367,952)         (9.6)     (269,897)         (7.8)
Effect of state income taxes, net of
  federal benefit                          213,351           5.6       182,029           5.2
Other                                      (92,952)         (2.4)      (17,542)         (0.5)
                                        ----------    ----------    ----------    ----------

                                        $1,053,129          27.6    $1,064,440          30.9
                                        ==========    ==========    ==========    ==========

Note 11 - Equity

The Holding Company is not subject to capital adequacy requirements by its primary regulator, the Office of Thrift Supervision. The Bank, however, is subject to various regulatory capital requirements administered by the Washington Department of Financial Institutions (the Department) and the FDIC, (collectively referred to as the regulators). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of March 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 3, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the table below (dollars in thousands):

                                                                                        To Be Well
                                                                Capital Adequacy     Capitalized Under
                                                                     Purposes        Prompt Corrective
                                                                -----------------    -----------------
                                            Actual               Actual               Actual
March 31, 2003                              Amount    Ratio      Amount     Rate      Amount     Rate
--------------                             -------   -------    -------   -------    -------   -------

Tier 1 capital (to average assets)         $27,562       8.4%   $13,127       4.0%   $16,409       5.0%
Tier 1 capital (to risk-weighted assets)    27,562      11.8%     9,313       4.0%    13,970       6.0%
Total capital (to risk-weighted assets)     30,485      13.1%    18,627       8.0%    23,284      10.0%

March 31, 2002
--------------

Tier 1 capital (to average assets)          26,360       8.8%    11,994       4.0%    14,992       5.0%
Tier 1 capital (to risk-weighted assets)    26,360      12.3%     8,589       4.0%    12,884       6.0%
Total capital (to risk-weighted assets)     28,923      13.5%    17,178       8.0%    21,473      10.0%

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank.

The payment of dividends to the Holding Company by its bank subsidiary is subject to various federal and state regulatory limitations. Under current guidelines, at March 31, 2003, the bank subsidiary could have declared approximately $7,200,000 of aggregate dividends in addition to amounts previously paid.

In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

The Corporation authorized a 5% stock repurchase plan, or 69,300 shares, on October 17, 2002. The Company's stock repurchase program intent is to enhance trading liquidity and stock value. The shares are purchased on the open market at market value through an authorized broker.

Note 12 - Related Party Transactions

The following schedule summarizes the activity in loans to directors and officers at March 31:

                                                     2003               2002
                                                 -----------        -----------

Balance, beginning of year                       $ 1,611,200        $ 1,277,130
  Additions                                          952,913          1,178,029
  Repayments and sales proceeds                   (1,194,034)          (843,959)
                                                 -----------        -----------
    BALANCE, END OF YEAR                         $ 1,370,079        $ 1,611,200
                                                 ===========        ===========

The Bank also accepts deposits from its executive officers, directors, and affiliated companies on substantially the same terms as unrelated persons. The aggregate amount of deposits from such related parties at March 31, 2003 and 2002, was $1,690,616 and $1,355,184, respectively.

Note 13 - Employee Benefit Plans

The Company has entered into a salary continuation agreements with certain employees. This program was funded by purchasing single premium life insurance contracts. The program provides for aggregate continued annual compensation for all participants totaling $143,500 for life on the insured and a guarantee period ranging from fifteen to twenty years for the beneficiaries. Participants vest ratably each plan year until retirement, termination, death, or disability. The Company is recording the salary obligation over the estimated remaining service lives of the participants. Expenses related to this program were approximately $202,469 and $134,000 for the years ended March 31, 2003 and 2002, respectively. At March 31, 2003 and 2002, an obligation of $696,234 and $493,765, respectively, was included in accrued expenses and other liabilities. During the year ended March 31, 2002, the Bank purchased certain additional policies on various members of' management and of the Board of Directors. Total purchase of this Bank-owned life insurance were approximately $4,920,000. At March 31, 2003 and 2002, cash value of life insurance of $7,272,489 and $6,849,783, respectively, was recorded. Net earnings on the life insurance contracts were $411,286 and $185,287 for the years ended March 31, 2003 and 2002, respectively.

The Company entered into three-year employment agreements with certain officers, which may be extended by the Board for an additional year at each anniversary date. The agreements provide for severance payments and other benefits in the event of termination without cause and termination of employment in connection with any change in control of the Company of up to 2.99 times the officer's average annual compensation during the preceding five years. The employment agreements provide for termination by the Company for cause at any time.

During 1995, the Bank established a profit sharing plan pursuant to Section 401
(k) of the Internal Revenue Code (Code) of 1986, as amended, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The plan was amended during 1998, whereby contributions by the Bank are discretionary. Approximately $112,500 and $113,000 were contributed by the Company to the plan for the years ended March 31, 2003 and 2002, respectively.

Note 14 - Employee Stock Ownership Plan

The Bank established for eligible employees an ESOP and related trust in connection with the stock conversion consummated on July 1, 1997. Eligible employees of the Bank as of June 30, 1997 and eligible employees of the Company and the Bank employed after such date who have been credited with at least 1,000 hours during a 12-month period will become participants. The ESOP borrowed $1,587,000 from the Holding Company in order to purchase 158,700 shares of common stock of the Holding Company. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of twenty-five years, as amended during fiscal 1999, and the collateral for the loan will be the unreleased, restricted common stock purchased by the ESOP. Contributions to the ESOP will be discretionary; however, the Bank intends to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirements of the debt. The stated interest rate for the loan is 8.5%.

The cost of shares acquired by the ESOP is considered unearned compensation and as such, is recorded as a reduction of the Company's stockholders' equity. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Shares are released based on the ratio of total ESOP loan payments made during the period to the remaining total payments due on the loan. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation in the year of allocation. Participants generally become 100% vested in their ESOP account after five years of credited service or if their service was terminated due to death, permanent disability or a change in control. Prior to the completion of four years of credited service, a participant who terminates employment for reasons other than death, disability, or change in control of the Company will not receive any benefit. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable upon death, retirement, disability, or separation from service. The contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

Compensation expense is recorded equal to the fair value of shares held by the ESOP which are deemed committed to be released. ESOP compensation expense was approximately $167,682 and $130,372 for the years ended March 31, 2003 and 2002, respectively. As of March 31, 2003, the Company has allocated 69,104 shares to participant accounts and has 89,596 unallocated shares. The Company has committed to release 2,085 shares of stock resulting in 87,511 unearned, restricted shares remaining to be released. The market value of unearned, restricted shares held by the ESOP trust was approximately $2,073,017 at March 31, 2003.

Note 15 - Stock Award Plans

Stock Option Plan:

On July 22, 1998, the shareholders of the Holding Company voted to approve the 1998 Stock Option Plan (the SOP) for employees, officers and directors of the Company. The SOP is administered by the Board of Directors. Under the SOP, a maximum of 198,375 shares were approved to be granted. Generally, the SOP provides that the terms under which options may be granted are to be determined by a Committee subject to certain requirements as follows: (1) the exercise price will not be less than 100% of the market price per share of the common stock of the Holding Company at the time stock option is granted, and (2) the option purchase price will be paid in full on the date of purchase. The SOP provides that options may be transferred only by will or by laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee or by the optionee's guardian or legal representative.

Stock option transactions for the above described plan is summarized as follows:

                                                   2003                   2002
                                           --------------------   --------------------
                                                       Weighted-              Weighted-
                                                        Average                Average
                                                       Exercise               Exercise
                                            Shares       Price     Shares       Price
                                           --------    --------   --------    --------

Outstanding options at beginning of year    151,200    $  15.81    156,150    $  15.81
  Granted                                        --          --      7,000       15.82
  Exercised                                  (4,200)      15.81     (4,200)      15.81
  Forfeited                                      --          --     (7,750)      15.81
                                            -------               --------
Outstanding at end of year                  147,000    $  15.81    151,200    $  15.81
                                           ========    ========   ========    ========
Options exercisable at year end             111,720                 84,840
                                           ========               ========

Weighted-average fair value of options
  granted during the year                                         $   1.80
                                                                  ========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the fiscal 2002 grant:

Dividend yield                                                                8%
Expected volatility                                                          25%
Risk free interest rates                                                      5%
Expected option lives                                                    7 years

The following table presents information about the options as of March 31, 2003:

                            Options Outstanding            Options Exercisable
                    ----------------------------------    --------------------
                                 Weighted     Weighted
                                  Average      Average                Weighted
                                 Remaining    Exercise                 Average
Range of Exercise   Number of   Contractual   Price Per   Number of   Exercise
      Price           Shares       Life         Share       Shares      Price
-----------------   --------     --------     --------    --------    --------

$ 15.81              140,000         5.80     $  15.81     110,320    $  15.81
$ 15.82                7,000         8.00        15.82       1,400       15.82
                    --------     --------     --------    --------    --------

                     147,000     $   5.90     $  15.81     111,720    $  15.81
                    ========     ========     ========    ========    ========

Restricted stock:

During fiscal 1999, the shareholders of the Company approved the Management Recognition and Development Plan (MRDP). Under the MRDP, the Company is authorized to grant up to 79,350 shares of restricted stock to employees, officers and directors of the Company. During fiscal 1999, 79,350 shares of restricted stock was awarded to the deferred compensation plan. The fair market value at the date of award was $15.81 per share. These awards vest ratably over a five-year period. Deferred compensation resulting from these awards is amortized as a charge to expense over the five-year period; expense recognized by the Company was $236,361 for the years ending March 31, 2003 and 2002. The balance of deferred compensation is shown as a reduction of stockholders' equity.

Note 16 - Earnings Per Share

Information used to calculate earnings per share was as follows:

                                                               Year Ended March 31,
                                                             -----------------------
                                                                2003         2002
                                                             ----------   ----------

Net income                                                   $2,772,406   $2,376,296
                                                             ==========   ==========
Basic weighted-average number of common shares outstanding    1,287,967    1,351,705
Dilutive effect of potential common shares                       53,144       49,727
                                                             ----------   ----------

    DILUTED WEIGHTED-AVERAGE NUMBER OF
      SHARES OUTSTANDING                                      1,341,111    1,401,432
                                                             ==========   ==========

Net income per common share
  Basic                                                      $     2.15   $     1.76
                                                             ==========   ==========
  Diluted                                                    $     2.07   $     1.70
                                                             ==========   ==========

Note 17 - Fair Values of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly. the aggregate fair value estimates presented do not reflect the underlying fair value of the Company.

Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented as follows.

                                                         2003                          2002
                                             ---------------------------   ---------------------------
                                               Carrying      Estimated       Carrying    Estimated Fair
                                                Amount       Fair Value       Amount         Value
                                             ------------   ------------   ------------   ------------
Financial Assets:
  Cash and cash equivalents                  $ 24,740,775   $ 24,740,775   $ 24,011,902   $ 24,011,902
  Investment securities available for sale     16,812,845     16,812,845     12,523,641     12,523,641
  Mortgage-backed securities:
    Held to maturity                            1,969,138      1,958,125      2,140,478      2,174,283
    Available for sale                          7,649,066      7,649,066      9,292,502      9,292,502
  Loans held for sale                           5,214,077      5,214,077      3,740,302      3,740,302
  Loans receivable                            251,804,620    254,236,534    234,395,856    234,983,698
  Equity securities                             5,730,675      5,730,675      5,379,875      5,379,875
  Cash surrender value of life
    insurance                                   7,272,489      7,272,489      6,849,783      6,849,783

Financial Liabilities:
  Deposits                                    203,189,041    215,730,362    196,122,514    196,495,000
  Advances from borrowers for
    taxes and insurance                         1,191,545      1,191,545      1,395,685      1,395,685
  FHLB advances                                81,816,228     86,380,819     79,722,443     83,313,235

The following methods and assumptions were used to estimate the fair value of financial instruments:

Cash and cash equivalents:

The carrying amount of these items is a reasonable estimate of their fair value.

Investment securities and mortgaged-backed securities available for sale and held to maturity:

The fair value of investment securities is based on quoted market prices or dealer estimates. Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of all other mortgage-backed securities is based on dealer estimates.

Loans held for sale:

The fair value of loans held for sale are estimated by discounting the future cash flows at current rates.

Loans receivable:

For certain homogeneous categories of loans, such as fixed and variable rate residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loan types is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics.

Cash surrender value of bank owned and other life insurance policies:

The carrying amount of these policies approximate their fair value.

Equity securities:

The fair value is based upon the redemption value of the stock which equates to its carrying value.

Deposits:

The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

Advances to borrowers for taxes and insurance:

The fair value of advances to borrowers for taxes and insurance is the amount payable on demand at the reporting date.

Advances from FHLB:

The fair value of FHIB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Bank for debt with similar remaining maturities.

Off-balance sheet instruments:

The fair value of a loan commitment is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining length of the commitment period and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year end are significant to the Company's consolidated financial position.

Note 18 - Liquidation Account

At the time of the conversion, the Bank established a liquidation account in an amount equal to its equity as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Note 19 - Commitments and Contingencies

Periodically, there have been various claims and lawsuits involving the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. The Company and the Bank are not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Company.

The Company rents branch and office space under various operating leases. Total rent expense recognized during the years ended March 31, 2003 and 2002, was $186,329 and $120,379, respectively. Future minimum rental payments under the operating lease agreements are:

Year Ending March 31,
  2004                                                                $  153,786
  2005                                                                   146,206
  2006                                                                    91,653
  2007                                                                    93,501
  Thereafter                                                             131,504
                                                                      ----------

                                                                      $  616,650
                                                                      ==========

The Company subleases portions of its branch facilities under noncancelable operating lease agreements. Total sublease income recognized during the years ended March 31, 2003 and 2002, was $107,577 and $95,450, respectively. Future minimum rental payments due to the Company under subleases are as follows:

Year Ending March 31,
  2004                                                                $   98,928
  2005                                                                    98,928
  2006                                                                    98,928
  2007                                                                    65,952
                                                                      ----------

                                                                      $  362,736
                                                                      ==========

The Company has committed to a $2.1 million contract for the construction of a new building and branch in Clarkston, Washington. During the year ended March 31, 2003, the Bank had capitalized $1,018,734 relating to this project. The construction project is expected to be completed within a twelve-month period.

Note 20 - Merger

On February 24, 2003, the Company signed a definitive agreement to effect a merger with Oregon Trail Financial Corporation, Baker, Oregon. The total consideration is approximately $75,000,000.

Note 21 - Derivative Financial Instrument Designated as Hedges

At March 31, 2003, the Company had a swap agreement to exchange monthly payments on a notional amount of $10 million. The swap agreement terminates May 29, 2004. Under this two-year agreement, the Company swapped a variable rate payment equal to Prime for a 6.32% fixed rate payment. Amounts to be paid or received on the interest rate swap will be included in earnings upon the receipt of interest payments on the underlying hedged loans. As of March 31, 2003, the Company had realized $151,348 in interest related to the swap. The fair value of the interest rate swap as of March 31, 2003, was $246,734. During the year ended March 31, 2003, the Company recorded a credit of $149,817, net of $96,917 tax, to other comprehensive income arising from the change in the value of the cash flow hedges.

Note 22 - Parent Company Financial Information

                               First Bank NW Corp.
                        Statements of Financial Condition

                                                         Year Ended March 31,
                                                     ---------------------------
                                                         2003           2002
                                                     ------------   ------------

Assets
  Cash and cash equivalents                          $     25,515   $    111,926
  Loan receivable from ESOP                               918,465        970,511
  Investment in subsidiaries                           28,724,289     26,613,992

  Other assets                                            396,442        118,360
                                                     ------------   ------------

      TOTAL ASSETS                                   $ 30,064,711   $ 27,814,789
                                                     ============   ============

Liabilities and Stockholders' Equity
  Other liabilities                                  $        609   $      2,105
  Stockholders' equity                                 30,064,102     27,812,684
                                                     ------------   ------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 30,064,711   $ 27,814,789
                                                     ============   ============

                                     First Bank NW Corp.
                                    Statements of Income

                                                                     Year Ended March 31,
                                                                 ---------------------------
                                                                     2003           2002
                                                                 ------------   ------------

Interest income:
  Certificates and time deposit                                  $          2   $      5,355
  ESOP loan                                                            81,330         83,209
  Cash and cash equivalents                                             1,311          3,730
Other income:
  Equity in undistributed income of subsidiaries, net of taxes      2,940,300      2,471,824
                                                                 ------------   ------------

                                                                    3,022,943      2,564,118
                                                                 ------------   ------------

Other expense:
  Compensation, payroll taxes, and fringe benefits                    194,157         72,652
  Other expense                                                       164,990        176,967
                                                                 ------------   ------------

                                                                      359,147        249,619
                                                                 ------------   ------------

      Income before income tax expense                              2,663,796      2,314,499

Income tax benefit                                                    108,610         61,797
                                                                 ------------   ------------

      NET INCOME                                                 $  2,772,406   $  2,376,296
                                                                 ============   ============

                                        First Bank NW Corp.
                                     Statements of Cash Flows

                                                                           Year Ended March 31,
                                                                        --------------------------
                                                                            2003           2002
                                                                        -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                            $ 2,772,406    $ 2,376,296
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Equity in undistributed earnings of subsidiaries, net of taxes       (2,940,300)    (2,471,824)
    Amortization of deferred compensation                                   236,361        236,361
    Changes in assets and liabilities:
      Other assets                                                         (278,082)       (70,242)
      Liabilities                                                            (1,496)       (39,008)
                                                                        -----------    -----------
      Net cash provided (used) by operating activities                     (211,111)        31,583
                                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Maturities of certificates of deposit                                          --        712,429
  Dividends received from subsidiaries                                    1,910,000      1,790,000
  Principal repayments on ESOP loan                                          52,046         50,168
                                                                        -----------    -----------
      Net cash provided by investing activities                           1,962,046      2,552,597
                                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Redemption of common stock                                             (1,149,685)    (1,937,824)
  Proceeds from the exercise of stock options                                66,402         66,402
  Cash dividends paid on common stock                                      (703,423)      (608,441)
  Cash dividends paid on unallocated ESOP Shares                            (50,640)       (46,780)
                                                                        -----------    -----------
      Net cash used by financing activities                              (1,837,346)    (2,526,643)
                                                                        -----------    -----------

      NET CHANGE IN CASH AND CASH EQUIVALENTS                               (86,411)        57,537

Cash and cash equivalents, beginning of year                                111,926         54,389
                                                                        -----------    -----------
Cash and cash equivalents, end of year                                  $    25,515    $   111,926
                                                                        ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the year for:
    Interest                                                            $        --    $        --
                                                                        ===========    ===========
    Income taxes                                                        $ 1,539,050    $ 1,294,530
                                                                        ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES
  ESOP shares released                                                  $   167,682    $   130,372
                                                                        ===========    ===========

  Unrealized gain (loss) on securities available for sale, net of tax   $   711,860    $  (426,825)
                                                                        ===========    ===========

  Unrealized gain on interest rate swap, net of tax                     $   149,817    $        --
                                                                        ===========    ===========

Corporate Information                     Board of Directors

Corporate Headquarters:                   Clyde E. Conklin
   920 Main Street                        Chairman of the Board, President
   P.O. Box 996                           and CEO
   Lewiston, Idaho 83501                  Larry K. Moxley
   (208) 746-9610                         Executive Vice President, CFO and
                                          Director

Subsidiaries                              William J. Larson
   FirstBank Northwest                    Partner, Quality Inn and Convention
                                          Center

Transfer Agent and Registrar              Steve R. Cox
   Registrar & Transfer Company           President and stockholder of
                                          Randall, Blake & Cox,
   10 Commerce Drive                      P.A., a law firm
   Cranford, NJ 07016
                                          Robert S. Coleman, Sr.
Special Counsel                           Retired businessman
   Breyer & Associates PC
   8180 Greensboro Drive, Suite 785       James N. Marker
   McLean, VA 22102                       President and owner of Idaho Truck
                                          Sales Co., Inc.

Annual Meeting of Stockholders            W. Dean Jurgens
   A date for this year's annual          Retired certified public accountant
   meeting of shareholders has
   not been established by the
   Board of Directors.

Executive Officers
   Clyde E. Conklin, President and CEO
   Larry K. Moxley, Executive Vice
     President and CFO

Investor Information

A copy of the Form 10-KSB, including
consolidated financial statements,
as filed with the Securities and
Exchange Commission, will be
furnished without charge to
stockholder as of the record date for
voting at the annual meeting of
stockholders upon written request to
the Secretary, FirstBank NW Corp.,
920 Main Street, Lewiston, Idaho
83501.

Stock Listing

FirstBank NW Corp. common stock is traded over-the-counter on the Nasdaq National Market under the symbol "FBNW" since July 2 , 1997. Stockholders of record at March 31, 2003 totaled 600 including 260 record holders who hold stock in nominee or "street" name. The following table shows the reported high and low closing prices of the Company's common stock and declared dividends for each quarter within the two most recent fiscal years.

                                                  Sale Price        Dividends
                                               -----------------    ----------
                                                High       Low       Declared
                                                ----       ---       --------

                Fiscal 2003
                First quarter                  $19.090   $17.850      $0.12
                Second quarter                  19.450    17.800       0.12
                Third quarter                   20.980    18.950       0.15
                Fourth quarter                  23.940    20.450       0.15

                Fiscal 2002
                First quarter                  $16.000   $13.030      $0.10
                Second quarter                  17.900    15.410       0.10
                Third quarter                   17.950    16.250       0.12
                Fourth quarter                  18.409    16.500       0.12

Offices


Main Office                              Coeur d'Alene Office
-----------                              --------------------
920 Main Street                          Ironwood at NW Boulevard
Lewiston, Idaho                          Coeur d'Alene, Idaho

Orchards Office                          Grangeville Office
---------------                          ------------------
444 Thain Road                           108 S. Mill Street
Lewiston, Idaho                          Grangeville, Idaho

Moscow Office                            Clarkston Office
-------------                            ----------------
201 South Jackson Street                 733 5th Street
Moscow, Idaho                            Clarkston, Washington

Post Falls Office                        Liberty Lake Office
-----------------                        -------------------
1501 East Seltice Way                    22408 E. Appleway Avenue
Post Falls, Idaho                        Liberty Lake, Washington

Boise Office                             Spokane Office
------------                             --------------
1412 W. Idaho, Suite 120                 111 W. North River Drive
Boise, Idaho                             Spokane, Washington

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act ("WBCA") contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

         Pursuant to FirstBank's Articles of Incorporation, FirstBank will indemnify the officers, directors, agents and employees of FirstBank with respect to expenses, settlements, judgments and fines in suits in which such person has made a party by reason of the fact that he or she is or was an agent of FirstBank. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.

         FirstBank's Articles of Incorporation provide that the directors of FirstBank shall not be personally liable for monetary damages to FirstBank for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.

Item 21. Exhibits and Financial Statement Schedules

         (a)      Exhibits

Exhibit
Number            Description of Document
------            -----------------------

   2 Merger Agreement dated February 24, 2003 by and between FirstBank NW Corp. and Oregon Trail Financial Corp. (incorporated by reference to Appendix A to the Prospectus-Proxy Statement contained in this Registration Statement).

   4              Form of Certificate for Common Stock of FirstBank NW Corp.*

   5 Opinion of Breyer & Associates PC regarding legality of securities (previously filed).

   8 Opinion of Silver, Freedman & Taff, L.L.P. regarding federal income tax consequences.

 10.1             Employment Agreement with Clyde E. Conklin**

 10.2             Employment Agreement with Larry K. Moxley**

 10.3             Salary Continuation Agreement with Clyde E. Conklin**

 10.4             Salary Continuation Agreement with Larry K. Moxley**

 10.6             Employee Severance Compensation Agreement**

 10.7             Employee Stock Ownership Plan****

 10.8             Management Recognition and Development Plan*****

 10.9             1998 Stock Option Plan*****

 23.1 Consent of Breyer & Associates PC (contained in its opinion previously filed as Exhibit 5).

 23.2 Consent of Silver, Freedman & Taff, L.L.P. as to its tax opinion (contained in its opinion filed as Exhibit 8).

 23.3 Consent of Moss Adams LLP, FirstBank NW Corp.'s independent auditors.

 23.4 Consent of Deloitte & Touche LLP, Oregon Trail Financial Corp.'s independent auditors.

 23.5             Consent of BDO Seidman, LLP

 23.6             Consent of Sandler O'Neill & Partners, Inc.

 23.7             Consent of Keefe Bruyette & Woods, Inc.

  24              Power of Attorney (previously filed).

 99.1 Opinion of Keefe Bruyette & Woods, Inc. (included as Appendix B to the proxy statement-prospectus contained in this Registration Statement).

 99.2 Opinion of Sandler O'Neill & Partners, Inc. (included as Appendix C to the proxy statement-prospectus contained in this Registration Statement).

 99.3             Form of Proxy to be Mailed to Shareholders of Oregon Trail
                  Financial Corp.

 99.4             Form of Proxy to be Mailed to Shareholders of FirstBank NW
                  Corp.

 99.5             Cover Letter for Election Form (previously filed).

 99.6             Election Form and Letter of Transmittal (previously filed).

 99.7             Notice of Guaranteed Delivery (previously filed).

 99.8 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (previously filed).


* Filed as an exhibit to the Registrant's Registration Statement on Form S-B2 initially filed on March 14, 1997, Registration No. 333-23395, and incorporated herein by reference.
** Filed as an exhibit to the Registrant's Registration Statement on Form Form S-8 filed on September 28, 1998, Registration No. 333-64445.

         (b)      Financial Statement Schedules

                  Not applicable.

         (c)      Reports, Opinions or Appraisals

                  1 Opinion of Keefe Bruyette & Woods, Inc. (included as Appendix B to the proxy statement-prospectus contained in this Registration Statement).

                  2 Opinion of Sandler O'Neill & Partners, Inc. (included as Appendix C to the proxy statement-prospectus contained in this Registration Statement).

Item 22. Undertakings

The undersigned registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in
Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, FirstBank NW Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lewiston, State of Idaho on July 24, 2003.

                                       FIRSTBANK NW CORP.


                                       By: /s/ CLYDE E. CONKLIN
                                           -------------------------------------
                                           Clyde E. Conklin
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ CLYDE E. CONKLIN                    President, Chief Executive Officer     July 24, 2003
-----------------------------------     and Chairman of the Board
Clyde E. Conklin                        (Principal Executive Officer)


/s/ LARRY K. MOXLEY*                    Executive Vice President, Chief        July 24, 2003
-----------------------------------     Financial Officer and Director
Larry K. Moxley                         (Principal Financial Officer)


/s/ CYNTHIA M. MOORE*                   Controller                             July 24, 2003
-----------------------------------
Cynthia M. Moore


/s/ WILLIAM J. LARSON*                  Director                               July 24, 2003
-----------------------------------
William J. Larson


/s/ STEVE R. COX*                       Director                               July 24, 2003
-----------------------------------
Steve R. Cox


/s/ ROBERT S. COLEMAN, SR.*             Director                               July 24, 2003
-----------------------------------
Robert S. Coleman, Sr.


/s/ JAMES N. MARKER*                    Director                               July 24, 2003
-----------------------------------
James N. Marker


/s/ W. DEAN JURGENS*                    Director                               July 24, 2003
-----------------------------------
W. Dean Jurgens



-----------------------------------
*   Pursuant to the Power of Attorney included as part of the signature page to the Registration Statement on Form S-4 for FirstBank NW Corp. filed on June
    26, 2003.

                                  EXHIBIT INDEX

Exhibit
Number            Description of Document
------            -----------------------


 2 Merger Agreement dated February 24, 2003 by and between FirstBank NW Corp. and Oregon Trail Financial Corp. (incorporated by reference to Appendix A to the Prospectus-Proxy Statement contained in this Registration Statement).

 5 Opinion of Breyer & Associates PC regarding legality of securities (previously filed).

 8 Form of opinion of Silver, Freedman & Taff, L.L.P. regarding federal income tax consequences.

 23.1 Consent of Breyer & Associates PC (contained in its opinion previously filed as Exhibit 5).

 23.2 Consent of Silver Freedman & Taff, L.L.P. as to its tax opinion (contained in its opinion filed as Exhibit 8).

 23.3 Consent of Moss Adams LLP, FirstBank NW Corp.'s independent auditors.

 23.4 Consent of Deloitte & Touche LLP, Oregon Trail Financial Corp.'s independent auditors.

 23.5             Consent of BDO Seidman, LLP

 23.6             Consent of Sandler O'Neill & Partners, Inc.

 23.7             Consent of Keefe Bruyette & Woods, Inc.

 24               Power of Attorney (previously filed).

 99.1 Opinion of Keefe Bruyette & Woods, Inc. (included as Appendix B to the proxy statement-prospectus contained in this Registration Statement).

 99.2 Opinion of Sandler O'Neill & Partners, Inc. (included as Appendix C to the proxy statement-prospectus contained in this Registration Statement).

 99.3             Form of Proxy to be Mailed to Shareholders of Oregon Trail
                  Financial Corp.

 99.4             Form of Proxy to be Mailed to Shareholders of FirstBank NW
                  Corp.

 99.5             Cover Letter for Election Form (previously filed).

 99.6             Election Form and Letter of Transmittal (previously filed).

 99.7             Notice of Guaranteed Delivery (previously filed).

 99.8 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (previously filed).